 Exhibit 99.a(1)
PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
DATED JUNE 25, 2026
Shareholders of IHS Holding Limited:
Re: Notice of Extraordinary General Meeting of Shareholders
Dear Shareholder:
You are cordially invited to attend an extraordinary general meeting of shareholders (the “EGM”) of IHS Holding Limited, an exempted company with limited liability incorporated and registered by way of continuation in the Cayman Islands (the “Company”), to be held on                   , 2026 at 1:00 p.m. (London time). The EGM will be held at the offices of Latham & Watkins LLP located at 99 Bishopsgate, London, EC2M 3XF, United Kingdom. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the EGM, including at any adjournment or postponement thereof.
On February 17, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MTN Group Limited, a company incorporated under the laws of South Africa (“Parent”), Mobile Telephone Networks (Netherlands) B.V., a company incorporated under the laws of the Netherlands (“Holdings”), and Sub-Merger Co, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdings (“Merger Sub” and collectively with Parent and Holdings, the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”). The purpose of the EGM is for you and the other shareholders of the Company to consider and vote, among other things, upon a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), and authorize each of the directors and/or officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.
If the Merger is consummated, at the effective time of the Merger (the “Effective Time”), each ordinary share, par value $0.30 per share (each, an “Ordinary Share” and collectively, the “Ordinary Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares (as defined below), the Dissenting Shares (as defined below) and the Holdings Shares (as defined below)) will be cancelled in exchange for the right to receive $8.50 in cash per Ordinary Share (the “Per Share Merger Consideration”), without interest thereon and subject to applicable withholding taxes.
Notwithstanding the foregoing, if the Merger is completed, the following Ordinary Shares will not be cancelled in exchange for the right to receive the Per Share Merger Consideration described above:
(a)   (i) Ordinary Shares held in the Company’s treasury, (ii) Ordinary Shares held by Parent or any of its affiliates or subsidiaries (including Merger Sub) but excluding Holdings, and (iii) Ordinary Shares held by any subsidiary of the Company, in each case as of immediately prior to the Effective Time (the foregoing clauses (i), (ii) and (iii), collectively, the “Excluded Shares”), which in each case will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor;
(b)   Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger and seek appraisal and payment of the fair value of their Ordinary Shares, or dissenter rights, pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “CICA”) (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”), which will be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders will not be entitled to receive the Per Share Merger Consideration and will instead be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court of the Cayman Islands and such other rights provided pursuant to Section 238 of the CICA; and
(c)   Ordinary Shares held by Holdings immediately prior to the Effective Time (collectively, the “Holdings Shares”) will remain issued and outstanding and shall not be affected by the Merger.
In addition to the foregoing, immediately prior to the Effective Time, the Company will provide for the treatment of restricted stock unit awards relating to the Ordinary Shares (each, a “Company RSU”) and performance stock unit awards relating to the Ordinary Shares (each, a “Company PSU”), in each case granted under the terms and conditions set forth in the IHS Holding Limited 2021 Omnibus Incentive Plan (the “Company Share Plan”), as described below.
Immediately prior to the Effective Time, each Company RSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries (as defined in the Merger Agreement)) will, in each case, without any regard to vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company RSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time.
Immediately prior to the Effective Time, each Company PSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company PSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company PSU as of immediately prior to the Effective Time; provided that, for purposes of determining the number of Ordinary Shares subject to each Company PSU outstanding immediately prior to the Effective Time for these purposes, applicable performance goals will be deemed to be achieved with respect to each such Company PSU at maximum level of performance.
On February 17, 2026, the board of directors of the Company (the “Board”) reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Support Agreements (as defined below) (collectively and together with all other agreements contemplated to be entered into thereunder, the “Transaction Documents”) and the Transactions. The Board, after consultation with its financial advisors and legal counsels and due consideration of all relevant factors, including the opinion of J.P. Morgan Securities LLC as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger, unanimously determined that (a) the Merger and the entry into and performance by the Company of its obligations under the Merger Agreement and the Transaction Documents would be in the best interests of the Company, and (b) the Per Share Merger Consideration constitutes at least (and may exceed) the fair value for each Ordinary Share (other than the Excluded Shares), and unanimously resolved (i) to approve the transactions contemplated by the Merger Agreement, the Transaction Documents and the Transactions, including the Merger, (ii) subject to the terms and conditions of the Merger Agreement, to recommend to the holders of Ordinary Shares that they vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions, including the Merger, at the EGM and (iii) subject to the terms and conditions of the Merger Agreement, to direct that the Merger

Agreement, the Plan of Merger, the Transaction Documents and the Transactions be submitted to the holders of Ordinary Shares for approval.
Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement and consummation of the Transactions contemplated by the Merger Agreement, the Plan of Merger and the directors and/or officers of the Company doing all things necessary to give effect to, the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and FOR the proposal to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolution to be proposed at the EGM.
The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions are authorized and approved by a special resolution (as defined in each of the CICA and the second amended and restated memorandum and articles of association of the Company (the “Articles”)) of the Company passed by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM or any adjournment or postponement thereof (as opposed to two-thirds of the total issued and outstanding Ordinary Shares). Pursuant to a voting and support agreement, dated February 17, 2026 (the “Parent Support Agreement”), Holdings has agreed to vote all of the Ordinary Shares owned, whether beneficially or of record, by Holdings or its affiliates as of the date thereof, or acquired by Holdings or its affiliates on or after the date thereof and prior to the Record Date (“Parent Covered Shares”) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions. As of the Record Date (as defined below), the Parent Covered Shares collectively represented approximately     % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment (as defined below),     % of the votes eligible to be cast at the EGM. Pursuant to a voting and support agreement, dated February 17, 2026 (the “Wendel Support Agreement”), Oranje-Nassau Développement S.C.A., FIAR (“Wendel”) has agreed to vote all of the Ordinary Shares owned, whether beneficially or of record, by Wendel or its affiliates as of the date thereof, or acquired by Wendel or its affiliates on or after the date thereof and prior to the Record Date (“Wendel Covered Shares” and together with the Parent Covered Shares, the “Covered Shares”) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions. As of the Record Date, the Wendel Covered Shares collectively represented approximately    % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM.
Accordingly, where the vote is taken by way of a poll, based on             Ordinary Shares issued and outstanding as of the close of business on            , 2026, the record date for voting Ordinary Shares at the EGM (the “Record Date”),            Ordinary Shares owned by the shareholders of the Company other than the Covered Shares as of the Record Date must be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions in order to satisfy the requirement of the affirmative vote of at least two-thirds of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM of the Company’s shareholders in accordance with Section 233(6) of the CICA and the Articles, assuming all shareholders of the Company will be present and voting in person or by proxy at the EGM and Parent and Wendel will vote all Covered Shares in favor of such special resolution. To the knowledge of the Company, Parent owns         Parent Covered Shares and Wendel owns           Wendel Covered Shares as of the Record Date that each of them has committed to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions.
The accompanying proxy statement provides detailed information about, among other proposals, the Merger and the EGM. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website at www.sec.gov.
The Articles set out that at any general meeting a resolution put to the vote of the meeting shall be decided by a poll. Accordingly, the voting is expected to take place by poll voting. The effect of poll voting is that the number of votes each holder has will depend on the number of Ordinary Shares held by such holder. If you receive more than one proxy card because you own Ordinary Shares that are registered in different names, please vote all of your Ordinary Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card. Whether or not you plan to attend the EGM, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card or submit your vote via the internet, as promptly as possible. The deadline to submit your vote via the internet is           , 2026 at 11:59 p.m. (London time), the day before the EGM. A proxy card sent by mail must be completed and received prior to the time of the EGM. Each registered holder of Ordinary Shares has one vote for each Ordinary Share held as of the close of business on the Record Date. However, pursuant to the Articles, for so long as Holdings or an affiliate of it or Parent (collectively, “MTN”) holds more than 20% of the Ordinary Shares in issue, each Ordinary Share held by MTN is entitled to the number of votes per Ordinary Share calculated by dividing 20% of the total number of Ordinary Shares in issue by the number of Ordinary Shares held by MTN (the “MTN Vote Adjustment”).
Completing the proxy card or submitting your vote via the internet in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the EGM and vote your Ordinary Shares in person. Please note, however, that if you hold your Ordinary Shares through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Ordinary Shares if you wish to vote at the EGM.
Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands and such other rights provided pursuant to Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the EGM, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Ordinary Shares as determined by the Grand Court of the Cayman Islands pursuant to Section 238 of the CICA could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Ordinary Shares.
NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS LETTER OR IN THE ACCOMPANYING NOTICE OF THE EXTRAORDINARY GENERAL MEETING OR PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
If you have any questions or need assistance voting your Ordinary Shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.
Thank you for your cooperation and continued support.
Sincerely,
By:
/s/ Sam Darwish

Sam Darwish
Chairman and Chief Executive Officer
The accompanying proxy statement is dated           , 2026, and is first being mailed to the Company’s shareholders on or about           , 2026.

IHS HOLDING LIMITED
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON           , 2026
Dear Shareholder:
Notice is hereby given that an extraordinary general meeting of the shareholders (the “EGM”) of IHS Holding Limited (referred to herein alternately as the “Company”, “us”, “we” or other terms correlative thereto) will be held on           , 2026 at 1:00 p.m. (London time) at the offices of Latham & Watkins LLP located at 99 Bishopsgate, London, EC2M 3XF, United Kingdom.
Only registered holders of ordinary shares, par value $0.30 per share (“Ordinary Shares”), of the Company, as of the close of business on           , 2026 (the “Record Date”) or their proxy holders are entitled to attend and vote at the EGM or any adjournment or postponement thereof. At the EGM, you will be asked to consider and vote upon the following resolutions:
“THAT, as a special resolution, the following be approved and authorized in all respects:
•
the Agreement and Plan of Merger, dated as of February 17, 2026 (the “Merger Agreement”), by and among the Company, MTN Group Limited, a company incorporated under the laws of South Africa (“Parent”), Mobile Telephone Networks (Netherlands) B.V., a company incorporated under the laws of the Netherlands (“Holdings”), and Sub-Merger Co, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdings (“Merger Sub” and collectively with Parent and Holdings, the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (such Merger Agreement being in the form approved by the directors of the Company on February 17, 2026 and attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and produced and made available for inspection at the extraordinary general meeting (the “EGM”)) and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger;

•
the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form approved by the directors of the Company on February 17, 2026 and attached as Annex B to the proxy statement accompanying the notice of extraordinary general meeting and produced and made available for inspection at the EGM); and

•
the directors and/or officers of the Company doing all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.”

“THAT, as an ordinary resolution, if necessary, the EGM be adjourned to a later date or dates, to be determined by the Chairman of the EGM, in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolution to be proposed at the EGM.”
Notwithstanding the order of the resolutions on the notice to the EGM, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the EGM, there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal.
Please refer to the accompanying proxy statement, which is attached to and made a part of this notice.
Pursuant to a voting and support agreement dated February 17, 2026 (the “Parent Support Agreement”), Holdings will vote all 85,176,719 Ordinary Shares held by Holdings as of February 17, 2026 (the “Parent Owned Shares”) and any other Ordinary Shares of the Company acquired, whether beneficially or of record, by Holdings or its affiliates on or after the date thereof and prior to the Record Date (the “Parent Additional Shares” and collectively with the Parent Owned Shares, the “Parent Covered Shares”) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions. As of the Record Date, the Parent Covered Shares represented approximately    % of the total issued and

outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment (as defined below),    % of the votes eligible to be cast at the EGM.
Pursuant to a voting and support agreement dated February 17, 2026 (the “Wendel Support Agreement” and together with the Parent Support Agreement, the “Support Agreements”), Oranje-Nassau Développement S.C.A., FIAR (“Wendel”) will vote all 62,975,396 Ordinary Shares held by Wendel as of February 17, 2026 (the “Wendel Owned Shares”) and any other Ordinary Shares of the Company acquired, whether beneficially or of record, by Wendel or its affiliates on or after the date thereof and prior to the Record Date (the “Wendel Additional Shares” and collectively with the Wendel Owned Shares, the “Wendel Covered Shares” and, together with the Parent Covered Shares, the “Covered Shares”) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions. As of the Record Date, the Wendel Covered Shares represented approximately    % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM.
After careful consideration, the board of directors of the Company (the “Board”) unanimously determined that (a) the Merger and the entry into and performance by the Company of its obligations under the Merger Agreement and the Transaction Documents would be in the best interests of the Company, and (b) the Per Share Merger Consideration constitutes at least (and may exceed) the fair value for each Ordinary Share (other than the Excluded Shares), and unanimously resolved (i) to approve the transactions contemplated by the Merger Agreement, the Transaction Documents and the Transactions, including the Merger, (ii) subject to the terms and conditions of the Merger Agreement, to recommend to the holders of Ordinary Shares that they vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions, including the Merger, at the EGM and (iii) subject to the terms and conditions of the Merger Agreement, to direct that the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions be submitted to the holders of Ordinary Shares for approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement and consummation of the Transactions contemplated by the Merger Agreement, the Plan of Merger and the directors and/or officers of the Company doing all things necessary to give effect to, the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and FOR the proposal to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolution to be proposed at the EGM.
Regardless of the number of Ordinary Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions are authorized and approved by a special resolution (as defined in the Companies Act (As Revised) of the Cayman Islands (the “CICA”) and the second amended and restated memorandum and articles of association of the Company (the “Articles”)) of the Company passed by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the votes cast by such holders entitled to vote and voting in person (or in the case of corporations, by their duly authorized representatives) or by proxy as a single class at the EGM or any adjournment or postponement thereof. Pursuant to the Support Agreements, Holdings and Wendel have agreed to vote all of their respective Covered Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, which, as of the Record Date, collectively represented approximately    % of the total issued and outstanding Ordinary Shares (excluding for the purpose of this calculation, the Ordinary Shares they may acquire through the exercise of awards of Company RSUs and Company PSUs (each as defined in the Merger Agreement) within 60 days of the date hereof). Accordingly, based on           Ordinary Shares issued and outstanding on the Record Date,           Ordinary Shares owned by the shareholders of the Company other than the Covered Shares as of the Record Date must be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions in order to satisfy the requirement of the affirmative vote of at least two-thirds of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM of the Company’s shareholders in accordance with Section 233(6) of the CICA and the Articles (including the MTN Vote Adjustment), assuming all shareholders of the Company will be present and voting in person or by proxy at the EGM and Parent and Wendel will vote all Covered Shares in favor of such special resolution.
Regardless of whether you plan to attend the EGM in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, returned in the enclosed envelope to Broadridge Investor Communications Services (“Broadridge”) and received prior to the time of the EGM or you must vote your shares electronically over the internet no later than 11:59 p.m. (London time) on            , 2026. The proxy card is the “proxy” and the “instrument appointing a proxy” as referred to in the Articles. The Articles set out that at any general meeting a resolution put to the vote of the meeting shall be decided by a poll and provide that where a poll is taken, regard shall be had to the number of votes to which each shareholder is entitled. The effect of poll voting is that the number of votes each holder has will depend on the number of Ordinary Shares held by such holder. If you receive more than one proxy card because you own Ordinary Shares that are registered in different names, please vote all of your Ordinary Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card. Each registered holder of Ordinary Shares has one vote for each Ordinary Share held as of the close of business on the Record Date. However, pursuant to the Articles, for so long as Holdings or an affiliate of it or Parent (collectively, “MTN”) holds more than 20% of the Ordinary Shares in issue, each Ordinary Share held by MTN is entitled to the number of votes per Ordinary Share calculated by dividing 20% of the total number of Ordinary Shares in issue by the number of Ordinary Shares held by MTN (the “MTN Vote Adjustment”).
Completing the proxy card or submitting your vote via the internet in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the EGM and vote your Ordinary Shares in person. Please note, however, that if your Ordinary Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the EGM in person, you must obtain from the record holder a proxy issued in your name.
If you abstain from voting, fail to cast your vote in person, fail to submit your vote via the internet, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.
When proxies are properly dated, executed and returned by holders of Ordinary Shares, the Ordinary Shares they represent will be voted at the EGM in accordance with the instructions of such shareholders. If no specific instructions are given by such shareholders, such Ordinary Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
Shareholders who dissent from the Merger in accordance with the CICA will have the right to seek appraisal and payment of the fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands and such other rights provided pursuant to Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the EGM, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands pursuant to Section 238 of the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares. Registered shareholders who wish to exercise any rights under Section 238 of the CICA, or otherwise, should obtain their own copy of the complete CICA and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.
If you have any questions or need assistance voting your Ordinary Shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.
The Merger Agreement, the Plan of Merger and the Transactions are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.
BY ORDER OF THE BOARD OF DIRECTORS,
By:
/s/ Sam Darwish

Sam Darwish
Chairman and Chief Executive Officer

PROXY STATEMENT
Dated           , 2026
SUMMARY VOTING INSTRUCTIONS
Ensure that your shares of IHS Holding Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.
If your shares are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.
If your shares are registered in your name:   submit your vote as soon as possible via the internet by following the instructions on the accompanying proxy card or by signing, dating and returning the accompanying proxy card in the enclosed envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.
If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

i

SUMMARY
This “Summary” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below) and the Plan of Merger (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting of shareholders (the “EGM”) of IHS Holding Limited. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 120. In this proxy statement, the terms “the Company”, “us”, “our”, “we” or other terms correlative thereto refer to IHS Holding Limited.
The Parties Involved in the Merger
The Company
IHS Holding Limited (the “Company”) is an exempted company with limited liability incorporated and registered by way of continuation in the Cayman Islands.
The Company is the issuer of shares, consisting of ordinary shares, par value $0.30 per share (each, an “Ordinary Share” and collectively, the “Ordinary Shares”). The Company’s principal executive offices are located at 1 Cathedral Piazza, 123 Victoria Street, London SW1E 5BP, United Kingdom. The Company’s telephone number is +44 20 8106 1600 and its registered office is located at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.
For a description of the Company’s history, development and business, see the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025, filed on March 16, 2026, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 120 for a description of how to obtain a copy of the Company’s annual report.
Parent
MTN Group Limited (“Parent”) is a company incorporated under the laws of South Africa. The registered office address of Parent is 216 14th Avenue, Fairland, 2195, South Africa. The postal address of Parent is Private Bag 9955, Cresta, 2118, South Africa. The business telephone number of Parent is +2711 912 3000.
Holdings
Mobile Telephone Networks (Netherlands) B.V. (“Holdings”) is a company incorporated under the laws of the Netherlands and a wholly owned subsidiary of Parent. The registered office address of Holdings is Zuidplein 36, 1077 XV Amsterdam, The Netherlands. The business telephone number of Holdings is +2711 912 3000.
Merger Sub
Sub-Merger Co (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdings. Merger Sub is a company formed solely for the purpose of the Transactions, including the Merger, and does not hold any equity interest in any person. The registered office address of Merger Sub is at the offices of Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III Regatta Office Park, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106. The business telephone number of Merger Sub is +2711 912 3000.
Throughout this proxy statement, Parent, Holdings and Merger Sub are collectively referred to herein as the “Parent Parties” and Parent, Holdings, Merger Sub and an affiliate of them are collectively referred to herein as “MTN.” The Parent Parties may be considered an affiliate of the Company.

The Merger (Page 82)
On February 17, 2026, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Parent, Holdings and Merger Sub, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”). You are being asked to consider and vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (the “Transactions”). The Merger Agreement, the Plan of Merger, the Parent Support Agreement (as defined below) and the Wendel Support Agreement (as defined below), together with all other agreements contemplated to be entered into thereunder, are collectively referred to herein as the “Transaction Documents.”
The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement and the Plan of Merger, at the effective time of the Merger (the “Effective Time”), (a) (i) each Ordinary Share held in the Company’s treasury, (ii) each Ordinary Share held by Parent or any of its affiliates or subsidiaries (including Merger Sub) but excluding Holdings, and (iii) each Ordinary Share held by any subsidiary of the Company, in each case as of immediately prior to the Effective Time (the foregoing clauses (i), (ii) and (iii), collectively, the “Excluded Shares”), which in each case will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor, (b) each Ordinary Share held by Holdings immediately prior to the Effective Time (collectively, the “Holdings Shares”) will remain issued and outstanding and shall not be affected by the Merger, (c) each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares (as defined below) and the Holdings Shares) will be cancelled in exchange for the right to receive $8.50 in cash per Ordinary Share (the “Per Share Merger Consideration”), without interest thereon and subject to applicable withholding taxes and (d) each ordinary share of par value $1 per share of Merger Sub issued and outstanding immediately prior to the Effective Time (the “Merger Sub Shares”) will be automatically cancelled, no longer issued and outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor.
In addition, any holder of Ordinary Shares will have the right to seek appraisal and payment of the fair value of such holder’s Ordinary Shares, but only if such holder complies with all of the requirements of Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “CICA”), which is the appraisal rights statute applicable to Cayman Islands exempted companies and which is summarized in the section entitled “Dissenters’ Rights” beginning on page 104 and reproduced in its entirety in Annex C to this proxy statement. Each Ordinary Share issued and outstanding immediately prior to the Effective Time and that is held by a shareholder of the Company who has validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger and seek appraisal and payment of the fair value of their Ordinary Shares, or dissenter rights, pursuant to Section 238 of the CICA (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”), which will be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders will not be entitled to receive the Per Share Merger Consideration and will instead be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court of the Cayman Islands (the “Grand Court”) and such other rights provided pursuant to Section 238 of the CICA. The fair value of the Ordinary Shares as determined by the Grand Court pursuant to Section 238 of the CICA could be more than, the same as, or less than the Per Share Merger Consideration pursuant to the Merger Agreement. If the fair value of the Dissenting Shares in accordance with Section 238 of the CICA is determined by the Grand Court to be the same or less than the Per Share Merger Consideration, the Company may be entitled to recover its legal costs of the Section 238 proceeding, on a joint and several basis, from any shareholders of the Company who dissent from the Merger.
If the Merger is consummated, and following the Merger after giving effect to the Transactions and the other transactions contemplated by the Transaction Documents, the Company will become a privately held company and a wholly owned subsidiary of Holdings.
Concurrently with the execution and delivery of the Merger Agreement, Parent and Holdings entered into a voting and support agreement, dated February 17, 2026 (the “Parent Support Agreement”), in respect of the Parent Covered Shares (as defined below). Pursuant to the Parent Support Agreement, Holdings has agreed to, among other things, vote all of the Parent Covered Shares (i) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and any other action reasonably requested by the Company in furtherance thereof, (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Company to solicit additional proxies in favor of the Merger Agreement, the Plan of Merger and the Transactions, and (iii) against any Alternative Proposal (as defined below), subject to the terms and conditions contained in the Holdings Support Agreement.
Similarly, and concurrently with the execution and delivery of the Merger Agreement, Parent and Oranje-Nassau Développement S.C.A., FIAR (“Wendel”) entered into a voting and support agreement, dated February 17, 2026 (the “Wendel Support Agreement” and together with the Parent Support Agreement, the “Support Agreements”). Pursuant to the Wendel Support Agreement, Wendel has agreed to, among other things, vote all of the Wendel Covered Shares (i) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and any other action reasonably requested by the Company in furtherance thereof, (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Company to solicit additional proxies in favor of the Merger Agreement, the Plan of Merger and the Transactions, and (iii) against any Alternative Proposal, subject to the terms and conditions contained in the Wendel Support Agreement.
For more information, please see the section entitled “The Merger Agreement” beginning on page 82, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement.
The Extraordinary General Meeting (Page 77)
This proxy statement is furnished in connection with the solicitation by the Company’s board of directors (the “Board”) of proxies to be voted at the EGM of the Company’s shareholders to be held on           , 2026, at 1:00 p.m. (London time).
At the EGM, we will ask our shareholders of record as of the Record Date (as defined below) to vote on (a) the proposal to authorize and approve the Merger Agreement and consummation of the Transactions contemplated by the Merger Agreement, the Plan of Merger and the directors and/or officers of the Company doing all things necessary to give effect to, the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger (the “Merger Proposal”), and (b) the proposal to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolution to be proposed at the EGM (the “Adjournment Proposal”).
Notwithstanding the order of the resolutions on the notice to the EGM, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the EGM, there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal.
Record Date; Shares Entitled to Vote; Quorum (Page 79)
You are entitled to receive notice of and to vote at the EGM if you owned Ordinary Shares of the Company as of the close of business on           , 2026 (the “Record Date”).
A quorum of shareholders is necessary to transact business at the EGM. One or more shareholders of the Company present in person (or in the case of a corporation or other non-natural person, by its duly authorized representative) or by proxy holding at least one-third of the paid up voting share capital of the Company and entitled to vote at that meeting shall form a quorum. If you submit a properly executed proxy card, even if you abstain from voting or fail to vote, your Ordinary Shares will be counted for purposes of calculating whether a quorum is present at the EGM.
Under the Articles, if a quorum is not present at the EGM within 30 minutes of commencement of the EGM, the members of the Board present at the EGM may adjourn the EGM to a time and place as they may determine, provided that such adjourned meeting shall be held no later than 45 days after the original EGM. If the directors do not exercise the authority to specify a date or time for the adjourned EGM, the adjourned EGM will take place one week after, and at the same time and place as the original EGM. If at an adjourned EGM a quorum is not present within 30 minutes from the time appointed for the adjourned EGM, the shareholders present and entitled to vote shall form a quorum.
Pursuant to the Support Agreements, Holdings and Wendel have agreed to attend or otherwise cause all of the Covered Shares to be counted as present at the EGM, and the Covered Shares to be voted by Holdings and Wendel will form a quorum.
Vote Required to Approve the Proposals (Page 79)
Each Ordinary Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the EGM. However, pursuant to the second amended and restated memorandum and articles of association of the Company (the “Articles”), for so long as MTN holds more than 20% of the Ordinary Shares in issue, each Ordinary Share held by MTN is entitled to the number of votes per Ordinary Share calculated by dividing 20% of the total number of Ordinary Shares in issue by the number of Ordinary Shares held by MTN (the “MTN Vote Adjustment”).
The affirmative vote of the holders of Ordinary Shares representing at least two-thirds of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM or any adjournment or postponement thereof is required to approve the Merger Proposal. The Adjournment Proposal requires the affirmative vote of the holders of Ordinary Shares representing a simple majority of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM.
The failure to submit a signed proxy card, submit a vote electronically over the internet or to vote at the EGM will have no effect on the Merger Proposal and the Adjournment Proposal, assuming the presence of a quorum at the EGM. Further, abstentions or broker non-votes, if any, will have no effect on the Merger Proposal and the Adjournment Proposal. The Company does not expect any broker non-votes because the rules applicable to banks, brokers or other nominees only provide discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the EGM is considered non-routine.
As of the Record Date, there were           Ordinary Shares issued and outstanding and entitled to vote in accordance with the Articles at the EGM. As of the Record Date, (a) Parent held           Ordinary Shares, or    % of the total number of Ordinary Shares in issue, entitled to             votes per Ordinary Share or    % of the votes eligible to be cast at the EGM pursuant to the MTN Vote Adjustment, and (b) Wendel held           Ordinary Shares, or    % of the total number of Ordinary Shares in issue, entitled to one vote per Ordinary Share or    % of the votes eligible to be cast at the EGM pursuant to the MTN Vote Adjustment.
Reasons for the Merger and Recommendation of the Board (Page 33)
At a meeting on February 17, 2026, the Board, after consultation with its financial advisor, J.P. Morgan Securities LLC (“J.P. Morgan”), and legal counsel, Latham & Watkins LLP (“Latham”) and Walkers (Cayman) LLP (“Walkers”), and after considering and weighing various factors including the fairness opinion provided by J.P. Morgan as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger, and evaluating the proposed terms and conditions of the Merger Agreement, the Transaction Documents, the Merger and the Transactions, unanimously determined, including all of the non-employee directors, among other resolutions, that (a) the Merger and the entry into and performance by the Company of its obligations under the Merger Agreement and the Transaction Documents would be in the best interests of the Company, and (b) the Per Share Merger Consideration constitutes at least (and may exceed) the fair value for each Ordinary Share (other than the Excluded Shares), and unanimously resolved (i) to approve the transactions contemplated by the Merger Agreement, the Transaction Documents and the Transactions, including the Merger, (ii) subject to the terms and conditions of the Merger Agreement, to recommend to the holders of Ordinary Shares that they vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions, including the Merger, at the EGM and (iii) subject to the terms and conditions of the Merger Agreement, to direct that the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions be submitted to the holders of Ordinary Shares for approval.

After carefully considering all relevant factors, the Board recommends that you vote or give instruction to vote (1) “FOR” the Merger Proposal, and (2) “FOR” the Adjournment Proposal, if presented.
Treatment of Ordinary Shares (Page 82)
Under the terms of the Merger Agreement, at the Effective Time:
•
each Excluded Share will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor;

•
each Holdings Share will remain issued and outstanding and shall not be affected by the Merger;

•
each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and the Holdings Shares) will be cancelled in exchange for the right to receive the Per Share Merger Consideration, without interest thereon and subject to applicable withholding taxes;

•
each Merger Sub Share will be automatically cancelled, no longer issued and outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor; and

•
each Ordinary Share issued and outstanding immediately prior to the Effective Time and that is held by a shareholder of the Company who has validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger and seek appraisal and payment of the fair value of their Ordinary Shares, or dissenter rights, pursuant to Section 238 of the CICA will be cancelled and cease to exist at the Effective Time and such shareholder of the Company will not be entitled to receive the Per Share Merger Consideration and will instead be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court and such other rights provided pursuant to Section 238 of the CICA.

Treatment of Company Equity Awards (Page 83)
In addition to the foregoing, immediately prior to the Effective Time, the Company will provide for the treatment of restricted stock unit awards relating to the Ordinary Shares (each, a “Company RSU”) and performance stock unit awards relating to the Ordinary Shares (each, a “Company PSU”), in each case granted under the terms and conditions set forth in the Company Share Plan, as described below.
Immediately prior to the Effective Time, each Company RSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the subsidiaries of the Company other than any such entity organized, incorporated, registered or otherwise primarily operating in any jurisdiction in Latin America (or any entity that is a holding entity of any of the foregoing)(the “Company Subsidiaries”)) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company RSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time.
Immediately prior to the Effective Time, each Company PSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company PSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company PSU as of immediately prior to the Effective Time; provided that, for purposes of determining the number of Ordinary Shares subject to each Company PSU outstanding immediately prior to the Effective Time for these purposes, applicable performance goals will be deemed to be achieved with respect to each such Company PSU at maximum level of performance.
Certain Effects of the Merger on the Company (Page 56)
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company.
The Effective Time will occur, if it occurs, at the time the Plan of Merger has been registered by the Cayman Registrar and the Cayman Registrar issues a certificate of merger. The purpose of the Merger is to enable the Parent Parties to acquire the Company. If the Merger is consummated, you will no longer own any shares of the capital of the Company as of the Effective Time and the Company will become a wholly owned subsidiary of Holdings. As such, the Parent Parties will bear the rewards and risks of the ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 56 for additional information.
The Ordinary Shares are currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “IHS.” If the Merger is consummated, the Company will cease to be a publicly traded company and, after giving effect to the Transactions and the other transactions contemplated by the Transaction Documents, will become a privately held company owned by Holdings. If the Merger is consummated, the Ordinary Shares will be delisted from the NYSE and deregistered pursuant to the Exchange Act. See “Special Factors — Certain Effects of the Merger on the Company” beginning on page 56 for additional information.
Effects on the Company if the Merger is Not Consummated (Page 60)
If the Merger Proposal is not approved by the Company shareholders or if the Merger is not consummated for any other reason, the Company shareholders will continue to hold their Ordinary Shares and will not receive any payment for such shares. Instead, the Company will remain a publicly traded company, the Ordinary Shares will continue to be listed and traded on the NYSE and registered under the Exchange Act, and the Company will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the Merger Agreement, the Company may be required to pay a fee of $104,290,000 (the “Company Termination Fee”) to Parent and Parent may be required to pay a fee of $148,980,000 (the “Parent Termination Fee”) to the Company, as described under the section of this proxy statement entitled “The Merger Agreement — Termination Fees” beginning on page 100.
Furthermore, if the Merger is not consummated, then depending on the circumstances that would have caused the Merger not to be consummated, it is possible the price of the Ordinary Shares may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Ordinary Shares would return to the price at which they trade as of the date of this proxy statement.
Plans for the Company after the Merger (Page 59)
Following the completion of the Merger, the Parent Parties anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Holdings.
Following the completion of the Merger and the anticipated deregistration of the Ordinary Shares, the Company will no longer be subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Position of the Parent Parties as to the Fairness of the Merger (Page 40)
The Parent Parties believe that the Merger is fair, both procedurally and substantively, to the Company’s “unaffiliated security holders,” as defined in Rule 13e-3 of the Exchange Act (the “unaffiliated shareholders”).

The Parent Parties’ belief is based upon the factors discussed under the section entitled “Special Factors — Position of the Parent Parties as to the Fairness of the Merger” beginning on page 40.
The Parent Parties are making the statements included in this section solely for the purpose of complying with the requirements of Schedule 13E-3 and related rules under the Exchange Act. The view of the Parent Parties as to the fairness of the Merger is not, and should not be construed as, a recommendation to any shareholder of the Company as to how that shareholder should vote on the Merger Proposal.
Financing of the Merger (Page 61)
The obligations of the Parent Parties to complete the Merger are not contingent upon Parent’s ability to obtain financing.
The Company and the Parent Parties estimate that the total amount of funds necessary to complete the Transactions is anticipated to be approximately $2,607,820,318 as of the date of this proxy statement, including estimated transaction fees and expenses, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Parent Parties (i) did not consider the value of the Holdings Shares, (ii) assumed the Company will fund a portion of the Per Share Merger Consideration using the Company Funded Cash (as defined below), (iii) assumed that the Company’s existing and outstanding indebtedness will remain in place at the Closing, and (iv) assumed that unpaid Transaction Expenses (as defined in the Merger Agreement) at the Closing will not exceed $114,991,467. The total amount of funds required to consummate the Merger will be funded through a combination of (i) the Company Funded Cash, (ii) Parent’s existing cash reserves and (iii) debt financing of a senior unsecured term loan in an aggregate principal amount of $1,000,000,000 pursuant to the Facility Agreement (as defined below) and/or other external corporate-level debt financing which may be obtained prior to the Closing. See “Special Factors — Financing of the Merger” beginning on page 61 and “The Merger Agreement — Conditions to the Merger” beginning on page 97 for additional information.
Support Agreements (Page 64)
Concurrently with the execution of the Merger Agreement, Parent and Holdings entered into the Parent Support Agreement with respect to the 85,176,719 Ordinary Shares owned by Holdings as of February 17, 2026 and any other Ordinary Shares acquired, whether beneficially or of record, by Holdings or its affiliates on or after the date thereof and prior to the Record Date (the “Parent Covered Shares”). Also, concurrently with the execution of the Merger Agreement, Parent and Wendel entered into the Wendel Support Agreement with respect to the 62,975,396 Ordinary Shares owned by Wendel as of February 17, 2026 and any other Ordinary Shares acquired, whether beneficially or of record, by Wendel or its affiliates on or after the date thereof and prior to the Record Date (the “Wendel Covered Shares” and together with the Parent Covered Shares, the “Covered Shares”).
Pursuant to the Support Agreements, Holdings and Wendel have each agreed to, among other things, vote all of their respective Covered Shares (a) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) in favor of any other matters required to consummate the Transactions, including the Merger, and (c) against any proposal or offer (whether or not in writing), other than from the Parent Parties or their respective affiliates, with respect to any (i) merger, amalgamation, scheme of arrangement, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination, or tender offer, share purchase or other transaction involving or relating to the Company, or any of the Company subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the total consolidated assets of the Company or to which 20% or more of the total consolidated revenue or net income of the Company are attributable, that would result in any third party beneficially owning, directly or indirectly, in one or a series of related transactions 20% or more of the outstanding equity interests or consolidated total assets of the Company or any successor or parent company thereto; (ii) transaction in which any person (or the shareholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of Ordinary Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of Ordinary Shares of the Company; or (iii) any combination of the foregoing (in each case, other than the Transactions), excluding, in the case of clauses (i) – (iii), any business or business division of the Company or its subsidiaries to the extent located or operating in (or serving as a holding entity for any business or business division located or operating in) any jurisdiction in Latin America, or any other transaction, proposal, agreement or action made in opposition to the Merger or in competition or inconsistent with the Transactions, including the Merger. See “Special Factors — Support Agreements” beginning on page 64 for additional information.
Opinion of J.P. Morgan Securities LLC (Page 47)
Pursuant to an engagement letter dated October 4, 2024, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Merger.
At the meeting of the Board on February 17, 2026, representatives of J.P. Morgan rendered J.P. Morgan’s oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its February 17, 2026 oral opinion by delivering its written opinion to the Board, dated February 17, 2026, that, as of such date, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan dated February 17, 2026, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger or any other matter.
For more information, see the section of this proxy statement entitled “Special Factors — Opinion of J.P. Morgan Securities LLC.”
Financial Advisor Discussion Materials Provided to Parent (Page 52)
Parent engaged Merrill Lynch South Africa Proprietary Limited t/a BofA Securities (“BofA Securities”) and Citigroup Global Markets Limited (“Citi”) to act as its financial advisors in connection with evaluating the Merger. As part of those engagements, BofA Securities and Citi, at Parent’s request, provided certain discussion materials to Parent and the board of directors of Parent (the “Parent Board”) (the “BofA and Citi Discussion Materials”). BofA Securities and Citi did not express any view on, and the BofA and Citi Discussion Materials did not address, the fairness of the proposed transaction to, or any consideration (including the Per Share Merger Consideration) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Per Share Merger Consideration or otherwise.
For a description of the BofA and Citi Discussion Materials that Parent and the Parent Board received from BofA Securities and Citi, see the section entitled “Special Factors — Summary of Certain Discussion Materials Provided by BofA Securities and Citi.” Copies of the BofA and Citi Discussion Materials are attached as exhibits (c)(4) and (c)(5) to the Schedule 13E-3.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 64)
In considering the recommendation of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include:
•
certain directors and executive officers hold outstanding Ordinary Shares and awards of Company RSUs and Company PSUs that will be cancelled and converted into the right to receive the Per Share Merger Consideration, without interest thereon and subject to applicable tax withholding;

•
our executive officers are eligible for certain severance payments and benefits pursuant to the existing severance arrangements with the Company in the event of their qualifying termination of employment;

•
certain of our executive officers, among other employees, may become eligible to receive one-time cash payments in connection with the completion of the Merger under a value creation plan (the aggregate amount of such payments which will be equal to an amount that is no greater than $145,000,000);

•
continued indemnification rights which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger; and

•
the expected continuation of service of certain executive officers of the Company with the Surviving Company.

As of April 8, 2026, the directors and executive officers of the Company held an aggregate of 21,212,316 Ordinary Shares, 1,372,087 Company RSUs and 10,443,335 Company PSUs.
The Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 64 for additional information.
Conditions to the Merger (Page 97)
The obligations of the Company and Parent Parties to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver, at or prior to the Closing, of certain conditions, including among others: (i) the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the affirmative vote of the holders of at least two-thirds (in person or by proxy) of the voting power of the Ordinary Shares, voting together as a single class, entitled to vote and actually voting at the EGM (the “Company Shareholder Approval”); (ii) the accuracy of the parties’ respective representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (iii) compliance by the parties with their respective covenants in the Merger Agreement in all material respects; (iv) the absence of any law or order restraining, enjoining, or otherwise prohibiting the consummation of the Merger; (v) the receipt of other approvals under specified antitrust laws; (vi) the requirement for the Company and its subsidiaries to have cash in the amount of $998,123,782 (net of aged receivables owed by Parent or its affiliates) (the “Company Funded Cash”) as of five business days prior to closing; (vii) the requirement that the aggregate principal amount of gross indebtedness for borrowed money and drawn letters of credit of the Company and its subsidiaries not exceed specified amounts as of five business days prior to closing; (viii) the requirement that the operating cash of the Company (net of Company Funded Cash, the amounts payable in respect of the Company equity awards at the Effective Time, unpaid Transaction Expenses and certain other payments) equal or exceed $355,000,000 as of five business days prior to closing; and (ix) the absence of any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition, business, assets, liabilities or results of operations of the Company and its subsidiaries or prevent, materially delay or impair the consummation by the Company of the Merger on or after the date of the Merger Agreement that is continuing as of the closing of the Merger. The completion of the Merger is not subject to any condition related to Parent’s ability to obtain financing. The Company’s ability to satisfy the foregoing cash and debt conditions is dependent upon the successful completion of the sales of both its Latin American tower and fiber operations, announced on February 17, 2026, and February 11, 2026, respectively.
Termination of the Merger Agreement (Page 98)
The Merger Agreement may be terminated by mutual written consent of the Company and Parent at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval.
Either the Company or Parent may also terminate the Merger Agreement if, among other situations, and subject to certain exceptions, extensions and limitations set forth in the Merger Agreement:

•
if the Merger is not completed by 5:00 p.m. on November 17, 2026 (the “End Date”). However, if at such date the condition regarding the Company Funded Cash and/or the Minimum Operating Cash Amount is not satisfied, the End Date will, unless the Company notifies Parent in writing to the contrary prior to the initial End Date, automatically be extended by an additional 45 days. Additionally, if any of such conditions is not satisfied by the End Date (as extended) as a result of aged receivables owed by the Parent Parties or their affiliates to the Company, the End Date (as extended) will, unless the Company and Parent mutually agree to the contrary, be extended by a further 45 days. The right to terminate the merger due to failure to meet the End Date will not be available to any party whose breach of the merger terms is the primary cause of the delay;

•
if a legal restraint preventing the consummation of the Transactions has become final and non-appealable and is not primarily due to the failure of such party; or

•
if the Company Shareholder Approval has not been obtained at a duly convened meeting of Company shareholders (including any due adjournment thereof) at which a vote on the Merger was taken.

The Company may also terminate the Merger Agreement if:
•
any Parent Party breaches any representation, warranty covenant or agreement, or if any of their statements or assurances become untrue in a way that would prevent the necessary conditions for completing the Merger from being met at such time; provided that the Company first gives written notice of such breach to the Parent and allows up to 20 business days for the Parent to fix the problem (unless the end date for completing the Merger comes sooner), and further provided that the Company cannot terminate the Merger for these reasons if it is itself in material breach of its own obligations;

•
prior to receiving Company Shareholder Approval, the Company decides to accept a Superior Proposal (as defined below), provided that the Company both pays the required termination fee to the Parent at the same time as ending the Merger and enters into the new agreement at the substantially same time as the termination; or

•
all the conditions required to be met by the Company and Parent (other than those that are only to be satisfied at the Closing itself) have been met or waived, the Company has confirmed in writing that it is ready and able to complete the Merger, and the Parent Parties fail to complete the Merger by the required date, even after receiving this confirmation from the Company.

Parent may terminate the Merger Agreement if:
•
the Company breaches any representation, warranty, covenant or agreement, or if the Company’s statements or assurances become untrue in a way that would prevent the necessary conditions for completing the Merger from being met at such time; provided that the Parent first gives written notice of such breach to the Company and allows up to 20 business days for the Company to remedy the breach (unless the end date for completing the Merger comes sooner), and further provided that Parent cannot terminate the Merger for these reasons if any Parent Party is itself in material breach of its obligations under the relevant agreements; and

•
prior to the occurrence of a meeting of the Company’s shareholders to vote on the Merger Proposal if:

•
an Adverse Recommendation Change (as described in the in the section entitled “The Merger Agreement — No Solicitation of Transactions”) has occurred; or

•
after a third party makes a tender offer or exchange offer for the Ordinary Shares that is subject to Regulation 14D promulgated under the Exchange Act, and the Board fails to make a timely recommendation that the Company’s shareholders reject such tender offer or exchange offer.

Additional information regarding the situations pursuant to which the Merger Agreement can be terminated are described in more detail in the section entitled “The Merger Agreement — Termination” beginning on page 98.
No Solicitation of Transactions (Page 90)
Under the Merger Agreement, subject to certain exceptions, from and after the date of the Merger Agreement, we have agreed not to, directly or indirectly:
•
solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”);

•
furnish or cause to be furnished to any person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to any Inquiries or the making of any proposal that constitutes, or would be reasonably expected to result in, an Alternative Proposal;

•
enter into, continue, or maintain discussions or negotiations with any person (other than the Parent Parties and their affiliates) regarding an Inquiry or Alternative Proposal related to a potential transaction, except for the limited purpose of informing such person of the relevant restrictions pursuant to the Merger Agreement or contacting someone who has made an Alternative Proposal solely to ascertain facts or clarify terms and conditions, so that the Board can reasonably inform itself about the Alternative Proposal;

•
approve, agree to, accept, endorse or recommend any Alternative Proposal;

•
submit to a vote of its shareholders any Alternative Proposal;

•
change its recommendation regarding the Merger to shareholders in a manner adverse to the Merger; provided, however, that neither the determination by the Board that an Alternative Proposal constitutes a Superior Proposal, nor the delivery by the Company of the notice required, will by themselves constitute an Adverse Recommendation Change; or

•
enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Alternative Proposal.

Notwithstanding the foregoing restrictions, if we receive a bona fide Alternative Proposal from a third party prior to the EGM, then, subject to certain requirements (including that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal) we may (i) furnish or cause to be furnished non-public information with respect to the Company and its subsidiaries to the third party making such Alternative Proposal (subject to a confidentiality agreement on no less favorable terms to the Company than its confidentiality agreement with Parent) and (ii) participate in discussions or negotiations with the third party making such Alternative Proposal regarding such Alternative Proposal (as described in “The Merger Agreement — No Solicitation of Transactions” on page 90 of this proxy statement).
Under certain circumstances following an Intervening Event (as defined in the Merger Agreement) or receipt of a Superior Proposal, the Board may cause the Company to effect an Adverse Recommendation Change and/or terminate the Merger Agreement to enter into a definitive agreement for the Superior Proposal, in either case, subject to compliance with certain notice and other requirements as set forth in the Merger Agreement, including Parent’s matching rights (as described in “The Merger Agreement — No Solicitation of Transactions” on page 90 of this proxy statement). In addition, the Company is not permitted to terminate the Merger Agreement for a Superior Proposal unless the Company pays the Company Termination Fee described in “The Merger Agreement — Termination Fees” on page 100 of this proxy statement.
For further information, see the sections of this proxy statement entitled “The Merger Agreement — No Solicitation of Transactions” beginning on page 90.

Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders (Page 70)
The receipt of Per Share Merger Consideration in exchange for Ordinary Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in the section entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders”) who receives Per Share Merger Consideration will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) in the Merger and such holder’s adjusted tax basis in the Ordinary Shares surrendered. However, the tax consequences of the Merger to a holder of the Ordinary Shares will depend upon such holder’s particular circumstances. All holders of the Ordinary Shares should consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to them. See “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger U.S. Holders” beginning on page 70.
UK Tax Consequences (Page 73)
The receipt of Per Share Merger Consideration in exchange for Ordinary Shares pursuant to the Merger may constitute a disposal (or deemed disposal) of those Ordinary Shares for the purposes of United Kingdom (“UK”) capital gains tax. A UK Shareholder (as defined in the section entitled “Special Factors — UK Tax Consequences”) may, depending on their circumstances, be liable to capital gains tax on any chargeable gain realized on the disposal. Subject to available reliefs or allowances, chargeable gains arising on a disposal of Ordinary Shares by a UK Shareholder within the charge to UK corporation tax may be subject to UK corporation tax. For further information, see “Special Factors — UK Tax Consequences” beginning on page 73.
Cayman Islands Tax Consequences (Page 74)
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Payments of dividends and capital in respect of the Company’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities under the terms of the Merger Agreement be subject to Cayman Islands income or corporation tax.
There are no other taxes levied by the government of the Cayman Islands likely to be material to holders of the Company’s securities, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to the Company.
Regulatory Matters (Page 70)
The completion of the Merger is also subject to certain filing requirements under the competition and other laws and regulations applicable to Nigeria, Zambia, Cameroon, Côte D’Ivoire and South Africa. The parties must observe, as applicable to these jurisdictions, mandatory waiting periods and/or obtain the necessary approvals, clearances or consents from the relevant regulatory bodies before completing the Merger.
In connection with obtaining any approval or consent related to any applicable law, the Company and Parent Parties have agreed to use their respective commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective the Transactions as promptly as practicable.

Accounting Treatment of the Merger (Page 70)
The Merger is expected to be accounted for as a business combination by the Parent in accordance with International Financial Reporting Standards (“IFRS”) Accounting Standards as issued by the International Accounting Standards Board (“IASB”), specifically IFRS 3 Business Combinations. The current lease agreements between the Parent subsidiaries and the Company subsidiaries are considered to be a pre-existing relationship, the settlement of which will need to be accounted for separately from the Merger. The initial recognition of the Merger will take place at the fair value of the assets and liabilities of the Company, on the acquisition date. Any difference between those fair values and the fair value of the purchase consideration will be accounted for as either goodwill or a gain on bargain purchase.
Market Prices (Page 76)
The Ordinary Shares are listed on the NYSE under the symbol “IHS.” On February 4, 2026, the last trading day prior to Parent’s cautionary announcement of its consideration of a transaction with the Company, the closing price of the Ordinary Shares on the NYSE was $8.23 per share. On February 13, 2026, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of the Ordinary Shares on the NYSE was $8.29 per share. On           , 2026, the latest practicable trading day before the printing of this proxy statement, the closing price of the Ordinary Shares on the NYSE was $      per share. You are encouraged to obtain current market quotations for the Ordinary Shares.
Delisting and Deregistration of the Ordinary Shares (Page 75)
As promptly as practicable following the Effective Time in compliance with applicable law, the Ordinary Shares will be delisted from the NYSE and deregistered under the Exchange Act, and the Ordinary Shares will no longer be publicly traded. As a result, following such actions, we will no longer be required to file reports with the SEC on account of the Ordinary Shares.
Litigation Relating to the Merger (Page 102)
As of June 25, 2026, one complaint has been filed by a purported Company shareholder, which seeks to enjoin the Merger and other relief. The complaint asserts claims against certain defendants under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in this proxy statement and against certain defendants under Section 20(a) of the Exchange Act for alleged control person liability with respect to such allegedly false and misleading statements. The Company and Parent believe the allegations in the complaint are without merit.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the EGM and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q.
Why am I receiving these materials?

A.
On February 17, 2026, the Company entered into the Merger Agreement to be acquired by Parent, with the support of Holdings and Wendel pursuant to the Support Agreements, for $8.50 in cash per Ordinary Share. Under the Merger Agreement, Parent will acquire all of the issued and outstanding Ordinary Shares that it does not already own for the aggregate Per Share Merger Consideration. The completion of the Merger is subject to certain customary closing conditions, including, among others, the approval of the Transactions at the EGM, the receipt of regulatory approvals and the satisfaction by the Company of certain cash and debt conditions.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement, the EGM and the matters to be voted on at the EGM. The enclosed materials allow you to submit a proxy to vote your Ordinary Shares without attending the EGM and to ensure that your Ordinary Shares are represented and voted at the EGM.
Your vote is very important. Even if you plan to attend the EGM, the Company encourages you to submit a proxy as soon as possible.
Q.
When and where will the EGM be held?

A.
The EGM will take place on           , 2026 at 1:00 p.m. (London time) at the offices of Latham & Watkins LLP located at 99 Bishopsgate, London, EC2M 3XF, United Kingdom.

Q.
What am I being asked to vote on?

A.
You will be asked to consider and vote on the following proposals:

•
as a special resolution, the approval and authorization of the Merger Agreement and consummation of Transactions contemplated by the Merger Agreement, the Plan of Merger and the directors and/or officers of the Company doing all things necessary to give effect to, the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger; and

•
if necessary, as an ordinary resolution, that the EGM be adjourned to a later date or dates, to be determined by the Chairman of the EGM, in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolution to be proposed at the EGM.

Q.
What is the Merger?

A.
The Merger is a going private transaction pursuant to which Parent will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company and cease to exist, with the Company continuing as the Surviving Company after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company, wholly owned by Holdings, and, as a result of the Merger, the Ordinary Shares of the Company will no longer be listed on the NYSE.

Q.
What am I getting in the Merger?

A.
Upon completion of the Merger, you will be entitled to receive $8.50, without interest and less any applicable withholding taxes, for each Ordinary Share that you own as of immediately prior to the Effective Time, unless you have properly dissented and not validly withdrawn or subsequently lost your dissenter rights under Cayman Islands law.

Q.
When do you expect the Merger to be completed?

A.
We are working toward consummating the Merger as soon as possible and currently expect the Merger to consummate during 2026, after all conditions to the Merger have been satisfied or waived.

Q.
What role did the Board play in evaluating the Merger and how does the Board recommend that I vote on the proposals?

A.
As more fully described in the section of this proxy statement entitled “Special Factors — Reasons for the Merger and Recommendation of the Board,” the Board evaluated the Merger Agreement, the Support Agreements, and the Transactions contemplated by the Merger Agreement, including the Merger, with the assistance of its financial and legal advisors and, where appropriate, Company management. At the conclusion of its review, the Board unanimously determined that (a) the Merger and the entry into and performance by the Company of its obligations under the Merger Agreement and the Transaction Documents would be in the best interests of the Company, and (b) the Per Share Merger Consideration constitutes at least (and may exceed) the fair value for each Ordinary Share (other than the Excluded Shares), and unanimously resolved (i) to approve the transactions contemplated by the Merger Agreement, the Transaction Documents and the Transactions, including the Merger, (ii) subject to the terms and conditions of the Merger Agreement, to recommend to the holders of Ordinary Shares that they vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions, including the Merger, at the EGM and (iii) subject to the terms and conditions of the Merger Agreement, to direct that the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions be submitted to the holders of Ordinary Shares for approval.

After careful consideration, the Board recommends you vote:
•
FOR the Merger Proposal to authorize and approve the Merger Agreement and consummation of the Transactions contemplated by the Merger Agreement, the Plan of Merger and the directors and/or officers of the Company doing all things necessary to give effect to, the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger; and

•
FOR the Adjournment Proposal to adjourn the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolution to be proposed at the EGM.

Q.
What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger and to authorize each of the directors and/or officers of the Company to do all things necessary to give effect to the Merger Agreement, Plan of Merger and the Transactions?

A.
An affirmative vote of holders of Ordinary Shares representing at least two-thirds of the votes cast by such holders entitled to vote and voting in person (or in the case of corporations, by their duly authorized representatives) or by proxy as a single class (as opposed to two-thirds of the total issued and outstanding Ordinary Shares) at the EGM or any adjournment or postponement thereof is required to authorize and approve the Merger Proposal.

Pursuant to the Support Agreements, Holdings and Wendel have agreed to vote all of their respective Covered Shares owned beneficially or of record by Holdings, Wendel or their affiliates, as applicable, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions and in favor of any other matters required to consummate the Transactions. As of the Record Date, the Covered Shares collectively represented approximately    %

of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,     % of the votes eligible to be cast at the EGM.
Q.
What vote of the Company’s shareholders is required to approve the proposal to adjourn the EGM, if necessary, to solicit additional proxies?

A.
An affirmative vote of holders of Ordinary Shares representing a simple majority of the votes cast by such holders entitled to vote and voting in person (or in the case of corporations, by their duly authorized representatives) or by proxy as a single class at the EGM is required to approve the Adjournment Proposal.

Q.
What shares can I vote?

A.
The Company’s only class of shares issued and outstanding is the Ordinary Shares. Each Ordinary Share issued and outstanding as of the close of business on the Record Date,           , 2026, is entitled to one vote on all items of business at the EGM, other than Ordinary Shares held by Parent and subject to the MTN Vote Adjustment. You may vote all Ordinary Shares you owned at that time, which may be (a) Ordinary Shares held directly in your name as the shareholder of record, and (b) shares held for you as beneficial owner through a broker, trustee or other nominee, such as a bank.

Q.
What happens to the Company RSUs and Company PSUs if the Merger is completed?

A.
Immediately prior to the Effective Time, each Company RSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company RSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time.

Immediately prior to the Effective Time, each Company PSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company PSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company PSU as of immediately prior to the Effective Time; provided that, for purposes of determining the number of Ordinary Shares subject to each Company PSU outstanding immediately prior to the Effective Time for these purposes, applicable performance goals will be deemed to be achieved with respect to each such Company PSU at maximum level of performance.
Q.
What happens if the Merger is not completed?

A.
If the Merger Agreement is not adopted as a result of the failure to obtain the requisite approvals, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Ordinary Shares. Instead: (1) the Company would still be an independent public company, (2) the Ordinary Shares will continue to be listed and traded on the NYSE, and (3) the Company will continue to file periodic reports with the SEC.

Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible the price of the Ordinary Shares may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Ordinary Shares would return to the price at which they trade as of the date of this proxy statement.
Under specified circumstances, we may be required to pay the Company Termination Fee (as defined below) to Parent as described under the section of this proxy statement entitled “The Merger Agreement — Termination Fees.”
Q.
How does the Per Share Merger Consideration of $8.50 compare to the market price of Ordinary Shares?

A.
This amount represents an approximately 2.5% premium to the closing price of the Ordinary Shares of $8.29 per share on February 13, 2026, the last trading day prior to the public announcement of the execution of the Merger Agreement, an approximately 3.3% premium to the closing price of the Ordinary Shares of $8.23 per share on February 4, 2026, the last trading day prior to Parent’s cautionary announcement of its consideration of a transaction with the Company, an approximately 239% premium to the closing price of the Ordinary Shares on March 11, 2024, the last trading day before the Company’s announcement of an evaluation of strategic alternatives, and a premium of approximately 36% to the volume-weighted average closing price of the Ordinary Shares during the 52 weeks prior to the Company’s execution of the Merger Agreement. On           , 2026, the latest practicable day before the printing of this proxy statement, the closing price of the Ordinary Shares was $      per share. You are encouraged to obtain current market quotations for the Ordinary Shares.

Q.
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A.
If you abstain from voting, fail to cast your vote in person, fail to submit your vote via the internet, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other securities intermediary, your vote will not be counted. Abstentions by holders of Ordinary Shares will be included in the determination of the number of Ordinary Shares present for the purposes of a quorum.

Q.
What happens if I sell or otherwise transfer my Ordinary Shares before the consummation of the Merger?

A.
If you sell or transfer your Ordinary Shares before the consummation of the Merger, you will have transferred your right to receive the Per Share Merger Consideration. To receive the Per Share Merger Consideration, you must hold your Ordinary Shares through consummation of the Merger.

The Record Date for shareholders entitled to vote at the EGM is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your Ordinary Shares after the Record Date but before the EGM, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration if the Merger is consummated to the person to whom you sell or transfer your Ordinary Shares, but you will have retained your right to vote such shares at the EGM. Even if you sell or otherwise transfer your Ordinary Shares after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or vote your shares via the internet as described on your proxy card.
Q.
How can I vote my Ordinary Shares without attending the EGM?

A.
Ordinary Shares may be held and, consequently, voted in one of a few different ways without attending the EGM:

Record Shareholders:   If you are a shareholder of record, that is, your Ordinary Shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., these proxy materials are being sent directly to you by our transfer agent. There are three ways for you to vote:
•
by internet — You can vote over the internet at www.proxyvote.com by following the instructions on the enclosed proxy card;

•
by mail — You can vote by mail by signing, dating and mailing the proxy card to Broadridge Investor Communications Services (“Broadridge”) at the address specified on the proxy card. If you provide specific instructions (i.e., mark boxes) on the enclosed proxy card that has been provided to you and sign and return the proxy card, your shares will be voted as you instruct. If you sign and return your proxy card without giving specific instructions, your shares will generally be voted in accordance with the recommendations of our Board (“FOR” each of the proposals). The proxy holders will vote in their discretion on any other matters that properly come before the EGM; or

•
at the EGM — You can vote your Ordinary Shares during the EGM in person.

Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. (London time) on           , 2026. A proxy card sent by mail must be received by Broadridge prior to the time of the EGM. Even if you plan to attend the EGM, we encourage you to vote your Ordinary Shares by proxy. You may still vote your Ordinary Shares at the EGM in person even if you have previously submitted your proxy.
Shares Held in Street Name (on the NYSE):   If your Ordinary Shares are held in a brokerage account or by a trustee or nominee, you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction form by the broker, trustee or nominee or an agent hired by the broker, trustee or nominee. Please follow the enclosed instructions to direct your broker, trustee or nominee how to vote your shares. Beneficial owners may be able to utilize the control number appearing on their voting instruction form to submit their voting instruction to their brokers, trustees or nominees by other means, including via the internet (at www.proxyvote.com), if so indicated on their voting instruction form. The deadline for submission of voting instructions to your broker, trustee or nominee should be indicated on your voting instruction form or in the other proxy materials sent to you.
If you do not submit voting instructions, your broker may be permitted to vote your shares in its discretion on some of the proposals, but not those of a non-routine nature. Because the broker is prohibited from exercising discretionary authority for a beneficial owner who has not provided voting instructions for any non-routine proposal (commonly referred to as a “broker non-vote”), that beneficial owner’s shares will not be included in determining the presence of a quorum at the EGM, are not counted for the purposes of voting on, and do not impact the outcome of the voting on, the relevant proposal(s).
Q.
How can I attend and vote my Ordinary Shares in-person at the EGM?

A.
Shareholders of record holding Ordinary Shares as of the close of business on the Record Date are entitled to participate in the EGM by attending in-person at the offices of Latham & Watkins LLP located at 99 Bishopsgate, London, EC2M 3XF, United Kingdom.

If you (or, if you are a corporation or other non-natural person, your duly authorized representative) plan to attend the EGM in-person, please go to www.proxyvote.com, enter the control number found on your proxy card to access the voting page, then click “Attend the Meeting” link at the top of the page to have your name (or, if you are a corporation or other non-natural person, the name of your duly authorized representative) placed on the attendance list. Please note that the registration deadline is 5:00 p.m. London time, on           , 2026. You should be prepared to provide a valid e-mail address, your name and control number.
If you hold your shares in “street name” and you plan to attend the EGM in-person and vote your shares directly, you will need to notify your broker, bank or other holder of record of your intention to attend the EGM in-person and to vote your shares directly, and they will send to you a legal proxy which gives you the authority to vote your shares directly at the EGM. In order to be admitted into the EGM and vote your shares directly, please go to http://www.proxyvote.com, enter the control number found on your legal proxy to access the voting page, then click “Attend the Meeting” link at the top of the page to have your name (or, if you are a corporation or other non-natural person, the name of your duly authorized representative) placed on the attendance list. Please note that the registration deadline is 5:00 p.m. (London time), on           , 2026. You should be prepared to provide a valid e-mail

address, your name and control number listed on your legal proxy. Upon arriving at the EGM, you must present your legal proxy, along with a government-issued photo identification.
If you plan to attend the EGM in-person and vote your shares directly but do not have a control number, you should register by emailing grouplegal@ihstowers.com and provide a valid e-mail address, your name and proof of ownership of Ordinary Shares as of the close of business on the Record Date, no later than 5:00 p.m. (London time) on           , 2026.
In order to be admitted into the EGM, individual shareholders must present government-issued photo identification (such as a driver’s license). In the case of a corporation, a resolution of the corporation’s directors or other governing body authorizing the attendance of the corporation’s representative should be presented, together with the representative’s government-issued photo identification. This is required so that it can be determined by reference to the register of members of the Company that you (or, if you are a corporation or other non-natural person, your duly authorized representative) are entitled to attend and vote at the EGM.
Check-in and registration for all in-person attendees on the day of the EGM will begin at 12:00 p.m. (London time). Please allow ample time for check-in.
Regardless of how you hold your Ordinary Shares, even if you plan to attend the EGM, we recommend that you also submit your proxy card or voting instructions (in any of the manners described above, including electronically) so that your vote will be counted if you later decide not to attend the EGM.
Q.
May I change or revoke my vote?

A.
Yes. Whether you have voted by internet, or mail, if you are a shareholder of record, you may change your vote and revoke your proxy in one of three ways:

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First, a registered shareholder can revoke a proxy by written notice of revocation via electronic mail to IHSHolding@broadridge.com no later than 11:59 p.m. (London time) the day before the EGM.

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Second, a registered shareholder can (a) complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company’s transfer agent no later than the time of the EGM, or (b) voting again via the internet at a later time no later than 11:59 pm (London time) on           , 2026.

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Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder attends and actually votes in person at the EGM.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in-person at the EGM if you obtain a signed legal proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares directly.
Your most recent proxy card or internet vote is the one that is counted. Your attendance at the EGM by itself will not revoke your proxy or vote unless you give written notice of revocation to the Company before your proxy is voted or you vote in person at the EGM.
If a proxy or voting instructions are not revoked, the Ordinary Shares represented thereby will be voted in accordance with the proxy or other voting instructions.
Q.
What should I do if I receive more than one set of voting materials?

A.
If you are a holder of record and your Ordinary Shares are registered in more than one name, you will receive more than one proxy or voting instruction card. Please vote all of your Ordinary Shares. To ensure that all of your Ordinary Shares are voted, please submit each proxy card that you receive or submit each vote via the internet.

Q.
Am I entitled to dissenters’ rights?

A.
Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands and such other rights provided pursuant to Section 238 of the CICA if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the EGM, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights, a copy of which is attached as Annex C to this proxy statement. The fair value of each of their Ordinary Shares as determined by the Grand Court of the Cayman Islands pursuant to Section 238 of the CICA could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 104 as well as “Annex C — Cayman Islands Companies Act (As Revised) — Section 238” to this proxy statement carefully. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the CICA, or otherwise, should obtain their own copy of the complete CICA and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.
Q.
What do I need to do now?

A.
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q.
Who can help answer my questions?

A.
If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

SPECIAL FACTORS
This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the Board, Company management, the Company’s financial advisor or legal advisors, the Parent Parties, any of their respective financial advisors or legal advisors, their respective representatives or any other person.
As part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board, together with members of Company management, regularly reviews, considers and assesses the Company’s performance, future growth prospects, footprint, service offerings, evolving industry landscape, customer opportunities, capital allocation and overall strategic direction in light of the current and anticipated business and economic environment and in consideration of the Company’s long-term business strategy to enhance value for Company shareholders. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions, dispositions and other financial and strategic alternatives, as compared to the benefits and risks of the Company’s continued operation as a standalone company. From time to time, the Company has also engaged with its shareholders to discuss their perspectives on the Company’s strategic and financial direction.
Parent is the Company’s largest commercial customer and largest shareholder, and as such, representatives of Parent and the Company regularly engage with each other, both in person and virtually or by telephone. Discussions occur at multiple levels of the respective organizations. Operational discussions are typically focused in-market on the parties’ commercial arrangements, network operations and the state of the market, while strategic discussions typically occur at the parent entity-level and focus on commercial discussions of significant size and where there may be strategic opportunities to collaborate.
In the second quarter of 2023, Parent and the Company engaged in extensive discussions and negotiations over the Company’s governance and their commercial relationship, in particular around the parties’ commercial arrangements in Nigeria. As part of these discussions, a dispute arose over the governance rights of Parent, Wendel and the other pre-IPO shareholders of the Company. This dispute led to litigation between Wendel and the Company and was extensively documented in public reports.
Also in the second quarter of 2023, the Company began conversations with J.P. Morgan and Moelis for a preliminary review of potential strategic alternatives that may be available to the Company, with a view to enhancing value to the Company’s shareholders. This strategic review process would continue over the course of 2023, 2024 and 2025, during which time the Company (either directly or through representatives of J.P. Morgan or Moelis) engaged with a large number of potential counterparties, many of whom signed confidentiality agreements with the Company, evaluated one or more potential strategic transactions with the Company and/or submitted indications of interest about one or more such potential transactions, including as further described below.
In August 2023, as part of its initial assessment, representatives of J.P. Morgan presented to the Board, solely based on publicly available information, a range of potential strategic transactions and other value creation alternatives, including, among others, reducing capital expenditures, reducing leverage, increasing stock liquidity, a potential sale of the Company as a whole (the “Company Sale”) and/or one or more potential sales of one or more of its operating businesses or asset portfolios (taking into account, among other things, the Company’s geographic and customer concentration) in various jurisdictions (including, but not limited to, Kuwait, Zambia, Nigeria, Rwanda, and Latin America) (the “Strategic Alternatives”). Following this presentation, the Board discussed these possibilities and authorized Company management and J.P. Morgan to initiate exploratory discussions with third parties to gauge potential interest in any one or more of the Strategic Alternatives. The closing per share price of the Ordinary Shares was $8.34 on the NYSE on August 3, 2023.

On August 31, 2023, the Company received a non-binding offer from Paradigm Tower Ventures (“Paradigm”), with whom a confidentiality agreement was signed on July 12, 2023, for the Company’s Rwandan tower portfolio (the “Initial Paradigm Offer”). As further discussed below, a sale of this portfolio was a Strategic Alternative that the Company would continue to consider with Paradigm and other potential counterparties, though the Company ultimately sold its Rwandan tower portfolio to Paradigm, as described below.
The Board continued to work with J.P. Morgan and Company management to lead the Company’s strategic review process and, on October 4, 2024, the Company and J.P. Morgan executed an engagement letter with respect to J.P. Morgan’s services, effective as of June 1, 2023. Additionally, Moelis was engaged on February 22, 2024 to explore the potential sale of the Company’s Kuwait business (the “Kuwait Sale”).
In September 2023, Parent announced that it was terminating its lease of approximately 2,500 network sites owned and managed by the Company in Nigeria, which leases were due to expire in 2024 and 2025. Parent issued a statement that it had selected ATC Nigeria Wireless Infrastructure Solutions Limited (“ATC Nigeria”), a Nigerian subsidiary of American Tower Corporation, to provide services to the approximately 2,500 sites in Nigeria and planned to transition the Nigerian network sites from the Company to ATC Nigeria.
Beginning in late November 2023 and continuing through early December 2023, in accordance with the Board’s authorization and following discussions and preparatory work with Company management, representatives of J.P. Morgan contacted approximately 15 strategic and private equity counterparties to initiate exploratory discussions and gauge potential interest in the complete range of Strategic Alternatives (the “Initial Outreach”). Nine of the potentially interested counterparties contacted by J.P. Morgan in the Initial Outreach signed a confidentiality agreement with the Company while the balance declined to engage in discussions. By the end of the Company’s strategic review process in 2025, only two of the potential counterparties contacted in the Initial Outreach ultimately submitted written non-binding proposals and three provided informal or indicative views of value (one of such informal indications related to the Company Sale), including as further detailed below. Company management and J.P. Morgan did not seek to engage Parent as part of the Initial Outreach in light of, among other things, the ongoing governance and operational disputes referenced above.
The Company ultimately found the proposals submitted in response to the Initial Outreach to be insufficient, inadequately financed and/or not in the best interests of the Company. However, the Company continued to evaluate potential Strategic Alternatives with a number of different potentially interested counterparties from time to time over the course of 2024 and 2025, including, among others, as detailed below. Some, but not all, of these potentially interested counterparties had first been contacted by J.P. Morgan during the Initial Outreach and ultimately submitted indications of interest for one or more Strategic Alternatives as a result of later discussions.
In connection with a potential sale of part of the Company’s Nigerian tower portfolio, representatives of J.P. Morgan and Company management reached out to a number of potentially interested counterparties, including a consortium comprised of a private equity sponsor (“Party A-1”) and strategic counterparty (“Party A-2” and, together with Party A-1, “Party A”), with whom confidentiality agreements were signed on December 22, 2023 and January 8, 2024 (respectively), and one strategic counterparty (“Party B”), with whom a confidentiality agreement was signed on January 8, 2024. In January 2024, each of Party A and Party B submitted non-binding offers to the Company for the acquisition of part of the Company’s tower portfolio in Nigeria. The Board ultimately determined not to move forward with the offers from Party A or Party B as the offers did not include full financing and were not in the best interest of the Company.
In connection with a potential sale of a minority interest in the Company’s Latin American tower portfolio, the Company entered into a confidentiality agreement with a private equity sponsor (“Party C”) on September 12, 2023, and later, on March 11, 2024, entered into a confidentiality agreement with Macquarie Asset Management (“Macquarie”).
In February 2024, the Company also received a non-binding indication of interest from a private equity-backed strategic bidder (“Party D”), with whom a confidentiality agreement was signed on January 16, 2024, for the acquisition of the Company’s Latin American fiber assets, which business is owned 51% by the Company and the remaining 49% by TIM S.A. (“TIM”). The Company had previously engaged in discussions with Party D with respect to such assets following an introductory meeting in September 2023, but did not receive an offer from Party D until February 2024. The Board determined not to move forward with the offer as the value offered for the Latin American fiber assets was insufficient and not in the best interest of the Company. The Company also considered the fact that TIM holds a contractual right of first offer with respect to any sale to a third party of the Company’s interest in the Latin American fiber assets.
On March 7, 2024, the Board held a meeting, with representatives of Company management in attendance, to discuss potential strategic options, including selling its businesses in markets such as Kuwait and Rwanda, further exploring the sale of its tower portfolio in Nigeria, and selling its Latin American business. The Board directed Company management to continue exploring all shareholder value creation opportunities while taking into consideration key transaction elements, including valuation, certainty of execution, size of proceeds, potential use of proceeds, financial, commercial, operational and strategic impact on the remainder of the Company’s business, and pro-forma geographic and customer exposure.
Following the March 7 Board meeting, on March 12, 2024, the Company publicly announced during its fourth quarter and full-year 2023 earnings release that it would be evaluating strategic alternatives for the business across the Company’s portfolio and capital allocation priorities. The closing per share price of the Ordinary Shares was $2.51 on the NYSE on March 11, 2024. Following the announcement, the closing per share price of the Ordinary Shares was $2.84 on the NYSE on March 13, 2024.
Following the announcement, the Board authorized J.P. Morgan to continue assisting with the Company’s strategic review process. While other Strategic Alternatives were still being actively considered, the Company authorized J.P. Morgan to contact parties that might be interested in a sale of the Company’s Rwanda and Zambia businesses specifically. In July 2024, representatives of J.P. Morgan, as authorized by the Board and following preparatory work with Company management, contacted 11 such potentially interested counterparties, seven of which had already been contacted as part of the Initial Outreach. An additional eight potentially interested counterparties contacted the Company on their own initiative in 2024 and 2025 regarding an acquisition of the Company’s Rwanda and/or Zambia businesses. Of these nineteen total potentially interested counterparties, thirteen ultimately executed confidentiality agreements with the Company (of which three contained standstill provisions), and eleven of the potentially interested counterparties ultimately submitted, in writing or verbally through representatives of J.P. Morgan, non-binding offers to the Company for one or more potential transactions involving the Company’s Rwandan and/or Zambian businesses. However, the Company largely found these proposals insufficient, inadequately financed and/or not in the best interests of the Company.
On March 27, 2024, Mr. Sam Darwish, the Chief Executive Officer of the Company, and Mr. Mohamad Darwish, Executive Vice President and the Chief Executive Officer of IHS Nigeria, held a teleconference with Mr. Ralph Mupita, the Chief Executive Officer of Parent, and certain other representatives of Parent, to continue discussions regarding Parent’s announcement that it did not intend to renew a number of tower leases in the Company’s Nigerian tower portfolio.
In April 2024, representatives of the Company and J.P. Morgan commenced discussions with a private equity sponsor (“Party E”) regarding a potential Company Sale. Party E in turn informed the Company that it intended to collaborate with another private equity sponsor (“Party F”) as a co-investor. Confidentiality agreements were signed with each of Party E and Party F on April 18, 2024 and April 26, 2024, respectively. The confidentiality agreement with Party F contained a one-year standstill provision, while the confidentiality agreement with Party E did not contain a standstill provision. Party E and Party F received access to Company due diligence materials.
On May 9, 2024, the Board held a meeting with representatives of Company management and J.P. Morgan in attendance, during which the Board discussed the ongoing discussions with Parent regarding the renewal of tower leases in Nigeria and representatives of J.P. Morgan provided an update to the Board on the strategic review process. Representatives of J.P. Morgan noted that Party E and Party F were conducting their analysis regarding a Company Sale. On May 14, 2024, the Company announced publicly in its first quarter 2024 financial results that it was targeting raising $500 million to $1 billion over the next twelve months through the disposal of certain markets. In June and July of 2024, the Board held further meetings with representatives of Company management, Latham, legal counsel to the Company, and Walkers, Cayman legal counsel to the Company, in attendance, during which it discussed the renewal of Nigerian tower master lease agreements with Parent and the ongoing dispute over Parent’s governance rights as a significant shareholder of the Company.
On August 7, 2024, following months of extensive negotiations, the Company and Parent agreed to a renewal and extension of all Nigerian tower master lease agreements through December 2032, covering approximately 13,500 tenancy contracts. Of the 2,500 tenancies originally slated for transition to ATC Nigeria, the Company successfully renewed 1,430 tenancies, including new colocations.
On August 8, 2024, the Board, with representatives of Company management in attendance, held a meeting to review and discuss the ongoing strategic review in light of the numerous options explored to date and the announcement of renewal and extension of all Nigerian tower master lease agreements with Parent. At that time, strategic options in contention included the Initial Paradigm Offer, a non-binding offer for the Zambia business from Party B, with whom a confidentiality agreement was signed on July 18, 2024, and a non-binding offer for the Kuwait business from Zain Group (“Zain”) initially received on February 13, 2024. The Board also noted that inquiries and non-binding offers had been received for its operations in Cameroon and Côte d’Ivoire, and discussed a potential sale of the Nigerian business. The Board directed Company management to pursue the potential sale of the Company’s Rwanda business (the “Rwanda Sale”) and the Kuwait Sale and to continue exploring other strategic alternatives.
On August 11, 2024, Mr. Sam Darwish, Mr. Steve Howden, the Executive Vice President and Chief Financial Officer of the Company, and Mr. Mupita discussed resetting the parties’ commercial, operational and strategic relationship after the resolution of their commercial dispute. A joint public announcement followed on August 13, 2024.
On September 30, 2024, representatives of Citi and Bank of America, financial advisors to Parent, contacted representatives of J.P. Morgan regarding a sale of the Company’s Nigerian towers portfolio and/or other potential transactions involving Parent and the Company’s towers portfolio in Africa. Representatives of J.P. Morgan subsequently conveyed such communication to members of Company management.
In early November 2024, Mr. Sam Darwish held two meetings with Mr. Mupita to discuss a potential sale to Parent of the Company’s Nigerian towers portfolio. During these meetings, Mr. Mupita mentioned to Mr. Darwish that he would apprise Parent’s Board of Directors at its upcoming meeting later that month for Parent to consider either acquiring the Company’s Nigerian towers portfolio or pursuing a transaction that would result in Parent acquiring all of the Company’s operations outside of Latin America.
On November 7, 2024, the Board, with representatives of Company management in attendance, held a meeting to discuss updates to the strategic review process. This discussion touched on, among other things, the LatAm Sales (as defined below), but primarily focused on potential disposals in Sub-Saharan Africa and Kuwait. The Board reviewed that it had received a binding offer from Paradigm regarding the Rwanda Sale and that the transaction documents were being negotiated. It was further reported that meetings had taken place in mid-October 2024 regarding the sale of the Kuwait business, with transaction agreement negotiations ongoing, and Party B had expressed continued interest in the Zambia business, but had lowered its non-binding valuation expectations.
Information sharing with Party E and Party F was terminated in December 2024 when Party E and Party F determined not to further pursue an acquisition.
On December 23, 2024, the Company announced that it had completed the sale of its Kuwait operations to Zain.
In December 2024, representatives of the Company commenced preliminary discussions with representatives of Parent regarding a potential Company Sale. On January 27, 2025, the Company and Parent entered into a confidentiality agreement in connection with the evaluation of a potential strategic transaction, including a Company Sale (the “Confidentiality Agreement”), which did not initially include a standstill provision (but was subsequently amended to include a standstill at a later date, as described below) and which, subject to the terms and conditions set forth therein, permitted Parent to share information with certain potential third party co-bidders in connection with Parent’s consideration of a Company Sale.

The Confidentiality Agreement was on a sell-side favorable form that included market terms like the other agreements the Company entered into, including the standstill provision. Information sharing between the Company and Parent commenced in February 2025.
On February 3, 2025, representatives of Parent requested permission to share information regarding the Company disclosed to Parent under the Confidentiality Agreement with a strategic partner (“Party G”), with whom Parent executed a confidentiality agreement on January 28, 2025.
In March 2025, Mr. Sam Darwish met with Mr. Mupita and the chairman of Party G at Mobile World Congress, Barcelona. The parties discussed a potential joint offer by Parent and Party G for a Company Sale.
On March 6, 2025, the Board, with representatives of Company management in attendance, held a meeting to discuss the ongoing strategic initiatives, including the potential divestments in Rwanda and Zambia and an update on the transaction with Parent.
On April 3, 2025, representatives of the Company met in London, United Kingdom with representatives of Parent and Party G, as well as various representatives of the parties attending virtually, to discuss a potential transaction between the Company, Parent and Party G.
The Company continued discussions with Parent and Party G, but these discussions concluded in June 2025 as Parent and Party G had diverging views on various key transaction parameters. The closing per share price of the Ordinary Shares was $5.63 on the NYSE on June 3, 2025.
On April 17, 2025, representatives of the Company contacted Party C regarding a potential sale of the Company’s Latin American tower assets (the “LatAm Towers Sale”). However, on May 1, 2025, Party C informed the Company that it could not continue in the LatAm Towers Sale process due to commercial considerations.
On May 15, 2025, the Board, with representatives of Company management in attendance, held a meeting to review the progress of its strategic initiatives and approved the Rwanda Sale to Paradigm. The Board also discussed the potential sale of towers in Nigeria, a potential sale of the Company’s 51% stake in its Latin American fiber business, I-Systems (the “LatAm Fiber Sale” and, together with the LatAm Towers Sale, the “LatAm Sales”) and the Company’s broader divestiture strategy in Latin America.
On May 20, 2025, the Company announced that it had agreed to sell its Rwandan operations to Paradigm.
On May 26, 2025, the Company signed a confidentiality agreement with TIM regarding the LatAm Fiber Sale.
In the second quarter of 2025, the Company was contacted by three potentially interested strategic counterparties (“Party H”, “Party I” and “Party J”) with whom confidentiality agreements were signed on May 2, 2025, July 31, 2025, and September 4, 2025, respectively, regarding a potential sale of a part of the Nigeria towers portfolio. The Company received preliminary indications of interest from Party H and Party I in the summer of 2025; however, the Board ultimately determined not to pursue those indications of interest further as the Company largely found these proposals insufficient, inadequately financed and/or not in the best interests of the Company. The process with Party H, Party I and Party J was ultimately put on hold when Parent and the Company entered into the Initial Exclusivity Agreement (as defined below) in September 2025.
On June 12, 2025, Mr. Howden attended a corporate function in London, United Kingdom, at which he spoke to Mr. Mupita. Mr. Howden and Mr. Mupita discussed Party G ceasing its involvement in the Company Sale process. Mr. Mupita indicated that Parent’s mandate did not extend to operating in Latin America, and accordingly, Parent viewed a disposition of the Company’s operations in Latin America as a prerequisite to any Company Sale to Parent.
In June 2025, representatives of the Company and J.P. Morgan contacted Macquarie again regarding the LatAm Towers Sale. Macquarie had first been contacted on February 1, 2024 by representatives of J.P. Morgan as part of the Initial Outreach, but discussions between the parties were largely dormant in 2024 and early 2025 while the Company focused on the Rwanda Sale and the Kuwait Sale processes. Macquarie subsequently communicated a verbal offer of $800 million to $850 million (exclusive of IFRS 16 lease liabilities).
On July 25, 2025, Mr. Tharoo and Mr. Ndamase met in Dubai to discuss the ongoing diligence process, Party G’s decision to drop out of the Company Sale process and Parent’s desire to continue discussions regarding a Company Sale.
The LatAm Fiber Sale process with TIM continued through the summer, and in August 2025 TIM submitted a non-binding offer to acquire the Latin America fiber business for approximately R$2.4 billion (exclusive of IFRS 16 lease liabilities), which equated to approximately R$1.05 billion for the Company’s 51% stake.
On August 7, 2025, the Board, with representatives of Company management in attendance, held a meeting to review the progress of its strategic initiatives and instructed Company management to direct J.P. Morgan to further explore the LatAm Towers Sale with Macquarie.
In August 2025, the Company, through representatives of J.P. Morgan, as authorized by the Board, invited six additional strategic bidders and private equity sponsors to participate in the LatAm Towers Sale process, to broaden the reach of the sales process and increase the likelihood of attractive offers. Eight potentially interested counterparties, in addition to Macquarie, contacted by representatives of J.P. Morgan executed confidentiality agreements with the Company; however, only Macquarie submitted an offer for the LatAm Towers Sale. Certain of the potentially interested counterparties, other than Macquarie, shared indicative views on value with respect to the LatAm Towers Sale, but such views were subsequently withdrawn or were rejected by the Company as undervaluing the business.
Throughout the summer of 2025, representatives of the Company and Parent held discussions regarding ongoing initial diligence and transaction structure matters, including with respect to the “rollover” of certain of the Company’s debt facilities, the Company’s Cayman incorporation and the structuring of the LatAm Sales.
On August 18, 2025, Parent submitted to the Company an indicative offer letter regarding the Company Sale, proposing to acquire the Company at a price of $7.50 per Ordinary Share (the “August 18 Offer”), which represented a premium of 30% to the Company’s volume weighted average price per Ordinary Share for the 90-day period ending on August 15, 2025. The August 18 Offer included a condition that the Company’s Latin American business would be divested at a specified valuation prior to the closing of a Company Sale, and assumed that existing Company debt would remain outstanding through closing of such transaction and that a significant portion of the consideration would be funded by the Company’s cash balances. The closing per share price of the Ordinary Shares was $6.92 on the NYSE on August 18, 2025.
The Board held a meeting on August 28, 2025 with representatives of Company management, J.P. Morgan, Latham and Walkers in attendance, to consider the August 18 Offer. The Board discussed the August 18 Offer, including with respect to the conditionality around the sale of its Latin American businesses. Representatives of J.P. Morgan informed the Board that following the submission of the August 18 Offer, they had conferred with representatives of Parent as directed by representatives of Company management, who confirmed that there was no path where the Company Sale to Parent would include the Company’s Latin American businesses. The meeting attendees discussed how the number of potential parties that could reasonably be expected to be able to consummate a potential Company Sale were limited. The Board discussed how to respond to the August 18 Offer, as well as the fact that representatives of J.P. Morgan had conducted comprehensive outreach to other potential buyers in respect of the various potential transactions, including a Company Sale, and had engaged with potential buyers for the Company’s Latin American businesses with offers expected in early September 2025. Representatives of J.P. Morgan indicated to the Board that in their view Parent was the most suitable party, and most likely the only party, that could undertake the Company Sale, and noted that they had reached out to multiple parties and that the Company had publicly announced a strategic alternatives review, but these did not lead to an actionable proposal. The Board instructed J.P. Morgan to discuss the Board’s feedback with Parent’s financial advisors, including the Company’s concerns around the need for a higher purchase price and the proposed condition requiring the sale of the Latin America businesses.

On August 29, 2025, the Company received a non-binding indicative offer from a potentially interested strategic counterparty (“Party K”) for the acquisition of the Company’s South African tower portfolio. The Board considered this and ultimately determined the value offered for the South African tower portfolio to be insufficient and not in the best interest of the Company.
Following discussions between representatives of J.P. Morgan and representatives of Citi and BofA, financial advisors to Parent on August 29, 2025, Parent submitted a revised indicative offer letter on September 2, 2025 proposing to acquire the Company at an increased price of $8.00 per Ordinary Share (the “September 2 Offer”). The other terms of Parent’s offer, including the condition requiring the divestiture of the Company’s Latin American business, remained unchanged. The September 2 Offer proposed an exclusivity period of 10 weeks. The closing per share price of the Ordinary Shares was $7.18 on the NYSE on September 2, 2025.
The Board met on September 4, 2025 with representatives of Company management, J.P. Morgan, Latham and Walkers in attendance to review the September 2 Offer, including the proposed exclusivity period. Following discussion, the Board instructed J.P. Morgan to revert to Parent’s advisors seeking a per share price above $8.00 per Ordinary Share, potentially through a special dividend mechanism.
On September 7, 2025, Mr. Howden held a teleconference with Mr. Merheb to obtain a greater understanding of the September 2 Offer, including the specifics regarding the Latin American asset valuation, debt-related assumptions and share count.
On September 10, 2025, representatives of J.P. Morgan, as directed by the Board, informed representatives of Parent that the Company was prepared to move forward with exclusivity, subject to Parent’s agreement to replace the condition around the sale of the Latin American business with conditions relating to the Company’s closing cash and debt positions, the specific terms of which would be subject to further discussion. Under the Company’s proposal, these, together with the rollover of the Company’s indebtedness, would be the sole conditions related to cash or debt requirements.
On September 26, 2025, at the Company’s request, the Company and Parent entered into an amendment to the Confidentiality Agreement, which included a standstill provision whereby Parent agreed not to acquire securities of the Company, solicit proxies or seek control of the Board during a standstill period beginning on September 26, 2025 and ending on June 26, 2026. On the basis of such standstill provision, the Company agreed to grant exclusivity to Parent. On September 26, 2025, the Company and Parent entered into an exclusivity agreement with an exclusivity period beginning on September 26, 2025 and ending on November 21, 2025 (the “Initial Exclusivity Agreement”) as approved by the Board.
On October 2, 2025, Mr. Howden met with Mr. Ndamase in Johannesburg for a general discussion regarding Parent’s financing of the Company Sale, which was expected to be provided through Parent’s existing debt facilities (in addition to the Company’s cash balances). Mr. Howden and Mr. Ndamase also discussed preliminary organizational transition planning for the combined company following the closing of the transaction.
On October 9, 2025, the Company announced that it had completed the sale of its Rwanda operations to Paradigm.
On October 14, 2025, representatives of Latham sent an initial draft of the Merger Agreement to the Company, which was subsequently provided on the same date to Parent and its legal counsel, Cravath, Swaine & Moore LLP (“Cravath”). The initial draft Merger Agreement reflected discussions with Company management, which included, among other things, (i) a Per Share Merger Consideration of $8.00, (ii) the Company’s ability to pay a special dividend, subject to a cap, (iii) a “hell or high water” efforts standard with respect to the receipt of regulatory approvals, (iv) a termination fee of an unspecified amount payable by the Company in the event of, among other things, the Company’s termination of the Merger Agreement in order to enter into a Superior Proposal or Parent’s termination of the Merger Agreement as a result of an Adverse Recommendation Change and (v) a termination fee of an unspecified amount payable by Parent in the event of, among other things, a breach by Parent, Parent’s failure to close the transaction or a failure to obtain the regulatory approvals by the End Date. The draft Merger Agreement did not include any conditions or limitations around the sale of the Company’s Latin American tower and fiber operations or the Company’s gross indebtedness.

On October 16, 2025, representatives of the Company and Parent held a teleconference to discuss the due diligence process, status of key diligence items, logistics of expert workstream calls and general questions. The parties also discussed logistics for access to a physical data room where commercially sensitive materials would be made available for Parent’s review through a “clean room” mechanism. Parent also requested a business plan with the Company’s latest forecasts, which Company management explained would need to first be reviewed by the Board.
The Company held management presentations with Macquarie in connection with the LatAm Towers Sale on October 20, 2025.
On October 28, 2025, representatives of Cravath sent a revised draft of the Merger Agreement to the Company, which was provided to representatives of Latham. The revised draft Merger Agreement reflected (i) a net indebtedness closing condition, (ii) a closing condition that there shall have been no material adverse change to the Company from a regulatory perspective, (iii) a closing condition that no Material Customer shall have terminated or reduced its relationship with the Company, (iv) a closing condition around the Company’s authority to fund the Company Funded Cash, (v) increased the amount of required Company Funded Cash, (vi) rejection of a “hell or high water” efforts standard with respect to the receipt of regulatory approvals, (vii) additional limitations on the Company’s ability to pay a special dividend, (viii) removal of a Parent termination fee in the event of a failure to obtain the regulatory approvals by the End Date, (ix) removal of the Company’s right to terminate for a Superior Proposal or for Parent’s failure to close the transaction, (x) proposed termination fee amounts for both Parent and the Company equal to 5% of the Company’s full equity value, (xi) imposed certain limitations on the Company’s ability to enter into the sales of the Company’s Latin American tower and fiber operations and (xii) removed representations and covenants around Parent’s sufficiency of funds and debt financing.
Meanwhile, the second phase of the LatAm Fiber Sale process involving due diligence continued through September and October 2025, with participation from TIM.
Throughout October 2025 to February 2026, Company and Parent held discussions with each other and their representatives, to discuss various aspects of the potential Company Sale, including due diligence, financial information and the terms of the Merger Agreement.
On November 4, 2025, the Board held a meeting, with representatives of Company management in attendance, to discuss the status of its strategic initiatives. The Board reviewed that TIM had submitted a non-binding offer for the LatAm Fiber Sale and that diligence was ongoing. The Board discussed the ongoing LatAm Towers Sale process, including Macquarie’s indicative valuation of approximately $700 million (exclusive of IFRS 16 lease liabilities) and engagement from another private equity bidder (“Party L”). Representatives of J.P. Morgan contacted Party L during the Initial Outreach and then again in April 2024. Party L ultimately executed a confidentiality agreement with the Company on September 10, 2025 and subsequently provided to representatives of J.P. Morgan a verbal indication of value on November 7, 2025 that the Board did not consider adequate. The Board did not engage further with Party L. The Board also discussed and reviewed the Company’s draft financial forecasts, including country-level projections, macroeconomic assumptions and implied valuation multiples relative to IPO benchmarks, and authorized Company management to share such forecasts with Parent following the Board’s review.
On November 7, 2025, Macquarie submitted a non-binding offer of R$3,870 million (exclusive of IFRS 16 lease liabilities) for the Latin American tower assets.
On November 7, 2025, representatives of Latham and representatives of Cravath held a teleconference to discuss the draft Merger Agreement.
Also on November 13, 2025, the Company entered into an exclusivity agreement with Macquarie regarding the Latin American tower sale.
On November 14, 2025, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Cravath, which, among other things, (i) accepted the proposed amount of Company Funded Cash, subject to a reduction of such amount for any aged receivables owed by Parent and its Affiliates, (ii) reduced the termination fee payable by the Company from 5% of the equity value to 2% of the purchase price, (iii) increased the termination fee payable by Parent to 7% of the equity value, (iv) reinserted the Company’s termination right in the event of Parent’s failure to close the transaction, (v) rejected closing conditions around absence of material adverse change to the Company from a regulatory perspective, Material Customers or the Company’s authority to fund the Company Funded Cash, (vi) reinserted the Company’s ability to terminate the Merger Agreement in order to enter into a Superior Proposal or for Parent’s failure to consummate the closing, (vii) rejected Parent’s proposed limitations around the sales of the Company’s Latin American tower and fiber operations, (viii) added a modified “hell or high water” regulatory standard, (ix) reinserted modified representations and covenants around Parent’s sufficiency of funds and debt financing and (x) narrowed the scope of indebtedness to be taken into account for purposes of the net indebtedness condition.
On November 21, 2025, the Company and Parent agreed to extend the exclusivity period under the Initial Exclusivity Agreement until December 19, 2025, as approved by the Board.
On November 25, 2025, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Cravath, which included incremental updates relating to the treatment of the Company’s equity awards.
On November 26, 2025, representatives of Latham and representatives of Cravath held a teleconference for a comprehensive discussion of the draft Merger Agreement.
On November 27, 2025, representatives of the Company and Parent entered into a clean team agreement in anticipation of the opening of the physical data room and provision of competitively sensitive materials. Pursuant to the terms of the clean team agreement, these materials would only be made available to a limited list of specified individuals of Parent, Cravath and Parent’s local legal counsel.
In December 2025, Mr. William Saad, the Executive Vice President and the Chief Operating Officer of the Company, and Mr. Ayotade Oyinlola, the Executive Vice President and Chief Human Resources Officer of the Company, met in person with Mr. Merheb and Mr. Mroue in Dubai, United Arab Emirates to discuss proposed amendments to the employment arrangements of certain key Company employees for the first time.
On December 1, 2025, representatives of Cravath sent a revised draft of the Merger Agreement to representatives of Latham, which, among other things, (i) replaced the net indebtedness condition with conditions around gross indebtedness and minimum operating cash, (ii) reinserted closing conditions around absence of material adverse change to the Company from a regulatory perspective, Material Customers or the Company’s authority to fund the Company Funded Cash, (iii) increased the Company Termination Fee from 2% of the purchase price to 5% of the Company’s equity value, (iv) reduced the Parent Termination Fee from 7% to 5% of the Company’s equity value, (v) limited the “hell or high water” antitrust covenant to apply solely to assets of the Company and its subsidiaries, (vi) required Parent’s prior written consent before the Company may declare a special dividend, (vii) added extension of End Date in the event that the minimum operating cash condition is not satisfied as a result of any past due accounts receivable owed by Parent and its Affiliates and (viii) removed deduct to Company Funded Cash for accounts receivable.
On December 5, 2025, representatives of Latham and representatives of Cravath held a teleconference to discuss the draft Merger Agreement.
On December 9, 2025, representatives of the Company met in person with representatives of Parent at Parent’s offices in Dubai, United Arab Emirates to discuss various matters relating to transaction-related communication, filings, post-closing corporate structure considerations, the key employee undertakings and regulatory matters. On the same day, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Cravath. This draft reflected a number of updates, including (i) removed condition in favor of Parent around minimum operating cash and instead added mutual condition around Company Funded Cash and minimum operating cash, (ii) rejected closing conditions around absence of material adverse change to the Company from a regulatory perspective, Material Customers or the Company’s authority to fund the Company Funded Cash, (iii) revised gross debt condition to be determined based on specified amounts, rather than a gross amount, (iv) accepted amount of Parent Termination Fee but decreased the Company Termination Fee to 2% of purchase price, (v) revised extension of End Date to apply in the event of failure to satisfy the cash conditions more generally, regardless of whether such failure was caused by past-due accounts receivable and (vi) further revised amount of Company Funded Cash.
On December 10, 2025, representatives of Latham and representatives of Cravath held a teleconference to discuss the draft Merger Agreement.
The Board held a meeting on December 11, 2025 with representatives of Company management and Latham and Walkers in attendance to discuss the Company Sale to Parent and key terms under the draft Merger Agreement, including the Company’s obligation to fund a large portion of the purchase price, the operating cash condition and that a special dividend would require Parent’s approval. It was noted that the exclusivity period under the Initial Exclusivity Agreement would expire on December 19, 2025 and would likely need to be extended. The Board also discussed that greater certainty around the signing of the LatAm sales would be needed in order to approve the Transaction. The Board also noted that the Ordinary Share price had increased since the start of the Company Sale process. The closing per share price of the Ordinary Shares was $7.72 on the NYSE on December 11, 2025.
The Board held a meeting on December 19, 2025 with representatives of Company management and Latham and Walkers in attendance to discuss updates to the Company Sale and LatAm Sales, and resolved to extend the exclusivity period for Parent and Macquarie, for the Company Sale and LatAm Towers Sale, respectively, until the end of January 2026.
On December 23, 2025, the parties discussed a second extension of the exclusivity period until January 31, 2026.
Following completion of due diligence in January 2026, TIM and the Company entered into advanced negotiations of the transaction documents for the LatAm Fiber Sale.
On January 5, 2026, representatives of Cravath sent a revised draft of the Merger Agreement to representatives of Latham. The revised draft (i) separated the gross indebtedness closing condition into three currency-denominated tranches (USD, ZAR, and EUR), reflecting the multi-currency nature of the Company’s indebtedness, (ii) continued to reinsert closing conditions around absence of material adverse change to the Company from a regulatory perspective, Material Customers or the Company’s authority to fund the Company Funded Cash and (iii) made mutual cash conditions a condition only to Parent’s benefit.
On January 15, 2026, representatives of the Company and Parent held discussions regarding the Merger Agreement. On January 16, 2026, representatives of Latham and representatives of Cravath held a teleconference to discuss the draft Merger Agreement.
In the week that followed, as directed by the Board, representatives of J.P. Morgan had a series of discussions with representatives of Citi and Bank of America to discuss Parent increasing its offer price of $8.00 per Ordinary Share that had been presented in the September 2 Offer.
The Board held a meeting on January 23, 2026, with representatives of Company management, J.P. Morgan, Latham and Walkers present, to discuss updates to the Company Sale and LatAm Sales. In particular, the Board noted that J.P. Morgan had recently requested (through Citi) that Parent increase its offer price, which request was with the Parent board for consideration. The closing per share price of the Ordinary Shares was $7.69 on the NYSE on January 23, 2026.
On the same day, representatives of the Company and Parent held a teleconference to discuss pro forma financial information requested by Parent. Also on January 23, 2026, representatives of the Company and Parent discussed Parent’s protocol with the Johannesburg Stock Exchange and the potential need for a cautionary statement in response to a potential inbound media inquiry. On the same day, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Cravath. This draft reflected, among other things, (i) an increase to the proposed Company Termination Fee to 3.5% of the Company’s equity value, (ii) revised the gross indebtedness closing condition to refer to specific per-facility amounts, (iii) accepted Parent condition around mutual operating cash but made condition around Company Funded Cash mutual and (iv) removed the Company adverse regulatory change condition.

On January 26, 2026, representatives of Latham and representatives of Cravath held a teleconference to discuss the draft Merger Agreement.
On January 31, 2026, Parent sent the Company an issues list of outstanding material issues in the Merger Agreement and proposed a plan for in person meetings to finalize the Merger Agreement.
On February 4, 2026, Mr. Howden and Mr. Merheb held a teleconference to discuss the general approach to upcoming in-person meetings on the Merger Agreement. Later that day, following a reported leak in one of Parent’s major operating markets and an inquiry from a journalist to Parent’s Chief Corporate Affairs Officer regarding a potential Company Sale to Parent, Ms. Molefe informed Mr. Howden that Parent would need to issue a SENS cautionary statement to ensure compliance with the listing requirements of the Johannesburg Stock Exchange. The closing per share price of the Ordinary Shares was $8.23 on the NYSE on February 4, 2026. Parent issued a SENS cautionary statement on February 4, 2026.
On February 4 and February 5, 2026, representatives of the Company and Parent met in person in Johannesburg, South Africa to negotiate the material open points in the Merger Agreement. Representatives of Latham and Cravath were each in attendance at those meetings. The Board held a meeting on February 5, 2026 with representatives of Company management, J.P. Morgan, Latham and Walkers in attendance to discuss the final stages of the Company Sale and LatAm Sales, including the offer price for the Company Sale. The Board also approved the Company’s business plan with respect to the Company Sale and the LatAm Fiber Sale to TIM at this meeting.
On February 5, 2026, representatives of the Company and Parent discussed various potential news outlets enquiring about a potential transaction between the Company and Parent, and, following further discussion and review among the parties, Parent released a cautionary announcement stating that it was in advanced discussions to acquire the Company. On the same day, following discussion and review among the parties, the Company released a public statement confirming discussions with Parent. The closing per share price of the Ordinary Shares was $7.83 on the NYSE on February 5, 2026.
On February 6, 2026, representatives of Latham and representatives of Cravath held a teleconference to discuss the draft Merger Agreement.
On February 8, 2026, representatives of Latham sent an updated draft of the Merger Agreement to representatives of Cravath. This draft was generally consistent with the draft Merger Agreement that representatives of Latham shared with representatives of Cravath on January 23, 2026.
On February 9, 2026, the Company, through representatives of Latham, shared drafts of the transaction documents relating to the LatAm Sales (the “LatAm Transaction Documents”) with Parent and representatives of Cravath, and the Company and Parent held several discussions regarding the terms of the LatAm Transaction Documents and potential post-closing risks to Parent.
On February 10, 2026, Parent sent the Company an issues list of outstanding material issues in the Merger Agreement and representatives of Parent and the Company, including legal counsel, began several days of in-person meetings in Johannesburg, South Africa to continue negotiations of the Merger Agreement. Also on February 10, 2026, Parent verbally communicated its final offer of $8.50 per Ordinary Share to representatives of the Company, subject in all respects to approval by Parent’s board of directors. The final offer of $8.50 per Ordinary Share represented a premium of approximately 239% over the closing share price on March 11, 2024, the day prior to the announcement of the Company’s strategic review, a premium of 36% to the 52-week volume-weighted average trading price, and a premium of 3% to the unaffected closing share price on February 4, 2026. The closing per share price of the Ordinary Shares was $8.33 on the NYSE on February 10, 2026.
On February 11, 2026, the Company announced the execution of the transaction agreement with TIM regarding the LatAm Fiber Sale. Later that day, representatives of Latham sent an updated draft of the Merger Agreement to representatives of Cravath. This draft was generally consistent with the draft Merger Agreement that representatives of Latham shared with representatives of Cravath on February 8, 2026.
Also on February 11, 2026, J.P. Morgan delivered a customary relationship disclosure letter to the Company.

On February 12, 2026, the Board held a meeting, with representatives of Company management, J.P. Morgan, Latham and Walkers in attendance. At the meeting, representatives of Company management provided an overview of the strategic review process, transaction rationale, key terms of the transaction, current shareholders and financial metrics. The Board noted that no other parties had contacted the Company or J.P. Morgan with respect to a potential transaction since the Company’s public statement on February 5, 2026 confirming discussions with Parent.
On the same day, representatives of Cravath sent an updated draft of the Merger Agreement to representatives of Latham, and representatives of Latham subsequently sent an updated draft of the Merger Agreement to representatives of Cravath. This draft Merger Agreement sent by representatives of Cravath to representatives of Latham was generally consistent with the draft Merger Agreement that representatives of Latham shared the day prior, but reflected the final Per Share Merger Consideration of $8.50.
Also on February 12, 2026, Mr. Mroue and Mr. Saad had conversations regarding undertakings of key employees to enter into certain amendments to their employment agreements at Closing. The Board held a meeting on February 13, 2026 with representatives of Company management, J.P. Morgan, Latham and Walkers in attendance. The Board discussed the fact that Parent continued to have concerns around the terms of the LatAm Towers Sale. Board members were in agreement that further discussions between the parties would be needed regarding the impact of the LatAm Towers Sale terms on the Transaction and agreed to convene a further meeting on February 16, 2026. The Board noted that no other parties had contacted the Company or J.P. Morgan with respect to a potential transaction since the Company’s public statement on February 5, 2026 confirming discussions with Parent.
On February 13, 2026, representatives of the Company held a teleconference with representatives of Parent to further discuss the proposed amendments to certain key employees’ employment arrangements. Between February 13 and February 16, 2026, Mr. Oyinlola and Mr. Mroue exchanged text messages regarding the terms of these key employee undertakings.
On February 16, 2026, representatives of Latham sent a revised draft of the Merger Agreement to representatives of Cravath. This draft Merger Agreement was generally consistent with the draft Merger Agreement that representatives of Latham shared on February 12, 2026, and included (i) a cooperation covenant by the Company with respect to Parent’s efforts to obtain representations and warranties insurance with respect to the LatAm Towers Sale, and (ii) an increase in the Minimum Operating Cash Amount (from $330,000,000 to $355,000,000) to account for a potential contingent liability identified by Parent in the transaction documents for the LatAm Towers Sale. Later that day, representatives of Cravath sent a revised draft of the Merger Agreement back to representatives of Latham that was largely consistent with the draft Merger Agreement sent by representatives of Latham earlier that day.
The Board reconvened on February 16, 2026 with representatives of J.P. Morgan, Latham and Walkers in attendance. Representatives of J.P. Morgan provided a preliminary overview of J.P. Morgan’s financial analysis of the Per Share Merger Consideration to the Board. On February 17, 2026, representatives of Cravath sent the final draft of the Merger Agreement to representatives of Latham.
On the same day, the Board held a meeting, with representatives of Company management, J.P. Morgan, Latham and Walkers in attendance, to review the final terms and conditions of the Transaction. The Board noted that no other parties had contacted the Company or J.P. Morgan with respect to a potential transaction since the Company’s public statement on February 5, 2026 confirming discussions with Parent. At the Board meeting, representatives of J.P. Morgan reviewed with the Board its financial analysis of the Per Share Merger Consideration, as summarized below in the section of this proxy statement captioned “Special Factors — Opinion of J.P. Morgan Securities LLC.” Representatives of J.P. Morgan then rendered J.P. Morgan’s oral opinion, which was subsequently confirmed by delivery of its written opinion dated February 17, 2026, to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its Affiliates) in the proposed Merger was fair, from a financial point of view, to such holders. For more information, see the section of this proxy statement captioned “Special Factors — Opinion of J.P. Morgan Securities LLC.” At the Board meeting, following discussion, the Board approved entry into the Merger Agreement and the transactions contemplated thereby as well as entry into the LatAm Towers Sale. Following the Board meeting, the Company and Parent executed and delivered the Merger Agreement and related Transaction Documents. The Company and Parent thereafter issued press releases announcing the execution of the Merger Agreement, as well as the execution of the transaction agreement with Macquarie regarding the LatAm Towers Sale.
Reasons for the Merger and Recommendation of the Board
At a meeting on February 17, 2026, the Board, after consultation with J.P. Morgan, its financial advisor, and Latham & Watkins LLP and Walkers (Cayman) LLP, its legal counsel, and after considering and weighing various factors including the fairness opinion provided by J.P. Morgan of the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger, and evaluating the proposed terms and conditions of the Merger Agreement, the Transaction Documents, the Merger and the Transactions, unanimously determined, including all of the non-employee directors, among other resolutions, that (a) the Merger and the entry into and performance by the Company of its obligations under the Merger Agreement and the Transaction Documents would be in the best interests of the Company, and (b) the Per Share Merger Consideration constitutes at least (and may exceed) the fair value for each Ordinary Share (other than the Excluded Shares), and unanimously resolved (i) to approve the transactions contemplated by the Merger Agreement, the Transaction Documents and the Transactions, including the Merger, (ii) subject to the terms and conditions of the Merger Agreement, to recommend to the holders of Ordinary Shares that they vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions, including the Merger, at the EGM and (iii) subject to the terms and conditions of the Merger Agreement, to direct that the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions be submitted to the holders of Ordinary Shares for approval.
After carefully considering all relevant factors, the Board recommends that you vote or give instruction to vote (1) “FOR” the Merger Proposal, and (2) “FOR” the Adjournment Proposal, if presented.
In reaching its determination, the Board carefully reviewed, considered and relied upon a number of factors and potential benefits of the Merger, including those discussed below, each of which the Board believes supported its decision to approve the Merger Agreement and its determination that the Transactions, including the Merger, are in the best interests of the Company and fair to the Company’s unaffiliated shareholders. These factors and potential benefits are not listed in any relative order of importance.
Premium Over Market Price of the Ordinary Shares.   The Per Share Merger Consideration of $8.50 represents a premium of approximately 2.5% to the closing price of the Ordinary Shares on February 13, 2026, the last trading day prior to the public announcement of the execution of the Merger Agreement, a premium of approximately 3.3% to the closing price of the Ordinary Shares on February 4, 2026, the last trading day prior to Parent’s cautionary announcement of its consideration of a transaction with the Company, a premium of approximately 239% to the closing price of the Ordinary Shares on March 11, 2024, the last trading day before the Company’s announcement of an evaluation of strategic alternatives, and a premium of approximately 36% to the volume-weighted average closing price of the Ordinary Shares during the 52 weeks prior to the Company’s execution of the Merger Agreement.
Attractive Value.   The Per Share Merger Consideration represents an attractive value for the Company’s shareholders, other than Holdings, taking into account the Board’s familiarity with the Company’s business, operations, operating results, financial condition, prospects and business strategy, assets and the Board’s belief, based on the course and history of the negotiations between the Parent Parties and the Board, that the Per Share Merger Consideration represented the highest consideration that the Parent Parties were willing to pay for the Company.
All-Cash Merger Consideration.   The Per Share Merger Consideration will be all cash, which will provide immediate liquidity to the Company’s shareholders, other than Holdings, and allow them to avoid post-Merger risks and uncertainties relating to the prospects of the Company. In that regard, the Board noted that the amount of cash to be received for each Ordinary Share is fixed and will not be reduced if the value or trading price of the Ordinary Shares declines prior to the Effective Time.
Historical Market Price and Volatility.   Consideration of the historical volatility of the share price and liquidity of the Ordinary Shares and the underlying financial results of the Company; as well as the

Board’s assessment of the macroeconomic volatility affecting the Company’s operations in Nigeria and other markets, which was a significant contributor to the Company’s reduced financial performance and low share price performance in 2023 and 2024, rendering the all-cash consideration offered by the Parent Parties attractive for the Company’s shareholders, other than Holdings.
Opinion of Financial Advisor.   The Board considered the financial analysis reviewed by J.P. Morgan with the Board as well as the oral opinion of J.P. Morgan rendered to the Board on February 17, 2026 (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion addressed to the Board dated February 17, 2026), that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such holders (see “Special Factors — Opinion of J.P. Morgan Securities LLC” beginning on page 47 for additional information).
Parent.   The Board also considered that Parent is the Company’s largest customer, representing more than half of the Company’s revenue for the year ended December 31, 2025, making the Company vulnerable in the event of commercial or other disputes with Parent, including any such disputes regarding pricing or any decision by Parent to seek alternative providers. Parent and certain of its subsidiaries or affiliates, including MTN Nigeria Communications PLC, MTN Côte d’Ivoire S.A., MTN Cameroon Limited, MTN Zambia Limited, MTN Rwandacell Limited (until October 2025) and Mobile Telephone Networks Proprietary Limited, enter into ongoing transactions or agreements with the Company to lease telecommunications tower space and related services. The Company’s aggregate revenue from such transactions and agreements for the two-year period ended December 31, 2025 was approximately $2,172 million. An acquisition by Parent allows the Company shareholders to capitalize on the Company’s current strategic position and its positive commercial relationship with Parent today.
Solicitation Process Prior to Merger Agreement.   The fact that the Company engaged in various processes for soliciting and responding to proposals from potential bidders in an effort to obtain the best value reasonably available to the Company’s shareholders, other than Holdings. In March 2024, the Company announced a strategic review process, which included an evaluation of the Company’s organizational initiatives, plans and goals to try to ensure they aligned with its long-term objectives and external environment conditions and were targeted at shareholder value-creation options. As part of the strategic review, a limited number of counterparties considered the opportunity to purchase part or all of the Company’s business but ultimately did not move forward. Through 2024 and 2025, the Company approached, and was approached by, financial sponsors and strategic parties about opportunities to acquire different parts of the Company’s business, but only Parent provided a formal offer for an acquisition of the Company’s business as a whole (other than its Latin American tower and fiber operations). No firm offers were made by unaffiliated persons in 2024 and 2025 for a merger or consolidation of the Company, sale or other transfer of all or any substantial part of the assets of the Company, or purchase of Ordinary Shares that would enable the holder to exercise control over the Company. The Board considered the fact that, to the Company and Board’s knowledge, there had been no other offer for a going-private or other similar transaction in the past two years that would have offered a benefit to Company shareholders that was comparable to the offer proposed by the Parent Parties (see “Special Factors — Background of the Merger” beginning on page 21 for additional information on such sale process).
Ability to Respond to Unsolicited Acquisition Proposals, Change Recommendation and Terminate the Merger Agreement.   The Merger Agreement includes “fiduciary out” provisions, which, subject to the terms and conditions thereof, permit the Company, under limited circumstances in response to its receipt of an unsolicited bona fide acquisition proposal, to provide information to and participate in negotiations or discussions with third parties with respect to such acquisition proposal if the Board determines in its good faith judgment, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be likely to lead to a Superior Proposal and that failure to take such action would reasonably be likely to be inconsistent with the fiduciary duties of the members of the Board to the Company’s shareholders under applicable law. At any time prior to the EGM, in response to its receipt of an unsolicited bona fide acquisition proposal, (i) the Board may change its recommendation that the holders of Ordinary Shares approve the Merger Agreement and/or (ii) the Company may terminate the Merger Agreement to enter into a definitive written agreement providing for such acquisition proposal, if the Board determines in its good faith judgment, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a Superior Proposal and the failure to change its recommendation and/or to terminate the Merger Agreement would reasonably be likely to be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law. However, prior to taking these actions, the Company must provide Parent with at least four (4) business days’ prior written notice of taking such action (the “Notice Period”) and during this Notice Period, the Company is obligated to negotiate with Parent in good faith (if and to the extent Parent desires to negotiate) and consider any proposals made by Parent in writing, in order to amend the terms of the proposed transaction such that the acquisition proposal no longer constitutes a Superior Proposal. The Board further considered the fact that the Company Termination Fee of $104,290,000 payable by the Company under certain circumstances (i) is reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger and (ii) would not preclude another party from making a competing proposal.
Terms of the Merger Agreement.   The terms and conditions of the Merger Agreement, which were the product of negotiations between the parties, including the structure of the transaction, the all-cash form of the Per Share Merger Consideration, the scope of the conditions to Closing, the Company’s right to specific performance to cause Parent to consummate the Merger, and other remedies available under the Merger Agreement, subject to certain conditions, and the customary nature of the representations, warranties and the covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Parent, during which the Board was advised by highly qualified outside legal and financial advisors. These negotiations ultimately resulted in terms that (i) provide for an attractive premium over the then-current trading price of the Ordinary Shares, (ii) provide robust provisions designed to ensure, absent certain circumstances that would cause a closing condition not to be satisfied or allow termination of the Merger Agreement, that the Transactions are completed and (iii) provide for a Parent Termination Fee of $148,980,000 payable to the Company under certain circumstances, including the breach by any Parent Party of its representations, warranties or covenants set forth in the Merger Agreement (subject to an opportunity to cure) and if all closing conditions have been satisfied or validly waived and the Company is ready, willing and able to consummate the Closing but the Parent Parties fail to consummate the Closing (see “The Merger Agreement — Termination Fees” beginning on page 100 for additional information). The Board also considered the willingness of Holdings and Wendel to support and to vote in favor of the Merger pursuant to the Support Agreements.
Loss of Opportunity.   The possibility that, if the Board declined to approve the Merger Agreement, there may not be another opportunity for the Company’s shareholders, other than Holdings, to receive a comparably priced offer with a comparable level of closing certainty. The Board also considered the fact that Parent is the only party that submitted an offer for a going-private transaction with respect to the Company.
Financial Condition, Results of Operations and Prospects of the Company; Risks of Execution.   The current, historical and projected financial condition, results of operations and business of the Company, as well as the Company’s prospects and risks if it were to remain a standalone public company. The Board considered the Company’s current business plan, including Company management’s then-current estimated projections of the Company’s financial prospects (as discussed further in the section of this proxy statement entitled “Special Factors — Certain Financial Forecasts” beginning on page 42). The Board also considered the Company’s current business plan and the potential opportunities and risks to achieving the business plan, including, among other things, the assumptions underlying the Company management’s then-current projections. The Board also considered Parent’s business reputation and financial resources.
Shareholder Approval Requirement.   The Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed at the EGM. Pursuant to the Support Agreements, Holdings and Wendel have agreed to vote all of their respective Covered Shares owned beneficially or of record by Holdings, Wendel or their affiliates, as applicable, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions and in favor of any other matters required to consummate the Transactions. As of the Record Date, the Covered Shares collectively represented approximately    % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM. The special resolution of the Company must be approved by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the votes cast by such holders entitled to vote and voting in person (or in the case of corporations, by their duly authorized representatives) or by proxy as a single class at the EGM or any adjournment or postponement thereof. The high voting threshold provides shareholders a meaningful opportunity to reject the Merger Proposal if they do not believe the Transactions are in their best interests.
Regulatory Approvals.   The relative likelihood of significant antitrust or other regulatory impediments to closing and the provisions of the Merger Agreement related to regulatory approvals, including the obligation of each of the Parent Parties and the Company to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the End Date) and to consummate and make effective the Transactions, including the Merger, as soon as practicable after the date of the Merger Agreement. These commercially reasonable efforts include, among other things, supplying any information that may be required or reasonably requested by the applicable Governmental Entities and the Parent Parties agreeing to take promptly any and all steps necessary or reasonably advisable or as may be required by any Governmental Entity to obtain all Required Approvals (as defined below) as expeditiously as possible, including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (i) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company or its subsidiaries, (ii) terminating, amending or assigning existing relationships and contractual rights and obligations of the Company and/or its subsidiaries, (iii) requiring the Company or any of its subsidiaries to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (iv) imposing limitations on the Company or its subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that any such action may be conditioned upon the consummation of the Transactions; provided further that in no event will the Parent Parties or any of their affiliates be required (and in no event will the Company or any of its subsidiaries agree without the prior written consent of Parent) to (x) take any action (including entering into any consent decree, hold separate order, trust or other arrangement), or to permit or suffer to exist any restriction, condition, limitation or requirement, with respect to any businesses or assets of Parent and its affiliates, other than the businesses and assets of the Company and its subsidiaries, or (y) take any action (including entering into any consent decree, hold separate order, trust or other arrangement), or to permit or suffer to exist any restriction, condition, limitation or requirement, with respect to the businesses and assets of the Company and its subsidiaries that, when taken together with all other such actions, restrictions, conditions, limitations and requirements, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.
Dissenters’ Rights.   Shareholders who follow the statutory procedures for exercising dissenters’ rights set forth in Section 238 of the Cayman Islands Companies Act will be entitled to seek an appraisal of the fair value of the Ordinary Shares of the dissenting shareholders by a Cayman Islands court.
Ability to Fund the Per Share Merger Consideration.   The fact that (i) Parent intends to fund a portion of the Per Share Merger Consideration using cash on hand and draws on its existing debt facilities, (ii) the Merger Agreement contains representations and covenants by the Parent Parties regarding their ability to fund such amounts and draw down on such debt facilities, (iii) the Company will fund a portion of the Per Share Merger Consideration using the Company Funded Cash, (iv) the Merger is not subject to any condition related to Parent’s ability to obtain financing, and (v) under specified circumstances, the Merger Agreement permits the Company to seek specific performance against the Parent Parties.
Support Agreements.   The fact that Holdings (which, as of the Record Date, held approximately    % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM) and Wendel (which, as of the Record Date, held approximately    % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM) have each entered into Support Agreements pursuant to which they have agreed to, among other things, vote their respective Ordinary Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, implying that approximately    % of total issued and outstanding Ordinary Shares and approximately    % of votes eligible to be cast at the EGM support the Transactions.

Likelihood of Closing.   The likelihood and anticipated timing of completing the Transactions, including that the Merger would be completed, in light of, among other things, the relatively limited scope of conditions to Closing, the absence of any condition related to Parent’s ability to obtain financing, the covenants by the parties to use their respective commercially reasonable efforts to obtain all necessary governmental approvals and the likelihood of obtaining required regulatory approvals for a transaction with Parent prior to the End Date. The Board also considered (i) the fact that the Transaction is conditioned upon the Company funding a portion of the Per Share Merger Consideration using the Company Funded Cash, meeting certain minimum operating cash thresholds and satisfying certain limitations on gross indebtedness, (ii) the Company’s ability to satisfy the foregoing cash and debt conditions is dependent upon the successful completion of the sales of both its Latin American tower and fiber operations, announced on February 17, 2026 and February 11, 2026, respectively and (iii) and the likelihood of the Company completing such transactions.
Specific Performance.   The Company’s ability, as set out in the Merger Agreement and the Transaction Documents, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements.
The foregoing discussion of the information and factors considered and given weight by the Board in connection with their evaluation of the fairness of the Transactions, including the Merger, to the Company’s unaffiliated shareholders is not intended to be exhaustive, but includes all material factors considered. The Board found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered by the Board in reaching its conclusion as to the fairness of the Merger to the unaffiliated shareholders. Rather, the Board made the fairness determinations after considering all of the foregoing factors as a whole.
In the course of evaluating the Merger Agreement and the Transactions, including the Merger, and making the decisions, determinations and recommendations described above (as applicable), the Board did not specifically review, consider or rely upon the following factors when making its decision to approve the Merger Agreement and its determination that the Transactions, including the Merger, are fair to the unaffiliated shareholders, for the reasons as discussed below.
Net Book Value.   The Board did not specifically consider the Company’s net book value, which is an accounting concept, as a relevant factor because they believed (i) that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and (ii) the net book value does not take into account the prospects of the Company, customer value and stickiness, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry.
Liquidation Value.   The Board did not specifically consider the liquidation value of the Company to be a relevant factor because (i) they considered the Company to be a viable going concern; (ii) they believed that liquidation sales generally result in proceeds substantially less than sales of a going concern; and (iii) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company.
Going Concern Value and Purchase Prices Previously Paid.   The Board did not specifically seek to establish a going concern valuation of the Company. In addition, the Company has not purchased any Ordinary Shares during the two years prior to the date of this proxy statement and therefore the Board did not specifically consider the purchase prices paid by the Company in its previous purchases of the Ordinary Shares in the section of this proxy statement entitled “Transactions in the Ordinary Shares” to be relevant. Rather, the Board believed that the projected future financial performance reflected in the financial projections for the Company, as more fully summarized in the section of this proxy statement entitled “Special Factors — Certain Financial Forecasts,” provided an indication of the Company’s going concern value which the Board then considered, by taking into account the value of the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters as it continues to operate its business as currently conducted.
Unaffiliated Shareholder Representative.   In light of the procedural safeguards to the unaffiliated shareholders described below, the Board did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders of the Company for purposes of negotiating the terms of the Transactions or preparing a report concerning the fairness of the Transactions. In addition, the Board believed that the financial analysis reviewed by J.P. Morgan with the Board as well as the oral opinion of J.P. Morgan rendered to the Board was sufficient to ensure that the Transactions, including the Merger, are fair to the unaffiliated shareholders.
In addition to the foregoing factors and analyses that supported the conclusion of the Board that the Merger is fair to the Company’s unaffiliated shareholders, the Board also weighed the following negative factors:
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No Future Participation in the Prospects of the Company.   Following the consummation of the Merger, the Company’s shareholders, other than Holdings, will cease to participate in any future earnings of or benefit from any increases in the value of the Company, if any.

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Potential Tax Liability of Unaffiliated Shareholders.   The Merger will be a taxable transaction to the Company’s shareholders, other than Holdings, who are U.S. taxpayers or are taxpayers in other jurisdictions, notwithstanding that such shareholders will not be able to choose whether or not to participate in the Merger.

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Interim Restrictions.   The restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the Merger.

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No-Shop Restrictions.   The restrictions in the Merger Agreement on the Company’s ability to solicit competing transactions (subject to certain exceptions to allow the Company to negotiate with parties who submit an unsolicited Alternative Proposal and terminate the Merger Agreement to accept a Superior Proposal, and then only upon the payment of a termination fee by the Company to Parent).

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Breakup Fees and Limitation of Parent Liability.   The fact that the Company may be required, under certain circumstances, to pay Parent the Company Termination Fee of $104,290,000 in connection with a termination of the Merger Agreement and the fact that the Company’s right to recover damages from Parent for a breach of the Merger Agreement, in certain circumstances, will be limited to payment by Parent of the Parent Termination Fee of $148,980,000 and, if applicable, related enforcement expenses up to $500,000.

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Effect of Public Announcement.   The effect of the public announcement of the Company entering into the Merger Agreement on the Company’s operations, including the Company’s relationships with customers, vendors and employees and other business relationships, the Company’s ability to attract and retain key personnel while the Merger is pending and the potential adverse effects on the Company’s financial results as a result of that disruption.

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Risk the Merger May Not Be Consummated; Transaction Costs.   The consummation of the Merger is subject to the satisfaction of certain closing conditions that are not within the Company’s or the parties’ control, including receipt of required regulatory clearances and approvals, and that no Company Material Adverse Effect has occurred, and the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated, and if the Merger is not consummated, the Company will have incurred significant transaction and opportunity costs in connection with the Merger and the other Transactions and the trading price of the Ordinary Shares and perceptions of the Company’s prospects may be materially adversely affected.

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Litigation.   The possibility of litigation in connection with the Merger and the Transactions, and the risk of incurring substantial costs and expenses in connection therewith.

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Potential Differing Interests of Directors and Officers.   The risk that the directors and officers of the Company may have interests in the Merger and the Transactions that are in addition to, or that may be different from, the interests of the Company’s shareholders, other than Holdings.

After weighing these negative factors and giving them due consideration, the Board concluded that none of these factors, alone or in the aggregate, is significant enough to outweigh the factors and analyses that it considered to support its beliefs that (i) the Merger and the entry into and performance by the Company of its obligations under the Merger Agreement and the Transaction Documents would be in the best interests of the Company and (ii) the Per Share Merger Consideration constitutes at least (and may exceed) the fair value for each Ordinary Share (other than the Excluded Shares).
In addition, the Board believes that sufficient procedural safeguards are present to ensure that the Transactions, including the Merger, are procedurally fair to the Company’s unaffiliated shareholders and to permit the Board to represent effectively the interests of such shareholders. Such procedural safeguards include the following, which are not listed in any relative order of importance:
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all of the members of the Board during the entire process were and are free from any improper affiliation with the Parent Parties that would preclude their ability to act in the best interests of the Company and its shareholders; and none of the Board members has any financial interest in the Merger that is different from that of the Company’s shareholders, other than Holdings, other than their indemnification and liability insurance rights under the Merger Agreement, their rights to receive the Per Share Merger Consideration upon the completion of the Transactions, including the Merger, with respect to the Ordinary Shares, Company RSUs and/or Company PSUs, as applicable, that had been granted to them and certain compensation and other arrangements described under the caption “Summary — Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 9;

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the consideration and negotiation of the Merger Agreement were conducted under the supervision of the Board with the assistance of qualified legal and financial advisors, and the Board had full authority with respect to the transaction;

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the Board was assisted by its outside financial and legal advisors in the negotiation with the Parent Parties and the evaluation of the Merger;

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the Board had the full authority to evaluate the terms of the Transactions, to negotiate the terms of the Merger Agreement and the Merger, to consider alternative transactions, to determine whether to reject the Transactions, and to determine whether the Merger would be fair to, and in the best interests of, the Company’s shareholders, other than Holdings, and whether to approve the entry by the Company into definitive agreements with respect to the Transactions;

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the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Company and its advisors, on the one hand, and the Parent Parties and its advisors, on the other hand;

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the Board held meetings on multiple occasions to consider and review the terms of the Merger Agreement and the Transactions, including the Merger;

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the Board has the right pursuant to the Merger Agreement to evaluate on behalf of the Company unsolicited bona fide acquisition proposals from third parties that might arise between the date of the Merger Agreement and the Effective Time, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement subject to the payment to Parent of the Company Termination Fee, and to accept such alternative Acquisition Proposal, consistent with the Board’s fiduciary duties under applicable law; and

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the Board had no obligation to recommend the authorization and approval of the Transactions, including the Merger, or any other transaction.

In the course of determining whether such procedural safeguards were sufficient to ensure that the Transactions, including the Merger, are procedurally fair to the Company’s unaffiliated shareholders, the Board considered the negative factor that the consummation of the Transactions, including the Merger, is not subject to any additional vote by the Company’s shareholders that excludes Holdings, and determined that such negative factor is outweighed by, in addition to the various factors listed above tending to support the Board’s approval of the Merger, the fact that the CICA does not expressly require the separate or additional approval of a merger by a majority of the Company’s disinterested shareholders and the fact that Holdings’ voting power is limited by the MTN Vote Adjustment.

In reaching its determination that the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions, including the Merger, are fair (both substantially and procedurally) to and in the best interests of the Company and its shareholders, other than Holdings, and its decision to authorize and approve the Merger Agreement and recommend the authorization and approval of the Merger Agreement, the Plan of Merger, the Transaction Documents and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered all of the foregoing factors and analyses.
Position of the Parent Parties as to the Fairness of the Merger
Under SEC rules governing “going private” transactions, the Parent Parties may be deemed an affiliate of the Company and engaged in the going-private transaction, and, therefore, be required to express their beliefs as to the fairness of the Merger and the other Transactions to unaffiliated shareholders. The Parent Parties are making the statements included in this section solely for the purpose of complying with the requirements of Schedule 13E-3 and related rules and regulations under the Exchange Act.
The Parent Parties have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company. Parent attempted to negotiate the terms of a transaction that would be most favorable to it and, accordingly, did not negotiate the Merger Agreement with the goal of obtaining terms that were fair to the unaffiliated shareholders. The views of the Parent Parties are not, and should not be construed as, a recommendation as to how any shareholder of the Company should vote on the Merger Proposal.
The Parent Parties did not participate in the Board’s deliberations regarding the fairness of the Merger nor did the Parent Parties have access to financial information prepared by the Board’s independent financial advisor. However, based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings, analysis and resulting conclusions of, the Board discussed under “Reasons for the Merger and Recommendation of the Board” beginning on page 33, the Parent Parties believe that the Merger, including the Per Share Merger Consideration, is procedurally and substantively fair to the unaffiliated shareholders. In particular, the Parent Parties considered the following procedural factors:
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the Per Share Merger Consideration resulted from active, extensive negotiations among Parent, the Company, and their respective advisors, which resulted in the Board negotiating to increase the Parent Parties’ initial bid of $7.50 per share to $8.50 per share;

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the fact that the Board had no obligation to recommend any transaction, including a transaction with the Parent Parties, and that the Board had the authority to reject any proposals made by the Parent Parties, but after consultation with its own independent financial advisors and legal counsel and due consideration of all relevant factors, the Board unanimously (by a vote that included all of the non-employee directors of the Company)

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determined that the Merger and entry into the Merger Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company,

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determined that the Per Share Merger Consideration constitutes at least (and may exceed) the fair value for each Ordinary Share (other than the Excluded Shares),

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authorized and approved the execution, delivery and performance of the Merger Agreement, the Support Agreements, the Plan of Merger, the Merger and the other Transactions, and

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resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Merger and the other Transactions, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger, the Merger and the other Transactions be submitted to the shareholders of the Company for authorization and approval;

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the fact that the Merger Agreement allows the Board to engage in discussions or negotiations regarding an Alternative Proposal at any time prior to the EGM if the Board has determined in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law;

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the fact that the Board received J.P. Morgan’s oral opinion, which was subsequently confirmed by delivery of its written opinion, to the Board on February 17, 2026, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such holders;

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the Merger is conditioned upon the affirmative vote of at least two-thirds of the votes cast by shareholders of the Company, either voting in person or by proxy, at the EGM (voting together as a single class) in accordance with the CICA and the Articles to authorize the Merger Proposal, which, even considering the Support Agreements, provides shareholders meaningful opportunity to consider the Merger notwithstanding that the Merger does not require the affirmative vote of at least a majority of the unaffiliated shareholders; and

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the fact that holders of Ordinary Shares who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Ordinary Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the EGM, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights set forth in Section 238 of the CICA, a copy of which is attached as Annex C to this proxy statement.

The Parent Parties also considered a variety of substantive factors related to the fairness of the Merger, including the following:
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the Per Share Merger Consideration paid in respect of the Ordinary Shares is all cash, thus allowing the shareholders of the Company who receive the Per Share Merger Consideration to immediately realize liquidity at a certain and fair value for their Ordinary Shares without incurring brokerage and other costs typically associated with market sales; and

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the current and historical closing market prices for Ordinary Shares, including that (i) the historical market prices of the twelve-month period before the announcement of the Merger ranged from $3.44 to $8.73 per Ordinary Share, and (ii) the Per Share Merger Consideration represents:

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a premium of approximately 238.6% to the closing price of Ordinary Shares of $2.51 on March 11, 2024, the last trading day before the Company’s announcement of an evaluation of strategic alternatives, and a premium of approximately 180.1% to the 30-day volume-weighted average price as of the same date and 141.5% to the 60-day volume-weighted average price as of the same date;

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a premium of approximately 3.3% to the closing price of Ordinary Shares of $8.23 on February 4, 2026, the last trading day before the issuance of the Company’s press release confirming negotiations with the Parent Parties, and a premium of approximately 9.7% to the 30-day volume-weighted average price as of the same date and 14.9% to the 60-day volume-weighted average price as of the same date; and

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a premium of approximately 2.5% to the closing price of Ordinary Shares of $8.29 on February 13, 2026, the last trading day before the announcement of the Company’s entry into the Merger Agreement with the Parent Parties, and a premium of approximately 7.5% to the 30-day volume-weighted average price as of the same date and 12.1% to the 60-day volume-weighted average price as of the same date.

In the course of reaching its determination as to the fairness of the Merger to the unaffiliated shareholders, the Parent Parties also considered a variety of risks and other countervailing factors related to the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:
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the unaffiliated shareholders will have no ongoing equity participation in the Company following the Merger and, as a result, will not participate in any future growth of the Company or potential increases in the value of the Ordinary Shares;

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the risk that the Merger might not be consummated in a timely manner or at all;

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the risk, if the Merger is not consummated, that pursuing the Merger could divert the attention of the Company’s management from pursuing the Company’s organic growth and performance goals;

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the restrictions on the conduct of the Company’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Merger;

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the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, vendors and customers; and

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the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger Agreement, and if the Merger Agreement is terminated under certain circumstances, the Company will be required to pay the Company Termination Fee.

The Parent Parties noted that the Board did not form a committee of independent directors. However, the history of dealings between Parent and the Company (including the matters described under “Special Factors — Background of the Merger” beginning on page 21) have led the Parent Parties to the view that the Board, including the employee members of the Board, are able to negotiate effectively with the Parent Parties and that the absence of such a committee of independent directors was not relevant to the Parent Parties’ determinations as to the fairness of the Merger to the unaffiliated shareholders.
The Parent Parties did not undertake a formal evaluation of the fairness of the Merger to the unaffiliated shareholders, nor did they request BofA Securities and Citi to provide any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Per Share Merger Consideration, or otherwise), (ii) valuation of the Company for the purpose of assessing the fairness of the Per Share Merger Consideration to any person, or (iii) recommendation as to how to vote or act on any matters relating to the proposed Merger or otherwise. The discussion materials provided by BofA Securities and Citi to Parent, dated December 19, 2025, and February 12, 2026, should not be construed as creating any fiduciary duty on the part of BofA Securities or Citi to Parent or any other person, and such materials are not intended to be, and do not constitute, a recommendation to Parent or any other person in respect of the Merger, including as to how any holder of Ordinary Shares should act or vote in respect of the Merger Proposal.
The Parent Parties did not consider the net book value, going concern value or liquidation value of the Company’s business to be relevant to their determination whether the Per Share Merger Consideration is substantively and procedurally fair to the unaffiliated shareholders. The Parent Parties are not aware of any previous purchases that should be disclosed in response to Item 1002(f) of Regulation M-A. Other than as described herein, the Parent Parties are not aware of any firm offer made by any unaffiliated person during the past two years for a merger or consolidation of the Company, a purchase or other transfer of all or substantially all of the Company’s assets, or a purchase of Ordinary Shares that would enable the holder to exercise control over the Company.
The foregoing discussion of the information and factors considered and given weight by the Parent Parties is not intended to be exhaustive, but is believed by the Parent Parties to include all material factors considered by them in connection with the reasonableness and fairness of the Merger to the unaffiliated shareholders. The Parent Parties did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to reasonableness and fairness. The Parent Parties believe that the foregoing factors provide a reasonable basis for their belief that the terms of the Merger are fair to the unaffiliated shareholders.
Certain Financial Forecasts
While the Company has from time to time provided limited financial guidance for each fiscal year to investors, the Company does not, as a matter of course, make public projections as to long-term future revenues, earnings, performance, financial condition or other results due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of underlying assumptions and estimates. In the ordinary course of business, the Board, together with members of Company management, regularly reviews, considers and assesses the

Company’s performance, future growth prospects, the evolving telecommunications tower industry landscape, customer opportunities and overall strategic direction in light of the current and anticipated business and economic environment and in consideration of the Company’s long term business strategy to enhance value for the Company’s shareholders.
In connection with the Merger, the Company is including in this proxy statement the material unaudited prospective financial information of the Company prepared by members of Company management, on a standalone basis without giving effect to the Merger. Members of Company management prepared two sets of financial projections of the Company and its subsidiaries: (i) the November 2025 Forecasts (as defined below), which included projections for fiscal years 2025 through 2030 and were provided to the Parent Parties and their advisors in connection with the negotiation of the Merger Agreement, which excluded the Company’s Latin American operations, which Parent has expressed that they were not interested in acquiring and hence are expected to be disposed of prior to the Closing and (ii) the February 2026 Forecasts (as defined below), which included projections for fiscal years 2026 through 2030, and included its Latin American operations which were provided to the Board in connection with the Board’s evaluation of the Transactions, and to J.P. Morgan, as approved by the Board for its use and reliance in connection with its financial analyses and opinion to the Board, as summarized in the section of this proxy statement entitled “Special Factors — Opinion of J.P. Morgan Securities LLC” beginning on page 47. The February 2026 Forecasts reflected updated assumptions as detailed on page 46 and estimates of Company management as of February 2, 2026 and were not provided to the Parent Parties.
As further described in the section of this proxy statement entitled “Special Factors — Background of the Merger,” as part of the transaction process that led to the announcement of the Merger, the Board extensively considered the Company’s financial performance and standalone plan and the assumptions underlying the different sets of forecasts that members of Company management prepared, including in the context of the Company’s historical revenue, Adjusted EBITDA and cash flow trends, macroeconomic conditions and currency fluctuations in the Company’s key markets, industry developments and the regulatory environments in the jurisdictions in which the Company operates. After reviewing and discussing the forecasts as the transaction process developed, the Board directed J.P. Morgan to use and rely on the February 2026 Forecasts in connection with its financial analyses and opinion to the Board, as summarized in the section of this proxy statement entitled “Special Factors — Opinion of J.P. Morgan Securities LLC.”
The Company Forecasts (as defined below) were prepared treating the Company on a standalone, business as usual basis, without giving effect to the Transactions or otherwise being adjusted for risks, including the Merger, or any impact of the negotiation or execution of the Merger Agreement or the Transaction Documents, the expenses that may be incurred in connection with the Transactions, including the Merger, or the consummation thereof, or any failure to complete the Merger or any of the Transactions, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Transactions, including the Merger, or the effect of any alteration, acceleration, postponement or decision not to take any business or strategic decisions or actions that may or would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Transactions, including the Merger. The November 2025 Forecasts exclude the Company’s Latin American tower and fiber operations given Parent Parties were not interested in acquiring these businesses and they are expected to be disposed of prior to the Closing, pursuant to sales transactions announced on February 17, 2026 and February 11, 2026, respectively.
The inclusion of the Company Forecasts or of this summary should not be regarded as an indication that the Board, J.P. Morgan, the Company or its management, or any other recipient of this information, considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and the Company Forecasts should not be relied on as such. This information is not fact and should not be relied upon as indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Company Forecasts.
The Company Forecasts and the underlying assumptions upon which the Company Forecasts were based are subjective in many respects and subject to multiple interpretations and frequent revisions attributable to the dynamics of the Company’s industry and based on actual experience and business developments. The Company Forecasts, while presented with numerical specificity, reflect numerous assumptions with respect to the Company’s performance, industry performance, general business, economic, regulatory, market and financial conditions, foreign exchange rates and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond the Company’s control. The Company Forecasts constitute forward looking statements and are subject to a wide variety of significant risks and uncertainties that could cause the Company Forecasts or the underlying assumptions to be inaccurate and for actual results to differ materially from those contained in or suggested by the Company Forecasts, including those described in this proxy statement entitled “Cautionary Note Regarding Forward Looking Statements” and the risk factors described in Item 3.D of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025. As a result, there can be no assurance that the Company Forecasts will be realized, or that actual results will not be materially higher or lower than those contained in the Company Forecasts, and the Company Forecasts cannot be considered as guidance or a guarantee of future operating results and should not be relied upon as such. In addition, since the Company Forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The Company Forecasts were prepared prior to the execution of the Merger Agreement and do not take into account any circumstances or events occurring after the date on which they were prepared, including the Merger and any of the other Transactions, and some or all of the assumptions that have been made in connection with the preparation of the Company Forecasts may have changed since the date the Company Forecasts were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Company Forecasts will be achieved. In addition, the Company Forecasts have not been updated or revised to reflect information or results after the date the applicable Company Forecasts were prepared. None of the Company, the Parent Parties or any of our or their respective affiliates intends to, and each of them disclaims any obligation to, update or otherwise revise the Company Forecasts, or the specific portions presented, to reflect circumstances existing after the date when the Company Forecasts were prepared, or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error, except as required by applicable law. These considerations should be taken into account in reviewing the Company Forecasts, which were prepared as of an earlier date.
For the foregoing reasons, and considering that the EGM will be held several months after the Company Forecasts were prepared, as well as the uncertainties inherent in any forecasting assumptions and information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Company Forecasts set forth below. The Company Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in the Company’s public filings with the SEC. The Company urges all of the Company’s shareholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 120 for additional information.
The Company Forecasts were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the International Accounting Standards Board for preparation or presentation of prospective financial information or IFRS (as adopted by the International Accounting Standards Board). The Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the Company Forecasts, and does not express an opinion or any form of assurance related thereto.
The Company Forecasts contain certain non-IFRS financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow. Members of Company management regularly use a variety of financial measures that are not in accordance with IFRS for forecasting, budgeting and measuring financial performance. The non-IFRS financial measures are not meant to be considered in isolation or as a substitute for comparable IFRS measures. While the Company believes that these non-IFRS financial measures may provide meaningful information to help investors understand the operating results and analyze the Company’s financial and business trends on a period to period basis, there are limitations associated with the use of these non-IFRS financial measures. These non-IFRS financial measures are not prepared in accordance with IFRS and may not be directly comparable to similarly titled measures used by other companies due to potential differences in the exact method of calculation. Regulation G, the SEC rule that would otherwise require a reconciliation of an adjusted financial measure to an IFRS financial measure, does not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Transactions, including the Merger, if the disclosure is included in a document such as this proxy statement. Accordingly, the Company has not provided a reconciliation of the non-IFRS financial measures included in the Company Forecasts to the relevant IFRS financial measures.
The Company has not made and makes no representation to any Company shareholder or to any of the Parent Parties in the Merger Agreement or otherwise concerning the Company Forecasts or the Company’s ultimate performance compared to the information contained in the Company Forecasts or that the projected results will be achieved.
The November 2025 Forecasts and the February 2026 Forecasts are collectively referred to in this proxy statement as the “Company Forecasts.” The February 2026 Forecasts reflected updated assumptions as of February 2, 2026, and included certain refinements based on: (i) the Company’s actual performance during the fourth quarter of 2025; (ii) updated macroeconomic assumptions, including with respect to foreign exchange rates, particularly for the Nigerian Naira, and inflation expectations across the Company’s key markets; and (iii) adjustments to certain commercial and operational assumptions to reflect then-current business outlook and risks. The key differences between the two sets of forecasts are summarized below.
November 2025 Forecasts
Set forth below are prospective revenue, Adjusted EBITDA, capital expenditures and Unlevered Free Cash Flow (U.S. dollars in millions) for the Company (excluding the Latin American operations) for fiscal years 2025 through 2030, which projections were prepared by members of Company management in November 2025 and provided to the Parent Parties in connection with the negotiation of the Merger Agreement (the “November 2025 Forecasts”).
The November 2025 Forecasts were prepared by members of Company management in connection with discussions with the Parent Parties regarding a potential transaction, and were based on (i) the growth plan for the Company for fiscal years 2025 through 2030 and (ii) the assumptions and estimates of Company management as of November 15, 2025, including the following:
•
no change in the Company’s long-term business strategy, including, but not limited to, additional investments, changes to the Company’s business model or implementation of any significant cost efficiency measures beyond those already planned;

•
revenue and Adjusted EBITDA increasing from $1,569 million and $855 million, respectively in 2025 to $1,866 million and $1,063 million, respectively in 2030;

•
annual revenue growth rates ranging from 0.1% in 2026 to 4.3 – 4.6% over the 2027 to 2030 period, reflecting new tower and tenant additions, lease amendments, and growth in colocation rates;

•
Adjusted EBITDA Margin increasing from approximately 54.4% in 2025 to approximately 57.0% in 2030, reflecting operating leverage and efficiency improvements;

•
capital expenditures (including both discretionary and non-discretionary capital expenditures) ranging from approximately $165 million in 2026 to $214 million in 2027 to $190 – 195 million annually over the period from 2028 to 2030;

•
Unlevered Free Cash Flow ranging from approximately $557 million in 2026 to $544 million in 2027 to $574 – 604 million annually over the period from 2028 to 2030;

•
foreign exchange rate assumptions, including the Nigerian Naira depreciating against the U.S. dollar from approximately 1,533 Nigeria Naira to the U.S. dollar in 2025 to approximately 2,273 Nigeria Naira to the U.S. dollar in 2030;

•
tower churn and tenant additions reflecting the impact of the MTN Nigeria Communications PLC contract renewal in August 2024, with net tower additions resuming in 2027 following certain one-time churn impacts in 2025 and 2026; and

•
the exclusion of the Latin American operations (the tower and fiber businesses), which the Company expects to dispose of prior to the Closing.

The forecasts were reviewed by Company management and the Board at a meeting of the Board on November 4, 2025, and the Board determined that the output, the November 2025 Forecasts, reflected what Company management believed were the best then-available estimates and judgements of future financial performance of the Company for fiscal years 2025 through 2030. The Board also received forecasts for the Company (including Latin American operations) for the purpose of assessing the business as a whole, before any asset divestiture. As summarized under the section above entitled “Special Factors — Background of the Merger” beginning on page 21, the Board authorized Company management to provide the November 2025 Forecasts (excluding the Latin American operations) to the Parent Parties in connection with the consideration and evaluation of a potential transaction.
	2025E	2026E	2027E	2028E	2029E	2030E
	(US$ in millions)
Revenue	$1,569	$1,571	$1,640	$1,711	$1,785	$1,866
Adjusted EBITDA(1)	$855	$896	$932	$973	$1,015	$1,063
Adjusted EBITDA Margin	54.4%	57.0%	56.8%	56.8%	56.9%	57.0%
Capital expenditures	$(173)	$(165)	$(214)	$(194)	$(190)	$(195)
Unlevered Free Cash Flow(2)	$578	$557	$544	$574	$599	$604

(1)
For purposes of the November 2025 Forecasts, Adjusted EBITDA, a non-IFRS financial measure, is defined as IFRS operating income, adjusted to exclude depreciation and amortization costs, stock-based compensation expense, and certain non-recurring items. The Adjusted EBITDA margins shown above are calculated as Adjusted EBITDA divided by Revenue.

(2)
For purposes of the November 2025 Forecasts, Unlevered Free Cash Flow, a non-IFRS financial measure, is defined as operating cash flows (which includes Adjusted EBITDA, working capital changes, taxes paid, ground lease payments and other operating income/expense including exceptional costs), less total capital expenditures (including both discretionary and non-discretionary capital expenditures). Excluded from Unlevered Free Cash Flow are future cash flow impacts related to the Rwanda Sale and stock-based compensation.

February 2026 Forecasts
In February 2026, in light of the Company’s actual performance during the fourth quarter of 2025 and changes in macroeconomic conditions across the Company’s key operating markets, members of Company management reviewed the November 2025 Forecasts and the assumptions underlying such forecasts The November 2025 Forecasts (including the Latin American operations) were updated to reflect (i) the Company’s actual performance during the fourth quarter of 2025; (ii) updated macroeconomic assumptions, including with respect to foreign exchange rates, particularly for the Nigerian Naira, and inflation expectations across the Company’s key markets; and (iii) adjustments to certain commercial and operational assumptions to reflect then-current business outlook and risks. The resulting projections (including the Latin American operations) are referred to in this proxy statement as the “February 2026 Forecasts.” The February 2026 Forecasts were provided to the Board in connection with the Board’s evaluation of the Transactions, and to J.P. Morgan, as approved by the Board for its use and reliance in connection with its financial analyses and opinion to the Board, as summarized in the section of this proxy statement entitled “Special Factors — Opinion of J.P. Morgan Securities LLC.” The February 2026 Forecasts were not provided to the Parent Parties.
The February 2026 Forecasts incorporated a number of updated assumptions relative to the November 2025 Forecasts, including the following key differences:
•
Commercial and Operational Performance:   The February 2026 Forecasts reflected the Company’s actual results for the fourth quarter of 2025, which showed higher-than-expected revenue in 2025 (reflecting favorable foreign exchange movements and slower customer churn) and improved Adjusted EBITDA performance.

•
Macroeconomic Assumptions:   The February 2026 Forecasts reflected a more favorable near-term foreign exchange outlook for Nigeria in 2026 (1,554 Nigeria Naira to the U.S. dollar compared to

1,581 Nigeria Naira to the U.S. dollar in the November 2025 Forecasts), while maintaining broadly similar assumptions for outer years. The February 2026 Forecasts also incorporated updated inflation expectations across most markets, aligned with median consensus forecasts as of February 2, 2026.
•
Financial Projections:   As a result of the foregoing updates, the February 2026 Forecasts reflected projected revenue of $1,791 million in 2026, increasing to $2,243 million by 2030 (inclusive of the Latin American operations).

The February 2026 Forecasts were reviewed by Company management and the Board at meetings of the Board on February 5, 2026 and February 17, 2026. After reviewing and discussing both the November 2025 Forecasts and the February 2026 Forecasts, and in light of the Company’s actual performance during the fourth quarter of 2025 and updated macroeconomic conditions as of such time, the Board determined that the February 2026 Forecasts appropriately captured the Company’s current outlook and reflected what Company management believed were the best then-available estimates and judgments of future financial performance of the Company for fiscal years 2026 through 2030. The Board approved the February 2026 Forecasts and authorized Company management to provide them to J.P. Morgan for its use and reliance in connection with its financial analyses and opinion to the Board, as summarized in the section of this proxy statement entitled “Special Factors — Opinion of J.P. Morgan Securities LLC.”
	2026E	2027E	2028E	2029E	2030E
	(US$ in millions)
Revenue	$1,791	$1,891	$1,997	$2,115	$2,243
Adjusted EBITDA(1)	$1,052	$1,122	$1,195	$1,276	$1,367
Adjusted EBITDA Margin	58.7%	59.3%	59.8%	60.4%	61.0%
Capital expenditures	$(293)	$(336)	$(340)	$(355)	$(371)
Unlevered Free Cash Flow(2)	$439	$517	$518	$552	$587

(1)
For purposes of the February 2026 Forecasts, Adjusted EBITDA, a non-IFRS financial measure, is defined as IFRS operating income, adjusted to exclude depreciation and amortization costs, stock-based compensation expense, and certain non-recurring items. The Adjusted EBITDA margins shown above are calculated as Adjusted EBITDA divided by Revenue.

(2)
For purposes of J.P. Morgan’s opinion and financial analyses, as approved by the Board for J.P. Morgan’s use and reliance, Unlevered Free Cash Flow, a non-IFRS financial measure, is defined as operating cash flows (which includes Adjusted EBITDA, taxes paid, working capital changes, ground lease payments and other operating income/expense including exceptional items), less total capital expenditures (including both discretionary and non-discretionary capital expenditures), plus future cash flow impacts related to the Rwanda Sale. The calculations assumed that stock-based compensation was treated as a cash expense.

Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter dated October 4, 2024, the Company retained J.P. Morgan as its financial advisor in connection with, among other things, the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger.
At the meeting of the Board on February 17, 2026, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its February 17, 2026 oral opinion by delivering its written opinion to the Board, dated February 17, 2026, that, as of such date, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan dated February 17, 2026, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as

Annex D to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of as to how such shareholder should vote with respect to the proposed Merger or any other matter.
In connection with preparing its opinion, J.P. Morgan, among other things:
•
reviewed the Merger Agreement;

•
reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Ordinary Shares and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company, Parent, Holdings or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent, Holdings and Merger Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.
The projections furnished to J.P. Morgan (the “February 2026 Forecasts” as defined and summarized in the section of this proxy statement entitled “Special Factors — Certain Financial Forecasts”) were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and these February 2026 Forecasts were not prepared with a view toward public disclosure. These February 2026 Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the management of the Company, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such February 2026 Forecasts. For more information regarding the use of February 2026 Forecasts and other forward-looking statements, please refer to the section entitled “Special Factors — Certain Financial Forecasts” beginning on page 42 of this proxy statement.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its affiliates) in the proposed Merger or with respect to the fairness of any such compensation.
The terms of the Merger Agreement, including the Per Share Merger Consideration, were determined through negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board or the management of the Company with respect to the proposed Merger or the Per Share Merger Consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on February 17, 2026 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data of Helios Towers PLC (“Helios”), a publicly traded company engaged in the global tower sector businesses that, for purposes of J.P. Morgan’s analyses, J.P. Morgan judged to be sufficiently similar to the Company’s operations and businesses or aspects thereof.
Helios was chosen, among other reasons, because it is a publicly traded company with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered sufficiently similar to those of the Company or aspects thereof based on business sector participation, operational characteristics and financial metrics. However, Helios is not identical to the Company and has financial and operating characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of Helios and other factors that could affect the companies differently than they would affect the Company.
Using information obtained from public filings, public equity research analysts’ estimates and FactSet Research Systems as of February 13, 2026, for Helios, and as of January 30, 2026, for the Company, J.P. Morgan calculated for Helios and for the Company the ratio of such company’s firm value (on a post-IFRS basis) to the consensus equity research analyst estimates for each of the Company’s and Helios’ estimated adjusted earnings before interest, taxes, depreciation and amortization (“Adj. EBITDA”), after taking into account stock-based compensation expense, in each case, for the calendar year 2026 (referred to for purposes of this section of this proxy statement as “FV/26E Adj. EBITDA”).
Based on the results of the above analyses and on other factors J.P. Morgan considered appropriate based on their experience and professional judgment, J.P. Morgan derived an FV/26E Adj. EBITDA multiple reference range of 6.0x to 8.8x and applied that to the Company’s projected Adj. EBITDA for the year ending December 31, 2026, as reflected in the February 2026 Forecasts. Based on the results of this analysis, J.P. Morgan arrived at a range of implied equity values per Ordinary Share, rounded to the nearest $0.10, of $8.40 to $16.40, as compared to the Per Share Merger Consideration of $8.50 per Ordinary Share.
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis of the Company using the unlevered free cash flows that the Company was forecasted to generate from calendar year 2026 through 2030 and future receivables adjustments due to indefeasible rights of use and build-to-suit non-cash revenue reversals post-calendar year 2030 based on the February 2026 Forecasts. J.P. Morgan calculated ranges of terminal values for the Company at the end of such period by applying terminal growth rates estimated by the management of the Company ranging from 2.00% to 3.00% to the unlevered free cash flows of the Company during the terminal year based on the February 2026 Forecasts. J.P. Morgan then discounted the unlevered free cash flows, future receivables adjustments and the range of terminal values to present values as of December 31, 2025 using a range of discount rates from 10.00% to 11.00%, which was chosen by J.P. Morgan based on an analysis of the weighted average cost of capital of the Company. The present values of the unlevered free cash flow estimates, future receivables adjustments and range of terminal values (on a post-IFRS basis calculated by adding right-of-use lease liabilities based on the February 2026 Forecasts) were then adjusted by subtracting the Company’s net debt and non-controlling interest based on the February 2026 Forecasts as of December 31, 2025 and dividing the result by the fully diluted number of Ordinary Shares, in each case as provided by and approved for J.P. Morgan’s use by the management of the Company. Based on the results of this analysis, J.P. Morgan arrived at a range of implied equity values per Ordinary Share, rounded to the nearest $0.10, of $6.80 to $9.90, as compared to the Per Share Merger Consideration of $8.50 per Ordinary Share.
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. Helios, the selected company, is not identical to the Company. However, Helios was chosen because it is a publicly traded company with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger and deliver an opinion to Board with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.
For services rendered in connection with the Merger and the delivery of its opinion, the Company has agreed to pay J.P. Morgan a fee of up to $45,000,000, of which $3,000,000 became payable upon delivery of the opinion and the remainder of which is contingent and payable upon the closing of the Merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two-year period preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Company’s issuance of debt securities in November 2024 and as financial advisor on the Company’s review of strategic alternatives from 2023, the Company’s sale of its Rwanda tower business in October 2025 and the LatAm Sales announced in February 2026. During the two-year period preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from the Company were approximately $5,500,000. J.P. Morgan also expects to receive aggregate fees of approximately $20,000,000 from the Company upon the closing of the LatAm Sales. During the two-year period preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Parent or Wendel Group, a significant affiliate of the Company. During the two-year period preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from Parent were approximately $0.2 million and none from Wendel Group. J.P. Morgan and/or its affiliates are currently providing or are discussing providing investment banking services to each of Parent and Wendel Group and/or their respective affiliates in connection with multiple engagements that are unrelated to the Merger. Such engagements are currently in different stages of negotiation and/or execution and, accordingly, the exact fees to be received by J.P. Morgan and/or its affiliates cannot be specifically quantified and will depend on a variety of factors, including the length of engagement, type and scope of engagement and transaction value and structure. However, J.P. Morgan and/or its affiliates expect to receive customary compensation from each of Parent and Wendel Group in connection with such investment banking services and J.P. Morgan estimates that, considered in the aggregate and assuming all the transactions are actually completed, the aggregate amount of fees for such engagements from each of Parent and/or its affiliates and Wendel Group and/or its affiliates will, in each case, be less than the transaction fee of up to $45 million that J.P. Morgan is expected to receive from the Company in connection with the Merger.
In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, approximately 1.02% of the outstanding Ordinary Shares and less than 1% of the outstanding shares of Parent and Wendel Group. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and Wendel Group for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Materials Provided to the Company by J.P. Morgan
The discussion materials prepared by representatives of J.P. Morgan for use in discussions with the Company (the “J.P. Morgan Discussion Materials”) have been filed as exhibits (c)-(2) and (c)-(3) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger. The Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, including the J.P. Morgan Discussion Materials, may be examined at, and copies may be obtained from, the SEC in the manner described in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 120. The information in the J.P. Morgan Discussion Materials is subject to, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan set forth therein and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such materials.
Below is a summary of the J.P. Morgan Discussion Materials, which is qualified in its entirety by the full contents of the J.P. Morgan Discussion Materials, which are attached as exhibits (c)-(2) and (c)-(3) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger. Certain of the summaries below present descriptions of the material analyses conducted by J.P. Morgan and provided to the Company, which are summarized above in this section of this proxy statement. These summaries do not purport to be a complete description of the financial analyses or data presented by J.P. Morgan or the underlying assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan, nor does the order of analyses or materials represent relative importance or weight given to those analyses or materials by J.P. Morgan. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. J.P. Morgan considered the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Considering the summaries set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of the J.P. Morgan Discussion Materials.
The J.P. Morgan Discussion Materials were provided solely for the benefit of the Company for its information and assistance in connection with its consideration of the transactions contemplated by the Merger Agreement. The J.P. Morgan Discussion Materials do not themselves convey rights or remedies upon the holders of any class of securities, creditors or other constituencies of any holder of Ordinary Shares, Parent, Holdings or any other person (other than the Company).
The August 28, 2025 discussion materials presented by J.P. Morgan to the Board, and filed as Exhibit (c)-(2) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger did not constitute, or form the basis of, an opinion of J.P. Morgan, and any financial analyses reflected in such materials were based on the economic, monetary, market and other conditions existing, and the information available to J.P. Morgan, as of the date of such materials. The August 28, 2025 discussion materials included a public trading multiples analysis, a discounted cash flow analysis, a summary of the 52-week period trading range of Ordinary Shares as of August 22, 2025, and a review of certain equity research analyst price targets for the Company. These materials also included (i) a review of the key financial terms of the August 18 Offer, (ii) a review of the feedback obtained from potential counterparties with respect to a potential transaction involving the Company, (iii) a theoretical public and private markets-based illustrative sum-of-the-parts of the Company, (iv) an illustrative timeline of the sale of the Company’s Latin America tower business, (v) an update on the Company’s shareholder base, (vi) an overview of control premiums paid in historical transactions and (vii) a review of precedent tower transactions in Africa and Latin America.
The February 16, 2026 discussion materials presented by J.P. Morgan to the Board on February 16, 2026 and February 17, 2026, and filed as Exhibit (c)-(3) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, included J.P. Morgan’s financial analyses in connection with the Merger and the rendering of its opinion and which are summarized above in this section of this proxy statement.
Summary of Certain Discussion Materials Provided by BofA Securities and Citi
Parent retained BofA Securities and Citi to act as its financial advisors in connection with evaluating the Merger. BofA Securities and Citi provided, at Parent’s request, certain discussion materials to Parent, dated December 19, 2025 and February 12, 2026, respectively (the “BofA and Citi Discussion Materials”).
The BofA and Citi Discussion Materials are included as exhibits to the Schedule 13E-3 and are incorporated herein by reference in their entirety. The description of the BofA and Citi Discussion Materials set forth below is qualified in its entirety by reference to the full text of such materials. You are urged to read the BofA and Citi Discussion Materials carefully and in their entirety. The BofA and Citi Discussion Materials were provided for the information and benefit of Parent in connection with its evaluation of the Merger. BofA Securities and Citi were not requested to, and did not, provide to Parent or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Per Share Merger Consideration, or otherwise), (ii) valuation of the Company for the purpose of assessing the fairness of the Per Share Merger Consideration to any person, or (iii) recommendation as to how to vote or act on any matters relating to the proposed Merger or otherwise. The BofA and Citi Discussion Materials were provided for the use and benefit of Parent in its consideration of the Merger and did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Parent or the Company, nor did they address the underlying business decision by Parent or the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. The BofA and Citi Discussion Materials were informational and were based on financial forecasts and other information and data available to BofA Securities and Citi as of the date such materials were prepared rather than as of the date of the execution of the Merger Agreement. Because BofA Securities and Citi were not requested to, and did not, deliver a fairness opinion in connection with the Merger, they were not required to, and did not, follow the procedures in preparing the BofA and Citi Discussion Materials that they would ordinarily follow in connection with delivering an opinion. The BofA and Citi Discussion Materials should not be construed as creating any fiduciary duty on the part of BofA Securities or Citi to Parent or any other person and such materials are not intended to be, and do not constitute, a recommendation to any holder of the Company equity securities on how to act or vote in respect of the Merger.
In preparing the BofA and Citi Discussion Materials, BofA Securities and Citi assumed and relied upon the accuracy and completeness of the financial and other information (including, but not limited to, information with respect to the business, operations and prospects of the Company) furnished to BofA Securities and Citi by the Company or Parent, including financial projections of the Company prepared by the management of the Company, without any independent verification of such information (and without assuming responsibility or liability for any such independent verification). BofA Securities and Citi also relied upon assurances of the management of Parent that they were not aware of any facts or circumstances that would make such information inaccurate or misleading.
With respect to the financial forecasts relating to the Company prepared by the management of the Company and furnished to BofA Securities and Citi by the Company or Parent, including financial projections of the Company prepared by the management of the Company, and upon the advice of Parent, BofA Securities and Citi assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company, and that the Company would perform substantially in accordance with such projections. BofA Securities and Citi assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. BofA Securities and Citi assumed no responsibility for updating or revising the BofA and Citi Discussion Materials to reflect events or circumstances that may have occurred after the respective dates thereof.
In connection with preparing the BofA and Citi Discussion Materials, BofA Securities and Citi reviewed, among other things, the Company’s shareholder base, historical financial performance, share price performance and valuation metrics relative to selected peers, analyst price targets, and an illustrative pro forma impact of the acquisition. In addition, BofA Securities and Citi held discussions with the management of Parent and the Company concerning the Company’s business operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as BofA Securities and Citi deemed appropriate.
BofA Securities and Citi did not conduct a physical inspection of the properties or facilities of the Company or Parent, and BofA Securities and Citi did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or Parent, nor were BofA Securities and Citi furnished with any such valuations or appraisals, nor did BofA Securities and Citi evaluate the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. The BofA and Citi Discussion Materials were necessarily based upon information made available to BofA Securities and Citi as of the date of such materials and on financial, economic, market and other conditions as they existed and could be evaluated on the date of such materials. It is understood that subsequent developments may affect the BofA and Citi Discussion Materials, and that BofA Securities and Citi have no obligation to update, revise or reaffirm such materials.
BofA Securities and Citi were not asked to pass upon, and expressed no opinion with respect to, any matter. BofA Securities and Citi did not express any view on, and the BofA and Citi Discussion Materials did not address, the fairness of the proposed transaction to, or any consideration (including the Per Share Merger Consideration) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Per Share Merger Consideration or otherwise. BofA Securities and Citi were not asked to pass upon, did not express any view on, and the BofA and Citi Discussion Materials did not address, any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement.
BofA Securities and Citi did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to Parent or the Company, nor did they address the underlying business decision of Parent or the Company to engage in the Merger. BofA Securities and Citi were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company equity securities or any business combination or other extraordinary transaction involving Parent or the Company. BofA Securities and Citi did not make, and the BofA and Citi Discussion Materials did not constitute, a recommendation to Parent or to any other person in respect of the Merger, including as to how any holder of the Company equity securities should vote or act in respect of the Merger. BofA Securities and Citi did not express any opinion as to the price at which the Company equity securities would trade at any time.
BofA Securities and Citi were not requested to, and did not, provide any tax advice or express any opinion as to any tax or other consequences that might result from the Merger, nor did BofA Securities and Citi address any legal, tax, regulatory or accounting matters, as to which BofA Securities and Citi understood Parent had obtained such advice as it deemed necessary from other qualified professionals.
Summary of BofA and Citi Discussion Materials
The following description of the BofA and Citi Discussion Materials is qualified in its entirety by reference to the relevant BofA and Citi Discussion Materials included as exhibits to the Schedule 13E-3, which are incorporated herein by reference. Such description does not purport to be complete, nor does it represent the relative importance or weight given to those analyses by BofA Securities and Citi.
BofA Securities and Citi made written presentations to Parent dated December 19, 2025 and February 12, 2026, which were substantially similar, except for updates to public financial information and other information that required refreshing. These presentations, among other things:
•
provided an overview of the Company’s business and geographic footprint, including a summary of its tower portfolio across multiple African markets and select key operating metrics, including the number of towers, tenancies and tenancy ratios, and noted areas of overlap with Parent’s footprint;

•
summarized select aspects of the Company’s financial profile, including revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA after leases (“EBITDAaL”), margin metrics, unlevered free cash flow metrics, and certain leverage and capital structure data points, including references to indebtedness, cash and cash equivalents, and other structural considerations;

•
included context regarding the Company’s equity and ownership profile, including references to market capitalization and firm value metrics and a snapshot of principal shareholders, free float and related ownership interests;

•
presented the Company’s historical trading performance, including (i) share price performance since its initial public offering relative to selected tower sector peers, (ii) more recent share price performance and reference points, such as volume-weighted average prices (“VWAPs”) and broker target prices, and (iii) observations regarding trading levels over time;
•
reviewed the evolution of valuation multiples over time, including a “through-the-cycle” view of enterprise value to next-twelve-months EBITDAaL (“EV/NTM EBITDAaL”) multiples, or similar metrics, for the Company relative to selected peer companies;

•
summarized broker target price evolution and selected sell-side perspectives, including a comparison of broker target prices at the time of the Company’s initial public offering versus current target prices and changes in median target prices over time;

•
outlined the proposed transaction and provided illustrative valuation and premium analyses at various price points, including illustrative offer premiums or discounts relative to current share price, VWAPs and 52-week high and low reference points, as well as an illustrative enterprise value-to-equity bridge incorporating items such as borrowings, cash, non-controlling interests and other referenced adjustments; and

•
provided an illustrative discussion of the pro forma impact of the transaction on Parent, including a bridging analysis of pro forma income statement impacts following the acquisition (including the elimination of intercompany items and other purchase accounting or financing-related adjustments) and a high-level discussion of pro forma balance sheet impacts.

Copies of the BofA and Citi Discussion Materials have been attached as exhibits to the Schedule 13E-3.
General
BofA Securities and Citi are internationally recognized investment banking firms and, as part of their investment banking activities, are regularly engaged in the provision of financial advisory services in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
Parent selected BofA Securities and Citi because of their respective qualifications, reputations and experience in mergers and acquisitions generally, as well as their substantial experience in transactions comparable to the Merger.
Parent engaged BofA Securities to act as its financial advisor in connection with the Merger pursuant to an engagement letter dated August 19, 2025, by and between Parent and BofA Securities. Accordingly, as compensation for BofA Securities’ services in connection with the Merger, Parent has agreed to pay BofA Securities a fee of $16,000,000 upon completion of the Merger. In addition, Parent has agreed to reimburse BofA Securities for its reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify BofA Securities against certain liabilities that may arise out of its engagement.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Parent and certain of its affiliates and have received or may in the future receive customary fees for rendering such services.
Parent engaged Citi to act as its financial advisor in connection with the Merger pursuant to an engagement letter dated July 7, 2025, by and between Parent and Citi. Accordingly, as compensation for Citi’s services in connection with the Merger, Parent has agreed to pay Citi a fee of $14,000,000 upon completion of the Merger. In addition, Parent has agreed to reimburse Citi for its reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Citi against certain liabilities that may arise out of its engagement.
Citi and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Parent and certain of its affiliates and have received or may in the future receive customary fees for rendering such services.
Citi and its affiliates in the past have also provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or may in the future receive customary fees for rendering such services.

Purposes of and Reasons for the Merger
The Parent Parties
Under SEC rules governing “going private” transactions, the Parent Parties may be deemed an affiliate of the Company and engaged in the going-private transaction, and, as such, be required to express their reasons for the Merger to the unaffiliated shareholders. The statements in this section are being made by the Parent Parties solely for the purpose of complying with the requirements of Rule 13e-3 under the Exchange Act.
From the Parent Parties’ perspective, the principal purpose of the Transaction is to acquire control of, and 100% ownership in, the Company’s African tower assets. The Parent Parties believe that full ownership will enable Parent to strengthen its network capabilities through end-to-end ownership of mobile infrastructure across key Africa markets, while continuing to maintain an open-access operating model serving customers other than Parent’s subsidiaries.
Over the past several years, the evolution of macro conditions in Parent’s markets has resulted in increased volatility in key indicators such as foreign exchange movements and inflation, as well as instability in power supply and energy costs. These factors have a direct impact on the economics of Parent’s tower infrastructure lease arrangements. The Merger is also expected to enhance Parent’s ability to manage key operational risks and underlying cost drivers linked to Parent’s operating environment, serving Parent’s subsidiaries and other customers that have active equipment on the Company’s towers.
Parent’s board of directors has evaluated different strategic alternatives, including the possibility of Parent acquiring either certain assets of the Company, or the interests of the unaffiliated shareholders, either alone or with a partner, as well as the possibility of Parent selling its interest in the Company at a satisfactory price in the market. Parent believes the proposed Transactions currently best serves its interests. If the Merger is not completed for any reason, Parent expects to continue to evaluate alternatives to improve its network positioning.
The Company
The Company’s purpose for engaging in the Merger is to enable its shareholders to receive $8.50 in cash per Ordinary Share, without interest thereon and subject to applicable withholding taxes, which represents a premium of approximately 2.5% to the closing price of the Ordinary Shares on February 13, 2026, the last trading day prior to the public announcement of the execution of the Merger Agreement, a premium of approximately 3.3% to the closing price of the Ordinary Shares on February 4, 2026, the last trading day prior to Parent’s cautionary announcement of its consideration of a transaction with the Company, a premium of approximately 239% to the closing price of the Ordinary Shares on March 11, 2024, the last trading day before the Company’s announcement of an evaluation of strategic alternatives, and a premium of approximately 36% to the volume-weighted average closing price of the Ordinary Shares during the 52 weeks prior to the Company’s execution of the Merger Agreement. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Board described in detail under the caption “— Reasons for the Merger and Recommendation of the Board.”
Certain Effects of the Merger on the Company
Private Ownership
The Ordinary Shares are currently listed on the NYSE under the symbol “IHS.” It is expected that, following the consummation of the Merger, the Company, as the Surviving Company, will cease to be a publicly traded company and will become a wholly owned subsidiary of Holdings.
Following the completion of the Merger, the Ordinary Shares will no longer be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the Ordinary Shares in the public market will no longer be available. In addition, the registration of Ordinary Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Ordinary Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Ordinary Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Ordinary Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.
At the Effective Time, (a) each Excluded Share will be cancelled and cease to exist without payment of any consideration therefor, (b) each Holdings Share will remain issued and outstanding and will not be affected by the Merger, (c) each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and the Holdings Shares) will be cancelled and exchanged into the right to receive the Per Share Merger Consideration without interest and subject to applicable withholding taxes, (d) each Merger Sub Share will be automatically cancelled, no longer issued and outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor and (e) each Dissenting Share issued and outstanding immediately prior to the Effective Time will be automatically cancelled and cease to exist and will be entitled only to the right to receive the fair value of such Dissenting Share as determined by the Grand Court and such other rights provided pursuant to Section 238 of the CICA. As a result, current shareholders of the Company, other than Holdings, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the Merger. Following the Effective Time, the Company’s shareholders, other than Holdings, will not have the opportunity to participate in the earnings and growth of the Company or the right to vote on corporate matters. Similarly, following the Effective Time, our current shareholders, other than Holdings, will not be exposed to the risk of loss in relation to their investment in the Company.
The Company will provide that, immediately prior to the Effective Time, each Company RSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company RSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time.
The Company will also provide that, immediately prior to the Effective Time, each Company PSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company PSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company PSU as of immediately prior to the Effective Time; provided that, for purposes of determining the number of Ordinary Shares subject to each Company PSU outstanding immediately prior to the Effective Time for these purposes, applicable performance goals will be deemed to be achieved with respect to each such Company PSU at maximum level of performance.
For more information, see “Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 64 for additional information.
Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company
If the Merger is completed, the Articles, being the memorandum and articles of association of the Company as in effect immediately prior to the Effective Time, will be the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable law and the Articles. In addition, the directors of Merger Sub immediately prior to the completion of the Merger, together with any directors of the Company that Parent nominates to be appointed with effect from the Effective Time (subject to the agreement of such persons to serve as directors of the Surviving Company), will become the initial directors of the Surviving Company. Unless otherwise determined by Parent, the officers of the Company will become the initial officers of the Surviving Company.
Primary Benefits and Detriments of the Merger
The primary benefits of the Merger to the shareholders of the Company (other than Holdings) include the following:
•
The receipt by the holders of Ordinary Shares of $8.50 in cash per Ordinary Share, without interest thereon and subject to applicable withholding taxes, which represents a premium of approximately 2.5% to the closing trading price of the Ordinary Shares on February 13, 2026, a premium of approximately 239% to the closing trading price of the Ordinary Shares on March 11, 2024, the last trading day before the Company’s announcement of an evaluation of strategic alternatives, and a premium of approximately 36% to the volume-weighted average closing price of the Ordinary Shares during the 52 weeks prior to the Company’s execution of the Merger Agreement.

•
The opportunity to crystallize the value created during the Company’s strategic review process and benefit from the lower volatility in certain key jurisdictions in which the Company operates, which may be temporary (including Nigeria, where elections in February 2027 may result in volatility).

•
The avoidance of the risk associated with any possible future local or global political and macro-economic volatility, which could in turn lead to a decrease in the Company’s future growth and revenues, an increase in the Company’s future costs and a decrease in the Company’s future free cash flow.

•
The additional benefits discussed in the “— Recommendation of the Board and Reasons for the Merger.”

The primary detriments of the Merger to the shareholders of the Company (other than Holdings) include the following:
•
Such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in future revenues and free cash flow, growth or value of the Company or payment of dividends on the Ordinary Shares, if any. The receipt of cash in exchange for Ordinary Shares pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, non-U.S. and other tax laws. See “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders,” beginning on page 70, “Special Factors — U.K. Income Tax Consequences,” beginning on page 73, and “Special Factors — Cayman Islands Tax Consequences,” beginning on page 74, for additional information with respect to the considerations relevant to such receipt of cash in exchange for Ordinary Shares.

•
The all-cash aspect of the consideration for the Merger does not allow shareholders other than Holdings to benefit from any synergies that may result from the Merger.

Certain Effects of the Merger on the Parent Parties
Following the consummation of the Merger, Parent and its affiliates will directly own all of the equity interests of the Company and will be the beneficiary of future earnings, growth and value of the Company, including its net book value and net earnings, and will control the voting on corporate matters affecting the Company.
The table below sets forth the estimated beneficial ownership of Ordinary Shares and resulting interests in the Company’s net book value and net earnings of the Parent Parties prior to and immediately after the consummation of the Merger, based on the Company’s net book value at December 31, 2025 and net earnings for the fiscal year ended December 31, 2025, as if the Merger were completed on such date. The numbers below are based on an assumption that the divestitures of the Company’s businesses in Latin American have been completed prior to the consummation of the Merger.
	Beneficial Ownership of Company Prior to the Consummation of the Merger(1)			Beneficial Ownership of Company After the Consummation of the Merger
($ in millions)	% Ownership	Net Book Value at December 31, 2025(2)	Net Income for the Fiscal Year Ended December 31, 2025(3)	% Ownership	Net Book Value at December 31, 2025(2)	Net Income for the Fiscal Year Ended December 31, 2025(3)
Parent Parties	25.2%	$(63.3)	$152.2	100%	$(251.3)	$604.4

(1)
Based on 338,340,734 Ordinary Shares as of April 8, 2026.

(2)
Based on the consolidated equity attributable to owners of the Company being a deficit of $251.3 million as of December 31, 2025.

(3)
Based on the consolidated net income attributable to owners arising from continuing operations of $604.4 million for the fiscal year ended December 31, 2025.

Following the Merger, the Ordinary Shares will be delisted from the NYSE and deregistered under the Exchange Act, and will cease to be publicly traded. As such, the Company will be relieved of the requirements applicable to public companies, including the pressure to meet analyst forecasts and the obligation to separately prepare and furnish information to its shareholders. The Parent Parties will benefit from any public company regulatory compliance and cost savings realized by the Company after it becomes a private company.
The primary detriment of the Merger to the Parent Parties is the fact that the Parent Parties will bear all of the risk of any possible decrease in the future earnings, growth or value of the Company and risks of any adverse government regulations following the Merger. Additionally, Parent’s ownership of the equity interests of the Company will be illiquid, with no public trading market for such securities.
Plans for the Company after the Merger
Following the completion of the Merger, the Surviving Company will become a privately held company and a wholly owned direct or indirect subsidiary of the Parent Parties. The Parent Parties anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Holdings.
Following the completion of the Merger and the anticipated deregistration of the Ordinary Shares, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and, after giving effect to the Transactions and the other transactions contemplated by the Transaction Documents, may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Except as set forth in this proxy statement and transactions already under consideration by the Company, the Parent Parties do not have any current plans, proposals or negotiations that relate to or would result in any of the following:
•
an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•
the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•
any other material changes in the Company, including with respect to the Company’s corporate structure or business.

However, the Parent Parties will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Parent Parties expressly reserve the right to make any changes they deem appropriate to the operation and domicile of the Surviving Company in light of such evaluation and review as well as any future developments.
Alternatives to the Merger
In reaching its decision to approve the Merger Agreement, the Board carefully considered a broad range of strategic alternatives available to the Company, including remaining as an independent public company and pursuing other potential business combinations or strategic transactions.
As part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board, together with members of Company management, regularly reviews, considers and assesses the Company’s performance, future growth prospects, evolving industry landscape, customer opportunities, product portfolio and overall strategic direction in light of the current and anticipated business and economic environment and in consideration of the Company’s long-term business strategy to enhance value for the Company’s shareholders. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions, disposals and other financial and strategic alternatives, as compared to the benefits and risks of the Company’s continued operation as a standalone company. From time to time, the Company has also engaged with its shareholders to discuss their perspectives on the Company’s strategic and financial direction.
Since the announcement of the Company’s strategic review process in March 2024, no party other than Parent submitted a formal offer to acquire the entire company, though the Company did receive indications of interest for certain business segments.
The Board also considered the alternative of remaining an independent public company. In evaluating this option, the Board took into account the Company’s prospects as a standalone entity, the risks and uncertainties inherent in the business, including the history of discussions and negotiations with Parent and its identity as the Company’s largest customer, and the absence of actionable proposals from other potential acquirers. The Board also took into account the Company’s exposure to the Nigerian market, which has contributed to volatility in earnings, cash flows and the Company’s ability to repatriate funds out of Nigeria in recent years. After careful consideration, the Board concluded that the acquisition by the Parent Parties represented the most favorable alternative for the Company’s shareholders.
The Merger Agreement also contains customary provisions permitting the Board, subject to the terms and conditions of the Merger Agreement, to respond to unsolicited proposals that constitute or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement), and, if appropriate, to terminate the Merger Agreement in order to accept such a proposal, subject to the payment of a termination fee as set forth in the Merger Agreement.
In light of the extensive process undertaken, the lack of Superior Proposals, and the terms of the Merger Agreement, the Board determined that the acquisition by the Parent Parties was in the best interests of the Company and its shareholders.
Effects on the Company if the Merger Is Not Completed
If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their Ordinary Shares pursuant to the Merger Agreement, nor will the holders of any Company RSUs or Company PSUs receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company, the Ordinary Shares will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Ordinary Shares. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Ordinary Shares, including the risk that the market price of the Ordinary Shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.
Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent the Company Termination Fee of $104,290,000 or Parent may be required to pay the Company the Parent Termination Fee of $148,980,000, each as provided in the Merger Agreement, as described under the caption “The Merger Agreement — Termination Fees” beginning on page 100.
If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company, and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, the Company cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.
The Parties Involved in the Merger
The Company
The Company is an exempted company with limited liability incorporated and registered by way of continuation in the Cayman Islands.
The Company is the issuer of the Ordinary Shares. The Company’s principal executive offices are located at 1 Cathedral Piazza, 123 Victoria Street, London SW1E 5BP, United Kingdom. The Company’s telephone number is +44 20 8106 1600. The registered office of the Company is located at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.
For a description of the Company’s history, development, business and organizational structure, see the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025, filed on March 16, 2026, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 120 for a description of how to obtain a copy of the Company’s annual report.
Parent
Parent is a company incorporated under the laws of South Africa. The registered office address of Parent is 216 14th Avenue, Fairland, 2195, South Africa. The postal address of Parent is Private Bag 9955, Cresta, 2118, South Africa. The business telephone number of Parent is +2711 912 3000.
Holdings
Holdings is a company incorporated under the laws of the Netherlands and is a wholly owned subsidiary of Parent. The registered office address of Holdings is Zuidplein 36, 1077 XV Amsterdam, The Netherlands. The business telephone number of Holdings is +2711 912 3000.
Merger Sub
Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdings. Merger Sub is a company formed solely for the purpose of the Transactions, including the Merger, and does not hold any equity interest in any person. The registered office address of Merger Sub is at the offices of Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III Regatta Office Park, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106. The business telephone number of Merger Sub is +2711 912 3000.
Financing of the Merger
The obligations of the Parent Parties to complete the Merger are not contingent upon Parent’s ability to obtain financing.

The Company and the Parent Parties estimate that the total amount of funds necessary to complete the Transactions is anticipated to be approximately $2,607,820,318 as of the date of this proxy statement, including estimated transaction fees and expenses, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Parent Parties (i) did not consider the value of the Holdings Shares, (ii) assumed the Company will fund a portion of the Per Share Merger Consideration using the Company Funded Cash (as defined below), (iii) assumed that the Company’s existing and outstanding indebtedness will remain in place at the Closing, and (iv) assumed that unpaid Transaction Expenses at the Closing will not exceed $114,991,467. The total amount of funds required to consummate the Merger will be funded through a combination of (i) the Company Funded Cash (as defined below), (ii) Parent’s existing cash reserves and (iii) drawings under the Facility Agreement and/or other external corporate-level debt financing which may be obtained prior to the Closing.
Company Financing
The Parent Parties have represented in the Merger Agreement that the Parent Parties have, and at all times through and as of the Closing will continue to have, the financial capability and access to and/or sufficient cash or other immediately available funds that are sufficient to pay (i) the Payment Fund Merger Consideration (as defined below) and (ii) any other amounts required to be paid by the Parent Parties, including all fees and expenses and other obligations of the Parent Parties under the Merger Agreement in connection with the consummation of the Transactions upon the terms and conditions contemplated thereby.
Pursuant to the Merger Agreement, a portion of the merger consideration will be funded by the Company with cash of the Company and its subsidiaries in an amount equal to $998,123,782 (net of aged receivables owed by Parent or its affiliates) (the “Company Funded Cash”). The Company intends to fund the Company Funded Cash using, in part, the proceeds of the sale of the Company’s Latin American tower and fiber operations, each of which are expected to be disposed of prior to the Closing pursuant to sales transactions announced on February 17, 2026, and February 11, 2026, respectively. It is a condition to Closing that, on the date that is five business days prior to the Closing Date, (i) the Company and its subsidiaries collectively have the Company Funded Cash, (ii) the aggregate principal amount of gross indebtedness for borrowed money and drawn letters of credit of the Company and its subsidiaries will not exceed certain specified amounts and (iii) the operating cash of the Company (net of the Company Funded Cash, the amounts payable in respect of the Company equity awards at the Effective Time, unpaid Transaction Expenses and certain other payments) must equal or exceed $355,000,000 (the “Minimum Operating Cash Amount”). As described above, the Company’s ability to satisfy the foregoing cash and debt conditions is dependent upon the successful completion of the sales of both its Latin American tower and fiber operations, announced on February 17, 2026 and February 11, 2026, respectively.
Parent Financing
The Parent Parties expect the portion of the merger consideration not covered by the Company Funded Cash to be funded via a combination of Parent’s existing cash reserves (including cash on hand of Parent and its subsidiaries) and drawings under the Facility Agreement and/or other external corporate-level debt financing which may be obtained prior to the Closing.
In connection with the financing of the Merger, MTN International (Mauritius) Limited, a subsidiary of Parent (the “Borrower”), entered into a facility agreement, dated June 12, 2026 (the “Facility Agreement”), with, among others, Absa Bank Limited (acting through its Corporate and Investment Banking division, “Absa”), Bank of America, N.A., London Branch, Citicorp North America Inc. and MUFG Bank, Ltd., as original lenders (collectively, the “Lenders”), and Absa, as facility agent, pursuant to which the Lenders have committed to provide to the Borrower a senior unsecured term loan facility in an aggregate principal amount of $1,000,000,000 (the “Bridge Facility”). The Bridge Facility matures on the date that falls 364 days after the date of the Facility Agreement (the “Initial Maturity Date”). The Borrower may, without the consent of the Lenders, extend the maturity by an additional six months by delivering an extension notice not later than five business days prior to the Initial Maturity Date, subject to no default being outstanding or resulting from the proposed extension on the date of the extension notice and payment of an extension fee. Accordingly, the maximum tenor of the Bridge Facility is approximately 18 months from the date of the Facility Agreement. The proceeds of the Bridge Facility are required to be used solely to finance the consideration payable under the Merger Agreement and related transaction documents in connection with the Merger and the payment of related acquisition costs.
The commitments under the Bridge Facility will terminate, and any undrawn amounts thereunder will no longer be available, upon the earliest to occur of (i) the Closing Date, (ii) the date on which the Merger Agreement is terminated in accordance with its terms and (iii) February 15, 2027.
The obligations of the Lenders to fund under the Facility Agreement are subject to the conditions set forth in the Facility Agreement, including, among others, (i) delivery of a closing certificate from Parent confirming that the conditions to the Merger set forth in Article VII of the Merger Agreement have been satisfied (other than conditions to be satisfied on or immediately prior to the Closing), that the Closing will occur on or about the initial funding date under the Facility Agreement and that the Merger Agreement and related transaction documents have not been amended, modified, supplemented or waived in a manner that could reasonably be expected to cause the applicable funding condition under the Facility Agreement not to be satisfied, (ii) the accuracy of certain repeating representations and warranties in all material respects, (iii) no default being outstanding or resulting from the proposed borrowing, (iv) payment of all fees and expenses then due and payable by Parent or the Borrower on or about the date of the Facility Agreement under the Facility Agreement within 10 business days after the date of the Facility Agreement and (v) neither the Parent nor Merger Sub has amended, waived or agreed to any modification to the Merger Agreement or any related transaction documents which is materially adverse to the interests of the lenders under the Facility Agreement taken as a whole under the financing documents or could reasonably be expected to increase the liability of a finance party under the Facility Agreement in connection with the Merger.
Amounts outstanding under the Bridge Facility bear interest at a rate per annum equal to the sum of (i) the applicable term reference rate, (ii) the applicable margin and (iii) the applicable term reference rate credit adjustment spread. The applicable term reference rate is determined by reference to Term SOFR for the relevant interest period, subject to the fallback provisions in the Facility Agreement if Term SOFR is unavailable. The applicable credit adjustment spread is 0.10% per annum for a one-month interest period and 0.15% per annum for a three-month interest period. The margin steps up periodically over the life of the facility, starting at 1.75% per annum and increasing to 3.20% per annum by the end of the extended term, and is also subject to an incremental adjustment of up to 0.75% per annum based on the long-term corporate credit ratings/corporate family ratings assigned to Parent by Standard & Poor’s Ratings Services, Moody’s Investors Service Limited or Fitch Ratings Limited or any of their affiliates.
The Bridge Facility is unsecured. The Borrower’s payment obligations under the Bridge Facility rank at least pari passu with all of its other present and future unsecured, unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally. The Facility Agreement contains a negative pledge covenant pursuant to which no member of the MTN Group may create or permit to exist any security interest on its assets, subject to certain exceptions set forth in the Facility Agreement.
The obligations of the Borrower under the Bridge Facility are guaranteed on a joint and several basis by Parent, Mobile Telephone Networks Holdings Limited, MTN International Proprietary Limited, Mobile Telephone Networks Proprietary Limited and MTN International (Mauritius) Limited.
The foregoing summary of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facility Agreement, a copy of which is filed as an Exhibit (b) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger.
Parent may refinance the Bridge Facility with one or more permanent capital markets or bank financing transactions. No definitive arrangements for such permanent financing have been made as of the date hereof.
In the event the Merger cannot be completed due to the inability of Parent to fund the aggregate Per Share Merger Consideration required to consummate the Merger, provided that all other conditions to the Closing in favor of Parent are and continue to be satisfied or waived and that the Company is otherwise prepared to consummate the Merger, the Company may terminate the Merger Agreement, and Parent will be obligated to pay the Parent Termination Fee of $148,980,000. See “The Merger Agreement — Termination Fees” beginning on page 100 for additional information.

Support Agreements
Concurrently with the execution and delivery of the Merger Agreement, Parent and Holdings entered into the Parent Support Agreement in respect of the Parent Covered Shares. Pursuant to the Parent Support Agreement, Holdings has agreed to, among other things, vote all of the Parent Covered Shares (i) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and any other action reasonably requested by the Company in furtherance thereof, (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Company to solicit additional proxies in favor of the Merger Agreement, the Plan of Merger and the Transactions, and (iii) against any Alternative Proposal, subject to the terms and conditions contained in the Holdings Support Agreement. As of the Record Date, the Parent Covered Shares represented approximately    % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM.
Similarly, and concurrently with the execution and delivery of the Merger Agreement, Parent and Wendel entered into the Wendel Support Agreement. Pursuant to the Wendel Support Agreement, Wendel has agreed to, among other things, vote all of the Wendel Covered Shares (i) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and any other action reasonably requested by the Company in furtherance thereof, (ii) in favor of any proposal to adjourn a meeting of the shareholders of the Company to solicit additional proxies in favor of the Merger Agreement, the Plan of Merger and the Transactions, and (iii) against any Alternative Proposal, subject to the terms and conditions contained in the Wendel Support Agreement. As of the Record Date, the Wendel Covered Shares represented approximately    % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM.
Remedies
The parties to the Merger Agreement agree that a party may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement by any party, in addition to any other remedy at law or equity.
Other than rights of specific performance that may be available, in the event that the Company is entitled to terminate the Merger Agreement and receive the Parent Termination Fee, the Company’s right to receive such amounts will be the sole and exclusive remedy of the Company and its subsidiaries for any loss or damage suffered as a result of any breach or failure to perform under the Merger Agreement by the Parent Parties and their respective affiliates or any other failure of the Merger to be consummated.
Other than rights of specific performance that may be available, in the event that Parent is entitled to terminate the Merger Agreement and receive the Company Termination Fee, Parent’s right to terminate the Merger Agreement and receive the Company Termination Fee will be the sole and exclusive remedy of the Parent Parties and their respective affiliates and subsidiaries for any loss or damage suffered as a result of any breach or failure to perform under the Merger Agreement by the Company and its affiliates and subsidiaries or any other failure of the Merger to be consummated.
While the Company, on the one hand, and the Parent Parties, on the other hand, may each pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and the payment of any monetary damages and if the Merger Agreement is terminated and the relevant termination fee has been paid, the remedy of specific performance will no longer be available to any of the parties to the Merger Agreement against the party who has made such payment.
Interests of the Company’s Executive Officers and Directors in the Merger
When considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a shareholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our shareholders. See the sections of this proxy statement entitled “Special Factors — Background of the Merger” and “Special Factors —

Recommendation of the Board and Reasons for the Merger.” You should take these interests into account in deciding whether to vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.
These interests are described in more detail below. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events occur.
Treatment of Company Equity Awards
Immediately prior to the Effective Time, the Company will provide for the treatment of Company RSUs and Company PSUs, as described below.
Immediately prior to the Effective Time, each Company RSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company RSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time.
Immediately prior to the Effective Time, each Company PSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company PSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company PSU as of immediately prior to the Effective Time; provided that, for purposes of determining the number of Ordinary Shares subject to each Company PSU outstanding immediately prior to the Effective Time for these purposes, applicable performance goals will be deemed to be achieved with respect to each such Company PSU at maximum level of performance.
The table below sets forth the numbers of outstanding Ordinary Shares, Company RSUs and Company PSUs (in each of the foregoing cases, excluding the Excluded Shares and the Holdings Shares) beneficially held as of April 8, 2026 by the directors and executive officers of the Company and the amounts of cash that such directors and executive officers will receive upon Closing in respect of such shares and equity awards pursuant to the Merger Agreement (without interest thereon and subject to applicable withholding taxes).

	Ordinary Shares		Unvested Company RSUs		Unvested Company PSUs		Total Cash Payment at Effective Time (US$)
Name	Shares beneficially owned	Cash Payment (US$)	Underlying Shares	Cash Payment (US$)	Underlying Shares	Cash Payment (US$)
Sam Darwish	13,481,900	114,596,150	688,568	5,852,828	5,015,108	42,628,418	163,077,396
Mohamad Darwish	1,995,777	16,964,105	130,807	1,111,860	1,019,261	8,663,719	26,739,683
William Saad	3,888,173	33,049,471	141,091	1,199,274	1,123,433	9,549,181	43,797,925
Steve Howden	365,197	3,104,175	157,694	1,340,399	1,317,007	11,194,560	15,639,133
Ayotade Oyinlola	398,279	3,385,372	113,953	968,601	887,389	7,542,807	11,896,779
Mustafa Tharoo	778,874	6,620,429	139,974	1,189,779	1,081,137	9,189,665	16,999,873
Ursula Burns	37,112	315,452	—	—	—	—	315,452
John Ellis Bush	118,556	1,007,726	—	—	—	—	1,007,726
Maria Carolina Lacerda	37,112	315,452	—	—	—	—	315,452
Nicholas Land	37,112	315,452	—	—	—	—	315,452
Phuthuma Nhleko	37,112	315,452	—	—	—	—	315,452
Aniko Szigetvari	37,112	315,452	—	—	—	—	315,452
Total	21,212,316	$180,304,686	1,372,087	$11,662,740	10,443,335	$88,768,348	$280,735,773
Director and Executive Officer Arrangements
The Company’s senior management members since the beginning of the Company’s last fiscal year are Sam Darwish (Chairman and Group Chief Executive Officer), Mohamad Darwish (Executive Vice President, IHS Nigeria Chief Executive Officer), William Saad (Director and Executive Vice President, Group Chief Operating Officer), Steve Howden (Executive Vice President, Chief Financial Officer), Ayotade Oyinlola (Executive Vice President, Chief Human Resources Officer) and Mustafa Tharoo (Executive Vice President, Group General Counsel). The Company’s non-employee directors since the beginning of the Company’s last fiscal year are Ursula Burns, John Ellis Bush, Bashir El-Rufai, Maria Carolina Lacerda, Nicholas Land, Phuthuma Nhleko and Aniko Szigetvari. Mr. Nhleko served as chief executive officer of Parent from 2002 to 2011 and Non-Executive Chair of Parent from 2013 to 2019. Mr. El-Rufai resigned from the Board effective April 29, 2026. Mr. Saad was appointed to the Board effective April 29, 2026.
CEO Arrangements
Sam Darwish, Chairman and Group Chief Executive Officer, is party to an employment agreement with the Company, pursuant to which he is eligible to receive cash severance payments and benefits in connection with a qualifying termination of employment with the Company, including an enhanced severance entitlement payable in the event of a qualifying termination of employment during the period between the effective date of Mr. Darwish’s employment agreement and the third anniversary of a change in control, in each case paid to Mr. Darwish on such terms and conditions that are set forth in such employment agreement. Upon the occurrence of a qualifying termination of employment with the Company, Mr. Darwish will be entitled to receive severance payments in an amount equal to approximately $26,000,000.
Severance Guidelines
The Company maintains broad-based severance guidelines, pursuant to which eligible employees of the Company may become entitled to receive separation payments and benefits in the event that such eligible employee’s employment is terminated by the Company without cause, including:
•
payment of a portion of base salary for each completed year of service with the Company;

•
accrued but unused annual leave, which will be paid out upon termination of employment; and

•
outplacement support.

The aggregate amount of severance payments for senior management members, other than Sam Darwish, upon the occurrence of a qualifying termination of employment with the Company, will be equal to approximately $24,000,000.
Value Creation Plan
In connection with the Merger and the LatAm Sales, the Company intends to award one-time cash payments under the Company’s value creation plan in recognition of certain members of its workforce and their efforts in connection with the completion of these transactions, including certain of the Company’s senior management members. The aggregate amount of payments under this value creation plan will be equal to an amount no greater than $145,000,000.
Post-Closing Arrangements
As of the date of this proxy statement, each of William Saad, Steve Howden, Ayotade Oyinlola and Mustafa Tharoo have signed a key employee undertaking letter to enter into a fixed term employment contract following the Closing that will otherwise be on substantially the same terms as their current employment arrangements.
Related Party Transactions
The Company has adopted a written related party transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions, including providing for the audit committee’s review and approval or ratification of related person transactions. For a description of related party transactions for the year ended December 31, 2025, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 120 for a description of how to obtain a copy of the Company’s annual report on Form 20-F.
Fees and Expenses
Fees and expenses incurred or to be incurred by the Company and the Parent Parties in connection with the Merger are estimated at the date of this proxy statement to be as follows:
Description	Amount ($)
Financial advisory fees and expenses	$72,000,000
Fairness opinion fees and expenses	$3,000,000
Legal and regulatory fees and expenses	$35,589,136
SEC Filing fees	$317,331
Printer, proxy solicitation and mailing	$85,000
Other expenses	$4,000,000
Total	$114,991,467
These fees and expenses will not reduce the aggregate Per Share Merger Consideration to be received by the Company’s shareholders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Merger, will be paid by the party incurring such costs and expenses.
Voting by Holdings and Wendel at the Extraordinary General Meeting
Holdings
Concurrently with the execution of the Merger Agreement, on February 17, 2026, Parent and Holdings entered into the Parent Support Agreement with the Company, pursuant to which, among other things, Holdings has agreed, until the termination of the Parent Support Agreement, at the EGM and at any other meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent or resolution of the shareholders of the Company, to:
(i)
appear at each such meeting or otherwise cause all of the Parent Covered Shares to be counted as present thereat for purposes of calculating a quorum and

(ii)
vote (or cause to be voted), or if applicable deliver (or cause to be delivered) a written consent or resolution covering, all of the Parent Covered Shares:

(1)
in favor of the authorization and approval of the Merger Agreement, the Plan of Merger (including adoption of the Articles as in effect immediately prior to the Effective Time (the “Surviving Company Articles”) and the transactions contemplated thereby and any other action reasonably requested by the Company in furtherance thereof,

(2)
in favor of any proposal to adjourn a meeting of the shareholders of the Company to solicit additional proxies in favor of the Merger Agreement, the Plan of Merger (including adoption of the Surviving Company Articles from the Effective Time) and the transactions contemplated thereby, and

(3)
against any Alternative Proposal.

Pursuant to the Parent Support Agreement, each of Parent and Holdings has also agreed, until the termination of the Parent Support Agreement, not to enter into any agreement, understanding or arrangement with any Person to vote or give instructions with respect to the Parent Covered Shares that would be inconsistent with its voting obligations under the Parent Support Agreement. In addition, Holdings has agreed not to, directly or indirectly, grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to the voting of any of the Parent Covered Shares, other than (a) the granting of a revocable proxy to (i) any employee of Parent or Holdings or (ii) the Company or its designee, in each case, to vote the Parent Covered Shares in accordance with the Parent Support Agreement at the EGM and (b) the granting of a revocable proxy with respect to the Parent Covered Shares at any annual meeting of the holders of the Ordinary Shares if the purpose of such meeting is not to address, and only to the extent such vote is not to address matters that are related to, the Merger Agreement, the Plan of Merger or any of the transactions contemplated thereby.
The obligations of Parent and Holdings under the Parent Support Agreement will terminate upon the earliest to occur of (i) the conclusion of the EGM at which the vote contemplated in the Parent Support Agreement has occurred and the Parent Covered Shares have been voted as specified therein, (ii) the termination of the Parent Support Agreement by the mutual written consent of Parent, the Company and Holdings, (iii) the termination of the Merger Agreement in accordance with its terms prior to the Effective Time, (iv) an Adverse Recommendation Change to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.5 of the Merger Agreement, (v) the Company’s entry into a definitive written agreement providing for a Superior Proposal, and (vi) the Effective Time.
As of the date of the Parent Support Agreement, Holdings is the record owner and Parent is the beneficial owner of the Parent Covered Shares.
Wendel
Concurrently with the execution of the Merger Agreement, on February 17, 2026, Parent, the Company and Wendel entered into the Wendel Support Agreement, pursuant to which, among other things, Wendel has agreed, until the termination of the Wendel Support Agreement, at the EGM and at any other meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent or resolution of the shareholders of the Company, to:
(i)
appear at each such meeting or otherwise cause all of the Wendel Covered Shares to be counted as present thereat for purposes of calculating a quorum and

(ii)
vote (or cause to be voted), or if applicable deliver (or cause to be delivered) a written consent or resolution covering, all of the Wendel Covered Shares

(1)
in favor of the authorization and approval of the Merger Agreement, the Plan of Merger (including adoption of the Surviving Company Articles from the Effective Time) and the transactions contemplated thereby and any other action reasonably requested by the Company in furtherance thereof,

(2)
in favor of any proposal to adjourn a meeting of the shareholders of the Company to solicit additional proxies in favor of the Merger Agreement, the Plan of Merger (including adoption of the Surviving Company Articles from the Effective Time) and the transactions contemplated thereby, and

(3)
against any Alternative Proposal; provided that nothing in the Wendel Support Agreement requires Wendel to vote in any manner with respect to any amendment to the Merger Agreement that

(A)
decreases the Per Share Merger Consideration, changes the form of the Per Share Merger Consideration or otherwise adversely affects the consideration payable to the holders of Ordinary Shares,

(B)
imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Per Share Merger Consideration to the Company’s shareholders,

(C)
extends the End Date beyond the latest date to which the Merger Agreement (as it exists on the date of the Wendel Support Agreement) contemplates extension of the End Date, or

(D)
modifies in any material respect Article I, Article II, Section 6.13, Article VII or Article VIII of the Merger Agreement (as it exists on the date of the Wendel Support Agreement), or any other provision of the Merger Agreement with the effect of amending or superseding the terms of the foregoing provisions, in each case in a manner that is adverse to the Company or Wendel (each such amendment, an “Adverse Amendment”).

Pursuant to the Wendel Support Agreement, Wendel has also agreed, until the termination of the Wendel Support Agreement, not to, and to instruct its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any Inquiry; (ii) furnish or cause to be furnished to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to any Inquiries or the making of any proposal that constitutes, or would be reasonably expected to result in, an Alternative Proposal; (iii) enter into, continue or maintain discussions or negotiations with any Person (other than the Parent Parties and their respective Affiliates) with respect to an Inquiry or an Alternative Proposal (other than informing Persons of the provisions of the non-solicitation covenant); (iv) approve, agree to, accept, endorse or recommend any Alternative Proposal; or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Alternative Proposal; provided that nothing in the Wendel Support Agreement prohibits Wendel or any of its Representatives from participating in any discussions or negotiations with respect to a possible shareholders’ consent or voting agreement in connection with any Alternative Proposal in the event that the Company is permitted pursuant to Section 5.5 of the Merger Agreement to engage in discussions or negotiations with respect to such Alternative Proposal.
Pursuant to the Wendel Support Agreement, Wendel has also agreed, until the termination of the Wendel Support Agreement, not to enter into any agreement, understanding or arrangement with any Person to vote or give instructions with respect to the Wendel Covered Shares that would result in a breach of its voting obligations under the Wendel Support Agreement. In addition, Wendel has agreed not to, directly or indirectly, grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to the voting of any of the Wendel Covered Shares other than (a) the granting of a revocable proxy to vote the Wendel Covered Shares in accordance with the Wendel Support Agreement at the EGM and (b) the granting of a revocable proxy with respect to the Wendel Covered Shares at any annual meeting of the holders of the Ordinary Shares if the purpose of such meeting is not to address the Merger Agreement, the Plan of Merger or any of the transactions contemplated thereby.

The obligations of Wendel under the Wendel Support Agreement will terminate upon the earliest to occur of (i) the conclusion of the EGM at which the vote contemplated in the Wendel Support Agreement has occurred and the Wendel Covered Shares have been voted as specified therein, (ii) the termination of the Wendel Support Agreement by the mutual written consent of Parent, the Company and Wendel, (iii) the approval of any Adverse Amendment, (iv) the date on which the Board has made any Adverse Recommendation Change, (v) the termination of the Merger Agreement in accordance with its terms prior to the Effective Time, and (vi) the Effective Time.
As of the date of the Wendel Support Agreement, Wendel is the sole record and beneficial owner of the Wendel Covered Shares.
Accounting Treatment of the Merger
The Merger is expected to be accounted for as a business combination by Parent in accordance with IFRS Accounting Standards as issued by the IASB, specifically IFRS 3 Business Combinations. The current lease agreements between the Parent subsidiaries and the Company subsidiaries are considered to be a pre-existing relationship, the settlement of which will need to be accounted for separately from the Merger. The initial recognition of the Merger will take place at the fair value of the assets and liabilities of the Company, on the acquisition date. Any difference between those fair values and the fair value of the purchase consideration will be accounted for as either goodwill or a gain on bargain purchase.
Regulatory Matters
The completion of the Merger is also subject to certain filing requirements under the competition and other laws and regulations applicable to Nigeria, Zambia, Cameroon, Côte D’Ivoire and South Africa. The parties must observe, as applicable to these jurisdictions, mandatory waiting periods and/or obtain the necessary approvals, clearances or consents from the relevant regulatory bodies before completing the Merger.
In connection with obtaining any approval or consent related to any applicable law, the Company and Parent Parties have agreed to use their respective commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective the Transactions as promptly as practicable.
Dissenters’ Rights
Registered holders of Ordinary Shares who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Ordinary Shares as determined by the Grand Court and such other rights provided pursuant to Section 238 of the CICA. if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the EGM, a written objection to the Merger and subsequently comply with all procedures and requirements for the exercise of dissenters’ rights set forth in Section 238 of the CICA, a copy of which is attached as Annex C to this proxy statement. The fair value of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Ordinary Shares.
We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 104 as well as “Annex C — Cayman Islands Companies Act (As Revised) — Section 238” to this proxy statement carefully. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the CICA, or otherwise, should obtain their own copy of the complete CICA and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.
Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders
The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of Ordinary Shares for Per Share Merger Consideration by U.S. holders (as defined below) pursuant to the Merger. The following summary is based upon the provisions of the U.S. Internal Revenue

Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder and rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been requested, or will be requested, from the IRS with respect to the statements made and the conclusions reached in the following discussion. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained.
This discussion addresses only U.S. holders who hold their Ordinary Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of Ordinary Shares in light of such holder’s individual circumstances or to a holder subject to special rules, including, for example:
•
banks or other financial institutions;

•
mutual funds;

•
insurance companies;

•
regulated investment companies and real estate investment trusts;

•
dealers or brokers in securities, stocks, commodities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
tax-exempt organizations or governmental organizations;

•
controlled foreign corporations, foreign controlled foreign corporations and passive foreign investment companies;

•
persons that hold Ordinary Shares through retirement plans, individual retirement accounts or other tax-deferred accounts;

•
persons that hold Ordinary Shares as part of a straddle, hedge, constructive sale, integrated transaction or conversion transaction;

•
persons that are liable for alternative minimum tax;

•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons that have a functional currency other than the U.S. dollar;

•
persons that directly, indirectly or constructively own 5% or more of the Ordinary Shares (by vote or value);

•
persons who acquired their Ordinary Shares through the exercise of an employee stock option, in connection with a restricted stock unit award or performance stock unit award or otherwise as compensation;

•
person that hold interests directly, indirectly or constructively in Holdings Shares or in Parent or Holdings;

•
partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entities (including S corporations) or investors in such partnerships or pass-through entities; and

•
holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement.”

In addition, this discussion does not address any state, local or non-U.S. income or non-income tax consequences, nor does it address the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or any U.S. federal laws other than those pertaining to the U.S. federal income tax. Moreover, this discussion does not address any U.S. federal income tax consequences applicable to Dissenting Shareholders. These shareholders should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Ordinary Shares who is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the particular tax consequences of the Merger to them.
Taxable Exchange of Ordinary Shares
The receipt of the Per Share Merger Consideration by a U.S. holder in exchange for Ordinary Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, and subject to the discussion below under “— Passive Foreign Investment Company Considerations,” for U.S. federal income tax purposes, a U.S. holder who receives the Per Share Merger Consideration in exchange for its Ordinary Shares pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the cash received (determined before deduction of any applicable withholding taxes) and (ii) such U.S. holder’s adjusted tax basis in its Ordinary Shares surrendered.
Such gain or loss generally will be capital gain or loss. If a U.S. holder’s holding period in the Ordinary Shares surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Ordinary Shares at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Ordinary Shares that it holds.
Passive Foreign Investment Company Considerations
If the Company currently is or was classified as a “passive foreign investment company” (a “PFIC”) in any taxable year in which a U.S. holder held an equity interest in the Company, a U.S. holder generally would be subject to adverse U.S. federal income tax consequences with respect to the receipt of the Per Share Merger Consideration. A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either: (x) at least 75% of its gross income for such year is “passive income” or (y) at least 50% of the average quarterly value of its total gross assets (which may be measured in part by the market value of Ordinary Shares, which is subject to change) during such year is attributable to assets that produce “passive income” or are held for the production of “passive income.”
Based on the Company’s market capitalization and the nature of its income, assets and business, the Company believes that it should not be classified as a PFIC for the taxable year that ended December 31, 2025, and does not expect to be classified as a PFIC for its taxable year that includes the Merger. However, PFIC status is determined annually and requires a factual determination that depends on, among other things, the composition of the Company’s income, assets and activities in each taxable year, and can only be made annually after the close of each taxable year. Moreover, the aggregate value of our assets for purposes of the

PFIC determination may be determined by reference to the trading value of our Ordinary Shares, which could fluctuate significantly. Therefore, there can be no assurance that the Company was not a PFIC for the year ending December 31, 2025 or any prior year or will not be classified as a PFIC for the current taxable year. If the Company were determined to be a PFIC in its current taxable year or any prior taxable year, the U.S. federal income tax consequences to U.S. holders surrendering Ordinary Shares in the Merger may be different from those set forth above.
The U.S. federal income tax rules relating to PFICs are complex and all U.S. holders are urged to consult their tax advisor regarding whether the Company is or has been a PFIC for any taxable year during which they held Ordinary Shares, the availability of any applicable elections and consequences of the Merger to them if the Company were determined to be a PFIC for its current taxable year or any prior taxable year in which such U.S. holder held Ordinary Shares.
Backup Withholding and Information Reporting
Payments of cash to U.S. holders pursuant to the Merger may be subject to information reporting and backup withholding (currently, at a rate of 24%). To avoid backup withholding, a U.S. holder should timely complete and return an IRS Form W-9, certifying that such U.S. holder is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding but should still complete and return such form to avoid erroneous backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. federal income tax liability of a holder, provided such holder timely furnishes any required information to the IRS.
THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR U.S. HOLDERS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS OF ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSIDERATIONS TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
UK Tax Consequences
The following discussion is a summary of certain aspects of the UK taxation treatment of the Merger for holders of Ordinary Shares. It does not constitute legal or tax advice and does not purport to be a complete analysis of all tax considerations relating to the Merger. The discussion is based on current UK legislation and what is understood to be current HM Revenue and Customs (“HMRC”) practice, both of which are subject to change, possibly with retrospective effect.
The discussion is intended as a general guide and, in particular, does not deal with certain types of holders of Ordinary Shares such as charities, trustees, dealers in securities, persons who have or could be treated for tax purposes as having acquired shares by reason of their employment or as carried interest, collective investment schemes, persons subject to UK tax on the remittance basis and insurance companies.
References below to “UK Shareholders” are to holders of Ordinary Shares (a) who are resident for tax purposes in, and only in, the UK, and, in the case of individuals, to whom “split year” treatment does not apply and who are domiciled for tax purposes only in the UK; (b) who hold their Ordinary Shares as an investment (other than under a self-invested personal pension plan or individual savings account); and (c) who are the absolute beneficial owners of their Ordinary Shares. References below to “non-UK Shareholders” are to holders of Ordinary Shares who are not domiciled or resident for tax purposes in the UK (and have not within the past five years been resident for tax purposes in the UK).
IF YOU ARE IN ANY DOUBT ABOUT YOUR TAX POSITION OR YOU ARE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UNITED KINGDOM, YOU SHOULD CONSULT AN APPROPRIATELY QUALIFIED INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

Company’s Tax residence
The Company conducts its affairs so that the central management and control of the Company is exercised in the United Kingdom. As a result, the Company is treated as resident in the United Kingdom for UK tax purposes.
UK Individual Shareholders
The receipt of Per Share Merger Consideration in exchange for Ordinary Shares pursuant to the Merger may constitute a disposal (or deemed disposal) of those Ordinary Shares for the purposes of UK capital gains tax. A UK Shareholder may, depending on their circumstances, be liable to capital gains tax on any chargeable gain realized on the disposal.
The amount of any chargeable gain (or allowable loss) will be calculated by reference to the amount of cash consideration received less the allowable cost of acquiring the Ordinary Shares and any incidental costs of disposal. Any chargeable gain or allowable loss will be calculated by reference to the sterling equivalent of the U.S. dollar consideration, computed at the applicable spot rate on the date of Closing. The chargeable gain may be reduced by the annual exempt amount available to individuals for the relevant tax year (£3,000 for the 2025/26 tax year), to the extent it has not been utilized against other gains arising in the same tax year.
Capital gains tax is charged on the total amount of chargeable gains arising in a tax year after deducting any allowable losses and the annual exempt amount. For UK resident individuals, capital gains tax is currently charged at a rate of 18% for gains falling within the basic rate band and 24% for gains exceeding the basic rate band.
UK Corporate Shareholders
Subject to available reliefs or allowances, chargeable gains arising on a disposal of Ordinary Shares by a UK Shareholder within the charge to UK corporation tax may be subject to UK corporation tax. For UK Shareholders who are companies whose relevant currency for the purposes of Section 9C of the Corporation Tax Act 2010 at the closing date is sterling, any chargeable gain or loss should be calculated in sterling, converting any U.S. dollar consideration into sterling at the applicable spot rate on the date of Closing.
For UK Shareholders who are companies whose relevant currency for the purposes of Section 9C of the Corporation Tax Act 2010 at the Closing is not sterling, any chargeable gain or loss should first be calculated in the company’s relevant currency, converting any consideration not in the relevant currency into the relevant currency at the applicable spot rate on the Closing date, and then the resulting gain or loss should be converted from the relevant currency into sterling using the applicable spot rate on the closing date.
Non-UK Shareholders
An individual non-UK Shareholder that does not conduct any trade, profession or vocation in the UK to which the shares are attributable should not be liable to UK capital gains tax on capital gains realized on the disposal of their Ordinary Shares pursuant to the Merger.
A company which is a non-UK Shareholder should not be liable for UK corporation tax on chargeable gains realized on the disposal of its Ordinary Shares pursuant to the Merger unless it carries on a trade in the UK through a permanent establishment to which the shares are attributable.
Stamp Duty and Stamp Duty Reserve Tax
No UK stamp duty or stamp duty reserve tax should be payable by holders of Ordinary Shares on the cancellation of the Ordinary Shares pursuant to the Merger and the receipt of the Per Share Merger Consideration.
Cayman Islands Tax Consequences
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Payments of dividends and capital in respect of the Company’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities under the terms of the Merger Agreement be subject to Cayman Islands income or corporation tax.
There are no other taxes levied by the government of the Cayman Islands likely to be material to holders of the Company’s securities, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to the Company.
Delisting and Deregistration of the Ordinary Shares
The Ordinary Shares are registered as a class of equity securities under the Exchange Act and are quoted on the NYSE under the symbol “IHS.” As promptly as practicable following the Effective Time in compliance with applicable law, the Ordinary Shares will be delisted from the NYSE and deregistered under the Exchange Act, and the Ordinary Shares will no longer be publicly traded. As a result, following such actions, we will no longer be required to file reports with the SEC on account of the Ordinary Shares.

MARKET PRICE OF THE ORDINARY SHARES, DIVIDENDS AND OTHER MATTERS
Market Price of the Ordinary Shares
The following table provides the high and low sales prices for the Ordinary Shares on the NYSE under the symbol “IHS” for the periods indicated:
	Trading Price
	High	Low
2024
First Quarter	$4.56	$2.18
Second Quarter	$4.07	$3.06
Third Quarter	$3.72	$2.56
Fourth Quarter	$3.55	$2.44
2025
First Quarter	$5.75	$2.90
Second Quarter	$6.30	$4.20
Third Quarter	$7.66	$5.53
Fourth Quarter	$8.00	$5.71
2026
First Quarter	$8.95	$7.09
Second Quarter (through June 25, 2026)	$8.40	$8.09
On February 13, 2026, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of the Ordinary Shares on the NYSE was $8.29 per share. The Per Share Merger Consideration of $8.50 represents a premium of approximately 2.5% to the closing price of the Ordinary Shares on February 13, 2026, a premium of approximately 3.3% to the closing trading price of the Ordinary Shares on February 4, 2026, the last trading day prior to Parent’s cautionary announcement of its consideration of a transaction with the Company, a premium of approximately 239% to the closing price of the Ordinary Shares on March 11, 2024, the last trading day before the Company’s announcement of an evaluation of strategic alternatives, and a premium of approximately 36% to the volume-weighted average closing price of the Ordinary Shares during the 52 weeks prior to the Company’s execution of the Merger Agreement. You are urged to obtain a current market price quotation for your Ordinary Shares in connection with voting your Ordinary Shares.
Dividend Policy
The Company has not declared or paid any cash dividends on the Ordinary Shares since becoming a public company in October 2021.
Subject to certain exceptions under the terms of the Merger Agreement, the Company is not permitted to pay any dividends pending consummation of the Merger without the prior written consent of Parent. Under the Merger Agreement, prior to and contingent upon the occurrence of the Closing, the Company may, with the prior written consent of Parent, declare a special cash dividend (the “Special Dividend”) to the holders of record of Ordinary Shares as of a date that is no longer than one trading day prior to the Effective Time.
In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the Board will have discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. The Articles provide that, subject to the CICA and the Articles, the directors may declare and pay dividends and other distributions out of the funds of the Company lawfully available therefor. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, distributable reserves, solvency, general financial condition, contractual restrictions and other factors that the Board may deem relevant.

THE EXTRAORDINARY GENERAL MEETING
We are furnishing this proxy statement to you, as a holder of the Ordinary Shares, as part of the solicitation of proxies by the Board for use at the EGM described below.
Date, Time and Place of the Extraordinary General Meeting
The EGM will be held on           , 2026 at 1:00 p.m. (London time) at the offices of Latham & Watkins LLP located at 99 Bishopsgate, London, EC2M 3XF, United Kingdom.
Proposals to be Considered at the Extraordinary General Meeting
At the meeting, you will be asked to consider and vote upon:
“THAT, as a special resolution, the following be approved and authorized in all respects:
•
the Agreement and Plan of Merger, dated as of February 17, 2026 (the “Merger Agreement”), by and among the Company, MTN Group Limited, a company incorporated under the laws of South Africa (“Parent”), Mobile Telephone Networks (Netherlands) B.V., a company incorporated under the laws of the Netherlands (“Holdings”), and Sub-Merger Co, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdings (“Merger Sub” and collectively with Parent and Holdings, the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (such Merger Agreement being in the form approved by the directors of the Company on February 17, 2026 and attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and produced and made available for inspection at the extraordinary general meeting (the “EGM”)) and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger;

•
the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form approved by the directors of the Company on February 17, 2026 and attached as Annex B to the proxy statement accompanying the notice of extraordinary general meeting and produced and made available for inspection at the EGM); and

•
the directors and/or officers of the Company doing all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.”

“THAT, as an ordinary resolution, if necessary, the EGM be adjourned to a later date or dates, to be determined by the Chairman of the EGM, in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolution to be proposed at the EGM.”
Notwithstanding the order of the resolutions on the notice to the EGM, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the EGM, there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal.
At the Effective Time, all Ordinary Shares (except the Holdings Shares) will be cancelled and cease to exist. If the Merger is consummated, each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and the Holdings Shares) will be cancelled in exchange for the right to receive $8.50 in cash per Ordinary Share, without interest thereon and subject to applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares will be cancelled and cease to exist without payment of any cash consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Ordinary Share as determined by the Grand Court and such other rights provided pursuant to Section 238 of the CICA. Each Holdings Share held by Holdings will remain issued and outstanding and will not be affected by the Merger.

In addition to the foregoing, immediately prior to the Effective Time, the Company will provide for the treatment of Company RSUs and Company PSUs, as described below.
Immediately prior to the Effective Time, each Company RSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company RSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time.
Immediately prior to the Effective Time, each Company PSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company PSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company PSU as of immediately prior to the Effective Time; provided that, for purposes of determining the number of Ordinary Shares subject to each Company PSU outstanding immediately prior to the Effective Time for these purposes, applicable performance goals will be deemed to be achieved with respect to each such Company PSU at maximum level of performance.
The Board’s Resolutions and Recommendation
The Board:
•
determined that the Merger and entry into and performance by the Company of its obligations under the Merger Agreement and the Transaction Documents are in the best interests of the Company;

•
determined that the Per Share Merger Consideration constitutes at least (and may exceed) the fair value for each Ordinary Share (other than the Excluded Shares);

•
authorized and approved the Transaction Documents and the Transactions, including the Merger; and

•
resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to the shareholders of the Company for authorization and approval.

Record Date; Shares Entitled to Vote
You are entitled to attend and vote at the EGM if you have Ordinary Shares registered in your name as of the close of business on the Record Date. If you own Ordinary Shares as of the close of business on the Record Date, you should lodge your proxy card so that the proxy card is received by Broadridge no later than the time of the EGM or submit your vote via the internet no later than 11:59 p.m. (London time) on           , 2026.
Each registered holder of Ordinary Shares has one vote for each Ordinary Share held as of the close of business on the Record Date, other than Ordinary Shares held by Parent and subject to the MTN Vote Adjustment. As of the Record Date, there were           Ordinary Shares entitled to be voted at the EGM. See “The Extraordinary General Meeting — Procedures for Voting” below for additional information.

Shares Held by Directors and Executive Officers
As of the close of business on the Record Date, directors and executive officers of the Company and their affiliates beneficially owned and were entitled to vote, in the aggregate,                 Ordinary Shares, which represented approximately    % of the Ordinary Shares issued and outstanding and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM. Our directors and executive officers have informed us that they currently intend to vote all of their Ordinary Shares (a) “FOR” the Merger Proposal and (b) “FOR” the Adjournment Proposal, if presented.
Shares Held by Holdings and Wendel
Pursuant to the Support Agreements, Holdings and Wendel, who beneficially owned, in the aggregate, approximately     % and     % of the Ordinary Shares as of the Record Date, respectively, have agreed, among other matters, to vote all of their Ordinary Shares in favor of the Merger, subject to the terms and conditions contained in the Support Agreements. As of the Record Date, the Covered Shares represented approximately     % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,     % of the votes eligible to be cast at the EGM. For additional information, see section the of this proxy statement entitled “Special Factors — Support Agreements.”
Quorum
A quorum of shareholders is necessary to transact business at the EGM. A quorum shall be one or more shareholders of the Company present in person (or in the case of a corporation or other non-natural person, by its duly authorized representative) or by proxy holding at least one-third of the paid up voting share capital of the Company and entitled to vote at the EGM.
Under the Articles, if a quorum is not present at the EGM within 30 minutes of commencement of the EGM, the members of the Board present at the EGM may adjourn the EGM to a time and place as they may determine, provided that such adjourned meeting shall be held no later than 45 days after the original EGM. If the directors do not exercise the authority to specify a date or time for the adjourned EGM, the adjourned EGM will take place one week after, and at the same time and place as the original EGM. If at an adjourned EGM a quorum is not present within 30 minutes from the time appointed for the adjourned EGM, the shareholders present and entitled to vote shall form a quorum.
Pursuant to the Support Agreements, Holdings and Wendel have agreed to attend or otherwise cause all of the Covered Shares to be counted as present at the EGM, and the Covered Shares to be voted by Holdings and Wendel will form a quorum.
Vote Required to Approve the Proposals
Under the CICA, the Articles and the Merger Agreement, in order for the Merger to be consummated, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the CICA and the Articles) of the Company passed by an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM or any adjournment or postponement thereof. If this vote is not obtained, the Merger will not be effective. The Adjournment Proposal requires the affirmative vote of the holders of Ordinary Shares representing a simple majority of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM.
As of the Record Date, there were       Ordinary Shares issued and outstanding, all of which will be entitled to vote on the proposals at the EGM, subject to the procedures described below under “The Extraordinary General Meeting — Procedures for Voting.”
Pursuant to the Support Agreements, Holdings and Wendel have agreed to vote all of their respective Covered Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, which, as of the Record Date, collectively represented approximately     % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,     % of the votes eligible to be cast at the EGM. Accordingly, where the vote is taken by way of a poll, based on         Ordinary Shares issued and outstanding on           , 2026, the Record Date, and as

adjusted for the MTN Vote Adjustment,           Ordinary Shares owned by the shareholders of the Company other than the Covered Shares as of the Record Date must be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions in order to satisfy the requirement of the affirmative vote of at least two-thirds of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM in accordance with Section 233(6) of the CICA and the Articles (including the MTN Vote Adjustment), assuming all shareholders of the Company will be present and voting in person or by proxy at the EGM and Holdings and Wendel will vote all Covered Shares in favor of such special resolution.
Procedures for Voting
Only shareholders registered in the register of members of the Company as of the close of business on the Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the close of business on the Record Date or their proxy holders are entitled to vote and may participate in the EGM or any adjournment or postponement thereof. Shareholders who have acquired Ordinary Shares after the close of business on the Record Date may not attend or vote at the EGM unless they receive a proxy from the person or entity who was the registered holder of such Ordinary Shares as of the Record Date. Each registered holder of Ordinary Shares, other than Ordinary Shares held by Parent and subject to the MTN Vote Adjustment, has one vote for each Ordinary Share held as of the close of business on the Record Date. Pursuant to the MTN Vote Adjustment, as of the Record Date, Parent is entitled to          votes per Ordinary Share.
Shareholders wanting to vote should submit their vote electronically over the internet no later than 11:59 p.m. (London time) on           , 2026 or indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by Broadridge no later than the time of the EGM. Shareholders can also attend the EGM and vote in person.
Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.
Proxy Holders for Registered Shareholders
Shareholders registered in the register of members of the Company as of the close of business on the Record Date who are unable to participate in the EGM may appoint as a representative another person or the chairman of the EGM as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the EGM as proxy holder will vote in favor of the resolutions proposed at the EGM according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the EGM, the chairman of the EGM as proxy holder will vote in accordance with the position of the Board.
Voting of Proxies and Failure to Vote
All Ordinary Shares represented by valid proxies will be voted at the EGM in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Ordinary Shares represented by that proxy card will be voted FOR the Merger Proposal and FOR the Adjournment Proposal, if presented, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it may be more difficult for the Company to obtain required votes described in “The Extraordinary General Meeting — Vote Required to Approve the Proposals.” Brokers, banks or other nominees who hold Ordinary Shares in “street name” for customers who are the beneficial owners of such Ordinary Shares may not give a proxy to vote those customers’ Ordinary Shares in the absence of specific instructions from those customers. Abstentions by holders of Ordinary Shares are included in the determination of the number of Ordinary Shares present for the purposes of establishing quorum but are not counted as votes for or against a proposal. The Company does not expect any broker non-votes at the Special Meeting because the proposals in this proxy statement are all non-routine matters.

Revocability of Proxies
Registered holders of our Ordinary Shares may revoke their proxies in one of three ways:
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First, a registered shareholder can revoke a proxy by written notice of revocation via electronic mail to IHSHolding@broadridge.com no later than 11:59 p.m. (London time) the day before the EGM.

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Second, a registered shareholder can (a) complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company’s transfer agent no later than the time of the EGM, or (b) voting again by submitting a new vote via the internet at a later time and no later than 11:59 p.m. (London time) on           , 2026.

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Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder attends and actually votes in person at the EGM.

If a shareholder holds Ordinary Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Ordinary Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.
Rights of Shareholders Who Wish to Dissent from the Merger
Shareholders who dissent from the Merger in accordance with the requirements of the CICA will have the right to seek appraisal and payment of the fair value of their Ordinary Shares as determined by the Grand Court and such other rights provided pursuant to Section 238 of the CICA if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the EGM, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA, a copy of which is attached as Annex C to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Ordinary Shares as determined by the Grand Court pursuant to Section 238 of the CICA could be more than, the same as, or less than the Per Share Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Ordinary Shares. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the CICA, or otherwise, should obtain their own copy of the complete CICA and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.
Whom to Contact for Assistance
If you need assistance, including help in changing or revoking your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.
Solicitation of Proxies
We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies. We expect that fees for proxy solicitation services provided by MacKenzie Partners, Inc. will be approximately $12,500 plus certain costs and reimbursements.
This proxy solicitation is being made by the Company on behalf of the Board of the Company and will be paid for by the Company. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of the Ordinary Shares that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.
Other Business
We are not currently aware of any business to be acted upon at the EGM other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.
The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Holdings, Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 120.
Structure and Consummation of the Merger
The Merger Agreement provides for the merger of Merger Sub with and into the Company on the terms, and subject to the conditions, of the Merger Agreement, with the Company being the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company and, after giving effect to the Transactions and the other transactions contemplated by the Transaction Documents, will become a wholly owned subsidiary of Holdings. The Closing of the Merger shall take place by electronic exchange of documents and signatures at 10:00 a.m. (Eastern time) on a date to be agreed by the Parties, that is no later than the third (3rd) business day following the satisfaction or, to the extent permitted hereunder and by applicable law (as applicable), waiver of the conditions set forth in Article VII of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted thereunder and by applicable law, waiver of those conditions). On the Closing Date, the Company and the Parent Parties will execute and file the Plan of Merger and other appropriate documents with the Registrar of Companies of the Cayman Islands as required by the CICA. The Merger will become effective on the date as specified in the Plan of Merger in accordance with the CICA.
We currently expect that the Merger will be consummated in 2026, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.
Memorandum and Articles of Association; Directors and Officers of the Surviving Company
At the Effective Time, the Articles, being the memorandum and articles of association of the Company as are in effect immediately prior to the Effective Time, will become the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable law and the Articles.
The directors of Merger Sub immediately prior to the Effective Time, together with any directors of the Company that Parent nominates to be appointed with effect from the Effective Time, will be the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, unless otherwise determined by Parent, and will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Articles.
Treatment of Ordinary Shares
If the Merger is consummated, at the Effective Time, (a) each Excluded Share will be cancelled and cease to exist without payment of any consideration therefor, (b) each Holdings Share will remain issued and outstanding and will not be affected by the Merger, (c) each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and the

Holdings Shares) will be cancelled and exchanged into the right to receive the Per Share Merger Consideration without interest, (d) each Merger Sub Share will be automatically cancelled, no longer issued and outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor and (e) each Dissenting Share issued and outstanding immediately prior to the Effective Time will be automatically cancelled and cease to exist and will be entitled only to the right to receive the fair value of such Dissenting Share as determined by the Grand Court and such other rights provided pursuant to Section 238 of the CICA.
Treatment of Company Equity Awards
In addition to the foregoing, immediately prior to the Effective Time, the Company will provide for the treatment of Company RSUs and Company PSUs, as described below.
Immediately prior to the Effective Time, each Company RSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company RSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time.
Immediately prior to the Effective Time, each Company PSU that is outstanding and either (x) vested but unsettled, or (y) unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) will, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other person, be fully accelerated and thereafter cancelled, with the holder of such Company PSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company PSU as of immediately prior to the Effective Time; provided that, for purposes of determining the number of Ordinary Shares subject to each Company PSU outstanding immediately prior to the Effective Time for these purposes, applicable performance goals will be deemed to be achieved with respect to each such Company PSU at maximum level of performance.
Exchange Procedures
Prior to Closing, Parent, will, at its sole cost and expense, appoint a bank or a trust company (the identity and the terms of appointment of which to be reasonably acceptable to the Company) to act as the paying agent (the “Paying Agent”) for the payment and delivery of the aggregate amount of Per Share Merger Consideration payable to the Ordinary Shares (other than the Excluded Shares, the Dissenting Shares and the Holdings Shares) in connection with the Merger (the “Payment Fund Merger Consideration”, together with the amounts to be paid in respect of the Company Equity Awards as described in the section of this proxy statement entitled “The Merger Agreement — Treatment of Company Equity Awards” beginning on page 83, the “Aggregate Merger Consideration”). Prior to the Closing, (i) Parent will deposit or will cause to be deposited with the paying agent cash in an amount that, when taken together with Company Funded Cash (as defined below), is sufficient to pay the Payment Fund Merger Consideration and (ii) the Company will deposit or will cause to be deposited with the paying agent the Company Funded Cash.
As promptly as reasonably practicable after the Effective Time (but in no event later than two business days thereafter), Parent will cause the Paying Agent to (i) provide to each holder of record of outstanding certificates that immediately prior to the Effective Time represented outstanding Ordinary Shares, a letter of transmittal and instructions for surrendering each of such shareholder’s certificates in exchange for the Per Share Merger Consideration or (ii) issue and deliver to each person that immediately prior to the Effective Time was the holder of uncertificated Ordinary Shares represented by book entry, a check or wire transfer for the amount of Per Share Merger Consideration payable to such Ordinary Shares, without such former holder being required to deliver a certificate or an executed letter of transmittal to the Paying Agent.

Each holder of Ordinary Shares that have been converted into the right to receive the Per Share Merger Consideration will be entitled to receive $8.50 in cash per Ordinary Share, without interest thereon and subject to applicable withholding taxes.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by each of the Parent Parties, on the one hand, and the Company, on the other hand, solely for the benefit of each other. These representations and warranties are subject in some cases to certain exceptions, qualifications and limitations, including, among other things, as to materiality or material adverse effect qualifiers (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would, as the case may be, be material or have a Company Material Adverse Effect or a Parent Material Adverse Effect (each, as defined in the Merger Agreement and described below)).
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that, individually or in the aggregate with all other facts, events, occurrences, violations, inaccuracies, circumstances, changes, effects, events, developments or other matters (each, an “Effect”), is or would reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole or (ii) prevent, materially delay or impair the consummation by the Company of the Merger, excluding, solely in the case of clause (i) any such Effect to the extent resulting from:
(a)   changes in general economic, political, regulatory or legislative conditions or the financial, securities, credit or other capital markets (including changes in interest or currency exchange rates, tariffs or trade wars, commodity prices or raw material prices, increases in operating costs or capital expenses (including any disruption thereof) and any stoppage or shutdown of any activity by the United Kingdom or the Cayman Islands government, any other Governmental Entity (as defined in the Merger Agreement) in any jurisdiction in which the Company operates or otherwise or any default by the United Kingdom or the Cayman Islands government, any other Governmental Entity in any jurisdiction in which the Company operates or delays or failure to act by any Governmental Entity);
(b)   changes generally affecting the industry in which the Company and its subsidiaries operate, including cyclical fluctuations and trends;
(c)   geopolitical conditions, acts of war and/or other hostilities, in each case including any outbreak or escalation thereof (whether or not declared), as well as sabotage or terrorism act (including cyber terrorism);
(d)   any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, epidemic, plague, disease outbreak, quarantine restrictions, other outbreak or illness or public health event (whether human or animal), or other natural or man-made disaster, other than any changes involving any existing conflicts, acts of war or disputes;
(e)   changes or prospective changes in IFRS or applicable law (or authoritative interpretation or enforcement thereof);
(f)   changes in the market price or trading volume of the Ordinary Shares or the credit rating of the Company (provided that an Effect underlying or that contributed to such changes may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect);
(g)   the failure of the Company and its subsidiaries to meet internal, published or analysts’ expectations or projections, performance measures, operating statistics, budgets, guidance, estimates, or revenue, earnings or other financial or operating metric predictions (provided that an Effect underlying or that contributed to such failure may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect);
(h)   the announcement, pendency, or completion of the Transactions, including the Merger, as well as any litigation that directly arises as a result, and the effects of these events on relationships with Governmental

Entities, customers, suppliers, distributors, licensors, licensees, partners, or employees of the Company or its subsidiaries, but only to the extent these matters are attributable to the identity of the Parent Parties or their respective affiliates; provided, however, that this does not apply in situations where a representation or warranty specifically addresses the consequences of these events, or for certain provisions as otherwise specified;
(i)   any Action (as defined in the Merger Agreement) in respect of the Merger Agreement (or the Transactions), or this proxy statement or the Schedule 13E-3 (including breach of fiduciary duty and disclosure claims);
(j)   any action taken by Parent Parties or any of their affiliates with respect to any commercial contractual arrangement or relationship between the Company and any of its subsidiaries, on the one hand, and the Parent Parties and their affiliates, on the other hand;
(k)   any action taken by the Company or its subsidiaries (1) at the written direction of Parent or (2) required by the express terms of the Merger Agreement; and
(l)   any matter or item that is cured or corrected in full prior to the Closing;
other than, in the cases of the foregoing clauses (a), (b), (c), (d) and (e), for such changes or events that have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants engaged in the industries and in the geographical regions in which the Company and its subsidiaries operate (which may, to the extent not otherwise excluded, be taken into account in determining whether there has been a Company Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof).
In addition, a “Parent Material Adverse Effect” means any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that, individually or in the aggregate with all other facts, events, occurrences, violations, inaccuracies, circumstances, changes, effects, events, developments or other matters, is or would reasonably be expected to materially adversely affect the ability of the Parent Parties to perform their respective obligations under the Merger Agreement, or prevent or materially impair or materially delay the consummation of the Merger or the other Transactions by the Parent Parties.
Representations and Warranties of the Company, Parent and Merger Sub
The Merger Agreement contains representations and warranties of the Company and each of the Parent Parties relating to, among other things:
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corporate organization, standing and power;

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corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

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required regulatory filings and authorizations, consents or approvals of Governmental Entities;

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the accuracy of the information provided by each party to the Merger Agreement, or on its behalf, to regulatory bodies or other governmental entities;

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compliance with applicable laws;

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the absence of certain litigation, orders and judgments and governmental proceedings and investigations, relating to the Parent Parties or to the Company, as applicable; and

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the absence of any fees owed to investment bankers, financial advisors or brokers in connection with the Merger, other than those specified in the Merger Agreement.

Representations and Warranties of the Company
The Merger Agreement contains representations and warranties of the Company relating to, among other things:
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corporate organization, existence and active status of the subsidiaries of the Company;

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the capitalization of the Company;

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the accuracy of the Company’s SEC filings and financial statements, internal controls and procedures over financial reporting in compliance with SEC rules;

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the absence of certain undisclosed liabilities;

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the absence of certain changes or events, including the absence of a Company Material Adverse Effect, between Company Balance Sheet Date until the Agreement Date (as respectively defined in the Merger Agreement);

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the possession of, and compliance with, necessary permits and authorizations, including with respect to laws and regulations applicable to the Company and its subsidiaries;

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compliance with anti-bribery laws;

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the absence of, or the Company’s compliance with, any legal sanctions;

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the filing of tax returns, the payment of taxes and other tax matters;

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employee benefits plans and other benefits and compensation arrangements;

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labor matters;

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the existence of, and validity of, material contracts and the absence of defaults in connection therewith;

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valid interests in the Company’s owned and leased real and personal property;

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the rights to and protection of the Company’s intellectual property;

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compliance with data privacy matters;

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anti-takeover provisions;

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the fairness opinion of the financial advisor;

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insurance policies;

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material customers and suppliers;

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environmental matters;

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Transaction Expenses; and

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the solvency of the Company immediately after the Effective Time.

Representations and Warranties of Parent and Merger Sub
The Merger Agreement contains representations and warranties of the Parent Parties relating to, among other things:
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the capitalization of Merger Sub and its lack of prior business activities;

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the ownership of equity securities of the Company by the Parent Parties;

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the absence of any undisclosed contracts relating to the Transactions between the Parent Parties and Company management, the Board or the Company’s shareholders;

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sufficient funds of the Parent Parties;

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the solvency of the Parent Parties, and, immediately after the consummation of the Merger, of Parent and the Surviving Company;

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the absence of any agreements or arrangements that would limit the Parent Parties’ ability to comply with their obligations or delay or prevent consummation of the Transactions; and

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the execution and delivery of the Parent Support Agreement concurrently with the Merger Agreement and the lack of default or breach by Parent or Holdings thereunder.

Conduct of Business Prior to Closing
Except as required by law, as specifically disclosed in the Company disclosure letter delivered in connection with the Merger Agreement (the “Company Disclosure Letter”) or with Parent’s prior written consent (which will not be unreasonably withheld), until the Merger is completed or the Merger Agreement is terminated (x) the Company and its subsidiaries must use reasonable efforts to operate their business in the ordinary course in all material respects and preserve their assets, properties, and key relationships and (y) the Company and its subsidiaries may not do any of the following:
(a)   (i) declare, set aside or pay any dividends on, or make any other distributions in respect of its share capital or other equity interests or voting securities, other than dividends or distributions by (1) a direct or indirect wholly owned subsidiary to its parent or (2) IHS South Africa Holding Proprietary Limited and its subsidiaries (“IHS South Africa”) to its shareholders, other than Special Dividend (as discussed further in the section of their proxy statement entitled “Dividend Policy” beginning on page 76); (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable therefor, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such securities, other than as permitted in clause (b) below; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any of its subsidiaries or any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable therefor, or any options, warrants or other rights to acquire the same, except for acquisition or deemed acquisitions of Ordinary Shares in connection with (A) tax withholding upon the exercise, vesting or settlement of Company Equity Related Obligations (as defined in the Merger Agreement) and (B) forfeitures of Company Equity Related Obligations;
(b)   except for transactions (1) among the Company and one or more of its wholly owned subsidiaries, (2) among one or more wholly owned subsidiaries of the Company, or (3) between the Company or any of its wholly owned subsidiaries and IHS South Africa, issue, deliver, sell, grant, pledge or otherwise subject to any Lien (other than as imposed by applicable securities laws), or amend the terms of (i) any share capital or voting securities of, or other equity interests in the Company (including Ordinary Shares or any other Company Equity Related Obligations) or its subsidiaries; or (ii) any Company Equity Related Obligation, other than (x) the issuance of Ordinary Shares upon the vesting or settlement of Company Equity Related Obligations outstanding at the close of business on February 9, 2026 in accordance with their terms or granted in compliance with the Merger Agreement and (y) the issuance or grant of Company PSUs or Company RSUs or other incentive awards as set forth in the Company Disclosure Letter;
(c)   propose a resolution to amend the Articles or the charter or organizational documents of any subsidiary of the Company, except amendments to the charter or organizational documents of a subsidiary (i) solely in connection with an internal reorganization, restructuring or recapitalization permitted to the Merger Agreement, or (ii) solely to open or close a branch or, subject to other restrictions herein, appoint or remove any officer or director of a subsidiary;
(d)   make or adopt any material change in accounting methods, principles or practices, except as required by changes in IFRS or applicable local accounting standards (or authoritative interpretations thereof);
(e)   directly or indirectly acquire or agree to acquire any equity interest in or business of division, properties or assets of any person, except (i) acquisitions of supplies, inventory, property and equipment in the ordinary course of business; (ii) acquisitions not exceeding $5,000,000 in the aggregate; or (iii) transactions (1) between or among the Company and any one or more of its wholly owned subsidiaries, (2) between or among wholly owned subsidiaries of the Company, or (3) between the Company or any of its wholly owned subsidiaries and IHS South Africa;
(f)   (i) sell, lease, transfer or dispose of, in one or a series of related transactions, 50% or more of the total consolidated assets in any jurisdiction; or (ii) sell, lease, license, assign, transfer, mortgage, sell and leaseback or otherwise encumber (other than certain permitted liens) any properties or assets, other than (A) liens securing indebtedness for borrowed money as permitted by clause (h) below, or (B) sales of obsolete assets in the ordinary course not exceeding $30,000,000 in the aggregate;

(g)   make any loans, advances or capital contributions to, or investments in, any person, other than (i) advances to directors, officers or employees for travel or business expenses in the ordinary course; (ii) prepayments to vendors in the ordinary course; or (iii) transactions (1) between or among the Company and any one or more of its subsidiaries, (2) between or among subsidiaries of the Company, or (3) between the Company or any of its wholly owned subsidiaries and IHS South Africa;
(h)   incur or otherwise become liable for any additional indebtedness, except for: (i) indebtedness permitted by covenant ratios in existing loan agreements, provided (A) consummation of the Transactions will not conflict with, or result in a violation or default under, such additional indebtedness and (B) incurrence would not reasonably be expected to prevent satisfaction of closing conditions; (ii) refinancing of existing indebtedness, provided the consummation of Transactions will not conflict therewith, the principal amount does not exceed the refinanced amount (plus accrued interest, fees, premiums and associated costs), material terms are no less favorable, and the currency remains the same; or (iii) intercompany indebtedness (1) between or among the Company and any one or more of its wholly owned subsidiaries, (2) between or among wholly owned subsidiaries of the Company, or (3) between the Company or any of its wholly owned subsidiaries and IHS South Africa (as borrower);
(i)   adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any of its subsidiaries (excluding any internal restructuring, recapitalization or reorganization of wholly owned subsidiaries or IHS South Africa);
(j)   enter into, materially amend, terminate or waive material rights under (A) any material contract (excluding customer and supplier contracts), other than in the ordinary course of business consistent with past practice, (B) any material customer contract, other than in the ordinary course on substantially the same or better terms, or (C) any material supplier contract, other than in the ordinary course, provided that contracts with terms exceeding 24 months include appropriate exit provisions;
(k)   establish, enter into, materially amend or modify any employee severance, termination pay, bonus, equity or equity-based award, pension or long-term incentive plans, other than in accordance with existing company benefit plans, policies or agreements;
(l)   settle or compromise any Action in an amount exceeding the threshold in the Company Disclosure Letter, or which involves an admission of material liability or imposes material restrictions on the Company’s or any subsidiary’s operations;
(m)   make or authorize capital expenditures in excess of 114% of the budgets set forth in the Company Disclosure Letter;
(n)   make, change or revoke any material tax election, adopt or change any material tax accounting method or period, enter into any closing agreement in respect of material taxes with any Governmental Entity, settle any audit, examination or other proceeding with respect to any material amount of taxes or material tax assessment, or fail to pay any material tax that becomes due and payable (including estimated tax payments) other than a tax that is being contested in good faith, in each case, if such action would reasonably be expected to result in a material increase in the tax liability of the Company or its subsidiaries; or
(o)   agree, authorize or commit to take any of the foregoing actions.
Parent’s prior consent shall not be required for any action or failure to take any action (1)(A) that the Company reasonably determines is necessary or prudent to take or fail to take in response to an emergency and (B) the Company reasonably determines is sufficiently urgent that it cannot be delayed while Parent’s consent is being sought (taking into account that Parent’s consent may not be unreasonably withheld) or (2) in connection with the payment or repayment prior to Closing of any indebtedness or any Transaction Expenses.
Each of the Parent Parties has agreed that, from February 17, 2026 through the earlier of the Effective Time or the termination of the Merger Agreement, it shall not, directly or indirectly, take any action or fail to take any action (including any action with respect to a third party), which is intended to or would reasonably be expected to, individually or with any other such action, result in any of the conditions to effecting the

Merger becoming incapable of being satisfied or have a Parent Material Adverse Effect. The Parent Parties have also agreed that they shall, and shall cause their applicable affiliates to, continue to perform and discharge commercial or other contractual arrangements between the Parent Parties and their affiliates, on the one hand, and the Company and/or one or more of its subsidiaries, on the other hand, in accordance with their terms.
Employment and Company Benefits
For the period commencing at the Effective Time and ending on the first anniversary of the date on which the Effective Time occurs (or if earlier, the date of employment termination of the relevant Company Employee (as defined in the Merger Agreement)), Parent has agreed to provide, or cause the Surviving Company to provide, each Company Employee with (a) a base salary or hourly wage rate and short-term cash incentive compensation opportunities, each of which is no less favorable than the base salary or hourly wage rate and short- term cash incentive compensation opportunities in effect for such Company Employee immediately prior to the closing date and (b) other compensation, benefits and perquisites (including equity, equity-based or long-term incentive compensation, opportunities, nonqualified deferred compensation, defined benefit pensions, post-retirement welfare arrangements and severance, but excluding retention, change in control or transaction-related compensation and one-time bonuses) that are substantially similar in the aggregate to those provided to such Company Employee immediately prior to the closing date. Notwithstanding the foregoing, (i) Parent has the right to substitute cash incentive opportunities in place of equity or equity-based incentive opportunities and (ii) to the extent that applicable law imposes any requirements that are more favorable to a Company Employee, such requirements shall control, provided that no Company Employee will be entitled to any duplication of benefits by reason thereof.
In accordance with the Merger Agreement, Parent has agreed that Parent shall, or shall cause the Company or any of its subsidiaries to, provide each Company Employee with credit for his or her years of service with the Company and any respective predecessors before the Closing Date to the same extent and for the same purpose as such service was credited under the corresponding Company Benefit Plan (as defined in the Merger Agreement) as of the Closing Date for purposes of vesting, eligibility to participate and level of benefits under any employee benefit plans of Parent and its subsidiaries other than the Company in which any Company Employees become eligible to participate on or after the Closing Date (the “New Plans”), provided that such service credit is not required (i) to the extent it would result in a duplication of benefits for the same period of service or (ii) with respect to any defined benefit pension plan benefits. In addition, Parent has agreed that Parent shall, or shall cause the Company or any of its subsidiaries to, (i) cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans providing health or welfare benefits that replace the corresponding Company Benefit Plan in which such Company Employee was participating as of the date of such replacement, and (ii) for purposes of each New Plan providing group health benefits to any Company Employee during the plan year in which the Closing Date occurs, cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the extent such was waived under the corresponding Company Benefit Plan prior to closing of the Merger and (y) any eligible expenses incurred and paid by, and credited to, any Company Employee and his or her covered dependents during the portion of the plan year during which the closing date occurs to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
In accordance with the Merger Agreement, with respect to the fiscal year prior to the fiscal year in which the Merger occurs, Parent has agreed that Parent shall or shall cause the Surviving Company to pay bonuses to each eligible Company Employee in the ordinary course of business based on actual performance through the last date of such fiscal year as reasonably determined by the Compensation Committee of the Board of the Company prior to the Effective Time in accordance with the terms of the applicable Company annual bonus programs in effect as of the date of the Merger Agreement. In respect of each Company Employee’s annual bonus for the fiscal year in which the Merger occurs, Parent shall cause the Surviving Company to pay bonuses at the time or times that the annual bonuses would normally be paid by the Company and its subsidiaries and based on the employee’s actual level of performance; provided, however, that (i) to the extent that an employee of the Company or its subsidiary is terminated of employment for reasons other than for “cause” and (ii) such employee was entitled to an annual bonus immediately prior to the Effective Time in accordance with the Company’s annual bonus programs in effect as of the date of the Merger Agreement, then Parent shall cause the Company, its applicable subsidiary or the Surviving Company, as applicable, to pay such employee their bonus for such fiscal year, based on the employee’s actual level of performance, and in respect of the relevant period of such fiscal year for which such employee was still employed. Any annual bonuses paid in respect of the fiscal year in which the Merger occurs shall be based on an annual bonus program which provides an aggregate annual target value no less than the applicable annual bonus program maintained by the Company prior to the Closing Date.
Shareholders Meeting
The Company has agreed to hold the EGM as promptly as reasonably practicable. The Company has the right to make one or more postponements, adjournments or to recommend the adjournment of the EGM to its shareholders (i) to ensure that any amendment to the proxy statement and/or amendment to the Schedule 13E-3 required under applicable law is timely provided to the shareholders of the Company within a reasonable amount of time, in the good faith judgment of the Board (after consultation with outside counsel), in advance of the EGM; (ii) if required by applicable law or a request from the SEC or its staff; or (iii) if, on a date for which the EGM is scheduled, the Company has not received proxies representing a sufficient number of Ordinary Shares to obtain the Company Shareholder Approval, whether or not a quorum is present; provided that (A) no single such postponements or adjournment is for more than 10 business days except as may be required by applicable laws; and (B) in the case of clause (iii), the EGM is not postponed or adjourned by more than 30 days after the date for which the EGM was originally scheduled without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed so long as the EGM is postponed or adjourned to (x) a date that is not more than 60 days after the date on which the EGM was originally scheduled and (y) a date that is not less than five business days prior to the End Date) and that the Company will, and will cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence and affirmative vote in person of the Company’s shareholders at the EGM) as expeditiously as reasonably possible.
The Company further agreed it will use reasonable best efforts to (A) promptly cause this proxy statement to be distributed to the Company’s shareholders; and (B) unless an Adverse Recommendation Change has been made as permitted by the Merger Agreement and remains in effect, solicit the Company Shareholder Approval. The Company has also agreed that, unless the Merger Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the EGM will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal, by the making of any Adverse Recommendation Change by the Board or by any other development.
The authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions are subject to Company Shareholder Approval.
No Solicitation of Transactions
From February 17, 2026 and until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated in accordance with its terms, except as explicitly permitted as detailed below, the Company will not, and will cause each of the Company’s subsidiaries to not, and will instruct the representatives of the Company and the Company’s subsidiaries to not, and to not publicly announce any intention to, directly or indirectly:
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solicit, initiate, knowingly encourage or knowingly facilitate an Inquiry;

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furnish or cause to be furnished to any person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to any Inquiries or the making of any proposal that constitutes, or would be reasonably expected to result in, an Alternative Proposal;

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enter into, continue, or maintain discussions or negotiations with any person (other than the Parent Parties and their affiliates) regarding an Inquiry or Alternative Proposal related to a potential transaction, except for the limited purpose of informing such person of the relevant restrictions pursuant to the Merger Agreement or contacting someone who has made an Alternative Proposal solely to ascertain facts or clarify terms and conditions, so that the Board can reasonably inform itself about the Alternative Proposal;
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approve, agree to, accept, endorse or recommend any Alternative Proposal;

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submit to a vote of its shareholders any Alternative Proposal;

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change its recommendation regarding the Merger to shareholders in a manner adverse to the Merger; provided, however, that neither the determination by the Board that an Alternative Proposal constitutes a Superior Proposal, nor the delivery by the Company of the notice required, will by themselves constitute an Adverse Recommendation Change; or

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enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Alternative Proposal.

Pursuant to the Merger Agreement, “Alternative Proposal” means any proposal or offer (whether or not in writing), other than from the Parent Parties or their respective affiliates, with respect to any (a) merger, amalgamation, scheme of arrangement, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination, or tender offer, share purchase or other transaction involving or relating to the Company, or any of the Company subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the total consolidated assets of the Company or to which 20% or more of the total consolidated revenue or net income of the Company are attributable, that would result in any third party beneficially owning, directly or indirectly, in one or a series of related transactions 20% or more of the outstanding equity interests or consolidated total assets of the Company or any successor or parent company thereto; (b) transaction in which any person (or the shareholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of Ordinary Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of Ordinary Shares of the Company; or (c) any combination of the foregoing (in each case, other than the Transactions), excluding, in the case of clauses (a)-(c), any business or business division of the Company or its subsidiaries to the extent located or operating in (or serving as a holding entity for any business or business division located or operating in) any jurisdiction in Latin America.
Pursuant to the Merger Agreement, an “Adverse Recommendation Change” will occur if the Board:
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adopts, approves or recommends, or publicly proposes to adopt, approve or recommend to the shareholders of the Company, an Alternative Proposal;

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fails to include the recommendation of the Board that the Company shareholders approve the transactions contemplated by the Merger Agreement (the “Company Recommendation”) in the Proxy Statement when required under the Merger Agreement;

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fails to make, changes, withholds, withdraws, qualifies or modifies or proposes publicly to change, withhold, withdraw, qualify or modify the Company Recommendation in a manner adverse to Parent;

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takes any public action, or makes any public statement, filing or release adverse to the Company Recommendation (including recommending against the Merger or approving, endorsing or recommending any Alternative Proposal); or

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fails to publicly reaffirm the Company Recommendation following any Alternative Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 business days after Parent so requests in writing.

The Company will, and will cause its subsidiaries to, and will instruct its and their representatives to, immediately stop and terminate any ongoing activities, discussions, or negotiations with any third party and its representatives regarding any Alternative Proposal. The Company will also promptly request in writing that any such third party (and its representatives) who has signed a confidentiality agreement in connection with an Alternative Proposal, within the 12-month period prior to the date of the Merger Agreement, and who possesses confidential information previously provided by or on behalf of the Company or its subsidiaries in connection with the consideration of an Alternative Proposal, return or destroy all such information as promptly as practicable in accordance with the terms of the applicable confidentiality agreement. Any violation of these restrictions by a representative of the Company or its subsidiaries (acting at the direction of the Company or its subsidiaries) will be considered a breach by the Company.
Notwithstanding the foregoing restrictions, if the Company or any of its subsidiaries or any of its or their respective representatives receives a bona fide Alternative Proposal from any third party at any time prior to the EGM, and provided there has been no material breach of the Merger Agreement that resulted in such Alternative Proposal, the Company and its representatives may, prior to the EGM, take the following actions if the Board has determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsels), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law:
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furnish or cause to be furnished non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its subsidiaries to the third party and its representatives that made such Alternative Proposal, pursuant to an executed (and the Company and/or its subsidiaries may enter into a) customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Non-Disclosure Agreement and that does not prohibit compliance by the Company with any of the provisions of the Merger Agreement (it being understood that the Company shall not be required to include any “standstill” provision in such confidentiality agreement); and

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enter into, engage in and continue thereafter (so long as such Alternative Proposal continues to reasonably be expected to lead to a Superior Proposal after consultation with its outside financial advisor and outside legal counsels) discussions or negotiations with the third party and its Representatives that made such Alternative Proposal with respect to such Alternative Proposal.

Notwithstanding the foregoing restrictions or anything else in the Agreement, the Company and its subsidiaries and their respective representatives may, in any event (without the Board having to make the determination set forth in the preceding sentence), contact any third party to (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such third party solely to determine whether such inquiry or proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, but any such contact shall not include any negotiation of the terms and conditions of such inquiry or proposal, and (ii) inform such third party that has made or, to the knowledge of the Company, is considering making an Alternative Proposal of the provisions summarized in this section.
Pursuant to the Merger Agreement, a “Superior Proposal” means any bona fide written proposal or offer made by a third party, which was not obtained in violation of the provisions summarized in this section, pursuant to which such third party would acquire, directly or indirectly, (a) 100% of the Ordinary Shares of the Company (other than any Ordinary Shares owned, directly or indirectly, by such third party and its affiliates) or (b) a single third party would acquire, directly or indirectly, all or substantially all of the consolidated total assets of the Company and its subsidiaries, taken as a whole, in each case:
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on terms that the Board determines in good faith (after consultation with outside counsel and its financial advisor) to be more favorable from a financial point of view to the holders of Ordinary Shares (other than the Parent Parties and their affiliates) than the Merger, taking into account all factors that the Company or the Board determines are relevant (which shall include the identity of the counterparty), the terms and conditions of such proposal and the Merger Agreement (including any changes proposed by the Parent Parties to the terms of the Merger Agreement, and the expected timing and likelihood of consummation of such proposal); and

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in respect of which it has been demonstrated to the satisfaction of the Board, in its good faith judgment (after consultation with outside counsel and its financial advisor) that adequate arrangements have been made in respect of any financing required to consummate such proposal.

For the avoidance of doubt, (x) the 100% threshold set forth above shall be deemed satisfied regardless of whether such proposal or offer allows certain members of management or key shareholders of the Company to retain their Ordinary Shares or otherwise exchange their Ordinary Shares for equity interests in the Surviving Company or in the third party buyer or its affiliates and (y) for the purposes of determining whether such other offer or proposal is a Superior Proposal, the exercise of dissenter rights in accordance with Section 238 of the CICA by any shareholder of the Company shall not impact whether the 100% threshold is satisfied.
Promptly, and in any event no later than 72 hours after receiving any Alternative Proposal or Inquiry, the Company will notify Parent in writing of the receipt of such Alternative Proposal or Inquiry, or of any amendment or modification to the material terms of any Alternative Proposal or Inquiry, excluding the identity of the third party making the Alternative Proposal or Inquiry. The Company will also, as promptly as reasonably practicable, provide Parent with a copy of the Alternative Proposal or Inquiry if it is in writing, or a summary of its material terms if it is not in writing. Additionally, the Company agrees to promptly (but in any event no later than 72 hours) provide Parent with any material non-public information about the Company or its subsidiaries that is given to any other third party in connection with an Alternative Proposal, if that information has not already been provided to Parent. The Company will also keep Parent informed on a reasonably prompt basis of any material developments regarding the Alternative Proposal or any material changes to the terms or status of the Alternative Proposal or Inquiry (in each case, in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with the provisions summarized in this section with the party making such Alternative Proposal or submitting such Inquiry and their respective representatives). Notwithstanding anything herein to the contrary, at any time prior to the EGM the Board may, in the case of an Intervening Event or upon receipt of a Superior Proposal (after considering any revised offer from Parent), cause the Company to effect an Adverse Recommendation Change and/or, if a Superior Proposal has been received (and provided there has been no material breach of the Merger Agreement that resulted in such Superior Proposal), cause the Company to terminate the Merger Agreement and enter into a definitive agreement for the Superior Proposal at the same time as the termination, if the Board determines in good faith, after consulting with outside financial and legal advisors, that not taking such action would likely be inconsistent with the directors’ fiduciary duties under applicable law. However, the Board may not change its recommendation or terminate the Merger Agreement in connection with a Superior Proposal unless:
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the Company has provided prior written notice to Parent at least four business days in advance (the “Notice Period”) of taking such action, which notice will advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Board has received a Superior Proposal and includes a copy of the most recent version of such Superior Proposal or a detailed description of the material terms and conditions thereof;

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during the Notice Period, the Company has negotiated with Parent in good faith (if and to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute, in the good faith judgment of the Board, a Superior Proposal, or in the case of an Intervening Event, the failure to make such Adverse Recommendation Change (in the good faith judgment of the Board after consultation with outside financial advisors and outside legal counsels) would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; and

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the Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to in writing by Parent, if any, and after consultation with its outside financial advisor and outside legal counsels, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in the case of an Intervening Event, that the failure to make such Adverse Recommendation Change would continue to reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law.

If during the Notice Period, any material revisions are made to the Superior Proposal, the Company will deliver a new written notice to Parent and will comply with the requirements of these provisions with respect to such new written notice; provided, however, that for purposes of this sentence, references to the four business day period above will be deemed to be references to a two business day period.
Pursuant to the Merger Agreement, an “intervening event” is any material fact, event, circumstance or development or material change in circumstances with respect to the Company and its subsidiaries taken as a whole that: (a) was neither known to the Board nor reasonably foreseeable as of the date of the Merger Agreement; and (b) does not relate to:
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any Alternative Proposal;

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any acquisition or disposition by the Company or any of its subsidiaries of any business or assets (whether by merger, sale of shares, sale of assets or otherwise);

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any changes in currency, general economic, political, regulatory or legislative conditions or the financial, securities, credit or other capital markets; or

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changes after the date of the Merger Agreement in the market price or trading volume of the Ordinary Shares or the credit rating of the Company (it being understood that matters underlying the changes described in this bullet may, to the extent not in contravention of the foregoing provision (a) above be deemed to constitute, or be taken into account, in determining whether there has been an Intervening Event).

The Merger Agreement also provides that nothing will prevent the Company, or the Board, from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act with respect to an Alternative Proposal; provided that it is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Alternative Proposal and the operation of the Merger Agreement with respect thereto and contains a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not constitute an Adverse Recommendation Change.
Directors’ and Officers’ Indemnification and Insurance
Pursuant to the Merger Agreement, Parent has agreed, among other things, that:
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Indemnification, Advancement and Exculpation:   For a period of at least six years from and after the Effective Time, all rights to indemnification, advancement of expenses and exculpation from liabilities existing as of the date of the Merger Agreement in favor of the Company’s and its subsidiaries’ current and former directors, officers or employees as provided in the Company’s and its subsidiaries’ respective memorandum and articles of association or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of its subsidiaries in effect as of the date of the Merger Agreement and made available to Parent, or which are otherwise substantially in the same form as arrangements that were made available, to Parent will continue in full force and effect in accordance with their terms.

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D&O and Related Insurance:   For a period of six years from and after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, maintain in effect the Company’s existing directors’ and officers’ liability, fiduciary liability and employment practices liability insurance policies, or provide substitute policies with terms and coverage no less favorable, with respect to claims arising from acts or omissions occurring on or before the Effective Time. The Surviving Company will not be required to pay annual premiums in excess of 300% of the aggregate annual premium most recently paid by the Company prior to the Merger Agreement (the “Maximum Amount”), but if equivalent coverage cannot be obtained for such amount, the Surviving Company will obtain as much comparable insurance as possible for the Maximum Amount. In lieu of maintaining such policies, the Company may, prior to the Closing (and must, if requested by Parent), purchase a prepaid “tail” policy providing such coverage for a period of six years, subject to the Maximum Amount. Parent will cause the Surviving Company to maintain such insurance in full force and effect without amendment adverse to the insured persons.

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Indemnification of Company Indemnified Parties:   For a period of six years from and after the Effective Time, Parent will, and will cause the Surviving Company to indemnify and hold harmless each individual who is, was, or becomes prior to the Effective Time a director, officer or employee of the Company or its subsidiaries or who was prior to or as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its subsidiaries as a director, officer or employee of another person (the “Company Indemnified

Parties”) against all claims, liabilities, judgments, fines, fees, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or its subsidiaries, with respect to matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the transactions contemplated thereby) or is or was serving at the request of the Company or any of its subsidiaries as a director, officer or employee of another person, whether asserted or claimed prior to, at or after the Effective Time, in each case, in accordance with the applicable existing indemnification rights described in the preceding bullet point. Neither Parent nor the Surviving Company may settle or compromise any such claim without an unconditional release of all Company Indemnified Parties covered by the claim.
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Successors and Assigns:   In the event the Surviving Company consolidates with, merges into, or transfers substantially all of its assets to another entity, Parent and the Surviving Company will cause such successor or assign to assume the Surviving Company’s obligations under these provisions.

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Insurance Claims Preserved:   Nothing in the Merger Agreement is intended to release, waive or impair any rights to insurance claims under existing policies or indemnification agreements, it being understood that the indemnification provided for in the Merger Agreement is not prior to or in substitution for such rights.

Parent Financing
Pursuant to the Merger Agreement, each Parent Party has agreed to use (and to cause its subsidiaries to use) their reasonable best efforts to: (i) comply with and maintain in full force and effect the Parent Debt Facilities (as defined in the Merger Agreement) in accordance with the terms and conditions thereof; (ii) satisfy (and cause its affiliates to satisfy) at or prior to the Closing any conditions to funding contained in the Parent Debt Facilities that are applicable to the Parent Parties and within the control of the Parent Parties; (iii) upon satisfaction of the conditions to Closing set forth in the Merger Agreement, draw on the Parent Debt Facilities at or prior to the Closing to the extent necessary to pay (x) the Aggregate Merger Consideration and (y) any other amounts required to be paid by the Parent Parties, including all fees and expenses and other obligations of the Parent Parties under the Merger Agreement in connection with the consummation of the Transactions upon the terms and conditions contemplated the Merger Agreement; (iv) comply with its covenants or other obligations applicable to the Parent Parties’ subsidiaries and within the control of the Parent Parties pursuant to the Parent Debt Facilities; and (v) enforce its rights pursuant to the Parent Debt Facilities. At all times prior to the Closing, Parent will maintain sufficient readily available un-restricted cash amounts which, when taken together with readily available amounts under the Parent Debt Facilities, will be sufficient to make all payments required to be made by it or on its behalf under the Merger Agreement.
No Parent Party or its affiliates will agree to any amendment, supplement or other modification to, obtain any replacement of, or grant any waivers of, any condition or other provision of the Parent Debt Facilities, or otherwise incur any indebtedness, in each case in a manner that would reasonably be expected to delay or prevent the Closing or would reasonably be expected to adversely affect the availability of, or reduce the freely available funds intended for use to satisfy its obligations under the Merger Agreement at the Closing at or prior to the Closing, without the prior written consent of the Company.
Agreement to Take Further Actions and Use Reasonable Best Efforts to Consummate
(a)   Subject to the terms and conditions of the Merger Agreement, each of both the Parent Parties and the Company will use their respective commercially reasonable efforts to ensure the timely and effective completion of the Transactions as contemplated by the Merger Agreement. Specifically, it requires each party to take all necessary, proper, or advisable actions under the Merger Agreement and applicable law to consummate the Transactions as soon as practicable after the date of the Merger Agreement. This includes, but is not limited to, the preparation and filing of all required applications, notices, disclosures, petitions, filings, ruling requests, and other documents with relevant Governmental Entities pursuant to any Antitrust Laws (as defined in the Merger Agreement) and to obtain as promptly as practicable any consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions, or other authorizations from Governmental Entities (“Antitrust Approvals”), as well as all Requisite Regulatory Approvals (as defined in the Merger Agreement) necessary to consummate the Transaction (the Antitrust

Approvals and Requisite Regulatory Approvals necessary to consummate the Transaction, collectively, the “Required Approvals”). Additionally, the parties are required to obtain any other necessary waivers, qualifications, consents, certificates, clearances, and approvals from third parties in connection with the Transactions, excluding the Required Approvals.
(b)   In connection with the actions described in the bullet above, the parties must work together on communications, filings, and submissions, and in responding to investigations or inquiries, including those initiated by private parties. Each party is required to keep the other promptly informed of any communications with Governmental Entities, Government Officials (as defined in the Merger Agreement), or in connection with private party actions regarding the Transactions. Reasonable advance notice must be given for meetings or telephone or video conferences with such entities or persons, and, where permitted, the other party and/or its counsel must be allowed to attend and participate in meetings. The parties must consider each other’s views in good faith and keep each other reasonably informed about the status of matters related to the Transactions. Furthermore, each party and its counsel must be given the opportunity to review and comment on any proposed submissions, filings, or material communications to Governmental Entities or Government Officials, with reasonable time for review, subject to redactions for legal compliance, confidentiality, privilege, or sensitive business information.
(c)   The Company must promptly notify the Parent Parties, and vice versa, in writing of (i) the occurrence or non-occurrence of any event that has resulted in or could reasonably be expected to result in the failure to satisfy any of the conditions specified in Article VII of the Merger Agreement, specifying which condition is affected, and (ii) any material written notice received from any Governmental Entity or other person in connection with the Transactions. The provision clarifies that providing such notice does not limit or otherwise affect any remedies available to the Parent Parties or the Company under the Merger Agreement.
(d)   The Parent Parties must take all necessary or reasonably advisable steps, or any steps required by a Governmental Entity, to obtain all Required Approvals as expeditiously as possible. This may include actions such as selling, divesting, licensing, or otherwise disposing of assets; terminating, amending, or assigning relationships and contractual rights; granting rights or accommodations to third parties; or imposing limitations on how the businesses or assets are owned or operated. However, the Parent Parties and their affiliates are only required to take such actions with respect to the Company and its subsidiaries. In no event will the Parent Parties or any of their affiliates be required (and in no event will the Company or any of its subsidiaries agree without the prior written consent of Parent) to (i) take any action (including entering into any consent decree, hold separate order, trust or other arrangement), or to permit or suffer to exist any restriction, condition, limitation or requirement, with respect to any businesses or assets of Parent and its affiliates, other than the businesses and assets of the Company and its subsidiaries, or (ii) take any action (including entering into any consent decree, hold separate order, trust or other arrangement), or to permit or suffer to exist any restriction, condition, limitation or requirement, with respect to the businesses and assets of the Company and its subsidiaries that, when taken together with all other such actions, restrictions, conditions, limitations and requirements, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.
Certain Additional Covenants
The Merger Agreement contains certain additional covenants of the Company and the Parent Parties, including, among others, the following:
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Preparation and Filing of Proxy Statement and Schedule 13E-3:   The Company and the Parent Parties have agreed to cooperate in the preparation, filing, and clearance of the proxy statement and Schedule 13E-3 with the SEC, and to provide each other with information as reasonably requested in connection with such filings. The parties have further agreed to use their reasonable best efforts to respond to comments from the SEC and to cause the Schedule 13E-3 to be cleared as promptly as practicable.

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Shareholders Meeting:   The Company has agreed to convene and hold a meeting of its shareholders to consider and vote upon the approval of the Merger Agreement, the Plan of Merger, and the Transactions, and to use its reasonable best efforts to solicit proxies in favor of such approval.

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Public Announcements:   The parties have agreed to consult with each other regarding public announcements relating to the transactions and not to issue any such announcements without the prior written consent of the other party, except as required by law or applicable stock exchange rules.

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Access to Information:   The Company has agreed, solely for the purpose of consummating and effecting the Transaction in accordance with the terms of the Merger Agreement, to afford, and to cause its subsidiaries to afford, the Parent Parties and their representatives reasonable access to their properties, books and records, subject to the limitations set forth in the Merger Agreement.

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R&W Insurance Policy:   The Company will use its reasonable best efforts, and will cause its representatives to use reasonable best efforts, to cooperate with Parent in Parent’s efforts to obtain a customary representations and warranties insurance policy (or a reasonably comparable insurance or self-insurance arrangement) in connection with certain transactions described in the Company Disclosure Letter.

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Parent Parties:   Parent has guaranteed the performance of the other Parent Parties of their obligations under the Merger Agreement.

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Stock Exchange Delisting and Deregistration:   The Company has agreed to cooperate with the Parent Parties and use its reasonable best efforts to cause the delisting of the Ordinary Shares from NYSE and the deregistration of the Ordinary Shares under the Exchange Act as promptly as practicable following the Effective Time.

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Resignations:   The Company has agreed to use reasonable best efforts to cause the resignation of its directors, effective as of the Effective Time, as requested by Parent, other than those directors of the Company that Parent nominates to be appointed as a director of the Surviving Company with effect from the Effective Time.

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Tax Matters:   The parties have agreed to reasonably cooperate in connection with tax matters, including the preparation, execution and filing of tax returns and the conduct of tax audits, examinations or claims, and the allocation of transfer taxes incurred in connection with the consummation of the Merger.

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Special Dividend:   The parties have agreed that, prior to and contingent upon the occurrence of the Closing, the Company may, with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), declare in accordance with applicable law a special cash dividend to holders of record of Ordinary Shares as of a date that is no later than one trading day prior to the Effective Time.

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Transaction Litigation:   The Company has agreed to keep Parent informed of, and allow Parent to participate in, the defense or settlement of any shareholder litigation relating to the Merger.

Conditions to the Merger
The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the closing of the following conditions:
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the Merger Agreement and the transactions contemplated thereby, including the Plan of Merger and the Merger, must have been duly authorized and approved by the requisite vote of the Company’s shareholders;

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no applicable law, judgment, order, injunction or other legal restraint or prohibition issued by any governmental authority of competent jurisdiction shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger;

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all requisite regulatory approvals must have been obtained and remain in full force and effect; and

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on the date that is five business days prior to the closing date, the Company and its subsidiaries have cash in the amount of $998,123,782 (net of any aged receivables owed by Parent or its affiliates).

The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the closing of the following additional conditions:
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(i) The representations and warranties of the Parent Parties (other than certain specified fundamental representations) must be true and correct at and as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (ii) the specified fundamental representations must be true and correct in all material respects at and as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

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The Parent Parties must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing.

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Parent must have delivered to the Company a certificate, dated as of the closing date and signed by an authorized officer of Parent, certifying as to the satisfaction of the foregoing conditions.

The obligation of the Parent Parties to consummate the Merger is further subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the closing of the following additional conditions:
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(i) The representations and warranties of the Company (other than certain specified fundamental representations) must be true and correct at and as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the specified fundamental representations of the Company must be true and correct in all material respects at and as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the capitalization representations must be true and correct except for de minimis inaccuracies; and (iv) certain other specified representations must be true and correct at and as of the closing as if made at and as of such time.

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The Company must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing.

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Since the date of the Merger Agreement, there must not have occurred any circumstance, occurrence, effect, change, event, or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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On the date that is five business days prior to the closing date, the aggregate principal amount of gross indebtedness for borrowed money and drawn letters of credit of the Company and the Company Subsidiaries will not exceed certain specified amounts.

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On the date that is five business days prior to the closing date, the operating cash of the Company (net of the Company Funded Cash, the amounts payable in respect of the Company equity awards at the Effective Time, unpaid Transaction Expenses and certain other payments) must equal or exceed $355,000,000 (the “Minimum Operating Cash Amount”).

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The Company must have delivered to Parent a certificate, dated as of the closing date and signed by its Principal Executive Officer or Principal Financial Officer, certifying as to the satisfaction of certain of the foregoing conditions.

The Company’s ability to satisfy the foregoing cash and debt conditions is dependent upon the successful completion of the sales of both its Latin American tower and fiber operations, announced on February 17, 2026, and February 11, 2026, respectively.
Termination of the Merger Agreement
The Merger Agreement may be terminated by mutual written consent of the Company and Parent at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval.

Either the Company or Parent may also terminate the Merger Agreement if, among other situations, and subject to certain exceptions, extensions and limitations set forth in the Merger Agreement:
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if the Merger is not completed by 5:00 p.m. on the End Date. However, if at such date the condition regarding the Company Funded Cash and/or the Minimum Operating Cash Amount is not satisfied, the End Date will, unless the Company notifies Parent in writing to the contrary prior to the initial End Date, automatically be extended by an additional 45 days. Additionally, if any of such conditions is not satisfied by the End Date (as extended) as a result of aged receivables owed by the Parent Parties or their affiliates to the Company, the End Date (as extended) will, unless the Company and Parent mutually agree to the contrary, be extended by a further 45 days. The right to terminate the merger due to failure to meet the End Date will not be available to any party whose breach of the merger terms is the primary cause of the delay;

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a legal restraint preventing the consummation of the Transactions has become final and non-appealable. However, the party seeking to terminate the Merger Agreement pursuant to this provision must have used its reasonable best efforts to remove such legal restraint. The right to terminate the Merger Agreement due to such legal restraint will not be available to any party if the issuance of such legal restraint was primarily due to the failure of such party; or

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if the Company Shareholder Approval has not been obtained at a duly convened meeting of Company shareholders (including any due adjournment thereof) at which a vote on the Merger was taken.

The Company may also terminate the Merger Agreement if:
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any Parent Party breaches any representation, warranty covenant or agreement, or if any of their statements or assurances become untrue in a way that would prevent the necessary conditions for completing the Merger from being met at such time; provided that the Company first gives written notice of such breach to Parent and allows up to 20 business days for Parent to fix the problem (unless the end date for completing the Merger comes sooner), and further provided that the Company cannot terminate the Merger for these reasons if it is itself in material breach of its own obligations;

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prior to receiving Company Shareholder Approval, the Company decides to accept a Superior Proposal, provided that the Company both pays the required termination fee to Parent at the same time as ending the Merger and enters into the new agreement at the substantially same time as the termination; or

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all the conditions required to be met by the Company and Parent (other than those that are only to be satisfied at the Closing itself) have been met or waived, the Company has confirmed in writing that it is ready and able to complete the Merger, and the Parent Parties fail to complete the Merger by the required date, even after receiving this confirmation from the Company.

Parent may terminate the Merger Agreement if:
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the Company breaches any representation, warranty, covenant or agreement, or if the Company’s statements or assurances become untrue in a way that would prevent the necessary conditions for completing the Merger from being met at such time; provided that Parent first gives written notice of such breach to the Company and allows up to 20 business days for the Company to remedy the breach (unless the end date for completing the Merger comes sooner), and further provided that Parent cannot terminate the Merger for these reasons if any Parent Party is itself in material breach of its obligations under the relevant agreements; and

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prior to the occurrence of a meeting of the Company’s shareholders to vote on the Merger Proposal if:

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an Adverse Recommendation Change (as described in the section entitled “The Merger Agreement — No Solicitation of Transactions”) has occurred; or

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after a third party makes a tender offer or exchange offer for the Ordinary Shares that is subject to Regulation 14D promulgated under the Exchange Act, and the Board fails to make a timely recommendation that the Company’s shareholders reject such tender offer or exchange offer.

Termination Fees
The Company is required to pay a fee of $104,290,000 (the “Company Termination Fee”) if:
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the Merger Agreement is terminated by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive agreement for a Superior Proposal;

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the Merger Agreement is terminated by Parent as a result of an Adverse Recommendation Change by the Board; or

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(A) after the date of the Merger Agreement but prior to termination, an Alternative Proposal is publicly made and not publicly withdrawn prior to the EGM, (B) thereafter, the Merger Agreement is terminated by Parent or the Company due to failure to consummate the Merger by the End Date, failure to obtain Company Shareholder Approval, or a breach by the Company, and (C) within 12 months after such termination, the Company enters into a definitive agreement for or consummates an Alternative Proposal (with certain adjustments to the ownership threshold for such Alternative Proposal).

Parent is required to pay a fee in the amount of $148,980,000 (the “Parent Termination Fee”), if the Merger Agreement is terminated by the Company:
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as a result of a material breach by Parent or Merger Sub that would cause the failure of a closing condition and is not cured within the applicable cure period, or

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if all conditions to closing have been satisfied or validly waived (other than those to be satisfied at closing), the Company has confirmed it is ready, willing and able to close, and the Parent Parties fail to consummate the Closing within the required period.

Remedies and Limitations on Liability
The parties to the Merger Agreement agree that a party may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement by any party, in addition to any other remedy at law or equity.
Except for rights of specific performance that may be available, in the event that the Company is entitled to terminate the Merger Agreement and receive the Parent Termination Fee, the Company’s right to receive such amounts will be the sole and exclusive remedy of the Company and its subsidiaries for any loss or damage suffered as a result of any breach or failure to perform under the Merger Agreement or other failure of the Merger to be consummated by the Parent Parties and their respective affiliates.
Similarly, except for rights of specific performance that Parent may be available, Parent’s right to terminate the Merger Agreement and receive the Company Termination Fee will be the sole and exclusive remedy of the Parent Parties and their respective affiliates and subsidiaries for any loss or damage suffered as a result of any breach or failure to perform under the Merger Agreement or other failure of the Merger to be consummated by the Company and its affiliates and subsidiaries.
While the Company, on the one hand, and the Parent Parties, on the other hand, may each pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and the payment of any monetary damages, including, with respect to the Parent Parties, the Company Termination Fee, and if the Merger Agreement is terminated and the relevant termination fee has been paid, the remedy of specific performance will no longer be available to any of the parties to the Merger Agreement against the party who has made such payment.
Amendment and Waiver
The Merger Agreement may be amended by the parties thereto at any time before or after receipt of the Company Shareholder Approval, by written agreement of the parties. However, after receipt of the Company Shareholder Approval, no amendment that by law requires further approval or adoption by the Company’s shareholders may be made without such further shareholder approval. Except as required by law, no amendment of the Merger Agreement will be submitted to the Company’s shareholders for approval unless such approval is required by law. Any amendment to the Merger Agreement must be in writing and signed by each of the parties and any such amendment or waiver by the Company will be at the direction of and only be valid if approved by the Board. Termination of the Merger Agreement prior to the Effective Time does not require the approval of the shareholders of the Company or the Parent Parties.
At any time prior to the Effective Time, any party to the Merger Agreement may, by written agreement, (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant thereto, (iii) waive compliance with any covenants and agreements of any other party or (iv) waive satisfaction of any of the conditions to its own obligations contained in the Merger Agreement. Notwithstanding the foregoing, any consent, waiver or extension by Parent under this Agreement shall be deemed to also be a consent, waiver or extension, as applicable, by the other Parent Parties. No extension or waiver by the Company will require the approval of the Company’s shareholders unless such approval is required by law, but will be at the direction of and only be valid if approved by the Board. Any such extension or waiver must be set forth in a written instrument signed on behalf of the party granting such extension or waiver. The failure of any party to exercise any right, power or privilege under the Merger Agreement will not constitute a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Merger Agreement are cumulative and not exclusive of any rights or remedies provided by law.
Expenses Generally
Except as specifically provided for in the Merger Agreement, all fees and expenses incurred in connection with the Merger and the Transactions will be paid by the party incurring such fees or expenses, whether or not such Transactions are consummated.
Governing Law and Jurisdiction
The Merger Agreement is governed by, and will be construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law thereof, except to the extent that the provisions of the laws of the Cayman Islands are mandatorily applicable, including with respect to the Merger, the vesting of assets and liabilities in the Surviving Company, the cancellation of Ordinary Shares, dissenters’ rights, fiduciary duties, and internal corporate affairs.
Each of the parties to the Merger Agreement has agreed that any legal action or proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby must be brought and determined exclusively in the state and federal courts located in the County of New York of the State of New York (and any appellate courts arising therefrom). Each party has irrevocably submitted to the jurisdiction of such courts and has waived any objection to the venue of any such action or proceeding or any claim that such action or proceeding has been brought in an inconvenient forum.
Support Agreements
Pursuant to the Parent Support Agreement, Holdings has agreed to vote all of Parent Covered Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, which, as of the Record Date, collectively represented approximately    % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM.
Similarly, pursuant to the Wendel Support Agreement, Wendel has agreed to vote all of Wendel Covered Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, which, as of the Record Date, collectively represented approximately    % of the total issued and outstanding Ordinary Shares and, as adjusted for the MTN Vote Adjustment,    % of the votes eligible to be cast at the EGM.

Litigation Relating to the Merger
On May 22, 2026, a purported Company shareholder filed a complaint in the United States District Court for the Northern District of Illinois against the Company and the Board, captioned Bennett v. IHS Holding Ltd., et al., Case No. 1:26-cv-06060 (N.D. Ill.) (the “Bennett Complaint”). The Bennett Complaint asserts claims against the defendants under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in this proxy statement and against certain defendants under Section 20(a) of the Exchange Act for alleged control person liability with respect to such allegedly false and misleading statements. The Bennett Complaint seeks to enjoin defendants from consummating the proposed Merger, unless and until the alleged missing information is disclosed to Company shareholders, or if the transaction is consummated, to recover damages. The Company and Parent believe the allegations in the Bennett Complaint are without merit.
Company and/or Parent shareholders may file additional lawsuits challenging the Merger, which may name the Company, Parent, members of the Board or the Parent Board and/or others as defendants. No assurance can be made as to the outcome of such lawsuits or the Bennett Complaint, including the amount of costs associated with defending, or any other liabilities that may be incurred in connection with the litigation of, such claims.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS
No provision has been made to (a) grant the unaffiliated shareholders access to corporate files of the Company or any Parent Party or (b) obtain counsel or appraisal services at the expense of the Company or any Parent Party.

DISSENTERS’ RIGHTS
The following is a brief summary of the rights of holders of Ordinary Shares to dissent from the Merger and receive payment of the fair value of their Ordinary Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the CICA, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise your Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such right. If you do not fully and precisely satisfy the procedural requirements of the CICA, you will lose the ability to assert Dissenters’ Rights.
Requirements for Exercising Dissenters’ Rights
A dissenting registered shareholder of the Company is entitled to seek appraisal and payment of the fair value of its, his or her Ordinary Shares upon dissenting from the Merger in accordance with Section 238 of the CICA.
The valid exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Ordinary Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Ordinary Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:
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You must give written notice of objection to the Merger (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger at the EGM. The Notice of Objection must include a statement that you propose to demand payment for your Ordinary Shares if the Merger is authorized by the vote at the EGM.

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Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a Notice of Objection.

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Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and classes of the Ordinary Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Ordinary Shares. A dissenting shareholder must dissent in respect of all the Ordinary Shares which it, he or she holds. Upon the giving of such Notice of Dissent, the dissenting shareholder will cease to have any of the rights of a shareholder, except for (a) the right to be paid the fair value of its, his or her Ordinary Shares, (b) the right to participate fully in proceedings to determine the fair value of its, his or her Ordinary Shares, and (c) the right to institute proceedings on the grounds that the Merger is unlawful or void.

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Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Ordinary Shares at a price determined by the Company to be the fair value of such Ordinary Shares. If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder agree on the price to be paid for the Ordinary Shares owned by the dissenting shareholder, then the Company must pay to the dissenting shareholder the amount in money forthwith.

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If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on the price to be paid for the Ordinary Shares owned by the dissenting shareholder, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court for a determination of the fair value of the Ordinary Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Ordinary Shares with the Company, which petition by the Company must be accompanied by a verified list containing the names and addresses of all shareholders who have filed a Notice of Dissent and who have not agreed the fair value of their Ordinary Shares with the Company and if a dissenting shareholder files a petition the Company must file such verified list within 10 days of service of such petition on the Company.
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If a petition is timely filed and served, the Grand Court will determine at a hearing, at which dissenting shareholders are entitled to participate, (a) the fair value of such Ordinary Shares held by those shareholders as the Grand Court finds are involved together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Ordinary Shares are held by a fiduciary, such as by a trustee, guardian or custodian, such notices and petitions must be executed by or for the fiduciary. If Ordinary Shares are held by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in executing the notice or petition, he or she is acting as duly authorized agent for the registered owner. A person having a beneficial interest in Ordinary Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise the Dissenters’ Rights attached to such Ordinary Shares.
You must be a registered holder of Ordinary Shares in order to exercise your Dissenters’ Rights in respect of such shares. If you do not satisfy each of these requirements and comply strictly with all procedures required by the CICA with regard to the exercise of dissenter rights, you will not be entitled to exercise your Dissenters’ Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a signed proxy card that does not direct how the Ordinary Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Ordinary Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to the Company’s offices at 1 Cathedral Piazza, 123 Victoria Street, London SW1E 5BP, United Kingdom, Attention: Group Legal.
If you are considering dissenting, you should be aware that the fair value of your Ordinary Shares determined under Section 238 of the CICA could be more than, the same as, or less than the Per Share Merger Consideration that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise Dissenters’ Rights with respect to your Ordinary Shares. In addition, in any proceedings for determination of the fair value of the Ordinary Shares covered by a Notice of Dissent, the Company and the Parent Parties intend to assert that the Per Share Merger Consideration represents at least or more than the fair value of each of your Ordinary Shares. You may also be responsible for the cost of any appraisal proceedings.
The provisions of Section 238 of the CICA are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION
Selected Historical Financial Information
The following tables set forth selected historical consolidated financial information of the Company for each of the two years ended December 31, 2024 and 2025. The historical consolidated statements of operations data for the two years ended December 31, 2024 and 2025 and the consolidated balance sheet data as of December 31, 2024 and 2025 have been derived from the audited consolidated financial statements of the Company included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025, beginning on page F-1, which are incorporated into this proxy statement by reference. The consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.
Selected Consolidated Statement of Loss and Other Comprehensive Income:
	Year ended December 31,
	2024	2025
	($ in millions, except per share data)
Revenue	1,527.2	1,582.0
Cost of sales	(733.6)	(705.4)
Administrative expenses	(275.4)	(234.8)
Other income	85.8	179.6
Operating income	604.0	821.4
Finance income	27.5	219.1
Finance costs	(2,042.2)	(349.7)
Income/(loss) before income tax	(1,410.7)	690.8
Income tax expense	(69.3)	(86.4)
Income/(loss) from continuing operations	(1,480.0)	604.4
Loss from discontinued operations	(164.2)	(477.6)
Income/(loss) for the year	(1,644.2)	126.8
Income/(loss) attributable to owners of the Company	(1,632.0)	143.6
Loss attributed to non-controlling interests	(12.2)	(16.8)
Income/(loss) per share
Basic income/(loss) per share	(4.90)	0.43
Diluted income/(loss) per share	(4.90)	0.42
Total comprehensive income/(loss)	(647.7)	195.5
Total comprehensive income/(loss) attributable to owners of the Company	(592.2)	192.8
Total comprehensive income/(loss) attributed to non-controlling interests	(55.5)	2.7
On February 11 and 17, 2026, the Company announced agreements to sell its 51.0% stake in I-Systems to TIM S.A. and its Latin American tower operations to Macquarie Asset Management, respectively. The Latin American tower operations and I-Systems disposal groups were classified as held for sale at December 31, 2025. These disposal groups comprised the entire Latin America reportable segment and therefore this segment was presented as a discontinued operation. Accordingly, results of the discontinued operations are presented as a separate line on the consolidated statement of loss and other comprehensive income and excluded from revenue, operating income, income/(loss) before income tax and income/(loss) from continuing operations. Furthermore, the results for the years ended December 31, 2024 and 2025 include the results of IHS Rwanda Limited, which was sold in October 2025, and the results for the year ended December 31, 2024 include the results of IHS Kuwait Limited which was sold in December 2024. Refer to notes 31 and 32 from page F-76 of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025 for further details of these transactions.
Selected Consolidated Statement of Financial Position:
	As of December 31,
	2024	2025
	($ in millions)
Total current assets	924.3	2,503.0
Total non-current assets	3,322.2	1,986.6
Total assets	4,246.5	4,489.6
Total current liabilities	648.2	1,203.3
Total non-current liabilities	3,912.7	3,376.1
Total liabilities	4,560.9	4,579.4
Equity attributable to owners of the Company	(473.2)	(251.3)
Non-controlling interests	158.8	161.5
Total equity	(314.4)	(89.8)
Total liabilities and equity	4,246.5	4,489.6
Book Value per Ordinary Share
The book value per Ordinary Share as of December 31, 2025 was a deficit of $0.75. Book value per Ordinary Share is computed by dividing total equity attributable to owners of the Company, being a deficit of $251.3 million by the total of 335,521,222 Ordinary Shares outstanding on that date.

TRANSACTIONS IN THE ORDINARY SHARES
Purchases by the Parent Parties
The Parent Parties have not purchased any Ordinary Shares during the two years prior to the date of this proxy statement.
Purchases by the Company
The Company did not purchase any Ordinary Shares during the two years prior to the date of this proxy statement.
Transactions in Prior 60 Days
Other than as described below, the Merger Agreement and agreements entered into in connection therewith including the Support Agreements, and as disclosed above, there have been no transactions in Ordinary Shares during the past 60 days by the Company, any of the Company’s officers or directors, the Parent Parties or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.
Transactions by the Company’s Directors and Executive Officers
Sam Darwish
Date	Acquisition	Disposition	Price Per Share ($)
March 15, 2026(1)	108,784	—
March 18, 2026(2)	208,333	—
March 18, 2026	—	86,793	8.1794(3)
March 26, 2026(4)	163,117	—
April 6, 2026(5)	41,557	—
April 6, 2026(6)	412,544	—
April 7, 2026	—	11,383	8.2386(7)
April 7, 2026	—	112,892	8.2386(8)

(1)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 15, 2026.

(2)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 18, 2026.

(3)
This transaction was executed in multiple trades at prices ranging from $8.16 to $8.19. The price reported above reflects the weighted average sale price. The sales reported represent Ordinary Shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

(4)
On March 26, 2026, the reporting person was granted 163,117 Company RSUs, vesting in equal installments on March 26, 2027, March 26, 2028 and March 26, 2029. Each Company RSU represents a contingent right to receive one Ordinary Share.

(5)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on April 6, 2026.

(6)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company PSUs. Such Company PSUs vested on April 6, 2026.

(7)
This transaction was executed in multiple trades at prices ranging from $8.235 to $8.26. The price reported above reflects the weighted average sale price. The sales reported represent Ordinary Shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.
(8)
This transaction was executed in multiple trades at prices ranging from $8.235 to $8.26. The price reported above reflects the weighted average sale price. The sales reported represent Ordinary Shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company PSUs. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

Mohamad Darwish
Date	Acquisition	Disposition	Price Per Share ($)
March 15, 2026(1)	31,182	—
March 18, 2026(2)	33,333	—
March 18, 2026	—	16,153	8.1794(3)
March 26, 2026(4)	32,958	—
April 6, 2026(5)	10,224	—
April 6, 2026(6)	101,495	—
April 7, 2026	—	2,560	8.2386(7)
April 7, 2026	—	25,412	8.2386(8)

(1)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 15, 2026.

(2)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 18, 2026.

(3)
This transaction was executed in multiple trades at prices ranging from $8.16 to $8.19. The price reported above reflects the weighted average sale price. The sales reported represent Ordinary Shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

(4)
On March 26, 2026, the reporting person was granted 32,958 Company RSUs, vesting in equal installments on March 26, 2027, March 26, 2028 and March 26, 2029. Each Company RSU represents a contingent right to receive one Ordinary Share.

(5)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on April 6, 2026.

(6)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company PSUs. Such Company PSUs vested on April 6, 2026.

(7)
This transaction was executed in multiple trades at prices ranging from $8.235 to $8.26. The price reported above reflects the weighted average sale price. The sales reported represent Ordinary Shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

(8)
This transaction was executed in multiple trades at prices ranging from $8.235 to $8.26. The price reported above reflects the weighted average sale price. The sales reported represent Ordinary Shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company PSUs. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

William Saad
Date	Acquisition	Disposition	Price Per Share ($)
March 15, 2026(1)	39,110	—
March 18, 2026(2)	30,340	—
March 26, 2026(3)	41,300	—
April 6, 2026(4)	13,298	—
April 6, 2026(5)	132,012	—

(1)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 15, 2026.

(2)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 18, 2026.

(3)
On March 26, 2026, the reporting person was granted 41,300 Company RSUs, vesting in equal installments on March 26, 2027, March 26, 2028 and March 26, 2029. Each Company RSU represents a contingent right to receive one Ordinary Share.

(4)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on April 6, 2026.

(5)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company PSUs. Such Company PSUs vested on April 6, 2026.

Steve Howden
Date	Acquisition	Disposition	Price Per Share ($)
March 15, 2026(1)	50,821	—
March 18, 2026(2)	33,333	—
March 18, 2026	—	39,612	8.1741(3)
March 26, 2026(4)	40,206	—
April 6, 2026(5)	9,570	—
April 6, 2026(6)	94,992	—
April 7, 2026	—	4,505	8.2471(7)
April 7, 2026	—	44,707	8.2471(8)

(1)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 15, 2026.

(2)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 18, 2026.

(3)
This transaction was executed in multiple trades at prices ranging from $8.1423 to $8.20. The price reported above reflects the weighted average sale price. The sales reported represent Ordinary Shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

(4)
On March 26, 2026, the reporting person was granted 40,206 Company RSUs, vesting in equal installments on March 26, 2027, March 26, 2028 and March 26, 2029. Each Company RSU represents a contingent right to receive one Ordinary Share.

(5)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on April 6, 2026.

(6)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company PSUs. Such Company PSUs vested on April 6, 2026.

(7)
This transaction was executed in multiple trades at prices ranging from $8.22 to $8.31. The price reported above reflects the weighted average sale price. The sales reported represent Ordinary Shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

(8)
This transaction was executed in multiple trades at prices ranging from $8.22 to $8.31. The price reported above reflects the weighted average sale price. The sales reported represent Ordinary Shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company PSUs. The sales were to satisfy tax withholding obligations to be funded by a “sell to cover” transaction.

Ayotade Oyinlola
Date	Acquisition	Disposition	Price Per Share ($)
March 15, 2026(1)	27,039	—
March 18, 2026(2)	29,166	—
March 26, 2026(3)	28,579	—
April 6, 2026(4)	8,854	—
April 6, 2026(5)	87,889	—

(1)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 15, 2026.

(2)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 18, 2026.

(3)
On March 26, 2026, the reporting person was granted 28,579 Company RSUs, vesting in equal installments on March 26, 2027, March 26, 2028 and March 26, 2029. Each Company RSU represents a contingent right to receive one Ordinary Share.

(4)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on April 6, 2026.

(5)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company PSUs. Such Company PSUs vested on April 6, 2026.

Mustafa Tharoo
Date	Acquisition	Disposition	Price Per Share ($)
March 15, 2026(1)	31,182	—
March 18, 2026(2)	37,916	—
March 26, 2026(3)	32,958	—
April 6, 2026(4)	10,224	—
April 6, 2026(5)	101,495	—

(1)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 15, 2026.

(2)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on March 18, 2026.

(3)
On March 26, 2026, the reporting person was granted 32,958 Company RSUs, vesting in equal installments on March 26, 2027, March 26, 2028 and March 26, 2029. Each Company RSU represents a contingent right to receive one Ordinary Share.

(4)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company RSUs. Such Company RSUs vested on April 6, 2026.

(5)
Represents Ordinary Shares acquired in connection with the vesting and settlement of Company PSUs. Such Company PSUs vested on April 6, 2026.

Prior Public Offerings
The Parent Parties and Company have not made an underwritten public offering of the Ordinary Shares for cash during the past three years that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A promulgated thereunder.

PROPOSAL NO. 1: THE MERGER PROPOSAL
The Company is asking you to consider and vote on a proposal, as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and authorize each of the directors and/or officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement throughout this proxy statement, including the information set forth in the section of this proxy statement entitled “The Merger Agreement.” Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety.
Vote Required
The approval of the Merger Proposal requires a special resolution, being the affirmative vote of the holders of Ordinary Shares representing at least two-thirds of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM or any adjournment or postponement thereof. Only votes actually cast “FOR” or “AGAINST” the Merger Proposal will be counted for purposes of determining whether the requisite two-thirds threshold has been met. Accordingly, a failure to submit a proxy or to vote in person at the meeting, an abstention, or a broker non-vote (if any) will have no effect on the outcome of the vote on the Merger Proposal.
Recommendation of the Board
The Board recommends a vote “FOR” the Merger Proposal.
Resolution
“THAT, as a special resolution, the following be approved and authorized in all respects:
•
the Agreement and Plan of Merger, dated as of February 17, 2026 (the “Merger Agreement”), by and among the Company, MTN Group Limited, a company incorporated under the laws of South Africa (“Parent”), Mobile Telephone Networks (Netherlands) B.V., a company incorporated under the laws of the Netherlands (“Holdings”), and Sub-Merger Co, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdings (“Merger Sub” and collectively with Parent and Holdings, the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (such Merger Agreement being in the form approved by the directors of the Company on February 17, 2026 and attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and produced and made available for inspection at the extraordinary general meeting (the “EGM”)) and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger;

•
the plan of merger required to be registered with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form approved by the directors of the Company on February 17, 2026 and attached as Annex B to the proxy statement accompanying the notice of extraordinary general meeting and produced and made available for inspection at the EGM); and

•
the directors and/or officers of the Company doing all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.”

PROPOSAL NO. 2: THE ADJOURNMENT PROPOSAL
The Company is asking you to approve a proposal to adjourn the EGM to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the EGM. If the shareholders approve the Adjournment Proposal, the Company may adjourn the EGM to any date and use the additional time to solicit additional proxies, including from shareholders that have previously returned properly executed proxies voting against the Merger Proposal. Approval of the Adjournment Proposal could, among other things, allow the Company to adjourn the EGM without a vote on the Merger Proposal and seek to convince holders of shares voted against the Merger Proposal to change their votes to votes in favor of the Merger Proposal. The Board may also postpone the EGM before it commences, including if a quorum is not present.
Notwithstanding the foregoing, under the Merger Agreement, the Company may adjourn or postpone the EGM without Parent’s consent only in certain specified circumstances as described further under the sections of this proxy statement entitled “The Merger Agreement” and “The Extraordinary General Meeting.”
If the EGM is adjourned or postponed to solicit additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the EGM as so adjourned or postponed. If a shareholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on any proposal, or if such shareholder signs and returns a proxy and indicates a vote in favor of the Merger Proposal but does not indicate a choice on the Adjournment Proposal, such shareholder’s Ordinary Shares will be voted “FOR” the Adjournment Proposal. However, if such shareholder indicates a vote against the Merger Proposal, such shareholder’s Ordinary Shares shall only be voted in favor of the Adjournment Proposal if he, she or it indicates a vote in favor of the Adjournment Proposal. The Company does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the EGM.
The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Adjournment Proposal or vice versa.
Notwithstanding the order of the resolutions on the notice to the EGM, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the EGM, there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal.
Vote Required
The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of Ordinary Shares representing a simple majority of the votes cast by such holders entitled to vote and voting in person or by proxy as a single class at the EGM. Abstentions, failure to vote your shares or broker non-votes, if any, will not have an effect on the outcome of the vote on this proposal.
Recommendation of the Board
The Board recommends a vote “FOR” the Adjournment Proposal.
Resolution
“THAT, as an ordinary resolution, if necessary, the EGM be adjourned to a later date or dates, to be determined by the Chairman of the EGM, in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolution to be proposed at the EGM.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY
The following table sets forth information with respect to the beneficial ownership of Ordinary Shares, as of April 8, 2026, by:
•
each of the Company’s directors and executive officers;

•
the Company’s directors and executive officers as a group; and

•
each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Ordinary Shares.

The calculations in the table below are based on 338,340,734 Ordinary Shares outstanding as of April 8, 2026. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, we have included Ordinary Shares that the person has the right to acquire (including in respect of share incentive awards that vest) within 60 days from April 8, 2026, including through the exercise of any option, warrant, or other right or the conversion of any other security. These Ordinary Shares, however, are not included in the computation of the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o IHS Holding Limited, 1 Cathedral Piazza, 123 Victoria Street, London SW1E 5BP, United Kingdom.
	Number	%
Principal Shareholders
Mobile Telephone Networks (Netherlands) B.V.(1)	85,176,719	25.2%
Entities affiliated with Wendel(2)	62,975,396	18.6%
Korea Investment Corporation(3)	21,666,802	6.4%
International Finance Corporation(4)	19,158,270	5.7%
Warrington Investment Pte Ltd(5)	18,055,054	5.3%
Directors and Named Executive Officers
Sam Darwish	13,481,900	4.0%
Mohamad Darwish	1,995,777	*
William Saad	3,888,173	1.1%
Steve Howden	365,197	*
Ayotade Oyinlola	398,279	*
Mustafa Tharoo	778,874	*
Ursula Burns	37,112	*
John Ellis Bush	118,556	*
Maria Carolina Lacerda	37,112	*
Nicholas Land	37,112	*
Phuthuma Nhleko	37,112	*
Aniko Szigetvari	37,112	*
All directors and executive officers as a group (12 persons)	21,212,316	6.3%

*
Less than one percent.

(1)
Based solely on a Schedule 13G filed with the SEC on February 14, 2022, Parent, Mobile Telephone Networks Holdings Limited, MTN International (Pty) Limited, MTN International (Mauritius) Limited, MTN (Dubai) Limited, Mobile Telephone Networks (Netherlands) Coöperatieve U.A. and Mobile Telephone Networks (Netherlands) B.V. may be deemed to beneficially own and have shared voting power and shared dispositive power over 85,176,719 ordinary shares. Mobile Telephone Networks (Netherlands) B.V. is ultimately a wholly owned subsidiary of Parent, the parent company of each of the reporting persons named in this footnote. The address for Parent, Mobile Telephone Networks Holdings Limited and MTN International (Pty) Limited is 216 14th Avenue, Fairland, Johannesburg, South Africa 2195. The address for MTN International (Mauritius) Limited is c/o Rogers Capital Corporate Services Limited, Rogers House, 5 President John Kennedy Street, Port Louis, Mauritius. The address for MTN (Dubai) Limited is Unit OT 08-30, OT 08-31, OT 08-32, OT 08-33, OT 08-34, OT 08-35, Level 8, Central Park Offices, Dubai International Financial Centre, PO Box 506735, Dubai, United Arab Emirates. The address for Mobile Telephone Networks (Netherlands) Coöperatieve U.A. and Mobile Telephone Networks (Netherlands) B.V. is Westerdoksdijk 423, 1013 BX Amsterdam, The Netherlands.
(2)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2023 and information known to the Company (a) Wendel SE may be deemed to beneficially own and has shared voting and dispositive power over 62,975,396 ordinary shares, and (b) Oranje-Nassau Développement S.C.A. FIAR, or Wendel, may be deemed to beneficially own and has shared voting and dispositive power over 62,975,396 ordinary shares. Wendel is managed by its general partner Wendel Luxembourg SA ( the “General Partner”). A majority vote of directors is required for any action by the General Partner, and no single director has a veto right. Each of the General Partner and its boards of directors disclaims beneficial ownership of the shares of the Company held by Wendel. The address for Wendel is 11-15, avenue Emile Reuter, L2420 Luxembourg. The address for Wendel SE is 2-4 rue Paul Cézanne, 75008 Paris, France.

(3)
Based solely on a Schedule 13G filed with the SEC on February 15, 2022, Korea Investment Corporation may be deemed to beneficially own and has sole voting power and dispositive power over 21,666,802 ordinary shares. Korea Investment Corporation is a statutory juridical corporation established under the Korea Investment Corporation Act of the Republic of Korea. The address for Korea Investment Corporation is 17F-18F State Tower Namsan, 100 Toegye-ro, Jung-gu, Seoul, 04631, South Korea.

(4)
Based solely on a Schedule 13G filed with the SEC on February 17, 2026, International Finance Corporation (“IFC”) may be deemed to beneficially own and have shared voting and dispositive power over 19,158,270 Ordinary Shares, representing 5.7% of the ordinary shares issued and outstanding (based on 335,521,222 shares issued and outstanding as of May 8, 2025). IFC, acting through IFC Asset Management Company, its equity mobilization department, possesses management power and dispositive control over IFC Global Infrastructure Fund, LP, an English limited partnership (“GIF Fund”). GIF Fund holds 7,496,287 ordinary shares, while IFC directly holds 11,661,983 ordinary shares. IFC has sole voting power and sole dispositive power over 11,661,983 ordinary shares, and shared voting power and shared dispositive power over 19,158,270 ordinary shares. IFC is an international organization established by Articles of Agreement among its member countries, including the United States. The address for International Finance Corporation is 2121 Pennsylvania Avenue, NW, Washington, District of Columbia 20433, United States.

(5)
Based solely on a Schedule 13G filed with the SEC on February 15, 2022, each of GIC Private Limited (“GIC PL”), GIC Special Investments Private Limited (“GIC SI”) and Warrington Investment Pte Ltd. (“Warrington”) may be deemed to beneficially own and have shared voting and dispositive power over 18,055,054 ordinary shares. GIC SI is wholly owned by GIC PL and is the private equity investment arm of GIC PL. GIC PL is wholly owned by the Government of Singapore (“GoS”) and was set up with the sole purpose of managing Singapore’s foreign reserves. The GoS disclaims beneficial ownership of such shares. The address for each of GIC PL, GIC SI and Warrington is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes”, “anticipates”, “expects”, “estimates”, “intends”, “may”, “plans”, “predicts”, “projects”, “will”, “would”, and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:
•
the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transactions that could reduce anticipated benefits or cause the parties to abandon the Transactions;

•
the possibility that the Company’s shareholders may not approve the Transactions;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee;

•
the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the Transactions in a timely manner or at all;

•
the risk of any litigation relating to the Transactions;

•
the risk that the Transactions and their announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, shareholders and other business relationships and on the Company’s operating results and business generally;

•
the risk that the Transactions and their announcement could have adverse effects on the market price of the Ordinary Shares;

•
the possibility that the parties to the Transactions may not achieve some or all of any anticipated benefits with respect to the Company’s business and the Transactions may not be completed in accordance with the parties’ expected plans or at all;

•
the risk that restrictions on the Company’s conduct during the pendency of the Transactions may impact the Company’s ability to pursue certain business opportunities;

•
the possibility that the Transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the risk that the Company’s share price may decline significantly if the Transactions are not consummated;

•
the Company’s ability to enter into new strategic relationships and to further develop existing strategic relationships;

•
the Company’s ability to raise capital and the terms of those financings;

•
the Company’s ability to identify and respond to attacks on any information technology system or software;

•
the risks related to the Company’s status as a foreign private issuer and a Cayman Islands company;

•
general macroeconomic conditions in the countries in which we operate and the wider global economy, including any impact of potential tariffs imposed by foreign governments; and

•
the other risk factors and cautionary statements described in the Company’s annual report on Form 20-F for the year ended December 31, 2025, and other documents filed by the Company with the SEC. See “Where You Can Find More Information” beginning on page 120 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Transactions or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You may also obtain free copies of the documents the Company files with the SEC by going to the “Investors” section of our website at https://www.ihstowers.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
Because the Merger is a going private transaction, the Company and the Parent Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since March 16, 2026 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.
We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.
Requests for copies of our filings should be directed to our proxy solicitor, at the email address and phone number provided in this proxy statement.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR ORDINARY SHARES AT THE EGM. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED           , 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
Execution Version
Private & Confidential
AGREEMENT AND PLAN OF MERGER
by and among
IHS HOLDING LIMITED,
MTN GROUP LIMITED,
MOBILE TELEPHONE NETWORKS (NETHERLANDS) B.V.,
and
SUB-MERGER CO
Dated as of February 17, 2026

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 17, 2026 (the “Agreement Date”), by and among IHS Holding Limited, an exempted company with limited liability registered by way of continuation in the Cayman Islands (the “Company”), MTN Group Limited, a company incorporated under the laws of South Africa (“Parent”), Mobile Telephone Networks (Netherlands) B.V., a company incorporated under the laws of the Netherlands (“Holdings”), and Sub-Merger Co, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Holdings (“Merger Sub”). Merger Sub, Parent, Holdings and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Section 9.3(a).
RECITALS
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with Part 16 of the Companies Act (as revised) of the Cayman Islands (the “CICA”), the Parent Parties and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company (as defined in the CICA) (the “Surviving Company”);
WHEREAS, the Company Board has unanimously (i) determined that the terms of this Agreement, the Support Agreements, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company, (ii) approved and declared advisable the execution, delivery and performance of this Agreement, the Support Agreements, the Plan of Merger, the Merger and the other Transactions, and (iii) subject to Section 5.5, determined to recommend that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of this Agreement and the Plan of Merger, the Merger and the other Transactions, at the Company Shareholders Meeting;
WHEREAS, the Parent Board, the Holdings Board and the Merger Sub Board have each approved this Agreement and the Plan of Merger and declared it advisable for and in the best interests of Parent, Holdings and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and to consummate the Transactions;
WHEREAS, the Merger Sub Board has recommended the authorization and approval (as applicable) of this Agreement and the Plan of Merger by Holdings, as its sole shareholder;
WHEREAS, concurrently with the execution of this Agreement and as an inducement to the Company’s willingness to enter into this Agreement, Parent and Holdings have entered into a voting and support agreement (the “Parent Support Agreement”) with the Company pursuant to which each of Parent and Holdings has agreed, upon the terms in the Parent Support Agreement and among other things, to vote all the Ordinary Shares beneficially owned by each of them in favor of the authorization and approval of this Agreement, the Plan of Merger, the Merger and the other Transactions;
WHEREAS, concurrently with the execution of this Agreement, Oranje-Nassau Développment S.C.A. FIAR, a limited joint-stock partnership (société encommandite par actions) organized under the laws of the Grand Duchy of Luxembourg (“Key Shareholder”) has entered into a voting and support agreement (the “Key Shareholder Support Agreement”, and together with the Parent Support Agreement, the “Support Agreements”) with the Company pursuant to which Key Shareholder has agreed, upon the terms in the Key Shareholder Support Agreement and among other things, to vote all the Ordinary Shares beneficially owned by Key Shareholder in favor of the authorization and approval of this Agreement, the Plan of Merger, the Merger and the other Transactions at the Company Shareholders Meeting;
WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company employees listed in Section 1.1(a) of the Company Disclosure Letter (the “Key Employee Undertakings”) entered into undertakings regarding their continued employment following the Closing; and
WHEREAS, the Company and the Parent Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.1   The Merger.
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CICA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the Surviving Company and become a wholly owned Subsidiary of Holdings.
Section 1.2   Closing.
The closing (the “Closing”) of the Merger shall take place by electronic exchange of documents and signatures at 10:00 a.m., Eastern Time, on a date to be agreed by the Parties, that is no later than the third (3rd) Business Day following the satisfaction or, to the extent permitted hereunder and by applicable Law (as applicable), waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of those conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 1.3   Effective Time.
Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Company and the Parent Parties shall (a) cause the Plan of Merger to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the CICA in connection with the Merger. The Merger shall become effective on the date of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands or at such later date complying with Section 234 of the CICA as may be agreed in writing by the Parent Parties and the Company, and specified in the Plan of Merger (such date and time, the “Effective Time”).
Section 1.4   Effects of the Merger.
At the Effective Time, the Merger shall have the effects specified in the Plan of Merger and the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICA.
Section 1.5   Memorandum and Articles of Association.
At the Effective Time, in accordance with the terms of the Plan of Merger, the memorandum and articles of association of the Surviving Company as of, and immediately after, the Effective Time shall be the memorandum and articles of association of the Company as in effect immediately prior to the Effective Time (the “Surviving Company Articles”).
Section 1.6   Directors and Officers of Surviving Company.
At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time, together with any directors of the Company that Parent nominates to be appointed with effect from the Effective Time (subject to the agreement of such Persons to serve as directors of the Surviving Company), will be the directors of the Surviving Company until the earlier of their death, resignation or removal in accordance with the Surviving Company Articles or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Company save as otherwise directed by the Parent, until the earlier of their death, resignation or removal in accordance with the Surviving Company Articles or until their respective successors are duly elected or appointed and qualified, as the case may be. If at any time after the Effective Time, the Surviving Company determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such companies or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
ARTICLE II
EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES
Section 2.1   Effect on Share Capital.
Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and the other Transactions, and without any action on the part of the Company, the Parent Parties or the holders of any securities of the Company:
(a)   each Excluded Share will be automatically cancelled, no longer be issued and outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor;
(b)   each Ordinary Share that is owned by Holdings immediately prior to the Effective Time (collectively, the “Holdings Shares”) shall remain issued and outstanding and shall not be affected by the Merger;
(c)   each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares, which will be treated in accordance with Section 2.1(a), (ii) Dissenting Shares (as defined below), which will be treated in accordance with Section 2.3, and (iii) the Holdings Shares, which will be treated in accordance with Section 2.1(b)) will be automatically cancelled and exchanged into the right to receive the Per Share Merger Consideration, without interest thereon, payable in the manner provided in Section 2.2; and
(d)   each ordinary share of par value $1 per share of Merger Sub issued and outstanding immediately prior to the Effective Time (collectively, the “Merger Sub Shares”) will be automatically cancelled, no longer issued and outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor.
Without limiting the other provisions of this Agreement, if at any time during the period between the Agreement Date and the Effective Time, any change in the issued and outstanding Ordinary Shares shall occur by reason of any reclassification, recapitalization (including a reverse share split), consolidation, division or subdivision of shares, combination, exchange or readjustment of shares, or any share dividend or share distribution thereon with a record date during such period or any other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement.
Section 2.2   Payment Fund.
(a)   Paying Agent.   Prior to Closing, Parent will, at its sole cost and expense, appoint a financial institution or trust company nationally recognized in the U.S. and reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment and delivery of the aggregate amount of the Per Share Merger Consideration payable at the Effective Time pursuant to Section 2.1(c) (the “Payment Fund Merger Consideration”, and, together with the payments to be made pursuant to Section 2.4, the

“Aggregate Merger Consideration”) and enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent. Prior to the Closing, (i) Parent shall deposit or shall cause to be deposited with the Paying Agent, by wire transfer of immediately available funds, for payment in accordance with this Article II through the Paying Agent, cash in an amount that, when taken together with Company Funded Cash, is sufficient to pay the Payment Fund Merger Consideration and (ii) the Company shall deposit or shall cause to be deposited with the Paying Agent, by wire transfer of immediately available funds, for payment in accordance with this Article II through the Paying Agent, the Company Funded Cash (such cash deposited with the Paying Agent pursuant to the foregoing clauses (i) and (ii) is hereinafter referred to as the “Payment Fund”). In the event that the Payment Fund is insufficient to make the payments in connection with the Merger contemplated by Section 2.1(c), Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent in an aggregate amount that is equal to the deficiency in the amount required to make the applicable payments. Parent shall cause the Paying Agent, pursuant to irrevocable instructions, to deliver the Payment Fund Merger Consideration contemplated to be paid pursuant to Section 2.1 out of the Payment Fund.
(b)   Letter of Transmittal and Book-Entry -Shares.
(i)   As promptly as reasonably practicable after the Effective Time (but in any event within two (2) Business Days thereafter), Parent and the Surviving Company will cause the Paying Agent to provide to each holder of record of an outstanding certificate or outstanding certificates (if any) (“Certificates”) that immediately prior to the Effective Time represented outstanding Ordinary Shares that were automatically cancelled and exchanged into the right to receive the Per Share Merger Consideration payable pursuant to Section 2.1(c): (i) a form of letter of transmittal in such form and containing such other provisions as Parent may reasonably designate and as are reasonably acceptable to the Company prior to the Effective Time (the “Letter of Transmittal”) and which specifies that delivery will be effected and risk of loss and title to the Certificates held by such Person will pass only upon proper delivery of the Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Per Share Merger Consideration payable with respect thereto pursuant to Section 2.1(c). Upon surrender of a Certificate to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Ordinary Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.
(ii)   As promptly as reasonably practicable after the Effective Time (but in any event within two (2) Business Days thereafter), Parent shall cause the Paying Agent to issue and deliver to each Person that immediately prior to the Effective Time was the holder of uncertificated Ordinary Shares represented by book entry (“Book-Entry Shares”) that were automatically cancelled and exchanged into the right to receive the Per Share Merger Consideration payable pursuant to Section 2.1(c), a check or wire transfer for the amount of Per Share Merger Consideration that such former holder is entitled to receive pursuant to Section 2.1(c) in respect of such Book-Entry Shares, without such former holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent. Such Book-Entry Shares shall be cancelled in the register of members of the Company at the Effective Time.
(iii)   No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Per Share Merger Consideration payable in respect of such Certificates or Book-Entry Shares.
(iv)   Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration payable in respect of Ordinary Shares represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(c), without any interest thereon.
(v)   Notwithstanding anything to the contrary in this Agreement, (i) no holder of Ordinary Shares held through, by or on behalf of the Depository Trust Company (“DTC”) will be required to provide a Certificate or an executed Letter of Transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.1(c) and (ii) prior to the Effective Time, each of the Parent Parties and the Company will cooperate to establish procedures with the

Paying Agent and DTC with the objective that the Paying Agent will transmit to DTC or its nominees promptly (and in any event no later than the second (2nd) Business Day after the Closing Date) an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Ordinary Shares (other than any Excluded Shares, Dissenting Shares and Holdings Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (ii) the Per Share Merger Consideration.
(c)   Company Equity Awards Consideration.   Notwithstanding anything to the contrary in this Agreement, any payment made under this Agreement with respect to any Company PSU or Company RSU shall be made by the Surviving Company or the Company Subsidiary with whom the holder of such Company PSU or Company RSU is or was employed or engaged, as applicable, for payment to such holder (and Parent or the Surviving Company shall cause such Company Subsidiary to make such payment to such holder), without interest thereon and subject to applicable withholding Taxes, through the Company’s or the Surviving Company’s, as applicable, or such Company Subsidiary’s payroll or accounts payable system, as applicable, as promptly as reasonably practicable on or after the Effective Time (but in any event no later than the first (1st) regularly scheduled payroll date that is not less than ten (10) days following the Closing Date).
(d)   No Further Ownership Rights in Ordinary Shares.   The Per Share Merger Consideration, when actually paid in accordance with the terms of this Article II in respect of each cancelled Ordinary Share, will be deemed to have been paid in full satisfaction of all rights pertaining to such Ordinary Share. From and after the Effective Time, there will be no further registration of transfers in the register of members of the Surviving Company of Ordinary Shares that were issued and outstanding immediately prior to the Effective Time, other than Holdings Shares. From and after the Effective Time, the holders of Book-Entry Shares representing Ordinary Shares issued and outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Ordinary Shares, except for the right to receive the Per Share Merger Consideration payable in respect of the Ordinary Shares formerly represented thereby pursuant to Section 2.1(c) and, in the case of Dissenting Shares, the rights pursuant to Section 2.3 and applicable Law.
(e)   Termination of Payment Fund.   Any portion of the Payment Fund (including any interest or any other amounts received with respect thereto) that remains undistributed to the holders of Ordinary Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.1(c) on the date that is twelve (12) months after the Effective Time may, upon Parent’s request, subject to applicable withholding, be delivered to the Surviving Company (or its designee), and after any such delivery, any former holder of an Ordinary Share (other than any Excluded Shares, Dissenting Shares and Holdings Shares) who has not theretofore complied with this Article II will thereafter look only to Parent and the Surviving Company (subject to abandoned property, escheat or other similar Laws) for payment of its claim for the Per Share Merger Consideration payable with respect thereto, without any interest thereon.
(f)   No Liability.   None of the Surviving Company, the Parent Parties, or the Paying Agent will be liable to any Person in respect of any portion of the Payment Fund delivered to a public official in accordance with the requirements of any applicable abandoned property, escheat, or similar Law. Notwithstanding anything to the contrary in this Agreement, any portion of the Aggregate Merger Consideration to be paid in accordance with this Article II that remains undistributed to the former holders of Ordinary Shares immediately prior to the date on which such portion of the Aggregate Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, will, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interests of any person previously entitled thereto.
(g)   Investment of Payment Fund.   The Paying Agent will invest any cash in the Payment Fund if and as directed by Parent or, after the Effective Time, the Surviving Company. Any interest and other income resulting from such investments will be paid to, and be the property of, Parent or, after the Effective Time, the Surviving Company. No investment losses resulting from any investment of the Payment Fund will diminish the rights of any of the holders of Ordinary Shares to receive the portion of the Aggregate Merger Consideration payable to them. To the extent there are losses with respect to such investments or (subject to Section 2.2(e)) the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms of this

Agreement, Parent will promptly replace or restore, or cause to be replaced or restored, the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.
(h)   Withholding Rights.   Each of Parent, the Company, Merger Sub, the Surviving Company, the Paying Agent, their respective Affiliates and any other applicable paying agent (each, a “Payor”) (without duplication) will be entitled to deduct and withhold from any consideration payable to any Person pursuant to this Agreement such amounts (if any) as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Prior to Parent or Merger Sub making or causing to be made any such deduction or withholding, Parent shall provide the Company with written notice of the intention to deduct or withhold, and shall cooperate as reasonably requested by the Company to reduce or eliminate any such potential deduction or withholding to the extent permitted by applicable Law. Amounts so deducted or withheld and timely paid over to the appropriate Governmental Entity will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Any withholding made in currency that is not Dollars with respect to payments made hereunder in Dollars will be calculated based on a conversion rate on the date the payment is actually made to any recipient and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.
Section 2.3   Dissenter’s Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICA, Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be automatically cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled only to the right to receive the payment of the fair value of such Dissenting Shares held by them and such other rights provided in accordance with the provisions of Section 238 of the CICA. Each of the Parent Parties and the Company acknowledges and agrees that neither the exercise by the Dissenting Shareholders of their right to dissent nor the grant of rights with respect thereto pursuant to Section 238 of the CICA shall prevent, delay or impair the consummation of the Merger and the Transactions.
(b)   For the avoidance of doubt, all Ordinary Shares held by Dissenting Shareholders who shall have not validly exercised or perfected or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the CICA shall thereupon not be Dissenting Shares and shall be automatically cancelled and cease to exist as of the Effective Time, in exchange for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.2, subject to all applicable Tax withholding in accordance with Section 2.2(h). Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have not validly exercised or perfected or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICA.
(c)   The Company shall give Parent (i) prompt notice (within 48 hours of receipt) of any notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the CICA received by the Company, attempted withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights, and (ii) to the extent permitted by applicable Law, the opportunity to consult with the Company regarding all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICA. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any offers or agree to any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICA, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the CICA within twenty (20) days of obtaining the Company Shareholder Approval.
Section 2.4   Treatment of Company Equity Awards.
Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, the Company, any holder of Company PSUs or Company RSUs, or any other Person, the Company PSUs and Company RSUs then outstanding will be treated as provided in this Section 2.4.
(a)   Company RSUs.   Each award of Company RSUs that is outstanding and either vested but unsettled, or unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) shall, in each case, without any regard to vesting conditions and without any action on the part of Parent, the Company or any other Person, be fully accelerated and thereafter cancelled, with the holder of such Company RSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding Taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time.
(b)   Company PSUs.   Each award of Company PSUs that is outstanding and either vested but unsettled, or unvested, as of immediately prior to the Effective Time (whether held by a current or former employee or other individual service provider of the Company or any of the Company Subsidiaries) shall, in each case, without any regard to any vesting conditions and without any action on the part of Parent, the Company or any other Person, be fully accelerated and thereafter cancelled, with the holder of such Company PSU becoming entitled to receive at the Effective Time, in full satisfaction of the rights of such holder with respect thereto, without interest thereon and subject to applicable withholding Taxes, an amount of cash equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Ordinary Shares subject to such Company PSU as of immediately prior to the Effective Time. For purposes of determining the number of Ordinary Shares subject to each Company PSU outstanding immediately prior to the Effective Time for purposes of this Section 2.4(b), applicable performance goals will be deemed to be achieved with respect to each such Company PSU at maximum level of performance.
(c)   No Further Rights in Company Equity Awards.   Each holder of a Company RSU, Company PSU or other equity award will cease to have any rights with respect thereto, except the right to receive the applicable consideration in respect thereof pursuant to this Section 2.4.
(d)   Company Actions.   Following the Agreement Date, the Company and the Company Board will take all actions necessary or appropriate under the Company Share Plan and the Law in order to effectuate the treatment of the Company RSUs and Company PSUs as contemplated by this Section 2.4.
(e)   Section 409A and Section 457A.   To the extent any amounts described in this Section 2.4 relate to a payment that is nonqualified deferred compensation subject to Section 409A or Section 457A of the Code, the Company and the Company Subsidiaries will, at or following the Effective Time, pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such payment that will not trigger a tax or penalty under Section 409A or Section 457A of the Code.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in the reports, schedules, forms, statements, registration statements, prospectuses and other documents filed or furnished by the Company with the SEC publicly available after January 1, 2024 and at least one (1) Business Day prior to the Agreement Date (the “Company SEC Documents”) (excluding any disclosures in such Company SEC Documents under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, in each case, other than any statements of actual or historic fact disclosed in such sections or disclosures and excluding any content of such Company SEC

Documents that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that (1) nothing disclosed in such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.4 and (2) nothing disclosed in Exhibits to such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.5(a)), or (ii) except as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”) and subject to Section 9.12, the Company represents and warrants to the Parent Parties as follows:
Section 3.1   Organization, Standing and Power.
The Company is an exempted company duly registered by way of continuation, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate or similar power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has Made Available accurate and complete copies of the amended and restated memorandum and articles of association of the Company in effect as of the Agreement Date (the “Company Articles of Association”), and the Company Articles of Association as so Made Available have not been further amended or otherwise modified and are in full force and effect.
Section 3.2   Company Subsidiaries.
(a)   Except as set forth in Section 3.2(a) of the Company Disclosure Letter, all of the outstanding share capital or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens.
(b)   Except for the share capital and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interests in, any Person.
(c)   Section 3.2(c) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Subsidiary as of the Agreement Date, together with (i) the jurisdiction of organization, incorporation, registration or formation of each such Company Subsidiary, and (ii) the percentage of the outstanding issued shares, issued share capital or registered capital, as the case may be, of each such Company Subsidiary owned or otherwise held by the Company or a Company Subsidiary.
(d)   Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of such Company Subsidiary where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary has all requisite corporate or similar power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has Made Available to Parent true, complete and correct copies of the charter and organizational documents of each Significant Company Subsidiary, and such documents as so Made Available have not been further amended or otherwise modified and are in full force and effect.

Section 3.3   Capital Structure.
(a)   The authorized share capital of the Company is $510,000,000 divided into 1,700,000,000 shares with a nominal or par value of thirty cents ($0.30) and all of which are designated as “Ordinary Shares” (the “Ordinary Shares”). At the close of business on February 9, 2026 (the “Capitalization Time”), (i) 335,521,222 Ordinary Shares were issued and outstanding; (ii) no Ordinary Shares were held in the Company’s treasury; (iii) 5,403,291 Ordinary Shares were reserved and available for the grant of future awards pursuant to the Company Share Plan; and (iv) 13,019,916 Ordinary Shares were reserved for issuance upon the vesting or settlement of Company RSUs and Company PSUs. The number of Ordinary Shares specified in clause (iv) above represents the maximum possible number of Ordinary Shares issuable upon vesting or settlement of the outstanding Company RSUs and Company PSUs as of the Capitalization Time.
(b)   Except as set forth in Section 3.2(a), Section 3.2(c), Section 3.3(a) and Section 3.3(b) of the Company Disclosure Letter, as of the Capitalization Time there were no issued, reserved for issuance or outstanding: (i) capital shares, voting securities, voting Indebtedness, or ownership interests in the Company or any Company Subsidiary, (ii) securities or Indebtedness issued by the Company or a Company Subsidiary that are convertible into or exchangeable for capital shares, voting securities, voting Indebtedness, or ownership interests in the Company or any Company Subsidiary, (iii) warrants, calls, options or other rights to acquire from the Company or a Company Subsidiary, or other obligation of the Company or a Company Subsidiary to issue, any capital shares, voting securities, voting Indebtedness, or securities convertible into or exchangeable for capital shares, voting securities or voting Indebtedness of the Company or a Company Subsidiary, or (iv) restricted share units, restricted shares, stock options, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital shares or voting securities of the Company or any Company Subsidiary (the foregoing (i)  – (iv), a “Company Equity Related Obligation”). Since the Capitalization Time, neither the Company nor any Company Subsidiary has issued any Ordinary Shares or otherwise entered into any Company Equity Related Obligation, other than the issuance of Ordinary Shares upon the vesting or settlement of Company PSUs, Company RSUs and any other Company Equity Related Obligation outstanding at the Capitalization Time in accordance with their terms as of the Capitalization Time.
(c)   All outstanding Ordinary Shares are, and, at the time of issuance, all Ordinary Shares that may be issued upon the vesting or settlement of Company PSUs and Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, Law or any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CICA, the Company Articles of Association or any Contract to which the Company is a party or otherwise bound.
Section 3.4   Authority; Execution and Delivery; Enforceability.
(a)   The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, the Support Agreements and the Plan of Merger, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other Transactions, subject to the receipt of the Company Shareholder Approval.
(b)   The Company Board, at a meeting duly called and held, (i) reviewed and considered the terms of this Agreement, the Support Agreements, the Plan of Merger, the Merger and the other Transactions and were informed of the requirements of the Key Employee Undertakings, (ii) determined that the terms of this Agreement, the Plan of Merger, the Merger and the other Transactions are in the best interests of the Company, (iii) validly approved, authorized and declared advisable (as applicable) the execution, delivery and performance of this Agreement, the Support Agreements, the Plan of Merger, the Merger and the other Transactions, and (iv) subject to Section 5.5, determined to recommend that the Company’s shareholders vote in favor of the authorization and approval (as applicable) of this Agreement, the Plan of Merger, the Merger and the other Transactions, at a duly held meeting of such holders for such purpose (the “Company Shareholders Meeting”).
(c)   Except for any Adverse Recommendation Change made after the Agreement Date and in accordance with Section 5.5, the resolutions and determinations of the Company Board referenced in Section 3.4(b) have not been amended, qualified or withdrawn.

(d)   Except for the Company Shareholder Approval, no other corporate proceedings (including any shareholder approval) on the part of the Company, the Company Subsidiaries or any of their respective shareholders are necessary to authorize and approve (as applicable) this Agreement, the Support Agreements and the Plan of Merger or to consummate the Transactions (except for executing and delivering the Plan of Merger and filing the same with the Registrar of Companies of the Cayman Islands, together with any other certificates, documents, declarations, undertakings and confirmations, and payment of such fees, as may be required to be filed and paid pursuant to section 233 of the CICA to effect the Merger and the filing of the Schedule 13E-3 with the SEC).
(e)   The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Parent Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 3.5   No Conflicts; Consents.
(a)   The execution and delivery by the Company of this Agreement and the Plan of Merger does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other Transactions will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Articles of Association or the charter or organizational documents of any Company Subsidiary, assuming that the Company Shareholder Approval is obtained, (ii) assuming compliance with the matters referred to in Section 3.5(b) contravene, conflict with or result in a violation or breach of any Law (including any rule of NYSE) or Judgment, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), (iii) assuming compliance with the matters referred to in Section 3.5(b), require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) of or under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any Material Contract (other than any Material Contract governing Indebtedness), any material Permit of the Company or any Company Subsidiary, (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, or (v) require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) of or under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any Contract governing Indebtedness of the Company or any Company Subsidiary in excess of $50,000,000 (other than any Contract solely (1) between or among the Company and the wholly owned Company Subsidiaries or (2) between or among the Company and the wholly owned Company Subsidiaries, on the one hand, and IHS South Africa), with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   No Permit of or from any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement, the Support Agreements or the Plan of Merger, its performance of its obligations hereunder or thereunder, or the consummation of the Merger and the other Transactions, other than (i) (A) the filing by the Company with the SEC of the Schedule 13E-3, which will include the Proxy Statement (as defined below) as an exhibit, and (B) such other compliance by the Company with the Exchange Act, the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Plan of Merger, the Merger and the other Transactions; (ii) filing with the Registrar of Companies of the Cayman Islands the Plan of Merger and any other certificates, documents, declarations, undertakings and confirmations, and payment of such fees, as may be required to be filed and paid pursuant to section 233 of the CICA to effect the Merger; (iii) compliance with the NYSE rules and regulations; (iv) the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Entities set forth in Section 3.5(b) of the Company Disclosure Letter (as so set forth, the “Requisite Regulatory Approvals”);

and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c)   As of the Agreement Date, neither the Company or any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) with any third party that would, in any material way, be reasonably expected to limit the Company’s ability to comply with its obligations under this Agreement or (ii) with any third party that would reasonably be expected to materially delay or prevent consummation of the Transactions.
Section 3.6   Company SEC Documents; Controls.
(a)   Since January 1, 2024, the Company has filed with or furnished to the SEC all Company SEC Documents. The Company has Made Available to Parent true, correct and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto and, except as set forth therein, to the Company’s Knowledge, no Company SEC Document is the subject of ongoing SEC review, comment or investigation, and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.
(b)   Each Company SEC Document (i) at the time filed with or furnished to the SEC or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of NYSE, the Sarbanes- Oxley Act of 2002, as amended, the Exchange Act, and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed with or furnished to the SEC (or became effective in the case of registration statements or if amended or superseded by a filing or amendment prior to the Agreement Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)   The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS consistently applied, (ii) that transactions are executed only in accordance with the authorization of management in all material respects, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ material properties or assets. Since the Company Balance Sheet Date, the Company’s management has not identified or disclosed to the Company’s auditors or audit committee, and to the Company’s Knowledge, the Company’s independent financial auditor has not identified (i) any material weaknesses (as defined in Rule 1-02(a)(4) of Regulation S-X under the Securities Act) in the design or operation of internal controls that are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize or report financial information or (ii) any fraud, whether or not material, that involves management who has a significant role in internal controls. To the Company’s Knowledge, no material weakness exists with respect to the Company’s system of internal control over financial reporting that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC.
(d)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to provide reasonable assurance that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC in all material respects and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)   The Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 5E, Instruction 7 to Annual Report on Form 20-F) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.
(f)   None of the Company Subsidiaries is, or has ever been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
Section 3.7   Financial Statements; No Undisclosed Liabilities.
(a)   Each of the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents complied, at the time it was filed or amended (as applicable), as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with IFRS (except in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end adjustments).
(b)   There are no Liabilities of the Company or any of the Company Subsidiaries of a type required by IFRS to be recorded as a liability on a consolidated balance sheet of the Company or in the notes thereto, other than: (i) Liabilities disclosed and reserved for on the Company Balance Sheet, (ii) Liabilities incurred after the Company Balance Sheet Date in the ordinary course of business (excluding Liabilities arising out of any breach of or default under a Contract or violation of Law), (iii) obligations expressly contemplated by, and fees and expenses payable to the Company’s external Representatives for services rendered in connection with, this Agreement and the Transactions, and (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.8   Information Supplied.
(a)   Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions, including the Schedule 13E-3, which will include the Proxy Statement as an exhibit, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto or document incorporated by reference therein (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.
(b)   Each Company Disclosure Document, at the time of the filing of such Company Disclosure Document or at the time of the filing of any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)   No representation is made by the Company or any of its Affiliates in this Section 3.8 or otherwise with respect to statements made or incorporated by reference therein based on information supplied by the Parent Parties or any of their respective Affiliates or any other Person for inclusion or incorporation by reference therein.
Section 3.9   Absence of Certain Changes or Events.
(a)   From the Company Balance Sheet Date until the Agreement Date (i) except for discussions, negotiations and activities related to this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   From the Company Balance Sheet Date until the Agreement Date, there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this

Agreement through the Closing without Parent’s consent, would constitute a breach of Section 5.1(d) through (o) (other than with respect to clauses (f) and (k) thereof).
Section 3.10   Compliance with Laws; Permits.
(a)   The Company and each of the Company Subsidiaries are, and since January 1, 2024, have been, in compliance with all Laws applicable to the Company or any of the Company Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries hold all licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Entities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, as currently conducted, and all such Permits are in full force and effect and no suspension or cancellation of any material Permit is pending, or to the Company’s Knowledge, threatened, except where the failure to hold the same or the failure of the same to be in full force and effect, or the suspension or cancellation of any of the Permits, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Neither the Company nor any Company Subsidiary is a party to, and no share, security or other asset of the Company or any Company Subsidiary is subject to, any Judgment that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   The Company, each of the Company Subsidiaries, and, to the Company’s Knowledge, each of their respective directors, officers and employees has, since January 1, 2024, complied with all applicable Specified Business Conduct Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, neither the Company nor any of the Company Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers or employees has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, formal investigations, proceedings, demand letters, settlements or enforcement actions, or made any disclosures to any Governmental Entity, involving the Company or any of the Company Subsidiaries, in any way relating to any applicable Specified Business Conduct Laws.
(e)   Neither the Company nor any of the Company Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers or employees is a Sanctioned Person.
(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, neither the Company nor any of the Company Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers or employees has engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person in violation of the Specified Business Conduct Laws.
Section 3.11   Litigation.
Except as set forth in Section 3.11 of the Company Disclosure Letter, there is no (i) Action pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets or any present or, to the Company’s Knowledge, former, officer, director or employee of the Company or Company Subsidiary in their capacity as such that, individually or in the aggregate, (a) has had or would reasonably be expected to have a Company Material Adverse Effect, (b) seeks to enjoin, restrain or prevent the Merger or the other Transactions or (c) prevents, materially delays or materially impedes or, if decided adversely against such Person, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under this Agreement or the consummation of the Transactions or (ii) as of the Agreement Date, litigation pending or ongoing pursuant to which damages in excess of $1,000,000 are being sought from the Company or any Company Subsidiary.
Section 3.12   Taxes.
Except as set forth in Section 3.12 of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)   all Tax Returns required by Law to be filed with any Governmental Entity by the Company or any of the Company Subsidiaries have been timely filed (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects, except with respect to matters for which adequate reserves therefor in accordance with IFRS have been provided on the applicable financial statements;
(b)   each of the Company and the Company Subsidiaries has paid all Taxes due and payable by the Company and each of the Company Subsidiaries, except with respect to matters for which adequate reserves therefor in accordance with IFRS have been provided on the applicable financial statements;
(c)   there is no ongoing or pending Action, or any Action threatened in writing, against the Company or the Company Subsidiaries in respect of any Taxes, and there are no Tax assessments or deficiencies with respect to the Company or any of the Company Subsidiaries that have not been paid, settled or otherwise resolved in full;
(d)   neither the Company nor any Company Subsidiary is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company, the Company Subsidiaries or their respective Affiliates, (ii) Contracts that would not remain in effect following the Closing and (iii) customary Tax provisions in any commercial Contract the primary purpose of which does not relate to Taxes;
(e)   neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension would remain in effect following the Closing;
(f)   neither the Company nor any Company Subsidiary has been a member of an affiliated group filing an affiliated, consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company or an Affiliate of the Company);
(g)   to the Company’s Knowledge, no claim has been received from any Governmental Entity in writing within the past five (5) years in a jurisdiction where the Company or a Company Subsidiary does not file a Tax Return that the Company or such Company Subsidiary is subject to Taxes in that jurisdiction that would be covered by or the subject of such Tax Return, which claim has not been resolved;
(h)   the Company and each of the Company Subsidiaries have complied in all respects with all applicable Laws in force at the applicable time relating to withholding of Taxes and have timely paid over to the appropriate Governmental Entity all Taxes that they were required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person; and
(i)   there are no Liens for Taxes on any of the assets of the Company or any of the Company Subsidiaries, other than Permitted Liens.
Notwithstanding anything to the contrary in this Agreement, this Section 3.12 and Section 3.13 (to the extent specifically related to Taxes) contain the sole and exclusive representations and warranties of the Company in this Agreement regarding Taxes.
Section 3.13   Employee Benefits.
(a)   Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Benefit Plans as of the Agreement Date (which may reference a form of such Company Benefit Plan).
(b)   The Company has Made Available a true, correct and complete copy of each material Company Benefit Plan, including, as relevant: (i) all plan documents and all material amendments thereto (or written descriptions of any unwritten plans), and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the U.S. Internal Revenue Service; (iii) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto; and (iv) all material non-routine written communications relating to such Company Benefit Plan (including from any Governmental Entity) received since January 1, 2024.
(c)   None of the Company or any Company Subsidiary maintains, sponsors, participates in, contributes to or is obligated to contribute to, or has in the past three (3) years contributed to, participated in, maintained or sponsored, or been required to contribute to or participate in or incurred any material Liability with respect to any defined-benefit private pension or retirement plans.
(d)   No Company Benefit Plan provides post-termination or retiree life insurance or health benefits to any current or former employee or person providing services to the Company or any Company Subsidiary in a manner consistent with that of an employee, and none of the Company or any Company Subsidiary has any material obligations with respect thereto, except as may be required by Section 4980B of the Code or any similar Law.
(e)   None of the Company or any Company Subsidiary maintains, sponsors, participates in, contributes to or is obligated to contribute to, or has since January 1, 2024 contributed to, participated in, maintained or sponsored, or been required to contribute to or participate in or incurred any Liability, whether absolute or contingent (including as a result of its relationship with any other Person that would be or, at any relevant time, would have been, considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code), with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) a plan that is subject to Section 412 of the Code or Title IV of ERISA.
(f)   Except as set forth in Section 3.13(f) of the Company Disclosure Letter and as set forth in Section 2.4 of this Agreement, neither the execution or delivery of this Agreement or the Plan of Merger nor the consummation of the Merger (either alone or in conjunction with any other event) will result in (i) any payment of, or any increase in, any material compensation or benefits (including severance pay, retention bonus or change-in-control payment) of any current or former employee or person providing services to the Company or any Company Subsidiary in a manner consistent with that of an employee, in each case, of the Company or any Company Subsidiary, including under any Company Benefit Plan; or (ii) (A) the acceleration of payment, funding or vesting of any material payments or benefits of any current or former employee or person providing services to the Company or any Company Subsidiary in a manner consistent with that of an employee, in each case, of the Company or any Company Subsidiary under any Company Benefit Plan, (B) the forgiveness of any indebtedness under any Company Benefit Plan, (C) the triggering of any funding obligation under any Company Benefit Plan, (D) the imposition of any restrictions or limitations on the right of the Company or any Company Subsidiary to amend or terminate any Company Benefit Plan or (E) any payment or benefit made by the Company or any Company Subsidiaries to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.
(g)   Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each Company Benefit Plan that is subject to Section 409A or Section 457A of the Code has been administered in compliance with its terms and with Section 409A or Section 457A of the Code, as applicable (including the operational and documentary requirements thereof) and all applicable regulatory guidance thereunder (including, notices, rulings and proposed and final regulations). None of the Company or any Company Subsidiary is under any obligation to provide any gross up, indemnification, reimbursement or other payment for any excise or additional Taxes or related interest or penalties, including those imposed pursuant to Sections 409A, 457A or 4999 of the Code.
(h)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Benefit Plans have been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code, (ii) each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Company Benefit Plan, (iii) all liabilities of the Company and the Company Subsidiaries with respect to any such Company Benefit Plans are funded to the extent required by applicable Law or the plan terms or have been accrued to the extent required by applicable accounting rules, (iv) all contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any Company Benefit Plan, under the terms of any such Company Benefit Plan, related funding arrangement or in accordance with applicable Law, have, in all material respects, been paid within the time so prescribed or have been properly accrued in accordance with IFRS and (v) there are no ongoing, pending or threatened legal proceedings, litigation, governmental audits, investigations, on behalf of, against, or relating to any Company Benefit Plans, other than routine claims for benefits.
(i)   Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each Non-U.S. Company Benefit Plan (i) has been maintained and administered in compliance in all material respects with its terms and the requirements of all applicable Laws, (ii) if and to the extent required by applicable Law or Contract to be funded prior to the year in which benefit payments are made, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, (iii) has been registered to the extent required and has been maintained in good standing with applicable regulatory authorities and, (iv) if intended to qualify for special Tax treatment, meets all requirements for such treatment.
Section 3.14   Labor Matters.
(a)   Except as disclosed in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to or bound by any works council or collective bargaining agreement, other union agreement or representative body of employees (e.g., CIPA) and no Company Employees have stability or job protection rights. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no ongoing, pending, or to the Knowledge of the Company, threatened, nor since January 1, 2024 have there been any, proceedings, petitions, demands, campaigns or activities by or on behalf of any labor union, works council or other labor representative to organize any employees of the Company or any of the Company Subsidiaries with regard to their employment with the Company or any of the Company Subsidiaries or to recognize or certify any labor union, works council or other labor representative. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no ongoing, pending, or to the Knowledge of the Company, threatened, nor since January 1, 2024, have there been any labor related strikes, walkouts, lockouts, slowdowns, concerted work stoppages, picketing, or other material labor disputes against the Company or any of the Company Subsidiaries. There are no material legal proceedings ongoing, pending, or to the Knowledge of the Company, threatened in writing, in each case, related to unfair labor practice complaints with respect to any current or former employee or any person providing services to the Company or any Company Subsidiary in a manner consistent with that of an employee, in each case, of the Company or any of the Company Subsidiaries.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages, overtime wages and annual leave.
(c)   To the Knowledge of the Company, since January 1, 2024, no allegations or reports of sexual harassment or discrimination with respect to a protected classification, including race and gender, hostile work environment or similar misconduct have been made to the Company or any Company Subsidiaries regarding any officer or member of the board of directors of the Company or any of the Company Subsidiaries.
Section 3.15   Contracts.
(a)   Section 3.15(a) of the Company Disclosure Letter sets forth, as of the Agreement Date, an accurate and complete list of the following Contracts that the Company or any Company Subsidiary is party to or is otherwise bound by (other than any “material contract” pursuant to Item 19, Instruction 4 of Annual Report on Form 20-F (a “Filed Company Contract”) that has been filed with the SEC in unredacted form prior to the Agreement Date), and the Company has Made Available accurate and complete copies of each such Contract, together with all amendments, extensions, guarantees and other binding supplements thereto:

(i)   any Contract entered into on or after January 1, 2024 relating to the acquisition or disposition by the Company or any of the Company Subsidiaries of any material business or material assets (whether by merger, sale of shares, sale of assets or otherwise) under which the Company or any Company Subsidiary has material obligations remaining to be performed or material liabilities continuing after the Agreement Date (including any earn-out or other contingent payment obligation), other than (A) the sale of products, services or real property in the ordinary course of business, or (B) purchases of supplies, inventory and equipment in the ordinary course of business;
(ii)   any Contract for a material joint venture, partnership, strategic alliance or similar agreement or arrangement (excluding any Contract for licensing and collaboration) involving the sharing of revenues, profits or losses;
(iii)   other than with the Parent Related Parties, any Contract with a Material Customer;
(iv)   any Contract with a Material Supplier;
(v)   each Contract pursuant to which any amount of Indebtedness of the Company or any of the Company Subsidiaries in excess of $50,000,000 is outstanding or may be incurred by its terms, other than any Contract solely (1) between or among the Company and the wholly owned Company Subsidiaries or (2) between or among the Company and the wholly owned Company Subsidiaries, on the one hand, and IHS South Africa in which IHS South Africa is the borrower;
(vi)   any Contract granting a Lien (other than a Permitted Lien) over any material property or assets of the Company or any of the Company Subsidiaries;
(vii)   other than with the Parent Parties or any of its Affiliates, any shareholders’, investors rights’, registration rights or similar Contract that provides for voting obligations, registration rights, sale restrictions or transfer restrictions with respect to any equity securities or voting interests in the Company or a Company Subsidiary, providing any Person with any preemptive right, right of participation, information right or similar right with respect to any equity securities or voting interests in the Company or a Company Subsidiary, or providing the Company or a Company Subsidiary with any right of first refusal with respect to, or right to repurchase or redeem, any equity securities or voting interests in the Company or a Company Subsidiary, other than, with respect to any right to repurchase or redeem equity securities in the Company, in connection with any Company PSUs or Company RSUs issued under the Company Share Plan;
(viii)   any Contract whereby (A) the Company or any of the Company Subsidiaries receives a license of Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, from a third party or (B) the Company or any of the Company Subsidiaries grants a license to a third party of material Company-Owned Intellectual Property, in each case of (A) and (B) other than (i) licenses for off-the-shelf commercially available software or services, (ii) non-exclusive licenses granted by the Company or any of the Company Subsidiaries in the ordinary course of business and (iii) Contracts related to Intellectual Property entered into with employees or third-party contractors in the ordinary course of business;
(ix)   any Contract (A) containing any provision or covenant that materially limits the freedom of the Company or any of the Company Subsidiaries to (1) sell any products or services of or to any other Person or in any geographic region, (2) engage in any line of business, or (3) compete with or to obtain products or services from any Person, other than Contracts containing customary provisions restricting solicitation or hiring of employees or contractors and agreements with recruiting agencies pursuant to which such agencies are granted the exclusive right to identify candidates for employment, (B) requiring the Company or a Company Subsidiary to deal exclusively with, or to purchase its total requirements for any product or service from, a third party or that contain provisions that require the Company or a Company Subsidiary to “take or pay” or that provide rights of first refusal, first offer or similar preferential rights in favor of a third party that is material to the Company and the Company Subsidiaries, taken as a whole, or (C) containing a “most-favored-nation”, or best pricing or other similar term or provision that materially restricts the Company’s and the Company Subsidiaries’ business;
(x)   each Lease having an annual base rent in excess of $1,000,000; and

(xi)   each Contract between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (A) present officer or director of either the Company or any of the Company Subsidiaries, or, to the Company’s Knowledge, any of their immediate family members or any entity in which such officer or director or his or her immediate family member has a material economic interest (other than customary indemnification agreements with the Company’s directors and officers) or (B) record or beneficial owner of more than 5% of the Ordinary Shares outstanding as of the Agreement Date (other than a Parent Party or any of its Affiliates); provided that the following Contracts will not be required to be listed in Section 3.15(a) of the Company Disclosure Letter, will not be required to be made available to Parent pursuant to this Section 3.15(a) and will not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries, (3) any employment contracts or (4) any Contract between the Company or any Company Subsidiary, on the one hand, and a Parent Party or any of its Affiliates, on the other hand (any such Contract in clauses (1), (2), (3) or (4), an “Excluded Contract”). Each Contract described in this Section 3.15(a) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract”.
(b)   Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is (i) a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Company’s Knowledge, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) in full force and effect, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the Agreement Date) or which is terminated in accordance with the terms thereof by any party thereto in the ordinary course of business. Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (x) none of the Company or any Company Subsidiary is in breach of or default under any such Material Contract and no event has occurred that with notice or lapse of time or both gives any third party to a Material Contract the right to accelerate the maturity or performance of any Material Contract or the right to cancel, terminate or materially modify any Material Contract and (y) in the case of the Contract set forth on Section 3.15(b)(y) of the Company Disclosure Letter, none of the Company or any Company Subsidiary has willfully and materially breached such Contract, and in any such case, the Company has not received written notice from the counterparty thereof alleging any such breach. Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, no other party to any such Material Contract is (with notice or lapse of time, or both) in breach thereof or default thereunder (and neither the Company nor any Company Subsidiary has waived or failed to enforce any material rights or material benefits under any Material Contract).
Section 3.16   Real and Personal Property.
(a)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) Section 3.16(a)(i) of the Company Disclosure Letter sets forth a true and complete list, for each Market Country, of all of the locations at which the Company’s and the Company Subsidiaries’ Towers are situated, as of December 31, 2025, together with the underlying real property interests held by the Company or one of the Company Subsidiaries (such lists, the “Market TDI Tapes”), and (ii) Section 3.16(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of all of the locations at which the Company’s and the Company Subsidiaries’ other real property are situated (including, but not limited to, offices, warehouses, staff accommodations and data centers, but excluding, for avoidance of doubt, any locations at which the Company’s and the Company Subsidiaries’ Towers are located), as of December 31, 2025, together with the underlying real property interests held by the Company or one of the Company Subsidiaries (such list, the “Traditional Real Property Tape”).
(b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all of the real property listed on the Market TDI Tapes as “Purchased” or “Owned” collectively constitute all of the real property owned by the Company and the Company Subsidiaries (the “Owned Real Property”) and

(ii) the Company or a Company Subsidiary has good and valid fee simple or freehold title (or the applicable local equivalent) in and to each parcel of Owned Real Property, free and clear of Liens, other than Permitted Liens.
(c)   Except as would not reasonably be expected to have a Company Material Adverse Effect and except for any remaining sites that have yet to be legally transferred to the Company or any of the Company Subsidiaries by the Parent or any of its Affiliates, (i) all of the real property listed (A) on the Market TDI Tapes as “Leased”, “Lease” and “No Rent” and (B) on the Traditional Real Property Tape, constitute, collectively, all of the real property leased or subleased by the Company and the Company Subsidiaries (the “Leased Real Property”), in each case, whether as a tenant, lessee or sublessee under a head lease, ground lease, land lease, lease or sublease (each, a “Lease”), (ii) the Company or a Company Subsidiary has a good and valid leasehold or subleasehold interest as tenant, lessee, or sublessee in and to each parcel of Leased Real Property, free and clear of Liens, other than Permitted Liens, (iii) each Lease is a valid and binding agreement against the Company or a Company Subsidiary and is in full force and effect excepting (A) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iv) there are no material and subsisting defaults of the Company or any Company Subsidiary under any Lease, or, to the Company’s Knowledge, any other party to such Lease, which default remains uncured.
(d)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all of the real property listed on the Market TDI Tapes as “Concession”, “CIT owned”, “Franchise”, “Pending”, “N/A”, “No lease detail”, “COW when placed on a land without a lease”, or “Free” constitute all of the real property used or occupied by the Company and the Company Subsidiaries, other than Owned Real Property and Leased Real Property (the “Other Real Property”), in each case, whether as a licensee, concessionaire, franchisee, easement grantee or other occupant or operator under a license, concession agreement, franchise agreement, easement or other Contract or arrangement (each, a “Property Contract”), (ii) the Company or a Company Subsidiary has the right to use, occupy or access each parcel of Other Real Property, free and clear of Liens, other than Permitted Liens, (iii) each Property Contract is a valid and binding agreement against the Company or a Company Subsidiary and is in full force and effect excepting (A) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iv) there are no material and subsisting defaults of the Company or any Company Subsidiary under any Property Contract, or, to the Company’s Knowledge, any other party to such Property Contract, which default remains uncured.
(e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received written notice of any present or pending Actions relative to condemnation or eminent domain by any Governmental Entity, affecting any material Owned Real Property, Leased Real Property or Other Real Property and (ii) to the Company’s Knowledge, all buildings, structures, Towers, fixtures and building systems owned or maintained by the Company or any Company Subsidiary that are located on or at the Owned Real Properties, the Leased Real Properties and the Other Real Properties are in adequate operating condition and repair, and are sufficient for the purposes for which they are currently used in all material respects, subject to reasonable wear and tear.
(f)   The Company and the Company Subsidiaries do not own or lease any real property in the Cayman Islands.
(g)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all personal property used or held by the Company and the Company Subsidiaries in connection with its business are: (i) legally or beneficially owned or leased by the Company or a Company Subsidiary and free from Liens, other than Permitted Liens and assets subject to finance lease agreements, (ii) used exclusively by the Company or a Company Subsidiary, and (iii) where capable of possession, in the exclusive possession or under the direct control of the Company or a Company Subsidiary.

(h)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible assets and properties, whether real or personal and whether owned, leased or otherwise used by the Company and the Company Subsidiaries, comprise all the assets and properties necessary for the continuation of the business of the Company and its Subsidiaries immediately after the Closing in substantially the same manner as currently carried on.
Section 3.17   Intellectual Property.
(a)   Section 3.17(a) of the Company Disclosure Letter sets forth a list of registrations, and applications for registration, of Company Owned Intellectual Property (the “Company-Registered Intellectual Property”). The Company or a Company Subsidiary is the sole and exclusive owner of all material Company-Owned Intellectual Property free and clear of all Liens (except for Permitted Liens). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company-Registered Intellectual Property is subsisting and, to the Company’s Knowledge, the Company-Registered Intellectual Property that is registered or issued is valid and enforceable.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, (i) to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company-Owned Intellectual Property, (ii) the operation of the business of the Company and the Company Subsidiaries has not infringed, misappropriated or otherwise violated the Intellectual Property of any other Person and (iii) neither the Company nor any Company Subsidiary has received any notice in writing (A) alleging infringement, misappropriation or other violation of any Person’s Intellectual Property by the Company or any Company Subsidiary, or of any Company- Owned Intellectual Property by any other Person or (B) challenging the ownership, validity or enforceability of any Company-Owned Intellectual Property.
(c)   The Company and each of the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material trade secrets that constitute Company-Owned Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Person to whom the Company or any Company Subsidiary has granted access to trade secrets or confidential information that constitute Company-Owned Intellectual Property has executed a written Contract providing for the confidentiality and non- disclosure by such Person of all such trade secrets or confidential information (or such Person is under a legally binding duty of confidentiality with respect to the same), and (ii) each Person who has developed Intellectual Property for the Company or any Company Subsidiary that is intended to be owned by the Company or such Company Subsidiary has executed a written Contract providing for the assignment by such Person to the Company or such Company Subsidiary, as applicable, of all of such Person’s right, title and interest in and to such Intellectual Property (except to the extent ownership of such Intellectual Property automatically vests with the Company or such Company Subsidiary, as applicable, under operation of Law).
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets (i) operate and perform as necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted, and (ii) to the Company’s Knowledge, are free from any harmful or malicious code, files, scripts, agents or programs. The IT Assets are sufficient for the operation of the business of the Company and the Company Subsidiaries as currently conducted in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and Company Subsidiaries have not suffered any failure, breakdown or continued substandard performance with respect to any of the IT Assets that has disrupted the business of the Company and the Company Subsidiaries and that has not been remedied or replaced. The Company and the Company Subsidiaries have taken commercially reasonable steps to implement, monitor and maintain administrative, technical and physical safeguards designed to protect the continuous operation, integrity and security of the IT Assets and the security of the data stored thereon or transmitted thereby.
Section 3.18   Data Privacy.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, (i) the Company and the Company Subsidiaries have been in compliance with all Data Security Requirements, and (ii) neither the Company nor any Company Subsidiary has (A) received any written complaint, demand letter, notice of claim or other communication from any Person relating to violation of any Privacy Laws, and to the Company’s Knowledge, no claims or investigations involving a violation of any Privacy Laws are currently pending against the Company or the Company Subsidiaries or (B) notified, or to the Company’s Knowledge, been required to notify, any Person in connection with a disclosure of Personal Information or a violation of any applicable Privacy Laws.
(b)   Since January 1, 2024, the Company and the Company Subsidiaries have had in place commercially reasonable (i) administrative, technical and physical safeguards designed to protect Personal Information Processed by or, to the Company’s Knowledge, on behalf of the Company and the Company Subsidiaries against loss, theft, misuse or unauthorized Processing and (ii) backup, security and disaster recovery plans, in each case consistent with customary industry practices in the relevant jurisdictions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, since January 1, 2024, none of the following events has occurred: (i) any data security incident that resulted in the unauthorized or unlawful access to, or disclosure, exfiltration or acquisition of, Personal Information; or (ii) a ransomware, denial of service (DoS) or other cyberattack that resulted in a monetary loss to or business disruption affecting the Company or the Company Subsidiaries.
Section 3.19   Anti-Takeover Provisions.
The Company is not party to a shareholder rights plan, “poison pill” or similar anti-takeover arrangement or plan.
Section 3.20   Opinion of Financial Advisor
The Company Board has received the oral opinion of J.P. Morgan Securities, LLC to be subsequently confirmed by delivery of a written opinion that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares (other than Parent and its Affiliates) in the proposed Merger is fair, from a financial point of view, to such holders. As of the Agreement Date, such opinion has not been withdrawn or modified. The Company will make available to Parent a copy of such written opinion solely for informational purposes promptly following its receipt thereof after the Agreement Date.
Section 3.21   No Brokers.
Except as set forth in Section 3.21 of the Company Disclosure Letter, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 3.22   Insurance.
Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance with industry practice for companies of similar size and place of operation, and as is sufficient to comply with applicable Law. All such insurance policies are in full force and effect, no notice of cancellation or modification has been received (other than a notice in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the Agreement Date, there is no claim pending under any of the Company’s insurance policies as to which coverage has been denied or disputed by the underwriters of such policies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.23   Customers and Suppliers.
Section 3.23 of the Company Disclosure Letter sets forth (a) a true and correct list of the top five (5) customers of the Company and the Company Subsidiaries based on total aggregate revenue received during the last twelve (12) months ended December 31, 2024 (each, a “Material Customer”), and (b) a true and correct list of the top five (5) suppliers of the Company and the Company Subsidiaries based on total payments made during the last twelve (12) months ended December 31, 2024 (each, a “Material Supplier”). As of the Agreement Date, neither the Company nor any of the Company Subsidiaries has received any written notice from any Material Customer (excluding any Material Customer that is an Affiliate of Parent) or Material Supplier of its intention to terminate or not renew its business relationship with the Company or any of the Company Subsidiaries, to decrease materially purchasing or providing (as applicable) services or products, or to otherwise adversely modify or materially change the terms of its existing contracts or business relationship with the Company or any of the Company Subsidiaries, either as a result of the transactions contemplated hereby or otherwise.
Section 3.24   Environmental Matters.
Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is, and has been, in compliance with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is in violation of, or may have Liability under, any Environmental Law; (b) each of the Company and the Company Subsidiaries possesses and is and since January 1, 2024 has been in compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations, and all such Environmental Permits are valid and in good standing; (c) there are no Actions pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is subject to any Judgments with any outstanding obligations, in each case pursuant to Environmental Law; (d) there has been no Release of or exposure to any Hazardous Material, and there are no other environmental conditions, that would reasonably be expected to form the basis of any Liability under or Actions pursuant to Environmental Law; and (e) neither the Company nor any Company Subsidiary has retained or assumed, either contractually or by operation of Law, any Liabilities relating to Environmental Law that would reasonably be expected to form the basis of any Action against the Company or any Company Subsidiary.
Section 3.25   Transaction Expenses.   The Company’s reasonable estimate for certain Transaction Expenses identified on Section 3.25 of the Company Disclosure Letter is set forth on Section 3.25 of the Company Disclosure Letter.
Section 3.26   Solvency.
The Company is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. The Company is not liable to be wound-up (under Section 92 of the CICA) as of the Agreement Date and, assuming (i) the operation of the business of the Company and the Company Subsidiaries is conducted in the ordinary course of business consistent with past practice and (ii) any Contracts between any of the Parent Parties or any of their Affiliates, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, remain in full force and effect from and after the Agreement Date and the applicable Parent Party or Affiliate of the Parent Parties continues to meet in all material respects all payment obligations in accordance with the terms of any such Contracts, then the Company will, immediately after giving effect to all of the Transactions, including the payment of the Company Funded Cash and the payment of all other Transaction Expenses, be able to pay its debts as they fall due in the ordinary course of business, not be subject to any winding-up (under Section 92(d) of the CICA) and be solvent at and immediately after the Effective Time.
Section 3.27   No Other Representations or Warranties.
Except for the representations and warranties contained in Article IV (including the Parent Disclosure Letter) or in the certificate delivered by Parent to the Company pursuant to Section 7.2(c) (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets, forecasts, plans or other information), the Company acknowledges that (x) none of the Parent Parties or any other Person acting on behalf of the Parent Parties makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement or the Transactions, and the Company is not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement or in the certificate delivered by Parent to the Company pursuant to Section 7.2(c), and (y) no Person has been authorized by the Parent Parties or any other Person on behalf of the Parent Parties to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and the Merger, and if made, such representation or warranty will not be relied upon by the Company as having been authorized by such entity.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”), the Parent Parties, jointly and severally, represent and warrant to the Company as follows:
Section 4.1   Organization, Standing and Power.
Each of the Parent Parties is duly organized, incorporated or registered, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, incorporated or registered (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Parent Parties is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.2   Authority; Execution and Delivery; Enforceability.
Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Merger Sub, the Plan of Merger, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other Transactions. The Parent Board has duly adopted resolutions approving the execution, delivery and performance of this Agreement and the Parent Support Agreement. As of the Agreement Date, such resolutions have not been amended or withdrawn. The Merger Sub Board has adopted resolutions (a) approving the execution, delivery and performance of this Agreement and the Plan of Merger by Merger Sub; (b) determining that entering into this Agreement and the Plan of Merger is in the best interests of Merger Sub; and (c) recommending that Holdings, as sole shareholder of Merger Sub, authorize and approve (as applicable) this Agreement and the Plan of Merger and directing that this Agreement and the Plan of Merger be submitted to Holdings, as sole shareholder of Merger Sub, for authorization and approval (as applicable) (the “Merger Sub Shareholder Approval”). The Holdings Board has adopted resolutions (a) approving the execution, delivery and performance of this Agreement and the Parent Support Agreement by Holdings; and (b) determining that entering into this Agreement and the Parent Support Agreement are in the best interests of Holdings. Holdings, as sole shareholder of Merger Sub, has authorized and approved (as applicable) this Agreement and the Plan of Merger and delivered written evidence to the Company of the receipt of the Merger Sub Shareholder Approval. Except for corporate approvals already obtained, no other corporate proceedings (including any shareholder approval) on the part of any Parent Party are necessary to authorize or approve (as applicable) this Agreement or the Plan of Merger or to consummate the Transactions (except for executing and delivering the Plan of Merger and filing the same with the Registrar of Companies of the Cayman Islands together with any other certificates, documents, declarations, undertakings and confirmations, and payment of such fees, as may be required to be filed and paid pursuant to section 233 of the CICA to effect the Merger and the filing of the Schedule 13E-3 with the SEC). Each of the Parent Parties has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.3   No Conflicts; Consents.
(a)   The execution and delivery by each of the Parent Parties of this Agreement, the Parent Support Agreement and the Plan of Merger (as applicable) do not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other Transactions will not (i) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association or comparable organizational documents of such Parent Party; (ii) assuming compliance with the matters referred to in Section 4.3(b), contravene, conflict with or result in a violation or breach of any Law or Judgment, in each case, applicable to such Parent Party or their respective properties or assets; (iii) assuming compliance with the matters referred to in Section 4.3(b), require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) of or under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Parent Party is entitled under any provision of any Contract or any Permit of such Parent Party; or (iv) result in the creation or imposition of any Lien on any asset of such Parent Party, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   No Permit of or from any Governmental Entity is required to be obtained or made by or with respect to the Parent Parties in connection with the execution and delivery of this Agreement or the Plan of Merger, its performance of its obligations hereunder or thereunder, or the consummation of the Merger and the other Transactions, other than (i) (A) the filing by the Parent Parties of the Schedule 13E-3 with the SEC and (B) such other compliance by the Parent Parties with the Exchange Act, the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Plan of Merger, the Merger and the other Transactions; (ii) executing and delivering the Plan of Merger and filing the same with the Registrar of Companies of the Cayman Islands together with any other certificates, documents, declarations, undertakings and confirmations, and payment of such fees, as may be required to be filed and paid pursuant to section 233 of the CICA to effect the Merger; (iii) compliance with the NYSE rules and regulations, (iv) the Requisite Regulatory Approvals; and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4   Information Supplied.
None of the information supplied or to be supplied to the Company by or on behalf of the Parent Parties or any of their respective Affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied to the Company by or on behalf of the Parent Parties or any of their respective Affiliates in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 with the SEC (or any amendment thereof), including the Proxy Statement (or any amendment thereto or document incorporated by reference therein) will, at the date it is first filed with the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Parent Parties or any of their respective Affiliates with respect to statements made or incorporated by reference herein based on information supplied by the Company or its Affiliates or any other Person for inclusion or incorporation by reference herein.
Section 4.5   Compliance with Laws.
Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of formation of each of the Parent Parties the business of the Parent Parties has been conducted in accordance with Law.
Section 4.6   Litigation.
As of the Agreement Date, other than as set forth in Section 4.6 of the Parent Disclosure Letter, there is no Action pending or, to Parent’s Knowledge, threatened in writing against the Parent Parties or any of their respective properties or assets that, individually or in the aggregate, (a) has had or would reasonably be expected to have a Parent Material Adverse Effect, (b) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (c) if decided adversely against such Person, would reasonably be expected to prevent, materially delay or materially impede, the performance by any Parent Party of its obligations under this Agreement or the consummation of the Transactions.
Section 4.7   Brokers’ Fees and Expenses.
No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith from the Company, in connection with the Transactions based upon arrangements made by or on behalf of the Parent Parties.
Section 4.8   Merger Sub.
Holdings is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto. Merger Sub does not hold any equity interest in any Person.
Section 4.9   Ownership of Ordinary Shares.
As of the Agreement Date, other than as set forth in Section 4.9 of the Parent Disclosure Letter, no Parent Party or any of their respective Affiliates or Subsidiaries, beneficially owns any Ordinary Shares or any other securities or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Ordinary Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company, and no Parent Party has any rights to acquire any Ordinary Shares (except pursuant to this Agreement). Other than this Agreement and the Parent Support Agreement, there are no (a) voting trusts or other agreements, arrangements or understandings to which any Parent Party or its Affiliates is a party with respect to the voting of the Ordinary Shares or (b) agreements, arrangements or understandings to which any Parent Party or its Affiliates is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Ordinary Shares or (c) agreements, arrangements or understandings (in each case, whether oral or written) pursuant to which any holder of an Ordinary Share would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration.
Section 4.10   Parent Contracts.
As of the Agreement Date, other than this Agreement, the Parent Support Agreement, the Key Employee Undertakings, the Support Agreements, the Exclusivity Agreement and the Non-Disclosure Agreement, there are no other Contracts (i) relating to the Transactions to which any Parent Party is a party (or through any of their respective Affiliates), (ii) relating to the Transactions between or among the Parent Parties or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any member of the Company Board or any of the Company’s shareholders in their capacities as such, on the other hand or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.
Section 4.11   Sufficient Funds.
(a)   The Parent Parties have, and at all times through and as of the Closing will continue to have, the financial capability and access to and/or sufficient cash or other immediately available funds that are sufficient to pay (a) the Payment Fund Merger Consideration and (b) any other amounts required to be paid by the Parent Parties, including all fees and expenses and other obligations of the Parent Parties under this Agreement in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby.
(b)   The Parent Debt Facilities are in full force and effect subject to their respective terms. No event of default has occurred under, and the Parent Parties are not in breach of (and, to the Knowledge of the Parent Parties, no other party thereto is in breach of), the Parent Debt Facilities. Section 4.11(b) of the Parent Disclosure Letter sets forth the maturity date of each Parent Debt Facility and the remaining undrawn amount under each Parent Debt Facility as of the date of this Agreement. The Parent Parties are able to draw on such amounts, without restriction, to the extent necessary to pay (a) the Payment Fund Merger Consideration and (b) any other amounts required to be paid by the Parent Parties, including all fees and expenses and other obligations of the Parent Parties under this Agreement in connection with the consummation of the Transactions.
Section 4.12   Solvency.
None of the Parent Parties is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Each Parent Party is not liable to be wound-up (or equivalent concept) under applicable Laws (which, for Parent Parties which are companies incorporated in the Cayman Islands, shall be Section 92(d) of the CICA) as of the Agreement Date, and, assuming the accuracy and completeness of the representations and warranties of the Company contained in Article III and satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b), each of Parent and, to Parent’s Knowledge, the Surviving Company will, after giving effect to all of the Transactions, including the payment of the Payment Fund Merger Consideration and the payment of all other amounts required to be paid by the Parent Parties in connection with the consummation of the Transactions and the payment of all related fees and expenses, be able to pay its debts as they fall due in the ordinary course of business, not be subject to any winding-up (or equivalent concept) under applicable Laws (which, for Parent Parties which are companies incorporated in the Cayman Islands, shall be Section 92(d) of the CICA) and be solvent, in each case, immediately after the Effective Time.
Section 4.13   Absence of Certain Agreements
As of the Agreement Date, none of the Parent Parties or any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) with any third party that would, in any material way, be reasonably expected to limit any Parent Party’s ability to comply with their respective obligations under this Agreement or (ii) with any third party that would reasonably be expected to materially delay or prevent consummation of the Transactions. Parent is not aware of any matter related to any Parent Party or their respective Affiliates or Representatives that would reasonably be expected, individually or in the aggregate, to materially delay, impede or interfere with the consummation of the Transactions.
Section 4.14   Parent Support Agreement.
Concurrently with the execution of this Agreement, each of Parent and Holdings has delivered to the Company a duly executed Parent Support Agreement. As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach by Parent or Holdings under the Parent Support Agreement.
Section 4.15   No Other Representations or Warranties.
Except for the representations and warranties contained in Article III (including the Company Disclosure Letter) or in the certificate delivered by the Company to the Parent Parties pursuant to Section 7.3(e) (and notwithstanding the delivery or disclosure to the Parent Parties or their respective Representatives of any documentation, projections, estimates, budgets, forecasts, plans or other information), each of the Parent Parties acknowledges that (x) none of the Company, any Company Subsidiary or any other Person acting on behalf of the Company or a Company Subsidiary makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement or the Transactions, and the Parent Parties are not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement or in the certificate delivered by the Company to the Parent Parties pursuant to Section 7.3(e), (y) no Person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and the Merger, and if made, such representation or warranty will not be relied upon by the Parent Parties as having been authorized by such entity and (z) none of the Company, any Company Subsidiary or any other Person acting on behalf of the Company or a Company Subsidiary makes, or has made, any representation or warranty, express or implied, with respect to any estimate, projection, prediction, data, financial information, memorandum, presentation, budget, forecast or any other materials or information provided or addressed to the Parent Parties or any of their respective Representatives, including any materials or information made available to the Parent Parties and/or its Representatives in connection with presentations by the Company’s management, and no such estimate, projection, prediction, data, financial information, memorandum, presentation, budget, forecast or any other materials or information provided or addressed to the Parent Parties or any of their respective Representatives is, or will be deemed to be or include representations or warranties. Each of the Parent Parties’ Subsidiaries has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledges that each of the Parent Parties has been provided access for such purposes.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1   Conduct of Business by the Company.
Except (i) as expressly set forth in Section 5.1 of the Company Disclosure Letter; (ii) as expressly permitted or expressly required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed) from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, the Company will, and will cause each Company Subsidiary to use its reasonable efforts to, (A) conduct the business of the Company and the Company Subsidiaries in the ordinary course of business in all material respects and (B) preserve intact in all material respects its assets, properties and Material Contracts and its significant commercial relationships with third parties; provided, however, that (1) the Company and the Company Subsidiaries’ failure to take any action prohibited by clauses (a) through (o) of this Section 5.1 shall not be a breach of this first sentence of this Section 5.1 and (2) no action by the Company or the Company Subsidiaries that is specifically permitted by an exception from any of clauses (a) through (o) of this Section 5.1 shall be deemed a breach of this first sentence of this Section 5.1, unless such action would constitute a breach of any of clauses (a) through (o) of this Section 5.1. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in Section 5.1 of the Company Disclosure Letter; (ii) as expressly permitted or expressly required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed, and which in the case of clauses (j)(B) and (C) below shall be given or determined by the persons identified on the relevant section of the Company Disclosure Letter) from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, the Company will not, and will not cause or permit any Company Subsidiary to, directly or indirectly, whether by merger, consolidation or otherwise, do any of the following:
(a)   (i) except in accordance with Section 6.13, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its share capital, other equity interests or voting securities, other than dividends and distributions by (1) a direct or indirect wholly owned Company Subsidiary to its parent or (2) IHS South Africa to its shareholders; (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities, other than as specifically permitted by Section 5.1(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such share capital, securities or interests, except in the case of this clause (iii) for acquisitions, or deemed acquisitions, of Ordinary Shares in connection with (A) the withholding of Taxes in connection with the exercise, vesting or settlement of Company RSUs, Company PSUs or any other Company Equity Related Obligations and (B) forfeitures of Company Equity Related Obligations;

(b)   except for transactions (1) among the Company and one or more wholly owned Company Subsidiaries, (2) among one or more wholly owned Company Subsidiaries, or (3) between the Company or any wholly owned Company Subsidiary, on the one hand, and IHS South Africa, issue, deliver, sell, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws), or amend the terms of (i) any share capital or voting securities of, or other equity interests in, the Company (including Ordinary Shares or any other Company Equity Related Obligations) or any Company Subsidiary; or (ii) any Company Equity Related Obligation, other than (x) the issuance of Ordinary Shares upon the vesting or settlement of Company PSUs, Company RSUs and any other Company Equity Related Obligation outstanding at the Capitalization Time in accordance with their terms as of the Capitalization Time or granted in compliance with this Agreement and (y) the issuance or grant of any Company PSUs or Company RSUs or other incentive award in lieu thereof as set forth in Section 5.1(b) of the Company Disclosure Letter.
(c)   propose a resolution to amend the Company Articles of Association or the charter or organizational documents of any Company Subsidiary, except amendments to the charter or organizational documents of a Company Subsidiary (i) solely in connection with an internal reorganization, restructuring or recapitalization permitted pursuant to Section 5.1(i), or (ii) solely to the extent necessary to open or close a branch or, subject to this Section 5.1, appoint or remove any officer or director of a Company Subsidiary;
(d)   make or adopt any material change in its accounting methods, principles or practices, except insofar as may be required by a change in IFRS or applicable local accounting standards (or authoritative interpretations thereof) or are otherwise required by the Company to comply with IFRS or applicable local accounting standards;
(e)   directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person or division thereof or any properties or assets, except (i) acquisitions of supplies, inventory, property and equipment in the ordinary course of business; (ii) acquisitions in an amount not to exceed $5,000,000 in the aggregate; or (iii) with respect to transactions (1) between or among the Company, on the one hand, and any one or more wholly owned Company Subsidiaries, on the other hand, (2) between or among wholly owned Company Subsidiaries or (3) between the Company or any wholly owned Company Subsidiary, on the one hand, and IHS South Africa;
(f)   (i) sell, lease, transfer or otherwise dispose of, in one or a series of related transactions, 50% or more of the total consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in any jurisdiction in which the Company or the Company Subsidiaries operates; or (ii) sell, lease (as lessor or sublessor), license (as licensor), assign, transfer, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of, any properties or assets or any interests therein other than, in the case of this clause (ii), (A) in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.1(h), or (B) the sale of obsolete assets in the ordinary course of business in an amount not to exceed $30,000,000 in the aggregate (for purposes of this clause (B), obsolete assets shall include physical assets that are no longer used by the Company or that have reached end of life);
(g)   make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) advances to directors, officers or employees in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with prior practice; (ii) prepayments to vendors of the Company or the Company Subsidiaries in the ordinary course of business; or (iii) with respect to transactions (1) between or among the Company, on the one hand, and any one or more Company Subsidiaries, on the other hand, (2) between or among Company Subsidiaries or (3) between the Company or any wholly owned Company Subsidiary, on the one hand, and IHS South Africa;
(h)   incur or otherwise become liable for any additional Indebtedness, except for: (i) the incurrence of additional Indebtedness (other than Indebtedness of the type described in clauses (ii)-(iii) below) in an aggregate amount permitted by any covenant ratios or similar incurrence tests in any loan or similar agreements of the Company or the Company Subsidiaries, but only if (A) the consummation of the Transactions will not conflict with, or result in any violation of or default under, such additional

Indebtedness and (B) the incurrence of such additional Indebtedness would not reasonably be expected to cause the conditions set forth in Section 7.3(d) to not be satisfied at the Closing; (ii) Indebtedness in replacement of or to refinance at any time existing Indebtedness, but only if the consummation of the Transactions will not conflict with, or result in any violation of or default under, such replacement Indebtedness, and provided that (x) the amount of Indebtedness incurred in connection with such refinancing does not exceed the principal amount of the Indebtedness so refinanced (other than with respect to increased amounts attributable to unpaid accrued interest, fees and premiums (including tender premiums), defeasance costs, and underwriting discounts, fees, commissions and expenses associated therewith), (y) all other material terms of such Indebtedness (including the interest rate) are no less favorable, individually and in the aggregate, to the Company and the Company Subsidiaries than the replaced or refinanced Indebtedness and (z) the currency of such new Indebtedness is the same as the currency of the refinanced Indebtedness; or (iii) Indebtedness (1) between or among the Company, on the one hand, and any one or more wholly owned Company Subsidiaries, on the other hand, (2) between or among wholly owned Company Subsidiaries or (3) between the Company or any wholly owned Company Subsidiary, on the one hand, and IHS South Africa in which IHS South Africa is the borrower;
(i)   adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any Company Subsidiary (excluding any internal restructuring, recapitalization or reorganization of wholly owned Company Subsidiaries or IHS South Africa);
(j)   enter into, materially amend, terminate (which, for the avoidance of doubt, shall not include an automatic expiration of the term or failure to renew) or waive any material rights under (A) any Material Contract (other than Contracts with Material Customers or Material Suppliers) or any Contract that would have been a Material Contract (other than a Contract with a Material Customer or Material Supplier) had it been entered into prior to the Agreement Date, in each case, other than (except for the Material Contracts disclosed on Section 5.1(j) of the Company Disclosure Letter) in the ordinary course of business consistent with past practice, (B) any Contract with a Material Customer, other than in the ordinary course of business consistent with past practice, provided that any material amendments thereto be on substantially the same or better terms as compared to the Company’s past practices and (C) any Contract with a Material Supplier, other than in the ordinary course of business consistent with past practice, provided that, if any new such Contracts or material amendments to any such Contracts provide for a term of longer than twenty-four (24) months, such Contracts or amendments will include appropriate exit provisions in favor of the Company or applicable Company Subsidiary;
(k)   except as set forth in Section 5.1(k) of the Company Disclosure Letter, establish, enter into new, materially amend, or modify any of the following types of plans or compensation arrangements thereunder other than in accordance with any existing Company Benefit Plan, policy or agreement: any employee severance, termination pay, bonus, equity or equity-based award, pension or long-term incentive plans;
(l)   pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy any Action in an amount greater than the amount set forth in Section 5.1(l) of the Company Disclosure Letter or which involves an admission of material liability by the Company or any Company Subsidiary or imposes material restrictions on the operations or business of the Company and the Company Subsidiary;
(m)   make or authorize capital expenditures in excess of 114% of either of the capital expenditures budgets as set forth in Section 5.1(m) of the Company Disclosure Letter;
(n)   make, change or revoke any material Tax election, adopt or change any material Tax accounting method or period, enter into any closing agreement in respect of material Taxes with any Governmental Entity, settle any audit, examination, or other proceeding with respect to any material amount of Taxes or material Tax assessment or fail to pay any material Tax that becomes due and payable (including any estimated tax payments) other than a Tax that is being contested in good faith, in each case, if such action would reasonably be expected to result in a material increase in the Tax liability of the Company or the Company Subsidiaries; or
(o)    agree to take any of the foregoing actions in clauses (a) through (n) above.

Notwithstanding anything to the contrary in this Section 5.1, Parent’s prior consent shall not be required for any action or failure to take any action (1)(A) that the Company reasonably determines is necessary or prudent to take or fail to take in response to an emergency and (B) the Company reasonably determines is sufficiently urgent that it cannot be delayed while Parent’s consent is being sought (taking into account that Parent’s consent may not be unreasonably withheld) or (2) in connection with the payment or repayment prior to Closing of any Indebtedness or any Transaction Expenses, in each case, of the Company or any Company Subsidiary, and the condition in Section 7.3(b) shall not be deemed to be unsatisfied as a result of any such action or failure to take action.
Section 5.2   Conduct of Business of the Parent Parties.
(a)   Each of the Parent Parties agrees that, from the Agreement Date through the earlier of the Effective Time or the termination of this Agreement, it shall not, directly or indirectly, take any action or fail to take any action (including any action with respect to a third party), which is intended to or would reasonably be expected to, individually or with any other such action, result in any of the conditions to effecting the Merger becoming incapable of being satisfied or have a Parent Material Adverse Effect, other than any action otherwise expressly permitted or expressly required by this Agreement. Nothing in this Section 5.2(a) shall require any Parent Party to take any action (or fail to take any action) that it would not be required to take (or that it would be permitted not to take) by Section 6.3.
(b)   The Parent Parties acknowledge and agree that any of them or their Affiliates are, or may become, party to certain commercial or other contractual arrangements with the Company and/or one or more of the Company Subsidiaries, and that nothing herein will in any way impair or adversely affect such contracts or arrangements, and the Parent Parties shall, and shall cause their applicable Affiliates to, continue to perform and discharge the same in accordance with their terms.
Section 5.3   No Control.
Nothing contained in this Agreement will give the Parent Parties or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct the Parent Parties’ or their Affiliates’ operations prior to the Effective Time.
Section 5.4   Clear Market.
From the Agreement Date and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Parent Parties or any of their Affiliates shall not, directly or indirectly, in each case solely with respect to any business, assets or contracts relating to Towers, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests (or other instruments convertible into or exercisable for equity interests) or (ii) enter into or agree to enter into any material license, or joint venture, in each case, that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Entity necessary to consummate the Transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions or (C) otherwise materially delay or prevent the consummation of the Transactions.
Section 5.5   No Solicitation by the Company; Company Recommendation.
(a)   From the Agreement Date and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as explicitly permitted by Section 5.5(b) and Section 5.5(d), the Company will not, and will cause each of the Company Subsidiaries to not, and will instruct the Representatives of the Company and the Company Subsidiaries to not, and to not publicly announce any intention to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.5 (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 5.5 or contacting any Person making an Alternative Proposal solely to ascertain facts or clarify terms and conditions) will not be deemed to “solicit”, “encourage” or “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.5); (ii) furnish or cause to be furnished to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to any Inquiries or the making of any proposal that constitutes, or would be reasonably expected to result in, an Alternative Proposal; (iii) enter into, continue or maintain discussions or negotiations with any Person (other than the Parent Parties and their respective Affiliates) with respect to an Inquiry or an Alternative Proposal (other than informing Persons of the provisions set forth in this Section 5.5 or contacting any Person making an Alternative Proposal solely to ascertain facts or clarify terms and conditions of such Alternative Proposal for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal); (iv) approve, agree to, accept, endorse or recommend any Alternative Proposal; (v) submit to a vote of its shareholders any Alternative Proposal; (vi) effect any Adverse Recommendation Change; provided that, subject to compliance by the Company with the terms of this Section 5.5, neither (1) the determination by the Company Board in accordance with Section 5.5(b) that an Alternative Proposal constitutes a Superior Proposal, nor (2) the delivery by the Company of the notice required by Section 5.5 shall in and of themselves constitute an Adverse Recommendation Change; or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Alternative Proposal. The Company will, and will cause the Company Subsidiaries to, and will instruct its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Alternative Proposal and will promptly request in writing any such Third Party (together with its Representatives) that has executed a confidentiality agreement in connection with any Alternative Proposal, within the 12-month period prior to the Agreement Date, and that is in possession of confidential information heretofore furnished by or on behalf of the Company or any of the Company Subsidiaries in connection with the consideration of an Alternative Proposal to return or destroy all such information as promptly as practicable in accordance with the terms of any such confidentiality agreement. It is agreed that any violation of the restrictions on the Company (or instructions given or required to be given by the Company) set forth in this Section 5.5 by any Representative of the Company or any of the Company Subsidiaries (acting at the direction of the Company or the Company Subsidiaries) will constitute a breach of this Section 5.5 by the Company.
(b)   Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives a bona fide Alternative Proposal from any Third Party at any time prior to the Company Shareholders Meeting, and provided there has been no material breach of Section 5.5(a) that resulted in such Alternative Proposal, the Company and its Representatives may, prior to the Company Shareholders Meeting, take the actions set forth in subsections (i) and/or (ii) of this Section 5.5(b) if the Company Board has determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law: (i) furnish or cause to be furnished non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Third Party and its Representatives that made such Alternative Proposal, pursuant to an executed (and the Company and/or Company Subsidiaries may enter into a) customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Non-Disclosure Agreement and that does not prohibit compliance by the Company with any of the provisions of this Agreement (it being understood that the Company shall not be required to include any “standstill” provision in such confidentiality agreement), including this Section 5.5; and (ii) enter into, engage in and continue thereafter (so long as such Alternative Proposal continues to reasonably be expected to lead to a Superior Proposal after consultation with its outside financial advisors and outside legal counsel) discussions or negotiations with the Third Party and its Representatives that made such Alternative Proposal with respect to such Alternative Proposal. Notwithstanding anything to the contrary set forth in this Section 5.5 or elsewhere in this Agreement, the Company, the Company Subsidiaries and their respective Representatives may, in any event (without the Company Board having to make the determination set forth in the preceding sentence), contact any Third Party to (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such Third Party solely to determine whether such inquiry or proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, but any such contact shall not include any negotiation of the terms and conditions of such inquiry or proposal, and (ii) inform such Third Party that has made or, to the Knowledge of the Company, is considering making an Alternative Proposal of the provisions of this Section 5.5.
(c)   Promptly (but in any event no later than 72 hours) following receipt of any Alternative Proposal or any Inquiry, the Company will advise Parent in writing of the receipt of such Alternative Proposal or Inquiry or any amendment or modification to the material terms of any Alternative Proposal or Inquiry (excluding, in each case, the identity of the Third Party making any such Alternative Proposal or Inquiry) and the Company will, as promptly as reasonably practicable, provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing, or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if not in writing. The Company agrees that it will promptly (but in any event no later than 72 hours) provide to Parent, any material non-public information concerning the Company or any of the Company Subsidiaries that it provides to any other Third Party in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company will keep Parent informed on a reasonably prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry (in each case, in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with this Section 5.5 with the party making such Alternative Proposal or submitting such Inquiry and their respective Representatives).
(d)    Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (i) in the case of an Intervening Event or if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.5(d)) cause the Company to effect an Adverse Recommendation Change and/or (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.5(d)), and provided there has been no material breach of Section 5.5(a) that resulted in such Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.1(d) and to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.1(d), unless:
(i)   the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) of taking such action, which notice will advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and includes a copy of the most recent version of such Superior Proposal (or a detailed description of the material terms and conditions thereof);
(ii)   during the Notice Period, the Company has negotiated with Parent in good faith (if and to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute, in the good faith judgment of the Company Board, a Superior Proposal, or in the case of an Intervening Event, the failure to make such Adverse Recommendation Change (in the good faith judgment of the Company Board after consultation with outside financial advisors and outside legal counsel) would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; and
(iii)   the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to in writing by Parent, if any, and after consultation with its outside financial advisor and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in the case of an Intervening Event, that the failure to make such Adverse Recommendation Change would continue to reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

If during the Notice Period any material revisions are made to the Superior Proposal, the Company will deliver a new written notice to Parent and will comply with the requirements of this Section 5.5(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the four (4) Business Day period above will be deemed to be references to a two (2) Business Day period.
(e)   Nothing contained in this Agreement will prevent the Company, or the Company Board, from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act with respect to an Alternative Proposal; provided that it is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not constitute an Adverse Recommendation Change.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1   Preparation of the Proxy Statement and Schedule 13E-3; Company Shareholders Meeting.
(a)   As promptly as reasonably practicable following the Agreement Date, the Company shall, with the cooperation and assistance of the Parent Parties, prepare a proxy statement to be sent to the Company’s shareholders relating to the authorization and approval (as applicable) of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company, together with a notice convening the Company Shareholders Meeting in accordance with the Company Articles of Association (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Parent will furnish to the Company all information reasonably requested by the Company concerning the Parent Parties, and provide such other assistance, as the Company may reasonably request in connection with the preparation, filing and distribution of the Proxy Statement. The Company will notify Parent reasonably promptly after its receipt of any comments from the SEC or any request from the SEC for amendments to the Proxy Statement and will provide Parent with copies of all material correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company will use its commercially reasonable efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment thereto) or responding to any comments of the SEC with respect thereto, the Company will (i) provide Parent an opportunity to review and comment on the substantially final draft of the Proxy Statement or response; and (ii) consider in good faith all comments thereto reasonably proposed by Parent.
(b)   Each of the Company and Parent shall, and the Company and Parent shall cooperate to, (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the Transactions, which will include the Proxy Statement as an exhibit, and furnish to each other all information concerning such Party as may be reasonably requested in connection with the preparation of the Schedule 13E-3; provided, for the avoidance of doubt, that the preparation and filing of the Proxy Statement shall be governed by Section 6.1(a); (ii) respond as reasonably promptly as practicable to any comments received from the SEC with respect to the Schedule 13E-3, including the Proxy Statement and, to the extent reasonably practicable, consult with each other prior to providing such response; (iii) as promptly as reasonably practicable, prepare and file any amendments necessary to be filed in response to any such comments; (iv) use its commercially reasonable efforts to have cleared by the staff of the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any amendment to the Schedule 13E-3 or amendments necessary to be filed in response to any comments received from the SEC with respect to the Schedule 13E-3. Each Party will reasonably promptly notify the other Parties upon the receipt of any material comments from the SEC in respect of the Schedule 13E-3 or any other material filings associated with the Transactions, including the Proxy Statement or any beneficial ownership reports, or any applicable request from the SEC for amendments to the Schedule 13E-3 or other associated filings, and will provide the other Parties with copies of all material correspondence between such Party and its Representatives, on the one hand, and the SEC, on the other hand.

(c)   If prior to the Effective Time any change occurs with respect to information supplied by any Parent Party for inclusion in the Proxy Statement and/or the Schedule 13E-3 that is required by Law to be described in an amendment of the Proxy Statement and/or an amendment to the Schedule 13E-3, as applicable, such Parent Party will reasonably promptly notify the Company of such change, and the Parent Parties and the Company will cooperate in the prompt filing with the SEC of any necessary amendment to the Proxy Statement and/or an amendment to the Schedule 13E-3, as applicable, and as required by Law, in disseminating the information contained in such amendment to the Company’s shareholders. Nothing in this Section 6.1(c) will limit the obligations of any Party under Section 6.1(a).
(d)   If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement and/or the Schedule 13E-3, that is required by Law to be described in an amendment of the Proxy Statement and/or an amendment to the Schedule 13E-3, the Company will reasonably promptly notify the Parent Parties of such event, and the Company and the Parent Parties will cooperate in the prompt filing with the SEC of any necessary amendment to the Proxy Statement and/or an amendment to the Schedule 13E-3, as applicable, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.1(d) will limit the obligations of any Party under Section 6.1(a).
(e)   The Company Board will, as promptly as reasonably practicable after the SEC confirms it has no further comments on the Schedule 13E-3, including the Proxy Statement, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the Company Articles of Association for the purpose of (i) seeking the Company Shareholder Approval, (ii) if required, seeking approval of an adjournment proposal and (iii) seeking approval of any other proposal necessary for authorizing and approving (as applicable) this Agreement and consummating the Transactions. The Company will use reasonable best efforts to (A) promptly cause the Proxy Statement to be distributed to the Company’s shareholders; and (B) except if an Adverse Recommendation Change has been made as permitted by Section 5.5(d) and remains in effect, solicit the Company Shareholder Approval. The Company Board will recommend to the Company’s shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) and will include such recommendation in the Proxy Statement and the Schedule 13E-3, in each case, unless the Company Board has validly made an Adverse Recommendation Change as permitted by Section 5.5(d) that is still in effect. The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.1 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal, by the making of any Adverse Recommendation Change by the Company Board or by any other development; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.5(d)(i) occurs less than ten (10) Business Days prior to the Company Shareholders Meeting, the Company will be entitled to postpone or adjourn the Company Shareholders Meeting to a date not more than ten (10) Business Days after the date for which such Company Shareholders Meeting had originally been scheduled (but in no event to a date after the date that is five (5) Business Days before the End Date (as defined below)).
(f)   The foregoing provisions of this Section 6.1 notwithstanding, the Company will have the right to make one or more postponements or adjournments of the Company Shareholders Meeting (i) to ensure that any amendment to the Proxy Statement and/or amendment to the Schedule 13E-3 required under applicable Law is timely provided to the shareholders of the Company within a reasonable amount of time, in the good faith judgment of the Company Board (after consultation with outside counsel), in advance of the Company Shareholders Meeting; (ii) if required by applicable Law or a request from the SEC or its staff; or (iii) if, on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Ordinary Shares to obtain the Company Shareholder Approval, whether or not a quorum is present; provided that (A) no single such postponement or adjournment is for more than ten (10) Business Days except as may be required by applicable Laws; and (B) in the case of clause (iii), the Company Shareholders Meeting is not postponed or adjourned by more than thirty (30) days after the date for which the Company Shareholders Meeting was originally scheduled without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed so long as the Company Shareholders Meeting is postponed or adjourned to (x) a date that is not more than sixty (60) days after the date on which the Company Shareholders Meeting was originally scheduled and (y) a date that is less than five (5) Business Days prior to the End Date) and that the Company will, and will cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence and affirmative vote in person of the Company’s shareholders at the Company Shareholders Meeting) as expeditiously as reasonably possible, it being understood that time shall be of the essence.
Section 6.2   Access to Information; Confidentiality.
(a)   Subject to applicable Law and the terms and conditions set forth in the Non-Disclosure Agreement, the Company will, and will cause each of the Company Subsidiaries, solely for the purpose of consummating and effecting the Transaction in accordance with the terms of this Agreement, to afford to the Parent Parties and the Representatives of the Parent Parties reasonable access, upon reasonable advance notice, during the period from the Agreement Date and continuing until the earlier to occur of the termination of this Agreement and the Effective Time, to their respective properties (subject to the terms of any applicable Lease or Property Contract), books, contracts, commitments and records that are reasonably related and material to such purpose, and during such period, the Company will, and will cause each of the Company Subsidiaries to, furnish reasonably promptly to the Parent Parties, to the extent reasonably practicable, all other information concerning its business, properties and personnel as the Parent Parties may reasonably request that are reasonably related and material to such purpose (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company will not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a Third Party (provided that the Company will, to the extent reasonably practicable, use its commercially reasonable efforts to obtain the required consent of such Third Party to such access or disclosure or to allow for such access or disclosure (or as much of it as possible) in a manner that does not violate the terms of any confidentiality agreement or other Contract with a Third Party); (ii) result in the loss of any attorney-client privilege (provided that the Company will use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or (iii) violate any Law.
(b)   Without limiting the terms of Section 6.2(a), subject to applicable Law and the terms and conditions set forth in the Non- Disclosure Agreement, during the period from the Agreement Date and continuing until the earlier to occur of the termination of this Agreement and the Effective Time, the Company will use its reasonable best efforts, and will cause its Representatives to use reasonable best efforts, to cooperate with Parent in Parent’s efforts to obtain a customary representations and warranties insurance policy (or a reasonably comparable insurance or self-insurance arrangement) in connection with the transactions contemplated by the Contract set forth on Section 3.15(b)(y) of the Company Disclosure Letter, and for purposes thereof, afford to the Parent Parties and the Representatives of the Parent Parties reasonable access, upon reasonable advance notice, to the documentation and books and records of the Company or relevant Company Subsidiary that relate to the business that is the subject of such Contract; provided that in no event shall Parent’s failure to obtain any such insurance arrangement be taken into account for purposes of determining whether the condition set forth in Section 7.3(b) has been satisfied.
(c)   Notwithstanding anything contained in this Agreement to the contrary, the Company will not be required to (i) provide any access or make any disclosure to the Parent Parties pursuant to this Section 6.2 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and the Parent Parties or any of its Affiliates, on the other hand, are adverse parties or (ii) disclose any materials of the Company or the Company Board that relate to sourcing, negotiation or consideration of the Transactions. The terms and conditions of the Non-Disclosure Agreement will apply to any information obtained by a Parent Party or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.2.
Section 6.3   Efforts to Consummate.
(a)   Subject to the terms and conditions herein provided, each of the Parent Parties and the Company will use their respective commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable

Law to consummate and make effective as promptly as practicable after the Agreement Date the Transactions, including (i) preparing and filing with applicable Governmental Entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents pursuant to any Antitrust Laws and to obtain as promptly as practicable any consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations from Governmental Entities (“Antitrust Approvals”) and all Requisite Regulatory Approvals necessary to consummate the Transaction (the Antitrust Approvals and Requisite Regulatory Approvals necessary to consummate the Transaction, collectively, the “Required Approvals”), (ii) taking all steps as may be necessary to obtain all such Required Approvals as promptly as reasonably practicable, and (iii) obtaining any waivers, qualifications, consents, certificates, clearances, and approvals required from third parties (other than the Required Approvals) in connection with the consummation of the Transactions.
(b)   In connection with the actions referenced in Section 6.3(a) each of the Parent Parties and the Company will, and will cause their respective Affiliates to, (i) cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party; (ii) keep the other Party and/or its counsel promptly informed of any communication received by such Party from, or given by such Party to, any Governmental Entity or Government Official or, in connection with any Action by a private party, with any other Person, and of any communication received or given in connection with any Action by a private party, in each case, regarding any of the Transactions; (iii) give each other reasonable advance notice of any meeting or telephone or video conference regarding the Transactions with such Governmental Entity or Government Official, and to the extent permitted by the applicable Governmental Entity or Government Official, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences; (iv) consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the Transactions; and (v) permit the other Party and/or its counsel to review in advance, with reasonable time and opportunity to comment, give reasonable consideration to the other Party’s comments thereon, and consult with each other in advance of any proposed submission, filing or material communication (and documents submitted therewith) intended to be given by it to a Governmental Entity or Government Official in connection with the Transactions; provided that materials may be redacted (x) as necessary to comply with applicable Law, (y) for confidentiality or legal privilege and (z) to remove references concerning (A) the valuation of the businesses of the Company and the Company Subsidiaries and (B) projections, estimates, budgets, forecasts, plans or other information of the Company and the Company Subsidiaries and other materials that the Company Board evaluated in connection with the Transactions.
(c)   The Company will give prompt written notice to Parent, and Parent will give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice will specify the condition which has failed or will fail to be satisfied; and (ii) any material written notice from any Governmental Entity or other Person in connection with the Transactions; provided that the delivery of any notice pursuant to this Section 6.3(c) will not limit or otherwise affect the remedies available hereunder to the Parent Parties or the Company.
(d)   Without limiting anything in this Section 6.3, the Parent Parties agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any Governmental Entity to obtain the Required Approvals as expeditiously as possible, including committing to and effecting, by consent decree, hold separate order, trust or other arrangement: (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company or the Company Subsidiaries, (B) terminating, amending or assigning existing relationships and contractual rights and obligations of the Company and/or the Company Subsidiaries, (C) requiring the Company or any of the Company Subsidiaries to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (D) imposing limitations on the Company or the Company Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that any such action may be conditioned upon the consummation of the Transactions; provided further that in no event will the Parent Parties or any of its Affiliates be required (and in no event will the Company or any Company Subsidiary agree without the prior written consent of Parent) to (i) take any action (including entering into any consent decree, hold separate order, trust or other arrangement), or to permit or suffer to exist any restriction, condition, limitation or requirement, with respect to any businesses or assets of Parent and its Affiliates, other than the businesses and assets of the Company and the Company Subsidiaries, or (ii) take any action (including entering into any consent decree, hold separate order, trust or other arrangement), or to permit or suffer to exist any restriction, condition, limitation or requirement, with respect to the businesses and assets of the Company and the Company Subsidiaries that, when taken together with all other such actions, restrictions, conditions, limitations and requirements, would reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole.
Section 6.4   Indemnification, Exculpation and Insurance.
(a)   Parent agrees that, for a period of at least six (6) years from and after the Effective Time, all rights existing as of the Agreement Date to indemnification, advancement of expenses and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current and/or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective memorandum and articles of association or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries in effect as of the Agreement Date and Made Available, or which are otherwise substantially in the same form as arrangements that have been Made Available, to Parent (such rights to indemnification as set forth in memoranda and articles of association or by-laws or comparable organizational documents and any such indemnification or similar agreements being the “Existing Indemnification Rights”) will continue in full force and effect in accordance with their terms, and Parent will cause the Surviving Company and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, for a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each individual who was prior to or is as of the Agreement Date, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the Agreement Date, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, Liabilities, Judgments, fines, fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any Action (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, in each case, in accordance with the applicable Existing Indemnification Rights. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Company not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Company Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.
(b)   For a period of at least six (6) years from and after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, either maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and Company Subsidiaries and the insured Persons who are covered by such insurance currently maintained by the Company and the Company Subsidiaries (the “Current Insurance”), in either case, with limits not less than the existing coverage and having other terms not less favorable to the insured Persons than the Current Insurance with respect to claims and matters arising from facts or events that occurred on or before the Effective Time, except that in no event will the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the Agreement Date (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.4(b) it will obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option (and shall, if Parent so requests), purchase “tail” directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance for a period of six years for the Company and the Company Subsidiaries and the insured Persons who are covered by Current Insurance, such tail insurance to provide coverage with limits not less than, and to have other terms not less favorable to the insured Persons than, the Current Insurance with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event will the aggregate cost of any such tail insurance exceed the Maximum Amount. Parent will cause the Surviving Company to, and the Surviving Company will, maintain such insurance policies in full force and effect without any amendment adverse to the insured Persons thereunder, and continue to honor the obligations thereunder.
(c)   The provisions of this Section 6.4 (i) will survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties) to the extent of such indemnified or insured party’s interest herein, and his or her heirs and estates, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d)   From and after the Effective Time, Parent shall guarantee the prompt payments of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.4.
(e)   In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Company will cause proper provision to be made so that the successors and assigns of the Surviving Company assume the Surviving Company’s obligations set forth in this Section 6.4.
(f)   Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to insurance claims pursuant to any applicable insurance policy or indemnification agreement, it being understood and agreed that the indemnification provided for in this Section 6.4 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
Section 6.5   Transaction Litigation.
The Company will give Parent prompt notice of any shareholder Action commenced, or to the Company’s Knowledge, threatened, against the Company, any Company Subsidiary and/or their respective directors or officers relating to the Transactions, including any material developments with respect thereto, and promptly provide Parent with copies of all material proceedings and correspondence relating to any such Action or threatened Action. The Company will give Parent the reasonable opportunity to consult with the Company and participate in the defense or settlement of any shareholder Action against the Company, any Company Subsidiary and/or their respective directors or officers relating to the Transactions. None of the Company, any Company Subsidiary or any Representative of the Company will compromise, settle or come to an arrangement regarding any such shareholder Action, in each case, unless Parent has consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed).
For purposes of this Section 6.5, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the shareholder Action by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not waived), and Parent may offer comments or suggestions with respect to such shareholder Action that the Company will consider in good faith with the Company retaining authority over such shareholder Action.
Section 6.6   Public Announcements.
Each of the Company and the Parent Parties agrees that no public release or announcement concerning the Transactions will be issued by or on behalf of any of them or their Subsidiaries without the prior written consent of the Company (as to any release by the Parent Parties or its Affiliates), and the Parent Parties (as to any release by the Company or the Company Subsidiaries), which consent of such Parties will not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable national securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company and the Parent Parties agree that the initial press release announcing the execution and delivery of this Agreement will be a joint press release of the Parent Parties and the Company and will not be issued prior to the approval of each of the Parent Parties and the Company. In addition, each of the Company and the Parent Parties will be entitled to issue separate press releases announcing the execution and delivery of this Agreement which, in the case of the Company’s initial press release, will be subject to prior approval of the Parent Parties and, in the case of the Parent Parties’ press release, will be subject to the prior approval of the Company (in all cases, such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing provisions of this Section 6.6, (i) the Parent Parties, the Representatives of the Parent Parties, the Company and the Representatives of the Company may make public releases or announcements concerning the Transactions that are substantially consistent with previous press releases or announcements made by the Parent Parties and/or the Company in compliance with this Section 6.6, (ii) the Parent Parties and the Representatives of Parent, the Company and the Representatives of the Company may make public statements to the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are materially consistent with previous press releases, public disclosures or public statements made by the Company or the Parent Parties in compliance with this Section 6.6 and do not reveal material, non-public information regarding the other parties, the Merger, or the other Transactions, (iii) the Parent Parties, the Representatives of the Parent Parties, the Company and the Representatives of the Company may make internal announcements to their respective employees, and the Company and its Affiliates may make announcements to their respective customers; provided that such announcements are (a) in form and substance reasonably acceptable to the other Party and (b) regarding a general description of the Transactions that is otherwise consistent with the Parties’ permitted prior public disclosures regarding this Agreement and the Transactions, and (iv) the restrictions set forth in this Section 6.6 do not apply to any release or announcement (or any portion thereof) made or proposed to be made in connection with, or in response to, an Adverse Recommendation Change or an Alternative Proposal.
Section 6.7   Employment and Company Benefits.
(a)   For the period commencing at the Effective Time and ending on the first (1st) anniversary of the date on which the Effective Time occurs, Parent will, or will cause the Surviving Company to, provide each Company Employee with (i) a base salary or hourly wage rate (as applicable) and short-term cash incentive compensation opportunities (which includes, for the avoidance of doubt, annual bonus entitlements), each of which is no less favorable than the base salary or hourly wage rate (as applicable) and short-term cash incentive compensation opportunities provided to such Company Employee immediately prior to the Closing Date and (ii) other compensation, benefits and perquisites (including equity, equity-based or long-term incentive compensation opportunities, and nonqualified deferred compensation, defined benefit pension, post-retirement welfare arrangements and severance, but excluding retention, change in control or transaction-related compensation and one-time bonuses) that, with respect to each Company Employee, are substantially similar in the aggregate to the other compensation, benefits and perquisites provided to such Company Employee immediately prior to the Closing Date; provided, however, that, Parent may substitute cash incentive opportunities in place of equity or equity-based incentive opportunities. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company, any of the Company Subsidiaries, or any other Affiliate of Parent immediately following the Closing. With respect to the matters addressed by this Section 6.7(a), to the extent that applicable Law imposes any requirements that are more favorable to a Company Employee, such requirements shall control (but in no event shall any such Company Employee be entitled to any duplication of benefits by reason thereof).
(b)   For purposes of vesting, eligibility to participate and level of benefits under any employee benefit plans of Parent and its Subsidiaries (exclusive of the Company) in which any Company Employees become eligible to participate on or after the Closing Date (the “New Plans”), Parent shall, or shall cause the Company or any of the Company Subsidiaries to, provide each Company Employee with credit for his or her years of service with the Company and any respective predecessors before the Closing Date; provided that the foregoing service credit shall not be required to apply (x) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (y) with respect to any defined benefit pension plan benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall, or shall cause the Company or any of the Company Subsidiaries to, cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans providing health or welfare benefits, and (ii) for purposes of each New Plan providing health or welfare benefits to any Company Employee during the plan year in which the Closing Date occurs, Parent shall, or shall cause the Company or any of the Company Subsidiaries to, cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents and (y) any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year during which the Closing Date occurs to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)   To the extent unpaid as of the Closing Date, in respect of each Company Employee’s annual bonus for the fiscal year prior to the fiscal year in which the Closing occurs (the “Prior Year Annual Bonus”), Parent shall cause the Surviving Company to pay to eligible Company Employees a Prior Year Annual Bonus, as determined based on the actual level of performance through the last date of such prior fiscal year, in the ordinary course, as reasonably determined by the Compensation Committee of the Company Board prior to the Closing (the “Committee”) in accordance with the terms of the applicable Company annual bonus programs in effect as of the date hereof. In respect of each Company Employee’s annual bonus for the fiscal year in which the Closing occurs (the “Closing Year Annual Bonus”), Parent shall cause the Surviving Company to pay bonuses provided under the Company’s annual bonus programs for such fiscal year, at the time or times that the annual bonuses would normally be paid by the Company and the Company Subsidiaries, and based on the employee’s actual level of performance; provided, however, that (x) to the extent that an employee of the Company or a Company Subsidiary is no longer in continued employment at such time or times as a result of their employment being terminated or ended by the Company, the Surviving Company, a Company Subsidiary, Parent or its Affiliates for reasons other than for “cause,” and (y) such employee was entitled to an annual bonus immediately prior to the Effective Time in accordance with the Company’s annual bonus programs in effect as of the date hereof, then Parent shall cause the Company or the Surviving Company or Company Subsidiary (as applicable) to pay such employee their bonus for such fiscal year, based on the employee’s actual level of performance, and in respect of the relevant period of such fiscal year for which such employee was still employed. For the avoidance of doubt, any annual bonuses paid in respect of the fiscal year in which the Closing occurs shall be based on an annual bonus program which provides an aggregate annual target value no less than the applicable annual bonus program maintained by the Company prior to the Closing Date and otherwise in compliance with Section 6.7(a).
(d)   No provision of this Agreement will (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent, the Surviving Company or their respective Affiliates, or preclude the ability of Parent or the Surviving Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Surviving Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; or (iii) establish or amend any employee benefit plan of Parent or the Company or any of their respective Affiliates. Without limiting the generality of Section 9.7, and any provision in this Agreement to the contrary notwithstanding, nothing in this Section 6.7 will create any third-party beneficiary rights in any Person, including any Company Employee or current or former Service Provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
Section 6.8   Merger Sub; Parent Parties.
(a)   Parent will (i) cause each of Holdings, Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its respective obligations under or relating to this Agreement and the Plan of Merger, including, in the case of Merger Sub, to authorize and consummate the Merger on the terms and conditions set forth in this Agreement and the Plan of Merger and (ii) ensure that, prior to the Effective Time, Merger Sub shall not engage in any activity, conduct any business, incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement or in furtherance of the transactions contemplated by this Agreement.
(b)   Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by the other Parent Parties, and the compliance by the other Parent Parties with, all of the covenants, agreements, obligations and undertakings of such Parent Parties under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by the other Parent Parties hereunder.
Section 6.9   Stock Exchange Delisting; Deregistration.
Prior to the Closing Date, the Company will cooperate with the Parent Parties and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Company of the Ordinary Shares from NYSE, the deregistration of the Ordinary Shares under the Exchange Act and the suspension of the Company’s reporting obligations as promptly as practicable after the Effective Time.
Section 6.10   Parent Financing.
(a)   Each Parent Party shall use (and cause its Subsidiaries to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Parent Debt Facilities in accordance with the terms and conditions thereof; (ii) satisfy (and cause its Affiliates to satisfy) at or prior to the Closing any conditions to funding contained in the Parent Debt Facilities that are applicable to the Parent Parties and within the control of the Parent Parties; (iii) upon satisfaction of the conditions to Closing set forth in this Agreement, draw on the Parent Debt Facilities at or prior to the Closing to the extent necessary to pay (x) the Aggregate Merger Consideration and (y) any other amounts required to be paid by the Parent Parties, including all fees and expenses and other obligations of the Parent Parties under this Agreement in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby; (iv) comply with its covenants or other obligations applicable to the Parent Parties’ Subsidiaries and within the control of the Parent Parties pursuant to the Parent Debt Facilities; and (v) enforce its rights pursuant to the Parent Debt Facilities. At all times prior to the Closing, Parent will maintain sufficient readily available un-restricted cash amounts which, when taken together with readily available amounts under the Parent Debt Facilities, will be sufficient to make all payments required to be made by it or on its behalf hereunder.
(b)   No Parent Party or its Affiliates shall agree to any amendment, supplement or other modification to, obtain any replacement of, or grant any waivers of, any condition or other provision of the Parent Debt Facilities, or otherwise incur any indebtedness, in each case in a manner that would reasonably be expected to delay or prevent the Closing or would reasonably be expected to adversely affect the availability of, or reduce the freely available funds intended for use to satisfy its obligations under this Agreement at Closing at or prior to the Closing, without the prior written consent of the Company.
Section 6.11   Resignations.
The Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time, effective upon the Effective Time, other than those directors of the Company that Parent nominates to be appointed as a director of the Surviving Company with effect from the Effective Time.
Section 6.12   Tax Matters.
(a)   Transfer Taxes.   Any transfer, documentary, sales, use, excise, stamp, registration, filing, recording, value-added and other similar Taxes, charges and fees incurred in connection with the consummation of the Merger and the Transactions (“Transfer Taxes”) shall be borne and paid by Parent when due and payable (other than, for avoidance of doubt, any Transfer Taxes imposed upon a holder of Ordinary Shares). Parent shall prepare and timely file all Tax Returns and other documentation with respect to such Transfer Taxes.
(b)   No Section 338 Elections.   Parent shall not make, or permit any of its Affiliates, the Company or the Company’s Subsidiaries to make, any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.
(c)   Cooperation.   The Parent Parties and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to reasonably cooperate as and to the extent reasonably requested by the applicable other Party in connection with the preparation, execution and filing of Tax

Returns, the filing for any Tax ruling, the making of any Tax elections, and the conduct of any audit, examination, or claim or with respect to Taxes relating to the Company.
Section 6.13   Special Dividend.
Prior to and contingent upon the occurrence of the Closing, the Company may, with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), declare in accordance with applicable Law a special cash dividend (the “Special Dividend”) to holders of record of Ordinary Shares as of a date that is no later than one trading day prior to the Effective Time.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1   Conditions to Each Party ‘s Obligation to Effect the Merger.
The respective obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, written waiver by such Party at or prior to the Closing of each of the following conditions:
(a)   Shareholder Approval.   The Company Shareholder Approval shall have been obtained.
(b)   No Legal Restraints.   No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) is in effect that prevents, makes illegal or prohibits the consummation of the Merger.
(c)   Requisite Regulatory Approvals.   The Requisite Regulatory Approvals have been obtained and remain in full force and effect.
(d)   Required Cash.   On the Measurement Date, the Company and the Company Subsidiaries shall collectively have the Company Funded Cash.
Section 7.2   Conditions to Obligations of the Company.
The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, written waiver by the Company at or prior to the Closing of each of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Parent Parties contained in this Agreement (except for the representations and warranties contained in Section 4.1, Section 4.2, Section 4.7, Section 4.11 and Section 4.12) are true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (ii) the representations and warranties of the Parent Parties contained in Section 4.1, Section 4.2, Section 4.7, Section 4.11 and Section 4.12, are true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b)   Performance of Obligations of the Parent Parties.   The Parent Parties have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.
(c)   Parent Certificate.   Parent has delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3   Conditions to Obligations of the Parent Parties.
The obligations of the Parent Parties to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, written waiver by Parent at or prior to the Closing of each of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a)(i), Section 3.9(a) (ii), clause (y) of the second sentence of Section 3.15(b), Section 3.19, the first sentence of Section 3.20, Section 3.21 and Section 3.26) are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3(b), Section 3.4, Section 3.5(a)(i), clause (y) of the second sentence of Section 3.15(b), Section 3.19, the first sentence of Section 3.20, Section 3.21 and Section 3.26, are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) in all material respects; (iii) the representations and warranties of the Company contained in Section 3.3(a) and Section 3.3(c) are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except for inaccuracies that are de minimis relative to the total fully-diluted equity capitalization of the Company; and (iv) the representations and warranties of the Company contained in Section 3.9(a) (ii) are true and correct at and as of the Closing as if made at and as of such time.
(b)   Performance of Obligations of the Company.   The Company has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   No Company Material Adverse Effect.   Since the Agreement Date, there has not occurred any circumstance, occurrence, effect, change, event, or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   Gross Indebtedness.   On the Measurement Date, the aggregate principal amount of gross indebtedness for borrowed money and drawn letters of credit of the Company and the Company Subsidiaries shall not exceed the amount(s) set forth on Section 7.3(d) of the Company Disclosure Letter.
(e)   Minimum Operating Cash Amount.   On the Measurement Date, the Company Operating Cash Amount shall equal or exceed the Minimum Operating Cash Amount.
(f)   Company Certificate.   The Company has delivered to Parent a certificate, dated as of the Closing Date and signed by its Principal Executive Officer or Principal Financial Officer, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b), Section 7.3(c), Section 7.3(d), Section 7.3(e) and Section 7.1(d) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1   Termination.
This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.1(d) and Section 8.1(f), whether before or after receipt of the Company Shareholder Approval):
(a)   by mutual written consent of the Company and Parent;
(b)   by either the Company or Parent:

(i)   if the Merger is not consummated on or before 5:00 p.m., Eastern Time, on November 17, 2026 (the “End Date”, as may be extended by the mutual written agreement of Parent and the Company); provided that if at such date the condition set forth in Section 7.1(d) and/or Section 7.3(e) is not satisfied, the End Date shall, unless the Company notifies Parent in writing to the contrary prior to the initial End Date, automatically be extended by an additional forty-five (45) days; provided, further, that if any such condition is not satisfied by the End Date (as extended) as a result of any Aged Receivables, the End Date (as extended) shall, unless the Company and Parent mutually agree to the contrary, be extended by a further forty-five (45) days; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available to any Party whose breach of any provision of this Agreement, directly or indirectly, primarily causes or results in the failure of the Merger to be consummated by the End Date;
(ii)   if the condition set forth in Section 7.1(b) is not satisfied and the Legal Restraint giving rise to such non-satisfaction has become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) (ii) shall have used its reasonable best efforts as required hereby to remove such Legal Restraint; provided, further, that the right to terminate this Agreement under this Section 8.1(b) (ii) will not be available to a Party if the issuance of such Legal Restraint was primarily due to the failure of such Party, and, in the case of Parent, the failure of Holdings or Merger Sub, to perform any of its obligations under this Agreement; or
(iii)   if the Company Shareholder Approval has not been obtained at a duly convened Company Shareholders Meeting (including any due adjournment thereof) at which a vote on the Merger was taken;
(c)   by the Company, if any Parent Party has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of any Parent Party has become untrue, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, could not then be satisfied; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c) unless any such breach or failure to be true has not been cured by the earlier of (i) twenty (20) Business Days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the day prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in breach of this Agreement in any material respect;
(d)   by the Company, prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.5(d); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(d) unless both (1) the Company pays the Company Termination Fee substantially concurrently with such termination and (2) the Company enters into such definitive written agreement substantially concurrently with such termination of this Agreement;
(e)   by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c), as the case may be, could not then be satisfied; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(e) unless any such breach or failure to be true has not been cured by the earlier of (i) twenty (20) Business Days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the day prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if a Parent Party is then in breach of this Agreement or the Parent Support Agreement in any material respect;
(f)   by Parent prior to the Company Shareholders Meeting if (i) an Adverse Recommendation Change has occurred (provided that a written notice delivered by the Company to Parent pursuant to Section 5.5(d)(i) stating the Company’s intention to make an Adverse Recommendation Change in advance thereof will not in and of itself result in Parent having any termination rights pursuant to this Section 8.1(f)) or (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act made by a Third Party, the Company Board fails to recommend, in a Solicitation/

Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer; or
(g)   by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.3 are satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied at the Closing), (ii) the Company irrevocably confirms to the Parent Parties in writing, on or following the date on which the Closing is required to occur pursuant to Section 1.2, that it stands ready, willing and able to consummate the Closing and that all of the closing conditions set forth in Section 7.2 have been satisfied or validly waived (or would then be satisfied if the Closing were to occur as of the third (3rd) Business Day following delivery of such confirmation) and (iii) the Parent Parties fail to consummate the Closing on or prior to the third (3rd) Business Day following delivery of such confirmation of the Company referred to in clause (ii).
Section 8.2   Effect of Termination.
In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any liability on the part of the Parties (or any shareholder or Representative of a Party), other than liability arising from the last sentence of Section 6.2, Section 6.6, this Section 8.2, Section 8.3 and Article IX, which provisions will survive such termination of this Agreement; provided that nothing in this Section 8.2 will relieve a Party from Liability resulting from such Party’s fraud or willful breach of this Agreement. For purposes of this Agreement, “willful breach” means a material breach that is a consequence of an act or omission undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any Party to consummate the Merger and the other Transactions after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) will constitute a willful breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Non-Disclosure Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
Section 8.3   Fees and Expenses.
Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the Transactions will be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.
(a)   Company Termination Fee.   The Company will pay to Parent a fee of $104,290,000 (the “Company Termination Fee”) if:
(i)   the Company terminates this Agreement pursuant to Section 8.1(d) (Superior Proposal) or Parent terminates this Agreement pursuant to Section 8.1(f) (Adverse Recommendation Change); or
(ii)   (A) after the Agreement Date but prior to the termination of this Agreement pursuant to Section 8.1, an Alternative Proposal is publicly made by a Third Party to the Company or the Company Board and not withdrawn prior to the Company Shareholders Meeting; (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) (End Date) or Section 8.1(b) (iii) (No Company Shareholder Approval), or by Parent pursuant to Section 8.1(e) (Company Breach); and (C) within twelve (12) months of such termination, (x) the Company enters into a definitive Contract for such Alternative Proposal and such Alternative Proposal is consummated (whether during or after such 12-month period) or (y) an Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.3(a) (ii), the references to 20% in the definition of “Alternative Proposal” will be deemed to be references to 50%.
Any Company Termination Fee due under this Section 8.3(a) will be paid by wire transfer of same-day funds (x) in the case of termination of this Agreement by the Company pursuant to Section 8.1(d) (Superior

Proposal) substantially concurrently with and not later than the next Business Day following such termination, (y) in the case of termination of this Agreement by the Parent pursuant to Section 8.1(f) (Adverse Recommendation Change), no later than the fifth (5th) Business Day immediately following the date of such termination, and (z) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii) (C) above.
(b)   Company Sole and Exclusive Remedy.   If Parent receives payment of the Company Termination Fee under the circumstances in which the Company Termination Fee is payable as provided in this Section 8.3, then, subject to Section 9.10, the receipt of the Company Termination Fee (and any amounts payable pursuant to Section 8.3(e)) will be (i) the sole and exclusive remedy of the Parent Parties or their respective Affiliates and Subsidiaries against the Company, its Affiliates and the Company Subsidiaries and any of their respective direct or indirect former, current or future managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for any breach or failure to perform hereunder or otherwise in connection with the Transactions, and upon payment of such amount (in circumstances where the Company Termination Fee is payable), none of the Company Related Parties shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or the Transactions and (ii) deemed to be liquidated damages for any and all damages or losses suffered or incurred by the Parent Parties or their respective Affiliates in connection with this Agreement and the termination of this Agreement (or any matter forming the basis for such termination), and neither the Parent Parties nor any of their respective Affiliates or Parent Related Parties will be entitled to bring any Action or otherwise be entitled to any remedy against the Company or any of its Affiliates or any other Company Related Party, at law or in equity or otherwise, arising from or in connection with this Agreement (including the termination thereof) or any of the Transactions. Any payment of the Company Termination Fee will be payable only once and not in duplication even though such payment may be payable under one or more provisions of this Section 8.3. The Company Related Parties are intended third-party beneficiaries of this Section 8.3.
(c)   Parent Termination Fee.   The Parent will pay to the Company a fee of $148,980,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.1(c) (Parent Breach) or Section 8.1(g) (Failure to Close), or by either Party pursuant to Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(c) (Parent Breach) or Section 8.1(g) (Failure to Close).
Any Parent Termination Fee due under this Section 8.3(c) will be paid by wire transfer of same-day funds (x) in the case of termination of this Agreement by the Company, no later than the fifth (5th) Business Day immediately following the date of such termination, and (y) in the case of termination of this Agreement by Parent, substantially concurrently with and not later than the next Business Day following such termination.
(d)   Parent Sole and Exclusive Remedy.   If the Company receives payment of the Parent Termination Fee under the circumstances in which the Parent Termination Fee is payable as provided in this Section 8.3, then, subject to Section 9.10, the receipt of the Parent Termination Fee (and any amounts payable pursuant to Section 8.3(e)) will be (i) the sole and exclusive remedy of the Company and the Company Subsidiaries against the Parent Parties and their respective Affiliates, and any of their respective Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for any breach or failure to perform hereunder or otherwise in connection with the Transactions and (ii) deemed to be liquidated damages for any and all damages or losses suffered or incurred by the Company, the Company Subsidiaries or their respective Affiliates in connection with this Agreement and the termination of this Agreement (or any matter forming the basis for such termination), and neither the Company, the Company Subsidiaries or the Company Related Parties will be entitled to bring any Action or otherwise be entitled to any remedy against the Parent Parties or any of its Affiliates or any other Parent Related Party, at law or in equity or otherwise, arising from or in connection with this Agreement (including the termination thereof) or any of the Transactions. Any payment of the Parent Termination Fee will be payable only once and not in duplication even though such payment may be payable under one or more provisions of this Section 8.3. The Parent Related Parties are intended third-party beneficiaries of this Section 8.3.

(e)   Payments; Default. Each of the Parties acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.3(a) or Section 8.3(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate the relevant Party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.3, the Parties would not have entered into this Agreement. Accordingly, if a Party fails to promptly pay any amount due pursuant to this Section 8.3 (the “Non-Paying Party”), the Non-Paying Party shall pay to the Parent (if the Company is the Non-Paying Party) or the Company (if the Parent is the Non-Paying Party) all reasonable and documented fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated by such Party) (collectively, the “Enforcement Expenses”); provided, that the amount of such Enforcement Expenses shall not exceed $500,000, in the aggregate.
(f)   Single Payment Only.   The Parties acknowledge and agree that in no event will the Company or Parent, as applicable, be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion, whether or not such fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(g)   Acknowledgement Regarding Specific Performance.   Notwithstanding anything to the contrary in Section 8.3(b) or the availability of monetary damages, it is agreed that the Parent Parties, on the one hand, and the Company, on the other hand, will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.10, except that, although the Parent Parties, on the one hand, and the Company, on the other hand, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.10, under no circumstances will the Parent Parties be permitted or entitled to receive both (x) specific performance that results in the occurrence of the Closing and (y) any monetary damages, including, with respect to the Parent Parties, the Company Termination Fee.
Section 8.4   Amendment.
This Agreement may be amended by the Parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, no amendment that requires further approval or adoption by the Company’s shareholders pursuant to the CICA or the Company Articles of Association, will be made without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement will be submitted to be approved by the Company’s shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and any such amendment or waiver by the Company will be at the direction of and only be valid if approved by the Company Board. Termination of this Agreement prior to the Effective Time will not require the approval of the shareholders of the Parent Parties or the Company.
Section 8.5   Extension; Waiver.
At any time prior to the Effective Time, the Parties may (in writing) (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements contained in this Agreement; or (iv) waive the satisfaction of any of the conditions contained in this Agreement. Notwithstanding the foregoing, any consent, waiver or extension by Parent under this Agreement shall be deemed to also be a consent, waiver or extension, as applicable, by the other Parent Parties. No extension or waiver by the Company will require the approval of the Company’s shareholders unless such approval is required by Law, but will be at the direction of and only be valid if approved by the Company Board. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1   Non-Survival of Representations and Warranties.
None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. Notwithstanding the foregoing, this Section 9.1 will not limit the obligations of any Party under any covenant or agreement of such Party that by its terms applies or contemplates performance after the Effective Time.
Section 9.2   Notices.
All notices, requests, claims, demands and other communications under this Agreement will be in writing (including email, so long as a receipt of such email is requested and received and no “bounceback” or notice of non-delivery is received) and will be given to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(a)
if to the Company, to:

IHS Holding Limited
1 Cathedral Piazza
123 Victoria Street
London SW1E 5BP
United Kingdom
Email: grouplegal@ihstowers.com
Attention: Group Legal
and with copies (which will not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Email: josh.dubofsky@lw.com; javier.stark@lw.com
Attention: Josh Dubofsky; Javier Stark
and
Walkers (Cayman) LLP
190 Elgin Avenue
George Town, Grand Cayman KY1-9001, Cayman Islands
Email: andrew.barker@walkersglobal.com
Attention: Andrew Barker
(b)
if to a Parent Party, to:

MTN Group Limited
216 14th Avenue
Roodepoort,
Johannesburg, South Africa
Email: lele.modise@mtn.com, kholekile.ndamase@mtn.com
Attention:
Group Chief Legal and Regulatory Officer; Group M&A and Business Development Officer

with copies (which will not constitute notice) to:
Cravath, Swaine & Moore LLP
Two Manhattan West, 375 Ninth Avenue
New York, NY 10001
Email: rhall@cravath.com
Attention: Richard Hall
All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. London time on a Business Day in the place of receipt. Otherwise, any such notice, request, or communication will be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 9.3   Definitions.
(a)   For purposes of this Agreement:
“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, qui tam action, demand, hearing, investigation if, in the case of the Company, the Company has Knowledge thereof, litigation, mediation, proceeding, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Adverse Recommendation Change” will occur if the Company Board (a) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend to the shareholders of the Company, an Alternative Proposal, (b) fails to include the Company Recommendation in the Proxy Statement when required under this Agreement; (c) fails to make, changes, withholds, withdraws, qualifies or modifies or proposes publicly to change, withhold, withdraw, qualify or modify the Company Recommendation in a manner adverse to the Parent Parties; (d) takes any public action, or makes any public statement, filing or release adverse to the Company Recommendation (including recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) or (e) fails to publicly reaffirm the Company Recommendation following any Alternative Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after Parent so requests in writing.
“Affiliate” of any Person means (a) another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that for purposes of this definition as used in this Agreement, none of the Company or any of the Company Subsidiaries will be deemed to be Affiliates of the Parent Parties, and (b) this definition will not preclude the SEC from determining that, for purposes of Rule 13e-3 of the Exchange Act, a Party should be deemed an Affiliate and a “filing person” for purposes of the Schedule 13E-3 and, in that case, such Party will be subject to the same cooperating obligations set forth under clauses of (b) through (d) of Section 6.1.
“Aged Receivable” means any amounts overdue and unpaid under the terms of any Contract which are owed to the Company or any Company Subsidiary by Parent or any of its Affiliates.
“Alternative Proposal” means any proposal or offer (whether or not in writing), other than from the Parent Parties or their respective Affiliates, with respect to any (a) merger, amalgamation, scheme of arrangement, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination, or tender offer, share purchase or other transaction involving or relating to the Company, or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the total consolidated assets of the Company or to which 20% or more of the total consolidated revenue or net income of the Company are attributable, that would result in any Third Party beneficially owning, directly or indirectly, in one or a series of related transactions 20% or more of the outstanding equity interests or consolidated total assets of the Company or any successor or parent company thereto; (b) transaction in which any Person (or the shareholders of any Person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of Ordinary Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of Ordinary Shares of the Company; or (c) any combination of the foregoing (in each case, other than the Transactions), excluding, in the case of clauses (a)-(c), any business or business division of the Company or the Company Subsidiaries to the extent located or operating in (or serving as a holding entity for any business or business division located or operating in) any jurisdiction in Latin America.
“Anti-Bribery Legislation” means all and any of the following: the U.S. Foreign Corrupt Practices Act of 1977; the U.K. Bribery Act 2010, and any other applicable Laws relating to bribery or corruption.
“Antitrust Law” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
“Applicable Subsidiary” shall mean the applicable Subsidiary of the Surviving Company at which a Person who was, immediately prior to the Effective Time, a holder of a Company PSU or Company RSU, is employed.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York, the Cayman Islands, London, United Kingdom or Johannesburg, South Africa.
“Cash and Cash Equivalents” means, with respect to the Company and the Company Subsidiaries, collectively, as of the date of determination, the aggregate amount (as determined in accordance with IFRS) of (a) all cash of the Company and the Company Subsidiaries, determined on a consolidated basis in accordance with IFRS, net of any outstanding (uncleared) checks, drafts, wire transfers and deposits in transit, and (b) all cash equivalents and marketable securities of the Company and the Company Subsidiaries, determined on a consolidated basis in accordance with IFRS.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company SEC Documents.
“Company Balance Sheet Date” means September 30, 2025.
“Company Benefit Plan” means each employee benefit plan, program, or policy that is maintained or sponsored or contributed to by the Company or a Company Subsidiary in respect of employee severance, termination pay, bonus, equity or equity-based award, pension, health insurance, life and accident insurance, retirement or long-term incentive plans, in each case for the benefit of any current or former employee, director or officer of the Company or a Company Subsidiary, but excluding any plan, program or arrangement mandated by applicable Law that is sponsored or maintained by a Governmental Entity.
“Company Board” means the Board of Directors of the Company.
“Company Funded Cash” means cash of the Company and the Company Subsidiaries (determined on a consolidated basis in accordance with IFRS) in the amount of $998,123,782 minus the aggregate amount of any Aged Receivables.
“Company Material Adverse Effect” means any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that, individually or in the aggregate with all other facts, events, occurrences, violations, inaccuracies, circumstances, changes, effects, events, developments or other matters (each, an “Effect”), is or would reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) prevent, materially delay or impair the consummation by the Company of the Merger, excluding, solely in the case of clause (i) any such Effect to the extent resulting from:
(a)   changes in general economic, political, regulatory or legislative conditions or the financial, securities, credit or other capital markets (including changes in interest or currency exchange rates, tariffs or trade wars, commodity prices or raw material prices, increases in operating costs or capital expenses (including any disruption thereof) and any stoppage or shutdown of any activity by the United Kingdom or the Cayman Islands government, any other Governmental Entity in any jurisdiction in which the Company operates or otherwise or any default by the United Kingdom or the Cayman Islands government, any other Governmental Entity in any jurisdiction in which the Company operates or delays or failure to act by any Governmental Entity);
(b)   changes generally affecting the industry in which the Company and the Company Subsidiaries operate, including cyclical fluctuations and trends;
(c)   geopolitical conditions, acts of war and/or other hostilities, in each case including any outbreak or escalation thereof (whether or not declared), as well as sabotage or terrorism act (including cyber terrorism);
(d)   any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, epidemic, plague, disease outbreak, quarantine restrictions, other outbreak or illness or public health event (whether human or animal), or other natural or man-made disaster, other than any changes involving any existing conflicts, acts of war or disputes;
(e)   changes or prospective changes in IFRS or applicable Law (or authoritative interpretation or enforcement thereof);
(f)   changes in the market price or trading volume of the Ordinary Shares or the credit rating of the Company (provided that an Effect underlying or that contributed to such changes may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect);
(g)   the failure of the Company and the Company Subsidiaries to meet internal, published or analysts’ expectations or projections, performance measures, operating statistics, budgets, guidance, estimates, or revenue, earnings or other financial or operating metric predictions (provided that an Effect underlying or that contributed to such failure may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect);
(h)   the announcement, pendency or consummation of the Transactions (including the Merger), including any litigation directly arising therefrom, in each case, solely to the extent attributable to the identity of the Parent Parties or their respective Affiliates, including the impact thereof on relationships, contractual or otherwise, with any Governmental Entity or any customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or the Company Subsidiaries (it being understood that this clause (h) will not apply to the term “Company Material Adverse Effect” as used in Section 3.9, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement (including Section 3.4 and Section 3.5), the announcement or pendency of this Agreement, the consummation of the Transactions, or the performance of obligations hereunder or thereunder, or Section 7.3(a) with respect to any such representation or warranty);
(i)   any Action in respect of this Agreement (or the Transactions), or the Proxy Statement or the Schedule 13E-3 (including breach of fiduciary duty and disclosure claims);
(j)   any action taken by Parent Parties or any of their Affiliates with respect to any commercial contractual arrangement or relationship between the Company and any Company Subsidiary, on the one hand, and the Parent Parties and their Affiliates, on the other hand;

(k)   any action taken by the Company or the Company Subsidiaries (A) at the written direction of Parent or (B) any action expressly required by any provision of this Agreement other than Section 5.1; and
(l)   any matter or item that is cured or corrected in full prior to the Closing, other than, in the case of clauses (a), (b), (c), (d) and (e), for such changes or events that have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants engaged in the industries and in the geographical regions in which the Company and the Company Subsidiaries operate (which may, to the extent not excluded under another clause herein, be taken into account in determining whether there has been a Company Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof).
“Company Operating Cash Amount” means, as of the Measurement Date, the total Cash and Cash Equivalents of the Company and the Company Subsidiaries (including any Restricted Cash); provided, however, that, for purposes of calculating the Company Operating Cash Amount, (i) the Cash and Cash Equivalents of the Company and the Company Subsidiaries shall be reduced by (a) the aggregate amount of the payments to be made by the Company or a Company Subsidiary pursuant to Section 2.4, (b) the aggregate amount of the payments that are set forth on Section 3.13(f) of the Company Disclosure Letter, (c) the Company Funded Cash and (d) the Transaction Expenses, in each case to the extent not paid prior to the Measurement Date and (ii) the amounts of Cash and Cash Equivalents referred to in clauses (i)(a), (b) and (d) above shall not be Restricted Cash.
“Company-Owned Intellectual Property” means all Intellectual Property that is owned by the Company or a Company Subsidiary.
“Company PSUs” means performance stock units, granted to participants under the terms and conditions set forth under the Company Share Plan.
“Company Related Parties” means the Related Parties of the Company, its Affiliates and the Company Subsidiaries.
“Company RSUs” means restricted stock units, granted to participants under the terms and conditions set forth under the Company Share Plan.
“Company Shareholder Approval” means the affirmative vote of at least two-thirds of the votes cast by such shareholders of the Company as, being entitled to do so, vote in person or by proxy, at the Company Shareholders Meeting (voting together as a single class), authorizing and approving this Agreement, the Plan of Merger and the Transactions.
“Company Share Plan” means the IHS Holding Limited 2021 Omnibus Incentive Plan.
“Company Subsidiary” means any Subsidiary of the Company (or, following the Effective Time, any Subsidiary of the Surviving Company) other than any such entity organized, incorporated, registered or otherwise primarily operating in any jurisdiction in Latin America (or any entity that is a holding entity of any of the foregoing).
“Contract” means, with respect to any Person, any legally binding agreement, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, option, instrument, commitment, covenant-not-to-sue, or other legally binding arrangement of any kind, whether written or oral (in each case, other than purchase orders, invoices or statements of work): (a) to which such Person is a party; (b) by which such Person or any of its assets are legally bound or under which such Person has any legal obligation; or (c) under which such Person has any legal right or legal interest.
“Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Information, to data privacy or security or to data security breach notification requirements: (i) all applicable Laws (including Privacy Laws) and industry standards; (ii) Contracts into which the Company or any of the Company Subsidiaries have entered or by which the Company or any of the Company Subsidiaries are bound and (iii) posted, public-facing policies of the Company or any of the Company Subsidiaries that govern their respective uses of Personal Information.

“Environmental Law” means any Law relating to pollution or to the protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, endangered or threatened species or human health and safety;
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Shares” means, collectively, (i) each Ordinary Share owned by the Company as a treasury share (if any), (ii) each Ordinary Share that is owned by Parent or any of its Affiliates or Subsidiaries (including Merger Sub) but excluding Holdings, and (iii) each Ordinary Share owned by any direct or indirect wholly owned Subsidiary of the Company, in each case, as of immediately prior to the Effective Time.
“Exclusivity Agreement” means the exclusivity agreement, dated as of September 26, 2025, entered into by and between the Company and Parent, as amended.
“Government Official” means (a) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Entity; (b) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (c) an officer of or individual who holds a position in a political party; (d) a candidate for political office; (e) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (f) an officer or employee of a supranational organization (e.g., World Bank, United Nations, International Monetary Fund).
“Governmental Entity” means any United Kingdom, South Africa, Cayman Islands or any other national, supranational, foreign, provincial, state, municipal or local government, governmental, regulatory, taxing or administrative authority, agency, body, branch, or bureau, boards, instrumentality or commission or any court, tribunal, judicial or arbitral body, industry or trade, including competition authorities and any institution or any agency thereof. The term also includes officials, employees or representatives, of the entities outlined in this definition.
“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, per- and poly-fluorinated substances, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or may result in Liability under any Environmental Law.
“Holdings Board” means the Board of Directors of Holdings.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“IHS South Africa” means each and any of IHS South Africa Holding Proprietary Limited and its Subsidiaries (as the context may require). “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (a) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any accrued and unpaid prepayment fees or penalties; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding trade accounts payable of such Person incurred in the ordinary course of business); (d) all lease obligations (other than operating leases) of such Person that are required to be capitalized in accordance with IFRS on the books and records of such Person; (e) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof); (g) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon and not reimbursed; and (h) all guarantees and keep-well arrangements of such Person of any Indebtedness of any other Person, other than a wholly owned Subsidiary of such Person.
“Intellectual Property” means all intellectual property in any jurisdiction, whether registered or unregistered, including: (a) patents and patent applications; (b) trademarks, trademark registrations, trademark applications, service marks, trade names, business names and brand names; (c) intellectual property rights in work of authorship, copyrights, including copyright registrations and copyright applications, and database rights; (d) intellectual property rights in computer software programs, including all rights in source code, object code, systems, specifications, network tools, data, databases, firmware, designs and documentation related thereto; (e) intellectual property rights in internet domain names and social media handles; and (f) trade secrets and other intellectual property rights in know-how and other information of a confidential and proprietary nature.
”Intervening Event” means any material fact, event, circumstance or development or material change in circumstances with respect to the Company and the Company Subsidiaries taken as a whole that (a) was neither known to the Company Board nor reasonably foreseeable as of the Agreement Date; and (b) does not relate to (i) any Alternative Proposal; (ii) any acquisition or disposition by the Company or any of the Company Subsidiaries of any business or assets (whether by merger, sale of shares, sale of assets or otherwise); (iii) any changes in currency, general economic, political, regulatory or legislative conditions or the financial, securities, credit or other capital markets; or (iv) changes after the Agreement Date in the market price or trading volume of the Ordinary Shares or the credit rating of the Company (it being understood that matters underlying the changes described in this clause (iv) may, to the extent not in contravention of the foregoing clause (a), be deemed to constitute, or be taken into account, in determining whether there has been an Intervening Event).
“IT Assets” means all computer systems, hardware, interfaces, networks, equipment, workstations, switches and data communication lines and other information technology equipment and infrastructure owned, leased or licensed by the Company and the Company Subsidiaries and used by them in connection with the conduct of their businesses.
“Judgment” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, settlement agreement, corporate integrity agreement, arbitration ruling, deferred prosecution agreement, subpoena, civil investigative demand, verdict, assessment or agreement issued, promulgated or entered by or with any Governmental Entity.
“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Company’s Knowledge, the actual knowledge (after reasonable inquiry) of the officers of the Company or Company Subsidiaries set forth in Section 9.3(a) of the Company Disclosure Letter, and, in the case of the Parent Parties, the actual knowledge (after reasonable inquiry) of the officers of Parent as set forth in Section 9.3(a) of the Parent Disclosure Letter.
“Law” means any national, supranational, state, provincial, municipal or local statute, law, resolution, constitution, treaty, ordinance, code, regulation, statute, rule, notice, regulatory requirement, Judgment, stipulation, determination, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Liabilities” means any and all liabilities, obligations and Indebtedness, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with IFRS, including those arising under any Law, those arising under any Contract, or otherwise.
“Lien” means, with respect to any property or asset, any lien, pledge, hypothecation, claim, mortgage, violation, charge, security interest, preferential arrangement, restrictive covenant, or encumbrance, condition or restriction of any kind, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Made Available” means that the referenced documents or other information and materials were (a) made available to Parent or its Representatives prior to the execution of this Agreement (i) in the physical or electronic data rooms established for Parent’s due diligence in connection with the Transactions or (ii) through electronic mail or (b) included in the Company SEC Documents.
“Market Countries” means Cameroon, Côte d’Ivoire, Nigeria, South Africa and Zambia.
“Measurement Date” means the date that is five (5) Business Days prior to the Closing Date.
“Merger Sub Board” means the Board of Directors of Merger Sub.
“Minimum Operating Cash Amount” means $355,000,000.
“Non-Disclosure Agreement” means the non-disclosure agreement, dated as of January 27, 2025 entered into by and between the Company and Parent, as amended.
“NYSE” means the New York Stock Exchange. “Parent Board” means the Board of Directors of Parent.
“Parent Debt Facilities” means the facilities as set forth in Section 4.11(b) of the Parent Disclosure Letter.
“Parent Material Adverse Effect” means any fact, event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter that, individually or in the aggregate with all other facts, events, occurrences, violations, inaccuracies, circumstances, changes, effects, events, developments or other matters, is or would reasonably be expected to materially adversely affect the ability of the Parent Parties to perform their respective obligations under this Agreement, or prevent or materially impair or materially delay the consummation of the Merger or the other Transactions by the Parent Parties.
“Parent Parties” means, collectively, Parent, Holdings and Merger Sub.
“Parent Related Parties” means the Related Parties of the Parent Parties and their Affiliates.
“Per Share Merger Consideration” means, with respect to each applicable Ordinary Share, an amount equal to $8.50.
“Permitted Liens” means, collectively, (a) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business for amounts that are not yet delinquent, or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with IFRS; (b) Liens for Taxes, utilities and other governmental charges, assessments or claims that are not yet delinquent, or that are being contested in good faith by appropriate proceedings and as to which reserves have been established in accordance with IFRS; (c) Liens imposed or promulgated by Law or any Governmental Entity, including securities laws, requirements and restrictions of zoning, permit, license, building and other applicable Laws, and development, site plan, subdivision or other agreements with municipalities that are not presently violated and that do not, individually or in the aggregate, materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (d) non- exclusive licenses to Intellectual Property entered into in the ordinary course of business; (e) statutory or other Liens of landlords of Leased Real Property or counterparties to Property Contracts; (f) pledges and deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (g) any easements, licenses, covenants, rights-of-way or other similar non-monetary Liens that affect any real property and that do not, individually or in the aggregate, materially interfere with the business of the Company and the Company Subsidiaries as currently conducted at such real property; (h) Liens created by the Parent Parties or any of their respective Affiliates; (i) purchase money Liens and Liens securing obligations under capital lease arrangements or otherwise under any credit facilities; and (j) Liens set forth in Section 9.3(b) of the Company Disclosure Letter.

“Person” means any natural person, firm, corporation, partnership, company, exempted company, limited liability company, trust, joint venture, association, Governmental Entity, or other entity.
“Personal Information” means any information (i) about an identified or identifiable natural person or (ii) that is otherwise protected by or subject to any Data Security Requirement or any “personal information”, “personal data”, “personally identifiable information”, or “protected health information” as defined under applicable Privacy Law.
“Plan of Merger” means the Plan of Merger substantially in the form attached hereto as Exhibit A, to be executed and delivered by the Company and Merger Sub under the CICA as provided by the terms hereof.
“Privacy Laws” shall mean all applicable Laws governing the Processing and security of Personal Information, as well as any regulations promulgated thereunder.
“Process” means access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, compromise, modification, manipulation, transmission, performance of operations on, enhancement, aggregation, destruction, or disposal of any data (and “Processing” or “Processed” have correlative meanings).
“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.
“Representatives” of a Person means its officers, directors, managers, employees, accountants, consultants, legal counsel, financial advisors, and agents and other representatives acting on its behalf.
“Restricted Cash” means, without duplication, (i) the amount of any Cash and Cash Equivalents that are not freely available for immediate use by the Company and the Company Subsidiaries because they are held as a deposit or because they are otherwise subject to an applicable legal or contractual prohibition on use and (ii) the amount of any incremental withholding Taxes (using applicable Tax rates in effect at Closing, and after taking into account the benefit of any Tax credits or similar benefits in respect of such amounts) payable after the Closing by the Company or Company Subsidiaries as a result of the distribution of such Cash and Cash Equivalents via dividend or other equity distribution by a Company Subsidiary to the Company for the purpose of making payments at or in connection with the Closing (it being understood that the amount set forth in this clause (ii) shall comprise only the amount of such incremental Taxes and not the remaining balance of Cash and Cash Equivalents that are or may be distributed), provided that, in each case of the foregoing clauses (i) and (ii), the Company and Company Subsidiaries shall be presumed to utilize their Cash and Cash Equivalents to make payments at or in connection with the Closing in the manner that reduces the amount of any withholding Taxes to the greatest extent reasonably practicable (including by using Cash and Cash Equivalents to make any applicable payments in their own jurisdiction before using it to make a distribution that would result in withholding Tax).
“Sanctioned Country” means, at any time, a country, region, or territory that is itself the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means any Person that is: (a) identified on any Sanctions-related list of designated Persons maintained by (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (“OFAC”), (ii) the United Nations Security Council, (iii) the European Union, (iv) Israel or (v) the United Kingdom; (b) any person that is located, organized, or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the government of the State of Israel, (b) OFAC; (c) the United Nations Security Council; (d) the European Union; (e) the United Kingdom; or (f) sanctions as implemented under the laws of the Cayman Islands or extended to the Cayman Islands by the Orders of His Majesty in Council, except to the extent inconsistent with U.S. Law.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Service Provider” means, at any time, any director, officer, employee, consultant or individual independent contractor of the Company or any of the Company Subsidiaries (including any Applicable Subsidiary).
“Significant Company Subsidiary” means any Company Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act, as such regulation is in effect on the date hereof.
“Specified Business Conduct Laws” means: (a) the Anti-Bribery Legislation; (b) applicable Sanctions; (c) all applicable legal requirements relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State and customs Laws and regulations administered by U.S. Customs and Border Protection; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable legal requirements relating to money laundering.
“Subsidiary” with respect to any entity, means that such entity is a “Subsidiary” of another Person if (a) such other Person directly or indirectly owns, beneficially or of record (i) an amount of voting securities or other interests in such entity, or a contractual or similar right, that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (ii) at least a majority of the outstanding equity interests of such entity, (b) such other Person is a managing or controlling member or general partner of such entity or (c) such other Person holds the power, or is otherwise contractually entitled, to direct and control such entity.
“Superior Proposal” means any bona fide written proposal or offer made by a Third Party, which was not obtained in violation of Section 5.5, pursuant to which such Third Party would acquire, directly or indirectly, (a) 100% of the Ordinary Shares of the Company (other than any Ordinary Shares owned, directly or indirectly, by such Third Party and its Affiliates) or (b) a single Third Party would acquire, directly or indirectly, all or substantially all of the consolidated total assets of the Company and the Company Subsidiaries, taken as a whole, in each case (i) on terms that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) to be more favorable from a financial point of view to the holders of Ordinary Shares (other than the Parent Parties and their Affiliates) than the Merger, taking into account all factors that the Company or the Company Board determines are relevant (which shall include the identity of the counterparty), the terms and conditions of such proposal and this Agreement (including any changes proposed by the Parent Parties to the terms of this Agreement, and the expected timing and likelihood of consummation of such proposal) and (ii) in respect of which it has been demonstrated to the satisfaction of the Company Board, in its good faith judgment (after consultation with outside counsel and its financial advisors) that adequate arrangements have been made in respect of any financing required to consummate such proposal. For the avoidance of doubt, (x) the threshold set forth in the foregoing clause (a) shall be deemed satisfied regardless of whether such proposal or offer allows certain members of management or key shareholders of the Company to retain their Ordinary Shares or otherwise exchange their Ordinary Shares for equity interests in the Surviving Company or in the Third Party buyer or its Affiliates and (y) for the purposes of determining whether such other offer or proposal is a Superior Proposal, the exercise of dissenter rights in accordance with Section 238 of the CICA by any shareholder of the Company shall not impact whether the threshold set forth in the foregoing clause (a) is satisfied.
“Tax Returns” means any return, declaration, report, estimate, election, claim for refund or information return or other statement or form filed or required to be filed with any taxing Governmental

Entity with respect to Taxes, including any schedule or attachment thereto, and including any supplement or amendment thereof.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital shares, franchise, profits, withholding, social security, unemployment, disability, digital services, real property, personal property, sales, use, transfer, registration, ad valorem, value added, registration, recording, filing, alternative or add-on minimum or estimated tax or other tax imposed by a Governmental Entity, in each case in the nature of a tax, including any interest, penalty, or addition thereto.
“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than any Parent Party or any of its Affiliates or Representatives.
“Towers” means any ground-based towers, rooftop and wall-mounted towers, cell poles, in-building solutions, small cells, distributed antenna systems and cells-on-wheels, in each case which is deployed to support wireless transmission equipment.
“Transaction Expenses” means all out-of-pocket fees, costs and expenses of the Company or any Company Subsidiary that are (x) incurred and unpaid as of the Agreement Date and (y) incurred between the date of this Agreement and Closing, in each case, in connection with the Merger and the Transactions and all material asset dispositions by the Company or any Company Subsidiary undertaken between the date of this Agreement and Closing, in each case that are payable by the Company to its third-party professional advisors, including, for avoidance of doubt, any fees, costs expenses, payments and expenditures of legal counsel, accountants, brokers, finders, financial advisors or investment bankers.
“Transactions” means the transactions contemplated by this Agreement and the Plan of Merger, including the Merger.
For purposes of determining whether a Company Subsidiary is “wholly owned”, de minimis director’s qualification shares shall not be taken into account.
For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:
Defined Term
Action	Section 9.3
Adverse Recommendation Change	Section 9.3
Affiliate	Section 9.3
Aged Receivable	Section 9.3
Aggregate Merger Consideration	Section 2.2(a)
Agreement	Recitals
Agreement Date	Recitals
Alternative Proposal	Section 9.3
Anti-Bribery Legislation	Section 9.3
Antitrust Approvals	Section 6.3(a)
Antitrust Law	Section 9.3
Applicable Subsidiary	Section 9.3
Book-Entry Shares	Section 2.2(b)(ii)
Business Day	Section 9.3
Capitalization Time	Section 3.3(a)
Cash and Cash Equivalents	Section 9.3(a)

Certificates	Section 2.2(b)(i)
CICA	Recitals
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 9.3
Company	Recitals
Company Articles of Association	Section 3.1
Company Balance Sheet	Section 9.3
Company Balance Sheet Date	Section 9.3
Company Benefit Plan	Section 9.3(a)
Company Board	Section 9.3
Company Disclosure Documents	Section 3.8(a)
Company Disclosure Letter	Article III
Company Employee	Section 6.7(a)
Company Equity Related Obligation	Section 3.3(b)
Company Funded Cash	Section 9.3(a)
Company Indemnified Parties	Section 6.4(a)
Company Material Adverse Effect	Section 9.3
Company Operating Cash Amount	Section 9.3
Company PSUs	Section 9.3
Company Recommendation	Section 6.1(e)
Company Related Parties	Section 9.3
Company RSUs	Section 9.3
Company SEC Documents	Article III
Company Share Plan	Section 9.3
Company Shareholder Approval	Section 9.3
Company Shareholders Meeting	Section 3.4(b)
Company Subsidiary	Section 9.3
Company Termination Fee	Section 8.3(a)
Company — Owned Intellectual Property	Section 9.3
Company — Registered Intellectual Property	Section 3.17(a)
Contract	Section 9.3
Current Insurance	Section 6.4(b)
Data Security Requirements	Section 9.3
Dissenting Shareholders	Section 2.3(a)
Dissenting Shares	Section 2.3(a)
DTC	Section 2.2(b)(v)
Effect	Section 9.3
Effective Time	Section 1.3
End Date	Section 8.1(b)(i)
Enforcement Expenses	Section 8.3(e)
Environmental Law	Section 9.3
Environmental Permits	Section 3.24
ERISA	Section 9.3

Exchange Act	Section 9.3
Excluded Contract	Section 3.15(a)(xi)
Excluded Shares	Section 9.3
Exclusivity Agreement	Section 9.3
Existing Indemnification Rights	Section 6.4(a)
Filed Company Contract	Section 3.15(a)
Government Official	Section 9.3
Governmental Entity	Section 9.3
Hazardous Materials	Section 9.3
Holdings	Recitals
Holdings Board	Section 9.3
IFRS	Section 9.3
IHS South Africa	Section 9.3
Indebtedness	Section 9.3
Inquiry	Section 5.5(a)
Intellectual Property	Section 9.3
Intervening Event	Section 9.3
IT Assets	Section 9.3
Judgment	Section 9.3
Knowledge	Section 9.3
Law	Section 9.3
Lease	Section 3.16(c)
Leased Real Property	Section 3.16(c)
Legal Restraints	Section 7.1(b)
Letter of Transmittal	Section 2.2(b)(i)
Liabilities	Section 9.3
Lien	Section 9.3
Made Available	Section 9.3
Market Countries	Section 9.3
Market TDI Tapes	Section 3.16(a)
Material Contract	Section 3.15(a)(xi)
Material Customer	Section 3.23
Material Supplier	Section 3.23
Maximum Amount	Section 6.4(b)
Measurement Date	Section 9.3
Merger	Recitals
Merger Sub	Recitals
Merger Sub Board	Section 9.3
Merger Sub Shareholder Approval	Section 4.2
Merger Sub Shares	Section 2.1(d)
Minimum Operating Cash Amount	Section 9.3
New Plans	Section 6.7(b)
Non-Disclosure Agreement	Section 9.3
Non-Paying Party	Section 8.3(e)

Non-Recourse Party	Section 9.13
Notice Period	Section 5.5(d)(i)
NYSE	Section 9.3
OFAC	Section 9.3
Ordinary Shares	Section 3.3(a)
Other Real Property	Section 3.16(d)
Owned Real Property	Section 3.16(b)
Parent	Recitals
Parent Board	Section 9.3
Parent Debt Facilities	Section 9.3
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.3
Parent Parties	Section 9.3
Parent Related Parties	Section 9.3
Parent Support Agreement	Recitals
Parent Termination Fee	Section 8.3(c)
Party	Recitals
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Payment Fund Merger Consideration	Section 2.2(a)
Payor	Section 2.2(h)
Per Share Merger Consideration	Section 9.3
Permits	Section 3.10(a)
Permitted Liens	Section 9.3
Person	Section 9.3
Personal Information	Section 9.3
Plan of Merger	Section 9.3
Privacy Laws	Section 9.3
Process	Section 9.3
Property Contract	Section 3.16(d)
Proxy Statement	Section 6.1(a)
Related Parties	Section 8.3(b)
Release	Section 9.3
Representatives	Section 9.3
Required Approvals	Section 6.3(a)
Requisite Regulatory Approvals	Section 3.5(b)
Restricted Cash	Section 9.3
Sanctioned Country	Section 9.3
Sanctioned Person	Section 9.3
Sanctions	Section 9.3
Schedule 13E-3	Section 6.1(b)
SEC	Section 9.3
Securities Act	Section 9.3
Service Provider	Section 9.3

Special Dividend	Section 6.13
Specified Business Conduct Laws	Section 9.3
Subsidiary	Section 9.3
Superior Proposal	Section 9.3
Support Agreements	Recitals
Surviving Company	Recitals
Surviving Company Articles	Section 1.5
Tax	Section 9.3
Tax Returns	Section 9.3
Third Party	Section 9.3
Towers	Section 9.3
Traditional Real Property Tape	Section 3.16(a)
Transaction Expenses	Section 9.3
Transactions	Section 9.3
Transfer Taxes	Section 6.12(a)
Section 9.4   Interpretation.
(a)   When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference will be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein has the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. When used in reference to the Company or any Company Subsidiaries, the term “material” shall be measured against the Company and the Company Subsidiaries, taken as a whole. The following general rules apply: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein will include any modification, amendment or re-enactment thereof, and any Law substituted therefor, in each case, as of the time of inquiry, representation, or covenant and all rules, regulations and statutory instruments issued or related to such Law. Any reference to a Governmental Entity will also be deemed to refer to any successor thereto unless the context requires otherwise. A reference to any agreement (including this Agreement), or Contract is, unless otherwise specified, to the agreement, Contract as amended, modified, supplemented or replaced prior to the Agreement Date (and Made Available to Parent, if included in the Company Disclosure Letter). Neither the specification of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party will use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between or among the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing between the Parties will be used in the interpretation or construction of this Agreement. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). References herein to a Person are also to its successors and permitted assigns. Unless otherwise specifically indicated, all references to “$”, “dollars” or “Dollars” will be deemed references to the lawful money of the United States of America, and reference to any amount in such currency, shall be deemed to include reference to an equivalent amount in any other currency; provided, that in the event there is any need to convert dollars to any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be the then-prevailing exchange ratio for the conversion of those currencies to United States Dollars as published by Bloomberg at 5:00 p.m., Eastern Time, on the Business Day immediately preceding the applicable determination date. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day, provided, however, that the foregoing shall not apply to Section 5.5(d).
(b)   Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized directors and officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, and that it or its authorized directors and officers (as the case may be) are competent to execute this Agreement and have executed this Agreement free from coercion, duress or undue influence. The Parties have participated jointly in the negotiation and drafting of this Agreement in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or a question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
Section 9.5   Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy (a) such term or other provision will be fully separable; (b) this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof; and (c) all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 9.6   Counterparts.
This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 9.7   Entire Agreement; No Third-Party Beneficiaries.
This Agreement, taken together with the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter, the Plan of Merger, the Support Agreement and the Non-Disclosure Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Merger and the Transactions; and (b) this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies except (i) as expressly set forth in Section 6.4, Section 8.3(b), Section 8.3(e) and Section 9.13 and (ii) from and after the Effective

Time, the holders of Ordinary Shares, Company PSUs or Company RSUs shall be intended third-party beneficiaries of, and may enforce, Article I and Article II.
Section 9.8   Governing Law.
This Agreement, including all matters of construction, validity and performance and any action or counterclaim (whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement or any of the transactions or the negotiation, administration, performance and enforcement hereof, will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under any applicable principles of choice or conflicts of laws of the State of New York, except to the extent the provisions of the laws of the Cayman Islands are mandatorily applicable, including: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Ordinary Shares and Excluded Shares, the rights provided for in Part 16 of the CICA with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the Merger Sub Board and the internal corporate affairs of the Company and Merger Sub.
Section 9.9   Assignment.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.
Section 9.10   Specific Enforcement; Jurisdiction; Venue.
The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, subject to Section 8.3(g), the Parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a Party to cause the other Parties to consummate the Merger and the Transactions. It is agreed that, subject to Section 8.3(g), the Parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to below, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree, subject to Section 8.3(g), not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the Parties irrevocably agrees that any Action arising out of or relating to this Agreement will be brought and determined exclusively in the state and federal courts located in the County of New York, State of New York (and any appellate courts arising therefrom). Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the Transactions. Each of the Parties agrees not to commence any Action relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein will constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions (a) any claim that it is not personally subject to the jurisdiction of the courts of the County of New York, State of New York as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In no event may a Party receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Parent Parties, the Company Termination Fee and, with respect to the Company, the Parent Termination Fee.
Section 9.11   Waiver of Jury Trial.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 9.11.
Section 9.12   Disclosure Letter and Company SEC Document References.
The Parties agree that any reference in a particular Section of the Company Disclosure Letter will only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only to the extent the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections.
Section 9.13   Non-Recourse.
Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Parties each covenant, agree and acknowledge that no Person other than a Party to this Agreement have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that the Parties have no right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability hereunder shall attach to the former, present or future equity holders, controlling persons, directors, officers, shareholders, partners, members or employees, general or limited partners, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including a Party, each a “Non-Recourse Party”), through the relevant Party or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise by or through a claim, by or on behalf of the relevant Party against any Non-Recourse Party, by the enforcement of any assessment or whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise. Without limiting the foregoing, no claim will be brought or maintained by the Parties or any of their Affiliates or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of the relevant Party or any other Person delivered hereunder. The Non-Recourse Parties shall be express third-party beneficiaries of this Section 9.13.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company and the Parent Parties have duly executed this Agreement, all as of the date first written above.
IHS HOLDING LIMITED
By:
/s/ Sam Darwish

Name: Sam Darwish
Title:  Chairman & Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Company and the Parent Parties have duly executed this Agreement, all as of the date first written above.
MTN GROUP LIMITED
By:
/s/ Ralph Mupita

Name: Ralph Mupita
Title:  Director
MOBILE TELEPHONE NETWORKS (NETHERLANDS) B.V.
By:
/s/ Ralph Mupita

Name: Ralph Mupita
Title:  Holder of a Power of Attorney
SUB-MERGER CO
By:
/s/ Ralph Mupita

Name: Ralph Mupita
Title:  Director
[Signature Page to Agreement and Plan of Merger]

Annex B
Form of Plan of Merger
DATED                   2026
IHS Holding Limited
Sub-Merger Co

PLAN OF MERGER

REF: SC/EM/I1308-198322

B-i

THIS PLAN OF MERGER (“Plan of Merger”) is made on                   2026
BETWEEN
(1)
IHS Holding Limited, an exempted company with limited liability registered by way of continuation in the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Surviving Company”); and

(2)
Sub-Merger Co, an exempted company with limited liability incorporated under the laws of the Cayman Islands having its registered office at the offices of Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III Regatta Office Park, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106 (the “Merging Company” and together with the Surviving Company, the “Companies” and each a “Company”).

WHEREAS
(A)
The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated 17 February 2026 between, among others, the Surviving Company and the Merging Company (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), a copy of which is annexed at Annex A hereto and forms part of this Plan of Merger, and this Plan of Merger and pursuant to the provisions of Part 16 of the Companies Act (as amended) (the “Companies Act”).

(B)
The shareholders of each of the Surviving Company and the Merging Company have approved and adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)
Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act.

IT IS AGREED
1.
DEFINITIONS AND INTERPRETATION

1.1
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement.

1.2
In this Plan of Merger (including the recitals hereto) unless the context otherwise requires these words and expressions shall have the following meaning:

“Articles” means the amended and restated memorandum and articles of association of the Surviving Company adopted by special resolution dated June 28, 2024.
“Board of Directors” means the board of directors of the relevant company or a duly authorised committee thereof.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York, the Cayman Islands, London, United Kingdom or Johannesburg, South Africa.
“Effective Date” has the meaning given in clause 2.2 below.
2.
PLAN OF MERGER

2.1
Company Details

(a)
The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)
The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)
The registered office of the:

(i)
Surviving Company is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands; and

(ii)
Merging Company is c/o Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III Regatta Office Park, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106.

(d)
Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$510,000,000 divided into 1,700,000,000 shares each of nominal or par value US$0.30 per share.

(e)
Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 50,000 ordinary shares each of nominal or par value US$1.00 per share.

2.2
Effective Date

In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar, unless the Companies shall deliver a notice to the Registrar signed by a director of each Company specifying a later date in accordance with Section 234 of the Companies Act in which case the Merger shall be effective on the date specified in such notice to the Registrar (the “Effective Date”).
2.3
Terms and Conditions; Share Rights

(a)
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or other property as provided in Section 233(5) of the Companies Act, are set out in the Merger Agreement.

(b)
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Articles.

(c)
Upon the Effective Date, the Articles of the Surviving Company immediately prior to the Merger shall be its memorandum and articles of association after the Merger and the authorised share capital of the Surviving Company shall be as set out therein.

(d)
The Surviving Company shall continue to be tax resident by virtue of central management and control in the UK and tax elections made to HMRC in the UK of the Surviving Company shall continue to be effective after the Merger.

2.4
Directors’ Interests in the Merger

(a)
The names and addresses of each director of the surviving company (as defined in the Companies Act) are:

(i)
Sam Darwish of 1 Cathedral Piazza, 123 Victoria Street, London, United Kingdom SW1E 5BP

(ii)
John Ellis Bush of 1 Cathedral Piazza, 123 Victoria Street, London, United Kingdom SW1E 5BP

(iii)
Ursula Maxine Burns of Cathedral Piazza, 123 Victoria Street, London, United Kingdom SW1E 5BP

(iv)
William Saad of 1 Cathedral Piazza, 123 Victoria Street, London, United Kingdom SW1E 5BP

(v)
Nicholas Charles Edward Land of 1 Cathedral Piazza, 123 Victoria Street, London, United Kingdom SW1E 5BP

(vi)
Aniko Szigetvari of 1 Cathedral Piazza, 123 Victoria Street, London, United Kingdom SW1E 5BP

(vii)
Phuthuma Nhleko of 1 Cathedral Piazza, 123 Victoria Street, London, United Kingdom SW1E 5BP

(viii)
Maria Carolina Lacerda of 1 Cathedral Piazza, 123 Victoria Street, London, United Kingdom SW1E 5BP

(b)
No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger, other than the Chairman and Group Chief Executive Officer of the Surviving Company, Sam Darwish, and the Executive Vice President and Group Chief Operating Officer of the Surviving Company, William Saad. Mr. Darwish is party to an employment agreement with the Surviving Company and is eligible to receive a cash payment under the Surviving Company’s value creation plan. Pursuant to the employment agreement, Mr. Darwish is eligible to receive cash severance payments and benefits in connection with a qualifying termination of employment with the Surviving Company, including an enhanced severance entitlement payable in the event of a qualifying termination of employment during the period between the effective date of Mr. Darwish’s employment agreement and the third anniversary of a change in control, in each case paid to Mr. Darwish on such terms and conditions that are set forth in such employment agreement. Upon the occurrence of a qualifying termination of employment with the Surviving Company, Mr. Darwish will be entitled to receive severance payments in an amount equal to approximately $26,000,000. Mr. Saad is also eligible to receive cash severance payments upon the occurrence of a qualifying termination of employment with the Surviving Company, and eligible to receive a cash payment under the Surviving Company’s value creation plan. Upon the occurrence of a qualifying termination of employment with the Surviving Company, Mr. Saad will be entitled to receive severance payments in an amount equal to approximately $6,700,000 million. In addition, each of Mr. Darwish and Mr. Saad is eligible to receive a one-time cash payment under the Surviving Company’s value creation plan in recognition of certain members of the Surviving Company’s workforce and their efforts in connection with the completion of the transactions under the Merger Agreement. The aggregate amount of payments under this value creation plan will be equal to an amount no greater than $145,000,000.

2.5
Secured Creditors

(a)
The Surviving Company has received secured creditor consent for the Merger from each of the Collateral Agent and the Security Agent (each as defined below) in respect of the following security interests that are outstanding as at the date of this Plan of Merger:

(i)
security interests granted in favour of Standard Chartered Bank (the “Collateral Agent”), 1 Basinghall Avenue London EC2V 5DD United Kingdom, in respect of:

(A)
a share security agreement dated February 13, 2021 between the Collateral Agent, the Surviving Company and IHS Mauritius Zambia Limited; and

(B)
a subordination agreement and assignment of contractual rights under shareholder loans dated February 13, 2021 between, among others, the Collateral Agent, the Surviving Company and IHS Zambia Limited;

(ii)
security interests granted in favour of EBI SA (the “Security Agent”), with registered office at 9 – 11 Allée de l’Arche — 92400 Courbevoie — France, in respect of a security agreement dated February 9, 2024 between the Security Agent, the Surviving Company and IHS Mauritius Cote d’Ivoire Limited.

(b)
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

2.6
Approvals

(a)
This Plan of Merger has been approved by the Boards of Directors of both the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act.

3.
WARRANTIES AND UNDERTAKINGS

3.1
Each Company warrants, represents and undertakes to the other that:

(a)
it has the requisite power and authority to enter into and perform this Plan of Merger;

(b)
the obligations of such Company under this Plan of Merger constitute binding obligations of that Company in accordance with their respective terms; and

(c)
the execution and delivery of, and the performance by such Company of its obligations under, this Plan of Merger will not result in a breach of any provision of any relevant or applicable law or regulation or of any order, judgment or decree of any court or governmental agency to which that Company is a party or by which that Company is bound.

4.
FURTHER ASSURANCE

4.1
At any time after the date of this Plan of Merger the parties shall, and shall use their best endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving to it the full benefit of all the provisions of this Plan of Merger.

5.
WHOLE AGREEMENT, VARIATION, ASSIGNMENT

5.1
This Plan of Merger together with the Merger Agreement contain the whole agreement between the parties relating to the subject matter of this Plan of Merger at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

5.2
Save in respect of any amendment in accordance with the provisions of the next-following clause, no variation of this Plan of Merger shall be effective unless in writing and signed by or on behalf of each of the parties.

5.3
At any time prior to the Effective Date, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)
change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)
effect any other changes to this Plan of Merger as the Merger Agreement may expressly authorise the directors of both the Surviving Company and the Merging Company to effect in their discretion.

5.4
This Plan of Merger is personal to the parties and the rights and obligations of the parties may not be assigned or otherwise transferred.

6.
NOTICES

6.1
All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 9.2 of the Merger Agreement.

7.
TERMINATION

7.1
At any time prior to the Effective Date, this Plan of Merger may be terminated by the Board of Directors of both the Surviving Company and the Merging Company.

8.
COUNTERPARTS

8.1
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

9.
GOVERNING LAW

9.1
This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.
SIGNED for and on behalf of IHS Holding Limited:	)
)
)
)
	)	Name:
)
	)	Title:	Director
SIGNED for and on behalf of Sub-Merger Co:	)
)
)
)
	)	Name:
)
	)	Title:	Director

ANNEX A
Agreement and Plan of Merger

Annex C
Cayman Islands Companies Act (As Revised) — Section 238
Rights of dissenters
238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.
(2) A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.
(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.
(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.
(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating —
(a) that person’s name and address;
(b) the number and classes of shares in respect of which that person dissents; and
(c) a demand for payment of the fair value of that person’s shares.
(6) A member who dissents shall do so in respect of all shares that that person holds in the constituent company.
(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).
(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.
(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires —
(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and
(b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.
(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

C-1

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.
(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.
(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.
(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.
(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.
(16) The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

Annex D
Opinion of J.P. Morgan Securities LLC
February 17, 2026
The Board of Directors
IHS Holding Limited
123 Victoria Street
London, United Kingdom, SW1E 5BP
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares, par value $0.30 per share (the “Company Ordinary Shares”), of IHS Holding Limited (the “Company”) (other than MTN Group Limited (“Parent”) and its affiliates), of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with an indirect wholly-owned subsidiary of Parent. Pursuant to the Agreement and Plan of Merger, dated as of February 17, 2026 (the “Agreement”), among the Company, Parent, Parent’s wholly-owned subsidiary, Mobile Telephone Networks (Netherlands) B.V. (“Holdings”), and Holdings’ wholly-owned subsidiary, Sub-Merger Co (“Merger Sub”), the Company will become a wholly-owned subsidiary of Holdings, and each outstanding Company Ordinary Share, other than Excluded Shares, Dissenting Shares and Holdings Shares (each, as defined in the Agreement), will be converted into the right to receive $8.50 per share in cash (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Ordinary Shares and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, Parent, Holdings or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, Parent, Holdings and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

D-1

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Ordinary Shares (other than Parent and its affiliates) in the proposed Merger and we express no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Consideration to be paid to the holders of the Company Ordinary Shares (other than Parent and its affiliates) in the proposed Merger or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Company issuance of debt securities in January 2025, as lead placement agent on the Company private placement of securities in December 2024, and as financial advisor on the Company’s review of strategic alternatives in 2024 and sale of its Rwanda tower business in October 2025. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with Parent or with Wendel Group, a significant affiliate of the Company. In addition, we and our affiliates hold, on a proprietary basis, approximately 1.02% of the outstanding shares of the Company and less than 1% of the outstanding shares of Parent and Wendel Group. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and Wendel Group for our own account or for the accounts of customers and, accordingly, we are likely at any time to hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Ordinary Shares (other than Parent and its affiliates) in the proposed Merger is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC

D-2

Annex E
Directors and Executive Officers of Each Filing Person
1.
Directors and Executive Officers of the Company

The Board presently consists of eight members, including the Chief Executive Officer. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. The Merger Agreement provides that the directors of Merger Sub immediately prior to the Effective Time, together with any directors of the Company that Parent nominates to be appointed with effect from the Effective Time, will be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.
Sam Darwish, the Company’s Chairman and Chief Executive Officer, and Mohamad Darwish, the Company’s Executive Vice President and Chief Executive Officer of IHS Nigeria, are brothers. Otherwise, there are no family relationships among any of the Company’s directors or executive officers. None of the directors and executive officers listed below has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The Merger Agreement provides that the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Company, other than as directed by Parent, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.
All of the directors and executive officers can be reached c/o IHS Holding Limited, 1 Cathedral Piazza, 123 Victoria Street, London SW1E 5BP, United Kingdom.
Directors
Name	Age	Position	Citizenship
Sam Darwish	54	Chairman of the Board of Directors, Group Chief Executive Officer	Lebanon, Nigeria, United States of America
William Saad	55	Director and Executive Vice President, Chief Operating Officer	Lebanon, Malta
Ursula Burns	67	Director	United States of America
John Ellis Bush	73	Director	United States of America
Maria Carolina Lacerda	53	Director	Brazil, Italy
Nicholas Land	78	Director	United Kingdom
Phuthuma Nhleko	66	Director	South Africa
Aniko Szigetvari	56	Director	Hungary, United States of America
Sam Darwish is one of the co-founders and Chairman and Group Chief Executive Officer of the Company. An engineer by education, Mr. Darwish has over 25 years’ experience in the telecommunications industry. Before founding the Company in 2001, he worked in various technical and managerial capacities in multiple GSM operators including Libancell SAL, a Lebanese GSM operator, which is currently known as Touch, and Motophone in Nigeria. In addition, Mr. Darwish currently serves as the Founder and Principal of Singularity Investments, a private investment firm with a focus on technology, media and telecommunications companies in the United States and the emerging markets. He is also the Founder and President of DAR Properties, a property investment company, and DAR Telecom, a telecommunications consulting company. Sam Darwish is the brother of Mohamad Darwish, an Executive Vice President of the Company and Chief Executive Officer of IHS Nigeria.
William Saad is one of the co-founders of the Company, joined the Board of Directors in April 2026, and has served as Executive Vice President and Group Chief Operating Officer of the Company since July 2012 and has over 25 years’ experience in the telecommunications industry. Before co-founding the Company, Mr. Saad worked in various technical and managerial capacities in multiple GSM operators including Libancell SAL, a Lebanese GSM operator, which is currently known as Touch, and Motophone in Nigeria. Mr. Saad also serves on the board of several private companies as well as the Lebanese-Nigerian Initiative, a non-profit organization.
Ursula Burns joined the Board of Directors of the Company as a Non-Executive Independent Director in July 2020. Ms. Burns most recently held the position of Chair and CEO of VEON, Ltd, where she was appointed Chair from June 2017 and then made Chair and CEO from December 2018 to June 2020. Ms. Burns is also a founding partner of Integrum Holdings, a private equity firm. She currently serves as a member of the boards of directors of Uber Technologies Inc., Teneo Holdings LLC and Taiwan Semiconductor Manufacturing Company Ltd., amongst others, and provides leadership counsel to several community, educational and non-profit organizations. Ms. Burns served as Chair of the President’s Export Council from 2015 to 2016 after holding the position of Vice Chair from 2010 to 2015. From 2022 to 2024, Ms. Burns served on the U.S. Department of Commerce’s Advisory Council on Supply Chain Competitiveness as Vice Chair. Ms. Burns also has 35 years of experience with Xerox, joining the organization as a mechanical engineer before moving into management, where she served in a number of strategic roles across the company, including as CEO from 2009 to 2016 and as Chair from 2010 to 2017.
John Ellis Bush joined the Board of Directors of the Company as a Non-Executive Independent Director in August 2019. Mr. Bush has served as the President of Jeb Bush & Associates LLC since 2007, and as Chairman and Co-founder of Finback Investment Partners LLC since 2019. Mr. Bush has served on the board of directors of InnovAge Holding Corp. since 2021 and Healthedge since 2026. Mr. Bush has also served as Chairman of the Foundation for Excellence in Education since 2007 and on the board of Bloomberg Philanthropies since 2025. Mr. Bush was previously a senior adviser for Barclays and a board member of Tenet Healthcare Corp. Mr. Bush served as Governor of Florida from 1999 to 2007 and as the Florida Secretary of Commerce from 1986 to 1988.
Maria Carolina Lacerda joined the Board of Directors of the Company in October 2021 as a Non-Executive Independent Director. Ms. Lacerda has over 25 years of experience in the financial industry and has held various senior management positions throughout her career, including at UBS Investment Bank, UNIBANCO, Deutsche Bank, Merrill Lynch, Inc. and Bear, Stearns & Company, Inc. Ms. Lacerda has served as an independent member of the board of directors of BB Seguridade RI since April 2023, of PagBank PagSeguro since January 2023, and of Vivara Participacoes S.A. since April 2024. Ms. Lacerda previously served as an independent board member of Hypera Pharma from October 2016 to April 2025, Rumo S.A. from May 2021to November 2025, China Three Gorges Brasil from June 2022 to December 2024, and Vibra Energia (formerly BR Distribuidora) from 2019 to 2022. Between 2012 and 2016 she served as a board member of ANBIMA (Associação Brasileira das Entidades dos Mercados Financeiros e de Capitais), CNF (Confederação Nacional das Instituições Financeiras) and the Listing Chamber at BM&FBovespa in Brazil.
Nicholas Land joined the Board of Directors of the Company in August 2019 as a Non-Executive Independent Director. Mr. Land has served as the Deputy Chair of Thames Water Utilities Ltd since 2017. Mr. Land also serves as a non-executive director of Thames Water Utilities Holdings Ltd. from June 2024 and of Thames Water Utilities Finance plc from May 2024. Mr. Land has also been a member of the Board of Trustees of the Vodafone Group Foundation since 2008, serving as Chair from 2011. He has also been Chair of the Private Equity Reporting Group of the British Venture Capital Association since 2012. Mr. Land served as Chair of The Instant Group Ltd from 2019 to 2024, as an adviser to the Board of Dentons UK EMEA LLP from 2007 to 2023, and on the board of Astro Lighting Holdings Ltd from 2017 to 2022. Mr. Land has also previously served as a non-executive director of Vodafone Group plc, Royal Dutch Shell plc, Alliance Boots GmbH, Ashmore Group plc and Signature Aviation plc. Mr. Land was a Non-Executive Director of the Financial Reporting Council, chairing its Codes and Standards Committee, from 2011 to

2020. Mr. Land is qualified as a UK Chartered Accountant and had a 36 year career with Ernst & Young LLP, retiring as Executive Chairman of the firm in 2006.
Phuthuma Nhleko joined the Board of Directors of the Company in October 2021 as a Non-Executive Independent Director. Mr. Nhleko previously served as Chief Executive of Parent and its subsidiaries (“MTN Group”) from 2002 to 2011 and continued to serve as Non-Executive Director and Chair of the MTN Group board from 2013 to 2019. Mr. Nhleko is currently Chairman of the Phembani Group (PTY) Ltd, a position he has held since 2011. He also currently serves as Chairman of the Johannesburg Stock Exchange, or the JSE. Mr. Nhleko also serves as a director of Engen, TBWA South Africa, and Pembani Remgro Infrastructure Fund Managers. Previously, he served on the boards of Tullow Oil Plc from 2011 to 2025, BP plc from 2011 to 2016 and Anglo American from 2011 to 2015. In addition, during his tenure as MTN Group CEO, Mr. Nhleko was a non-executive director at the GSM Association, the global trade association for mobile phone operators. Prior to joining MTN Group, Mr. Nhleko served as a director of Nedbank Group Limited and Old Mutual Life (SA).
Aniko Szigetvari served on the Board of Directors of the Company from July 2014 to February 2021 and rejoined the Board of Directors in October 2021 as a Non-Executive Independent Director. Ms. Szigetvari is the founding partner of Atlantica Ventures, an African impact focused venture capital fund investing in early-stage startups building technology and technology-enabled businesses. She serves as board member and advisory board member of various investee companies, including Sendmarc Inc., where she has served on the board as a non-executive director since January 2023 and as Chair since November 2023. Prior to Atlantica Ventures, Ms. Szigetvari had 20 years’ experience with the International Finance Corporation, or IFC, beginning in 1998, where she focused on emerging markets principal investing and financing, primarily in the telecommunication, media, and technology, or TMT, sectors. For eight years she managed IFC’s TMT business, first as the Head of the Africa and Latin America TMT businesses, then including four years as Global Head of the TMT group from 2015 to 2019, leading investment and portfolio activities across all emerging markets. Prior to joining IFC, Ms. Szigetvari held roles at DHL, Kraft Foods and McKinsey & Company.
Executive Officers
Name	Age	Position	Citizenship
Sam Darwish	54	Chairman of the Board of Directors, Group Chief Executive Officer	Lebanon, Nigeria, United States of America
Mohamad Darwish	47	Executive Vice President, IHS Nigeria Chief Executive Officer	Lebanon, Malta
William Saad	55	Director, Executive Vice President, Chief Operating Officer	Lebanon, Malta
Stephen Howden	43	Executive Vice President, Chief Financial Officer	United Kingdom
Ayotade Oyinlola	51	Executive Vice President, Chief Human Resources Officer	Nigeria, United Kingdom
Mustafa Tharoo	52	Executive Vice President, General Counsel	Kenya
Mohamad Darwish is one of the co-founders of the Company and has served as Executive Vice President of the Company and Chief Executive Officer of IHS Nigeria since January 2023. Mr. Darwish previously served as Senior Vice President of the Company and Chief Executive Officer of IHS Nigeria from November 2015 until December 2022. Prior to this, Mr. Darwish served as the IHS Nigeria Deputy CEO from October 2014 to November 2015. Mr. Darwish has around 20 years of experience in the telecommunications sector. In addition, Mr. Darwish currently serves as the Founder and Principal of Singularity Investments, a private investment firm with a focus on technology, media and telecommunications companies in the United States and the emerging markets. Mohamad Darwish is the brother of Sam Darwish, the Company’s Chairman and Group Chief Executive Officer.

Stephen (Steve) Howden has served as Executive Vice President and Chief Financial Officer of the Company since April 2022. Mr. Howden previously served as Senior Vice President and Deputy Chief Financial Officer from June 2019 until March 2022. Since joining the Company in January 2013, Mr. Howden has also served as Group Head of M&A as well as a variety of other senior finance positions. Prior to joining the Company, Mr. Howden was a member of the Ernst & Young M&A department from 2006 to 2013 and in the Corporate Restructuring team at Ernst & Young and Andersen prior to that. Mr. Howden has approximately 20 years of finance and corporate finance experience. Mr. Howden is a qualified Chartered Accountant.
Ayotade Oyinlola has served as Executive Vice President and the Chief Human Resources Officer of the Company since January 2023. Mr. Oyinlola previously served as Senior Vice President and Chief Human Resources Officer of the Company from July 2015 until December 2022. Mr. Oyinlola brings over 20 years of human resources and telecommunications experience to the Company. Prior to joining the Company, Mr. Oyinlola served as Millicom Services UK Head of HR for Africa and Europe from 2013 to 2015. He also served as Ericsson’s West Africa HR Director from 2011 to 2013 and Ericsson’s Sub-Sahara Africa Director for Learning and Development from 2009 to 2011. In addition, Mr. Oyinlola has previously held several senior positions at Shell Petroleum, Bristow Helicopters Atlasco Technologies and Resourcery Limited. Mr. Oyinlola is a Chartered Fellow of the Chartered Institute of Personnel and Development in the United Kingdom, and a member of the Chartered Institute of Personnel Managers in Nigeria.
Mustafa Tharoo has served as Executive Vice President and Group General Counsel of the Company since 2012. Before joining the Company, Mr. Tharoo was a Consultant at ADEPT Chambers in Tanzania from 2009 to 2011. Previously, Mr. Tharoo served as a consultant at Ringo & Associates in Tanzania from 2003 to 2009 and a Partner at Anjarwalla & Khanna in Kenya from 2000 to 2003. Mr. Tharoo has over 20 years of experience in corporate, compliance and regulatory matters as well as major transactions across Africa and the Middle East.
2.
Directors and Executive Officers of the Parent Parties

Set forth below is the name, position, present principal occupation, business address and citizenship of the executive officers and directors of the Parent Parties. The business telephone number of each director and executive officer of the Parent Parties is +2711 912 3000.

Executive Officers and Directors of Parent
Name	Business Address and Telephone Number	Position	Present Principal Occupation	Country of Citizenship
Mcebisi Jonas	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non-Executive Chairman; MTN Group Limited (2018 – Present)	South Africa
Khotso Mokhele	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2018 – Present)	South Africa
Noluthando Gosa	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2021 – Present)	South Africa
Sindi Mabaso-Koyana	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2020 – Present)	South Africa
Stan Miller	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2016 – Present)	Belgium
Nosipho Molope	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2021 – Present)	South Africa
Sandile Gwala	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2025 – Present)	South Africa
Vincent Rague	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2019 – Present)	Kenya

Name	Business Address and Telephone Number	Position	Present Principal Occupation	Country of Citizenship
Tim Pennington	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2022 – Present)	United Kingdom
Lamido Sanusi	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2019 – Present)	Nigeria
Nkululeko Sowazi	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2016 – Present)	South Africa
Galetlane Juliana Rasethaba	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non-Executive Director; MTN Group Limited (2026 – Present)	South Africa
Safradou Yeboah-Amankwah	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non-Executive Director; MTN Group Limited (2026 – Present)	United States Ghana
Nicky Newton-King	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non- Executive Director; MTN Group Limited (2023 – Present)	South Africa
Stéphane Richard	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non-Executive Director; MTN Group Limited (2026 – Present)	France
Ignatius Sehoole	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non-Executive Director; MTN Group Limited (2026 – Present)	South Africa

Name	Business Address and Telephone Number	Position	Present Principal Occupation	Country of Citizenship
Herman Bosman	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Independent Non-Executive Director; MTN Group Limited (2026 – Present)	South Africa
Ralph Tendai Mupita	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Executive Director, Group President and Chief Executive Officer; MTN Group Limited (2020 – Present)	South Africa
Tsholofelo Beautitude Lettie Molefe	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Executive Director and Group Chief Financial Officer; MTN Group Limited (2021 – Present)	South Africa
Executive Officers and Directors of Holdings
Name	Business Address and Telephone Number	Position	Present Principal Occupation	Country of Citizenship
Roger Merheb	c/o Mobile Telephone Networks (Netherlands) B.V., Zuidplein 36, 1077 XV Amsterdam, Netherlands +2711 912 3000	Non-Executive Director	Non-Executive Director; Mobile Telephone Networks (Netherlands) B.V. (2025 – Present)	Lebanon
Wolbert Hinrik Kamphuijs	c/o Mobile Telephone Networks (Netherlands) Coöperatieve U.A., Zuidplein 36, 1077 XV Amsterdam, Netherlands +2711 912 3000	Independent Non-Executive Director	Independent Non-Executive Director; Mobile Telephone Networks (Netherlands) Coöperatieve U.A. (2020 – Present)	The Netherlands
Executive Officers and Directors of Merger Sub
Name	Business Address and Telephone Number	Position	Present Principal Occupation	Country of Citizenship
Ralph Tendai Mupita	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Executive Director, Group President and Chief Executive Officer; MTN Group Limited (2020 – Present)	South Africa

Name	Business Address and Telephone Number	Position	Present Principal Occupation	Country of Citizenship
Tsholofelo Beautitude Lettie Molefe	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Executive Director and Group Chief Financial Officer; MTN Group Limited (2021 – Present)	South Africa
Mazen Hassan Mroue	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Chief Executive Officer – MTN Group Digital Infrastructure (2025 – Present)	Lebanon
Kholekile Sinethemba Ndamase	c/o MTN Group Limited 216 14th Avenue Roodepoort, Johannesburg, South Africa +2711 912 3000	Director	Executive – Group M & A and Business Development (2016 – Present)	South Africa
During the last five years, none of the Parent Entities, nor, to the knowledge of the Parent Entities, any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex F
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYIHS HOLDING LIMITED1 CATHEDRAL PIAZZA123 VICTORIA STREETLONDON, SW1E 5BP UNITED KINGDOMV94564-S35548For Against Abstain! ! !IHS HOLDING LIMITEDThe Board of Directors recommends you vote FOR the following proposals 1 and 2:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Proposal 1 (Special Resolution - Merger Proposal):To authorize and approve, by special resolution, the Agreement and Plan of Merger, dated as of February 17, 2026, the Plan of Merger to be registered with the Registrar of Companies of the Cayman Islands, and the Transactions contemplated thereby, including the Merger, and all other matters contemplated by the special resolution, as fully set out in the notice of extraordinary general meeting accompanying the proxy statement.Proposal 2 (Ordinary Resolution - Adjournment Proposal):To approve, by ordinary resolution, if necessary, the adjournment of the extraordinary general meeting to a later date or dates to allow the Company to solicit additional proxies to pass the proposed special resolution for the Merger Proposal, as fully set out in the notice of extraordinary general meeting accompanying the proxy statement.NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof. If no direction is made, this proxy will be a vote FOR proposals 1 and 2.For Against Abstain! ! !SCAN TO VIEW MATERIALS & VOTE wVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. London Time on [TBD], 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.VOTE AT THE MEETINGWhile we urge you to vote in advance, you are welcome to attend our extraordinary general meeting of shareholders (the "EGM") in person at the offices of Latham & Watkins LLP located at 99 Bishopsgate, London, EC2M 3XF, United Kingdom. The EGM will begin promptly at 1:00 p.m. (London time) on [TBD], 2026.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by Broadridge prior to 1:00 p.m. (London time) on [TBD], 2026.SHAREHOLDER MEETING REGISTRATIONTo vote and/or attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com.

V94565-S35548IHS HOLDING LIMITEDEXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS[TBD], 2026 1:00 PM LONDON TIMETHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe shareholder(s) hereby appoint(s) Mustafa Tharoo and Steve Howden, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Ordinary Shares in the capital of IHS HOLDING LIMITED that the shareholder(s) is/are entitled to vote at the Extraordinary General Meeting of Shareholders to be held at 1:00 PM London Time, on [TBD], 2026, at the offices of Latham & Watkins LLP located at 99 Bishopsgate, London, EC2M 3XF, United Kingdom, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the named proxies herein are authorised to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting: The Notice and Proxy Statement is available at www.proxyvote.com.